As filed with the Securities and Exchange Commission on April 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BANKSHARES, INC.

(Exact name of Registrant as specified in its charter)

Delaware		113795684
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1031 West Morse Blvd.

Suite 323

Winter Park, Florida 32789

(407) 599-7788

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald J. McGowan

President and Chief Executive Officer

The BANKshares, Inc.

1031 West Morse Blvd., Suite 323

Winter Park, Florida 32789

(407) 599-7788

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert D. Haughton Igler & Doughterty, P.A. 2457 Care Drive Tallahassee, Florida 32308 (850) 878-1230	Rafael A. Ramirez The Commercial Bancorp, Inc. 1240 West Granada Boulevard Ormond Beach, Florida 32174 (386) 672-3003	John P. Greeley Smith Mackinnon, P.A. 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 (407) 843-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the effective time of the proposed merger described herein has occurred.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $0.01 par value per share	1,286,420	N/A	$7,474,100	$867.74

(1)	This registration statement relates to common stock, $0.01 par value per share, of The BANKshares, Inc., or TBI, issuable to holders of common stock, $0.01 par value per share, of The Commercial Bancorp, Inc., or TCBI, in the proposed merger of TCBI with and into TBI. The amount of TBI common stock to be registered has been determined by multiplying 1,535,107, the maximum number of shares of TCBI common stock and stock options and warrants that may be cancelled in the merger, by .838, which is the estimated maximum exchange ratio of TBI shares to be delivered for each cancelled share of TCBI common stock in the merger.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the book value at March 31, 2011, of the securities to be received by the Registrant if the proposed merger described herein is consummated.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The BANKshares, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED APRIL 12, 2011

PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear TCBI Shareholder,

You are cordially invited to attend the annual meeting of The Commercial Bancorp, Inc. (“TCBI”) shareholders to be held on             , 2011, starting at 2:00 p.m., local time, at TCBI’s main office located at 1240 W. Granada Boulevard, Ormond Beach, Florida.

At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated December 29, 2010 and amended on March 24, 2011, which provides for the acquisition of TCBI by The BANKshares, Inc. If the merger is completed, you will be entitled to receive for each share of TCBI common stock owned by you at the consummation of the merger either shares of TBI common stock if you hold 1,000 or more shares of TCBI common stock or cash if you hold less than 1,000 shares of TCBI common stock. TCBI shareholders receiving shares of TBI common stock in the merger also have the right to receive a potential additional cash payment following the second anniversary of the effectiveness of the merger depending upon the performance of the loan portfolio of TCBI’s subsidiary bank during such period. After completion of the merger, TBI expects that current TBI shareholders will own approximately 92.7% of the combined company and TCBI shareholders will own approximately 7.3% of the combined company.

After careful consideration, our board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of, TCBI and our shareholders, and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

You are also being asked to vote for three Class I directors of TCBI to serve on the board of directors of TCBI until such time as the merger is consummated, or if the merger agreement is terminated, then until their term expires in each case and until their successors are duly elected and qualified.

You are also being asked to ratify the appointment of Saltmarsh, Cleaveland & Gund, P.A. as the independent auditors for the fiscal year ending December 31, 2011.

You are also being asked to approve the possible adjournment of the annual meeting if there are not sufficient votes at the time of the annual meeting to approve and adopt the merger agreement or if there are insufficient shares of TCBI common stock present in person or represented by proxy at the annual meeting to constitute a quorum necessary to conduct the business of the annual meeting.

Your vote is very important, regardless of the number of shares of common stock you own. TBI cannot consummate the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on April             , 2011, the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the annual meeting. Therefore, if you fail to vote your shares, it will have the same effect as a vote against the approval and adoption of the merger agreement. If your shares are held in “street name” by your broker, you should instruct your broker to vote your shares, following the directions your broker provides.

The attached proxy statement/prospectus provides you with detailed information about the annual meeting, the merger agreement and the merger. A copy of the merger agreement and the amendment to the merger agreement is attached as Annex A. TBI encourages you to read the proxy statement/prospectus, the merger agreement and the other annexes carefully and in their entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors,” beginning on page 18.

Whether or not you plan to attend the annual meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

William L. Olivari

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the TBI common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated             , 2011, and is first being mailed to TCBI shareholders on or about that date.

THE COMMERCIAL BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on                    , 2011

To the Shareholders of The Commercial Bancorp, Inc.:

The annual meeting of shareholders of The Commercial Bancorp, Inc., a Florida corporation, or TCBI, will be held on            , 2011, starting at 2:00 p.m., local time, at TCBI’s main office located at 1240 W. Granada Boulevard, Ormond Beach, Florida, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Plan of Merger and Merger Agreement, dated as of December 29, 2010 and amended on March 24, 2011, by and among TCBI, East Coast Communty Bank, The BANKshares, Inc., a Delaware corporation, or TBI, and BankFIRST, as it may be amended from time to time, pursuant to which TCBI will merge with and into TBI, with TBI being the surviving corporation. A copy of the merger agreement and the amendment to the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

2. To consider and vote on the election of the three Class I nominees for director of TCBI, named in the attached proxy statement/prospectus, to serve as directors until such time as the merger is consummated, or if the merger agreement is terminated, then until their term expires in each case until their successors are duly elected and qualified.

3. To consider and vote on the appointment of Saltmarsh, Cleaveland & Gunn, P.A. as the independent auditors for the fiscal year ending December 31, 2011.

4. To consider and vote on a proposal to adjourn or postpone the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to approve and adopt the merger agreement.

5. To consider and vote on such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Our board of directors has specified April             , 2011, as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at (in person or by proxy), the annual meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the annual meeting and at any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of our common stock held on the record date. A complete list of our shareholders of record entitled to vote at the annual meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the annual meeting and continuing through the annual meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any shareholder present at the annual meeting.

Under Florida law, TCBI shareholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Florida law if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other requirements of Florida law as explained in the accompanying proxy statement/prospectus.

Regardless of whether you plan to attend the annual meeting in person, TCBI requests that you complete, sign, date and return the enclosed proxy card prior to the annual meeting to ensure that your shares will be represented at the annual meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval and adoption of the merger agreement, “FOR” the nominees for director named in the attached proxy statement/prospectus, “FOR” ratification of the appointment of Saltmarsh,

Cleaveland & Gunn, P.A. as the independent auditors for the fiscal year ending December 31, 2011, and “FOR” the adjournment or postponement of the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to approve and adopt the merger agreement. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. The failure of any shareholder to vote on the proposal to approve and adopt the merger agreement, whether in person or by proxy, will have the same effect as a vote against the approval and adoption of the merger agreement. Your prompt attention is greatly appreciated.

If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the annual meeting and please bring to the annual meeting a statement evidencing your beneficial ownership of common stock and photo identification.

THE TCBI BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, ADVISABLE FOR, AND IN THE BEST INTERESTS OF, TCBI AND ITS SHAREHOLDERS. THEREFORE, THE TCBI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

William L. Olivari

Chairman of the Board

            , 2011

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms a part of a registration statement on Form S-4 filed with the SEC by TBI, constitutes a prospectus of TBI under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of TBI common stock to be issued to TCBI shareholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the annual meeting of TCBI shareholders to, among other things, consider and vote upon the proposal to approve and adopt the merger agreement.

Except as otherwise provided herein, all descriptions of and calculations with respect to the terms of the merger agreement assume that no TCBI shareholders exercise their appraisal rights.

This proxy statement/prospectus incorporates important business and financial information about The BANKshares, Inc. and The Commercial Bancorp, Inc. that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents relating to The BANKshares, Inc. that are incorporated by reference in this document by requesting them in writing or by telephone from: The BANKshares, Inc., 1031 West Morse Blvd., Suite 323, Winter Park, Florida 32789, attention: Donald J. McGowan, (407-599-7788), or as to The Commercial Bancorp, Inc., 1240 West Granada Blvd., Ormond Beach, Florida 32174, Attention: Rafael A. Ramirez, (386-672-3003). If you would like to request documents, you must do so by            , 2011 [five business days before the date of the shareholder meeting] to receive them before The Commercial Bancorp, Inc.’s shareholders’ meeting.

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- ii -

SHAREHOLDER PROPOSALS	156
INCLUSION IN NEXT YEAR’S PROXY STATEMENT	156

PRESENTATION AT MEETING	156

WHERE YOU CAN FIND MORE INFORMATION	157

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	158

FINANCIAL STATEMENTS	F-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	TBI and TCBI have entered into a Plan of Merger and Merger Agreement, dated December 29, 2010 and amended on March 24, 2011, or the merger agreement, that contains the terms and conditions of the proposed acquisition of TCBI by TBI. Under the terms of the merger agreement, TCBI will merge with and into TBI, which is referred to in this proxy statement/prospectus as the merger, and each outstanding share of TCBI common stock will be converted into the right to shares of TBI common stock if you hold 1,000 or more shares of TCBI common stock and cash if you hold less than 1,000 shares of TCBI common stock. For a more complete description of the merger, please see the section entitled “The Merger” of this proxy statement/prospectus.

Q:	As a TCBI shareholder, what will I receive in the merger?

A:	If you own less than 1,000 shares of TCBI common stock, then for each share of TCBI common stock that you own, you will receive a cash payment equal to 1.08 times the TCBI book value per share as calculated in accordance with the terms of the merger agreement. If you own 1,000 or more shares of TCBI common stock, then for each share of TCBI common that you own, you will receive shares of TBI common stock based upon the TBI book value per share and the TCBI book value per share. The TCBI book value and the TBI book value per share will be calculated in accordance with the merger agreement and as of the close of business at the end of the calendar month immediately preceding the effectiveness of the merger. The shares of TBI common stock and cash issued in the merger is referred to in this proxy statement/prospectus as the merger consideration. We refer to the ratio of the shares of TBI common stock to be issued in exchange for TCBI common stock in this proxy statement/prospectus as the exchange ratio. TCBI shareholders receiving shares of TBI common stock in the merger also have the right to receive a potential additional cash payment following the effectiveness of the merger depending upon the performance of the loan portfolio of East Coast Community Bank during such period. For a more complete description of the merger consideration, please see the section entitled “Certain Terms of the Merger Agreement—Merger Consideration.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as an TCBI shareholder as of April , 2011, the record date for the annual meeting, and thus you are entitled to vote at the annual meeting. This document serves as both a proxy statement of TCBI, used to solicit proxies for the annual meeting, and as a prospectus of TBI, used to offer shares of TBI common stock in exchange for shares of TCBI common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the annual meeting, and you should read it carefully.

Q:	When and where is the annual meeting of TCBI shareholders?

A:	The annual meeting of TCBI shareholders will be held on , 2011, starting at 2:00 p.m., local time, at 1240 West Granada Boulevard., Ormond Beach, Florida 32174.

Q:	What is required to consummate the merger?

A:	To consummate the merger, TCBI shareholders must approve and adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the voting power of the shares of TCBI common stock outstanding on the record date for the annual meeting. In addition to obtaining TCBI shareholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. These conditions include the approval of the merger by the federal and state banking agencies. For a more complete description of the closing conditions under the merger agreement, TBI urges you to read the section entitled “Certain Terms of the Merger Agreement—Conditions to the Merger” below.

Q.	Are the TBI shareholders required to approve the merger?

A.	No. Consummation of the merger does not require the approval of the TBI shareholders.

Q:	What will happen to any options to acquire TCBI common stock?

A:	Each TCBI stock option which is outstanding at the effective time of the merger, whether or not exercisable, will be exercisable for TBI common stock such that the number of shares of TBI common stock subject to such option will be equal to the number of shares of TCBI common stock subject to such TCBI stock option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded to the nearest whole share, and the per share exercise price of the option will be the exercise price under each such TCBI stock option adjusted by dividing the per share exercise price under each such TCBI stock option by the exchange ratio and rounding to the nearest cent.

Q:	Will the merger trigger the recognition of gain or loss for federal income tax purposes?

A:	You will recognize gain or loss in the merger for United States federal income tax purposes in connection with the cash that you receive for your shares of TCBI common stock or as a result of exercising dissenters’ rights. The receipt of TBI common stock in exchange for TCBI shares will not be a taxable transaction for United States federal income tax purposes. Please see “The Merger—Material United States Federal Income Tax Consequences of the Merger” below for a more detailed discussion.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, TBI urges you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	How does TCBI’s board of directors recommend that I vote?

A:	TCBI’s board of directors has determined and believes that the merger agreement and the merger are fair to, advisable for, and in the best interests of, TCBI and its shareholders and has approved such items. TCBI’s board of directors unanimously recommends that TCBI shareholders vote “FOR” the approval and adoption of the merger agreement.

TCBI’s board of directors unanimously recommends that TCBI shareholders vote “FOR” the election of nominees for director that are named in this proxy statement/prospectus.

TCBI’s board of directors unanimously recommends that TCBI shareholders vote “FOR” the appointment of Saltmarsh, Cleaveland & Gund, P.A. as the independent auditors for the year ending December 31, 2011.

TCBI’s board of directors unanimously recommends that TCBI shareholders vote “FOR” the approval of the possible adjournment of the annual meeting of TCBI shareholders.

Q:	What risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors”, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which TBI, as an independent company, is subject.

Q:	What do I need to do now?

A:	You should read this proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference, and consider how the merger will affect you. You should then complete, sign and mail your proxy card in the enclosed return envelope as soon as possible as described in this proxy statement/prospectus, so that your shares can be voted at the annual meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or vote in person will have the same effect as voting “AGAINST” approval and adoption of the merger agreement, the proposal for the election of directors and the proposal for possible adjournment of the annual meeting.

Q:	What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted “FOR” approval and adoption of the merger agreement, “FOR” election of the nominees for director named in this proxy statement/prospectus, “FOR” the appointment of Saltmarsh, Cleaveland & Gund, P.A., as independent auditors and “FOR” approval of possible adjournment, if any, of the annual meeting.

Q:	May I vote in person?

A:	If your shares of TCBI common stock are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and proxy card are being sent directly to you by TCBI. If you are a TCBI shareholder of record, you may attend the annual meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of TCBI common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting “AGAINST” approval and adoption of the merger agreement, the proposal for the election of directors and the proposal for possible adjournment of the annual meeting.

Q:	Are there any shareholders already committed to voting in favor of the merger?

A:	Yes. Each of TCBI’s directors have each agreed to vote their shares of TCBI common stock entitled to vote at the annual meeting of TCBI shareholders (representing in the aggregate approximately 20.5% of the outstanding shares of TCBI common stock as of the record date) in favor of the approval and adoption of the merger agreement.

Q:	Should I send in my TCBI stock certificates now?

A:	No. If you are an TCBI shareholder, after the merger is completed, you will receive written instructions for exchanging the certificates representing your shares of TCBI common stock for the shares of TBI common stock or cash.

Q:	When do the parties expect to complete the merger?

A:	The parties are working towards completing the merger as quickly as possible and expect to do so promptly after the annual meeting, subject to satisfaction or waiver of all conditions to closing.

Q:	Will my rights as a TCBI shareholder change as a result of the merger?

A:	Yes. If you receive shares of TBI common stock in the merger, you will become a TBI shareholder as a result of the merger and will have rights after the completion of the merger that are governed by Delaware law and TBI’s amended and restated certificate of incorporation and bylaws.

Q:	Am I entitled to appraisal rights?

A:	As a TCBI shareholder, under applicable Florida law, you may be entitled to assert appraisal rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of Florida law as set forth in Annex D to this proxy statement/prospectus. The fair value determined by the court may be more than, less than or equal to the value of the consideration to be paid in the merger. For a more complete description of your appraisal rights, see the section entitled “The Merger—Rights of Dissenting TCBI Shareholders” of this proxy statement/prospectus.

Q:	Who is paying for this proxy solicitation?

A:	TCBI is conducting this proxy solicitation and will bear the cost of soliciting proxies. TBI will pay the costs incurred in connection with the mailing of this proxy statement/prospectus. TCBI’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. TCBI will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of TCBI common stock that the brokers and fiduciaries hold of record. Upon request, TCBI will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who can help answer my additional questions?

A:	TCBI shareholders, who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of TCBI common stock, should contact:

The Commercial Bancorp, Inc.

1240 West Granada Boulevard

Ormond Beach, Florida 32174

(386) 672-3003

Attention: Rafael A. Ramirez

President and Chief Executive Officer

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus, and you should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the terms of the merger and related transactions. The merger agreement and the amendment to the merger agreement are attached as Annex A, and the shareholder voting agreement is attached as Annex B, to this proxy statement/prospectus, and additional documents relating to the transaction are also attached, to this proxy statement/prospectus. You are encouraged to read the merger agreement and the amendment to the merger agreement as it is the legal document that governs the merger, as well as these additional documents. In addition, you are encouraged to read the information under “Risk Factors,” beginning on page 18 of this proxy statement/prospectus for a discussion of important factors you should consider in connection with the merger. In this proxy statement/prospectus, unless the context otherwise requires, “TBI” refers to The BANKshares, Inc. and its subsidiaries, and “TCBI” refers to The Commercial Bancorp, Inc. and its subsidiary. This section includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

The BANKshares, Inc.

1031 West Morse Blvd. Suite 323

Winter Park, Florida 32789

Telephone: (407) 599-7788

The BANKshares, Inc. or TBI, a Delaware corporation, is a bank holding company under the Bank Holding Company Act of 1956, as amended, headquartered in Winter Park, Florida. TBI was incorporated on June 13, 2006, under the laws of the State of Delaware. TBI is the sole shareholder of BankFIRST, a Florida chartered commercial bank, which provides a wide range of business and consumer financial services in its target marketplace. BankFIRST currently operates 10 banking offices located in Brevard, Lake, Orange, and Seminole counties, Florida. TBI also owns all of the outstanding shares of BankFIRST Realty, Inc., which, from time to time purchases assets, in the form of substandard loans and foreclosed real estate properties, from BankFIRST and holds or markets these assets for resale. As of December 31, 2010, TBI had $600.8 million in total assets, including $294.4 million in net loans, and $401.8 million in deposits.

The Commercial Bancorp, Inc.

1240 West Granada Boulevard

Ormond Beach, Florida 32174

Telephone: (386) 672-3003

The Commercial Bancorp, Inc. or TCBI, a Florida corporation, is a bank holding company under the Bank Holding Company Act of 1956, as amended, headquartered in Ormond Beach, Florida. TCBI was incorporated on August 14, 1996 under the laws of the State of Florida. TCBI is the sole shareholder of East Coast Community Bank, a Florida chartered commercial bank, or East Coast Bank, which provides a wide range of business and consumer financial services in its target marketplace. East Coast Bank currently operates two banking offices located in Volusia County, Florida. As of December 31, 2010, TCBI had $88.1 million in total assets, including $66.6 million in net loans, and $80.0 million in deposits.

Information About the Annual Meeting of TCBI Shareholders

Date, Time and Place. The annual meeting of TCBI shareholders will be held on                    , 2011, at 2:00 p.m. local time, at TCBI’s main office located at 1240 West Granada Boulevard, Ormond Beach, Florida. At the annual meeting, TCBI shareholders will be asked to consider the proposal to approve and adopt the merger agreement, elect three Class I directors of TCBI, ratify the appointment of the independent auditors for the fiscal year ending December 31, 2011, and, if necessary, to approve the adjournment of the annual meeting under certain circumstances.

Record Date. Only TCBI shareholders of record at the close of business on April     , 2011, will be entitled to vote at the annual meeting. Each share of TCBI common stock is entitled to one vote. As of the record date, there were 1,357,722 shares of TCBI common stock outstanding and entitled to vote at the annual meeting.

Required Vote

To approve the merger proposal, the holders of a majority of the outstanding shares of TCBI common stock entitled to vote must vote in favor of adopting the merger agreement and approving the merger. Because approval of the merger proposal requires the affirmative vote of a majority of shares of TCBI common stock outstanding, a TCBI shareholder’s failure to vote or abstention will have the same effect as a vote against the merger proposal.

To approve the election of the nominees for director named in this proxy statement/prospectus, a plurality of the votes cast by the shares of TCBI common stock present in person or represented by proxy at the annual meeting and entitled to vote must vote in favor of such election.

To approve the proposal to ratify the appointment of the independent auditors for the fiscal year ending December 31, 2011 and the proposal to adjourn the annual meeting, if necessary, a majority of the shares of TCBI common stock present in person or represented by proxy at the annual meeting and entitled to vote must vote in favor of such proposal.

Share Ownership by TCBI Management and TBI. As of the record date, (i) the directors and executive officers of TCBI beneficially owned in the aggregate approximately 20.8% of the outstanding shares of TCBI common stock entitled to vote at the annual meeting and (ii) TBI and its affiliates do not beneficially own any of the outstanding shares of TCBI common stock entitled to vote at the annual meeting.

Each director of TCBI has agreed to vote their shares of TCBI common stock entitled to vote at the annual meeting of TCBI shareholders (representing in the aggregate approximately 20.5% of the outstanding shares of TCBI common stock as of the record date) in favor of the approval of the merger. See “Certain Terms of the Merger Agreement—Voting Agreement.”

Merger Structure; Merger Consideration

If the merger is completed, TCBI will merge with and into TBI, with TBI as the surviving corporation in the merger. If you own less than 1,000 shares of TCBI common stock, then you will receive cash of 1.08 times the book value of the TCBI common stock computed in accordance with the merger agreement. If you own 1,000 or more shares of TCBI common stock, then you will receive that number of shares of TBI common stock equal to the number of shares of TCBI common stock that you hold as of the effective time of the merger multiplied by the exchange ratio. You will not receive a fraction of a share of TBI common stock. Each fraction of a share of TBI common stock to be received by a TCBI shareholder shall be rounded up to the next whole share of TBI common stock. Holders of TCBI common stock who receive shares of TBI common stock also will have the right to receive a potential cash contingent payment based upon the performance of East Coast Community Bank’s loan portfolio during the two year period following the closing of the merger. For additional information regarding the merger consideration, see “Certain Terms of the Merger Agreement—Merger Consideration.”

Treatment of Stock Options

Each TCBI stock option which is outstanding at the effective time of the merger, whether or not exercisable, will be exercisable for TBI common stock such that the number of shares of TBI common stock subject to such option will be equal to the number of shares of TCBI common stock subject to such TCBI stock option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded to the nearest whole share, and the per share exercise price of the option will be the exercise price under each such TCBI stock option adjusted by dividing the per share exercise price under each such TCBI stock option by the exchange ratio and rounding to the nearest cent.

Reasons for the Merger

TCBI

TCBI’s board of directors has determined that the terms of the merger and the merger agreement are fair to, advisable for, and in the best interests of, TCBI and its shareholders. TCBI’s board of directors consulted with TCBI’s senior management, as well as its financial advisor and legal counsel in reaching its decision to approve the merger. TCBI’s board of directors considered a number of factors in its deliberations, including, among others, the following:

•

that the financial and other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement were the product of extensive arms-length negotiations among the parties and the board of directors’ view of the likelihood of closing the transaction;

•	the results of TCBI’s due diligence review of TBI’s products, business, finances, operations and perceived prospects;

•

the fact that a vote of TCBI shareholders on the merger is required under Florida law, and that shareholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Florida law; and

•	the possible alternatives to a sale of TCBI and the related risks.

Please see the section entitled “The Merger—TCBI’s Reasons for the Merger” below for a full discussion of the items that TCBI’s board of directors considered in reaching its decision to approve the merger, including the risks and potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement.

TBI

The board of directors of TBI has unanimously determined that the proposed merger is in the best interests of TBI and its shareholders. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of TBI reviewed the financial results and conditions of TBI and TCBI, the perceived prospects for each in the future, and the business philosophies of TBI and TCBI. In deciding to adopt and approve the merger agreement and to approve the merger, TBI’s board of directors considered those reviews in addition to a number of factors, including, without limitation, the following:

•	Management’s view that the merger with TCBI provides an attractive opportunity to expand TBI’s current operations in the Ormond Beach area;

•

TBI’s board of directors’ recognition that its opportunity to grow organically within its existing markets is, to some degree, limited by competition and economic conditions. Growth through acquisition has been considered as part of TBI’s strategic plan for several years. TCBI’s expressed interest in a business combination presented TBI’s board of directors and management with an opportunity to implement this strategy;

•

The complementary fit of the businesses of TBI and TCBI, which TBI’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

•	Management’s belief that the merger will permit the achievement of certain economies of scale in the areas of administration, regulatory compliance, management and capital formation;

•	Management’s view that the combined organization will have greater access to capital and growth opportunities through mergers and acquisitions; and

•	Management’s belief that the employees of TCBI add significant skills to the combined organization.

While each member of the TBI’s board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. TBI’s board of directors collectively made its determination with respect to the merger agreement based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement is in the best interests of TBI and TBI’s shareholders.

Opinion of TCBI’s Financial Advisor

Hovde Financial, Inc. or Hovde delivered its written opinion to TCBI’s board of directors that, as of April 5, 2011, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration to be paid in exchange for the TCBI common stock pursuant to the merger agreement was fair from a financial point of view to TCBI’s shareholders.

The full text of the written opinion of Hovde, dated April 5, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Hovde provided its opinion for the information and assistance of TCBI’s board of directors in consideration of the merger and the merger agreement. The Hovde opinion is not a recommendation as to how any holder of TCBI common stock should vote with respect to the approval of the merger or any other matter. TCBI urges you to read the entire opinion carefully.

Recommendation to TCBI’s Shareholders

TCBI’s board of directors has unanimously approved and adopted the merger agreement and approved the merger. The board of directors of TCBI recommends that TCBI shareholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the election of nominees for director that are named in this proxy statement/prospectus, “FOR” the approval of Saltmarsh, Cleaveland & Gund as independent auditors, and “FOR” the approval of the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement at the time of the annual meeting or if there are insufficient shares of TCBI common stock represented to constitute a quorum necessary to conduct the business of the annual meeting.

Interests of TCBI’s Officers and Directors in the Merger

When considering the recommendation by TCBI’s board of directors that TCBI shareholders vote for the approval of the merger, you should be aware that a number of TCBI’s officers and directors may have interests in the merger that are different from, or in addition to, those of other TCBI shareholders generally. Among other things, TBI has agreed to continue for a number of years following the consummation of the merger certain insurance and indemnification arrangements in favor of the current officers and directors of TCBI. In addition, TCBI’s President and Chief Executive Officer has agreed to enter into an employment agreement with TBI which, among other things, provides for his employment with TBI following the consummation of the merger. Other executive officers of TCBI may also receive severance or retention benefits from TBI following the merger.

Ownership of TBI After the Merger

TCBI shareholders will own approximately 7.3% of the outstanding TBI common stock after the merger. The above calculations are based on the number of shares of TBI common stock and TCBI common stock outstanding on December 31, 2010, and assume that all TCBI stock options will be outstanding on the effective date of the merger, but does not take into account stock options of TBI.

Conditions to the Merger

The obligation of each of TBI and TCBI to complete the merger is subject to the satisfaction of a number of conditions, including, among others, the following:

•	approval and adoption of the merger agreement by the TCBI shareholders;

•	the consent of all necessary regulatory authorities and third parties, subject to certain exceptions;

•

TCBI has certain required minimum levels of shareholders equity and allowance for loans losses as a percentage of total loans, and also a regulatory classified assets ratio no greater than 150% as of the last day of the calendar month immediately preceding the effective date of the merger;

•	the parties will have received an opinion to the effect that the merger constitutes a reorganization under Section 368 of the Internal Revenue Code.

In addition to the conditions above, the merger agreement provides that the obligation of TBI to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among others:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of TCBI set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a material adverse effect on TCBI. In addition, the representations and warranties with respect to the capitalization of TCBI shall be true and correct in all respects as of the effective time of the merger (except for inaccuracies which are de minimis in amount);

•

TCBI shall have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the closing of the merger; and

•	TBI shall have received an executed non-competition agreement from the TCBI directors and officers specified in the merger agreement or the disclosures thereto.

The merger agreement also provides that the obligation of TCBI to effect the merger and otherwise effect the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among others:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of TBI set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a TBI material adverse effect; and

•

TBI shall have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the closing of the merger.

Either TBI or TCBI may choose to waive the conditions to its obligation to complete the merger, provided that any such waiver is in compliance with applicable law.

Termination of the Merger Agreement

Each of TBI and TCBI is entitled to terminate the merger agreement under certain circumstances including, among others:

•	if the merger has not been consummated before May 31, 2011; or

•

in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement which cannot be cured or, if capable of being cured has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would permit the terminating party to refuse to consummate the transactions contemplated by the merger agreement based on the closing conditions relating to accuracy of representations and warranties and compliance with covenants;

•

if (i) the approval of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement shall have been denied by final and nonappealable action, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and nonappealable, or (iii) the TCBI shareholders fail to vote their approval of the matters relating to the merger agreement and the transactions contemplated by the merger agreement.

In addition, the merger agreement provides that TBI may terminate the merger agreement, before the effective time, if any of the following events occurs:

•

if as of the end of the calendar month prior to effectiveness of the merger, the shareholders’ equity of TCBI as computed in accordance with generally accepted accounting principles, or GAAP, and after taking into account transaction cost adjustments, shall be less than $6.0 million or the allowance for loan losses shall be less than 2.7% of loans outstanding.

•

if as of the end of the calendar month prior to the effectiveness of the merger, TCBI’s classified assets ratio (i.e., its total classified assets including real estate owned divided by the sum of its Tier 1 capital plus its allowance for loan losses) is greater than 150%.

•

TCBI’s board of directors (i) fails to reaffirm its approval of the merger and the transactions contemplated by the merger agreement (to the exclusion of any other acquisition proposal) upon request by TBI or shall have resolved not to reaffirm the merger, (ii) fails to include in this proxy statement/prospectus its recommendation to TCBI shareholders to approve and adopt the merger agreement without modification or qualification or shall have withdrawn, qualified or modified or publicly proposed to withdraw, qualify or modify such recommendation in a manner adverse to TBI, (iii) affirms, recommends or authorizes entering into any acquisition transaction other than the merger or (iv) negotiates with or authorizes the amount of negotiations with a third party regarding an acquisition transaction other than the merger.

If the merger agreement is terminated, TCBI may be obligated, in certain circumstances described in greater detail below, to pay to TBI a termination fee equal to $340,000, which is referred to in this proxy statement/prospectus as the termination fee.

Limitation on TCBI’s Ability to Consider Other Acquisition Proposals

TCBI has agreed that it has not, and that it will not authorize or permit any of its affiliates or representatives to, directly or indirectly, subject to specified exceptions:

•	solicit, initiate, induce or encourage the making, submission or announcement of any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or group (as such term is defined in Section 13(d) under the Exchange Act) any confidential information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

Expenses and Termination Fee

The merger agreement provides that, regardless of whether TBI and TCBI consummate the merger, each of TCBI, TCBI’s shareholders and TBI will pay their own costs and expenses incurred in connection with the merger agreement.

TCBI has agreed to pay a termination fee equal to $340,000 if:

•

another acquisition proposal has been publicly announced and not withdrawn, or TCBI commits a material breach of the merger agreement, and the merger agreement is terminated because TCBI’s shareholders fail to approve the merger, the merger is not consummated by May 31, 2011, or a condition precedent to consummation of the merger cannot be fulfilled, and within 12 months of such termination, TCBI either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction;

•

TBI terminates the merger agreement if TCBI’s board of directors has failed to reaffirm its approval of the merger upon TBI’s request or has resolved not to reaffirm the merger, or has failed to include in its proxy statement its recommendation, without modification or qualification, that the TCBI shareholders approve and adopt the merger agreement or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to TBI such recommendation, or TCBI’s board of directors has affirmed, recommended or authorized entering into any acquisition transaction other than the merger, or TCBI’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party; or

•

TCBI terminates the merger agreement, if prior to the adoption of the merger agreement by the TCBI shareholders, TCBI’s board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to TBI in order to approve and permit TCBI to accept a superior proposal and (y) determined, based on the advice of its outside legal counsel that the failure to take such action as set forth in the preceding clause (x) would result in breach of their fiduciary duties under applicable law.

Tax Matters

You will recognize gain or loss in the merger for United States federal income tax purposes in connection with the cash that you receive for your shares of TCBI common stock or as a result of exercising dissenters’ rights. The receipt of TBI common stock in exchange for TCBI shares will not be a taxable transaction for United States federal income tax purposes. Please see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” below for a more detailed discussion.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Anticipated Accounting Treatment

The merger will be accounted for as a “purchase” for financial reporting purposes.

Regulatory Approvals

TBI has agreed to use its reasonable best efforts to obtain the regulatory approvals required to complete the merger. TBI refers to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” These include approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the Florida Office of Financial Regulation, or OFR, the Federal Deposit Insurance Corporation, or FDIC, and various other federal and state regulatory authorities. TBI has filed or intends promptly to complete the filing of applications and notifications to obtain all requisite regulatory approvals.

Although TBI currently believes TBI should be able to obtain these regulatory approvals in a timely manner, TBI cannot be certain when or if TBI will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger.

Risk Factors

In evaluating the merger, you should carefully read this proxy statement/prospectus and consider the factors discussed in the section entitled “Risk Factors.”

Material Differences in Rights of TCBI Shareholders and TBI Shareholders

TCBI shareholders receiving the merger consideration will have different rights once they become TBI shareholders due to differences between the governing law and documents of TCBI and TBI. See “Comparative Rights of TBI Shareholders and TCBI Shareholders.”

Appraisal Rights

Holders of TCBI common stock are entitled to appraisal rights under Florida law. See “The Merger—Rights of Dissenting TCBI Shareholders.”

THE BANKSHARES, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information should be read in conjunction with TBI’s financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus. The information as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years then ended has been derived from TBI’s audited consolidated financial statements.

Historical results are not necessarily indicative of the results to be obtained in the future.

(Dollars in thousands)

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006¹
Operations Summary:
Total interest income	$25,336	$27,321	$31,716	$30,646	$	N/A
Total interest expense	5,251	7,596	10,910	12,758		N/A

Net interest income	20,085	19,725	20,806	17,888		N/A
Provision for loan losses	4,788	5,936	7,602	3,366		N/A

Net interest income after provision for loan losses	15,297	13,789	13,204	14,522		N/A
Total non-interest income	3,236	2,574	2,665	2,260		N/A
Total non-interest expense	21,666	21,560	22,442	17,804		N/A
Income tax benefit	(1,483)	(2,116)	(2,857)	(536)		N/A

Net loss	$(1,650)	$(3,081)	$(3,716)	$(486)	$	N/A

Share Data:
Weighted average number of shares outstanding—basic	13,868	13,842	13,810	10,870		N/A

Weighted average number of shares outstanding—diluted	13,868	13,842	13,810	10,870		N/A

Net loss per share—basic	$($.12)	$($.22)	$($.27)	$($.04)	$	N/A

Net loss per share—diluted	($.12)	($.22)	($.27)	($.04)		N/A
Cash dividends	—	—	—	—		N/A
Book value	9.13	9.28	9.43	9.65		N/A
Balance Sheet Summary:
Total assets	$600,754	$604,738	$599,826	$598,165	$	N/A
Investment securities	125,115	123,571	108,483	75,994		N/A
Loans, net of unearned income	294,370	321,706	349,588	389,798		N/A
Total deposits	401,759	404,735	391,120	385,452		N/A
Stockholders’ equity	126,751	128,609	130,407	132,418		N/A
Average total assets	608,045	609,867	609,732	497,246		N/A

Average stockholders’ equity	127,537	129,971	131,450	106,143		N/A

¹	TBI was not an operating company as of December 31, 2006.

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
Profitability and Capital Ratios:
Return on average total assets	(.27)%	(.51)%	(.61)%	(.10)%	N/A	%
Return on average stockholders’ equity	(1.29)	(2.39)	(2.83)	(.46)	N/A
Dividend payout ratio	—	—	—	—
Net interest margin	4.13	4.03	4.20	4.26	N/A

Average stockholders’ equity to average total assets	21.0	21.1	21.6	21.3	N/A
Efficiency ratio(1)	92.9	96.7	95.6	88.4	N/A
Credit Quality Ratios:
Allowance for loan losses to loans, net of unearned income	2.75	2.53	2.58	1.97	N/A	%
Allowance for loan losses to non-performing loans(2)	161.5	101.7	92.3	107.8	N/A
Non-performing loans(2)	$5,152	$8,196	$10,018	$7,257	N/A
Foreclosed real estate	$10,504	$9,028	$7,342	$1,104	N/A

Non-performing loans to loans, net of unearned income(2)	1.75%	2.55%	2.87%	1.86%	N/A	%
Non-performing assets to total assets(3)	2.61	2.85	2.89	1.40	N/A

(1)	Defined as noninterest expense divided by the sum of net interest income plus noninterest income.
(2)	Nonperforming loans are defined as nonaccrural loans.
(3)	Defined as the sum of nonaccrual loans plus foreclosed real estate, divided by total assets.

THE COMMERCIAL BANCORP, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of TCBI. The information as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years then ended has been derived from TCBI’s audited consolidated financial statements.

Historical results are not necessarily indicative of the results to be obtained in the future.

(dollars in thousands)

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
Operations Summary:
Total interest income	$4,774	$4,833	$4,767	$5,041	$4,325
Total interest expense	965	1,896	2,386	2,569	2,032

Net interest income	3,809	2,937	2,381	2,472	2,293
Provision for loan losses	1,221	2,258	910	362	36

Net interest income after provision for loan losses	2,588	679	1,471	2,110	2,257
Total non-interest income	312	195	240	204	117
Total non-interest expense	2,538	2,530	2,235	2,284	1,908
Income taxes (benefit))	148	(612)	(186)	13	193

Net income (loss)	214	$(1,044)	$(338)	$17	$273

Share Data:
Weighted average number of shares outstanding—basic	1,361,653	1,362,687	1,362,687	1,362,687	1,362,687

Weighted average number of shares outstanding—diluted	1,361,653	1,362,687	1,362,687	1,362,687	1,362,687

Net income (loss) per share—basic	$0.16	$(0.77)	$(0.25)	$0.01	$0.20

Net income (loss) per share—diluted	0.16	(0.77)	(0.25)	0.01	0.20
Cash dividends	0	0	0	0	0
Book value	5.92	5.91	6.65	6.84	6.79
Balance Sheet Summary:
Total assets	$88,070	$92.933	$93,649	$76,795	$70,364
Investment securities	6,768	8,743	6,735	2,103	1,291
Loans, net of unearned income	66,611	71,377	72,907	61,455	47,477
Total deposits	79,972	84,814	80,972	61,352	59,595
Stockholders’ equity	8,038	8,051	9,056	9,316	9,246
Average total assets	91,248	97,553	85,434	74,819	67,149

Average stockholders’ equity	8,070	8,612	9,042	8,985	8,707

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
Profitability and Capital Ratios:
Return on average total assets	0.23%	-1.07%	-0.40%	0.02%	0.41%
Return on average stockholders’ equity	2.65	-12.12	-3.74	0.19	3.14
Dividend payout ratio	0	0	0	0	0
Net interest margin	4.36	3.17	3.01	3.58	3.56

Average stockholders’ equity to average total assets	8.84	8.83	10.58	12.01	12.97
Efficiency ratio(1)	61.59	80.78	85.27	85.35	79.17
Credit Quality Ratios:
Allowance for loan losses to loans, net of unearned income	3.25%	2.75%	2.22%	1.22%	1.04%
Allowance for loan losses to non-performing loans(2)	39.07	42.06	227.79	NA	NA
Non-performing loans(2)	$5,734	$4,798	$727	$0	$0
Foreclosed real estate	$132	$65	$100	$0	$0

Non-performing loans to loans, net of unearned income(2)	8.33%	6.54%	0.98%	NA %	NA %
Non-performing assets to total assets(3)	6.66	5.23	0.88	NA	NA

(1)	Defined as noninterest expense divided by the sum of net interest income plus noninterest income.
(2)	Nonperforming loans are defined as nonaccrural loans.
(3)	Defined as the sum of nonaccrual loans plus foreclosed real estate, divided by total assets.

COMPARATIVE PER SHARE DATA

The following table shows information about TBI’s and TCBI’s net income (loss) per share, and book value per share, and similar information reflecting the merger of TBI and TCBI and is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods we assumed that TBI and TCBI had been merged throughout those periods. Neither TBI nor TCBI paid any cash dividends in 2010.

The information listed as “pro forma equivalent” was computed by multiplying the pro forma amounts by the exchange ratio of .838. This ratio is intended to reflect that each TCBI stockholder will receive .838 shares of TBI common stock for each share of TCBI common stock.

The pro forma and equivalent information was calculated assuming that certain TCBI shareholders will receive an aggregate of $397,051 in cash consideration and the remaining TCBI shareholders will receive a combination of TBI common stock and contingent consideration, as provided for in the merger agreement.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under on set of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on the historical financial information of TBI and TCBI. See “Where You Can Find More Information.

For the Year Ended December 31, 2010
Earnings (loss) per common share
TBI historical	$(.12)
TCBI historical	.16
Pro forma combined(1)	(.10)
TCBI pro forma equivalent(2)	(.08)
Diluted Earnings (loss) per common share
TBI Historical	$(.12)
TCBI historical	.16
Pro forma combined(1)	(.10)
TCBI pro forma equivalent(2)	(.08)
Cash Dividends declared(3)
Book Value per common share
TBI Historical	$9.13
TCBI historical	5.92
Pro forma combined(1)	8.77
TCBI pro forma equivalent(2)	7.35

(1)	Represents the combined results of TBI and TCBI as if the merger had been completed on January 1, 2010 and accounted for as a purchase.
(2)	Represents pro forma combined information multiplied by the exchange ratio of .838.
(3)	Neither TBI nor TCBI paid any cash dividends in 2010.

RISK FACTORS

TCBI shareholders should consider the following risk factors in evaluating whether to vote for the approval and adoption of the merger agreement, as well as the risks relating to TBI and TCBI. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus. Additional risks and uncertainties not presently known to TBI or TCBI, or that are not currently believed to be material, if they occur, also may adversely affect TBI following the merger.

Risks Relating to the Merger

If TBI is not successful in integrating TCBI into its business, then the benefits of the merger will not be fully realized and the market price of TBI’s common stock may be negatively affected.

TBI may not achieve successful integration of the TCBI assets in a timely manner, or at all, and TBI may not realize the benefits and synergies of the merger to the extent, or in the timeframe, anticipated. TBI and TCBI entered into the merger agreement with the expectation that the merger will result in benefits arising out of the combination of the companies. The successful integration of TBI and TCBI will require, among other things, integration of TCBI’s assets into TBI. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect either company’s ability to maintain relationships with customers, suppliers and employees or TBI’s ability to achieve the anticipated benefits of the merger, or could reduce TBI’s earnings or otherwise adversely affect the business and financial results of the combined company and, as a result, adversely affect the market price of TBI common stock. TBI expects to incur significant costs and commit significant management time integrating TCBI’s business operations, technology, programs, products and personnel with those of TCBI’s. If it does not successfully integrate the business of TCBI, the expenditure of these costs will reduce TBI’s cash position.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions, which could increase costs of the ongoing business for TBI and/or TCBI.

TBI’s and/or TCBI’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions regarding their business relationships with each company, which could increase costs for the business of the subject company, regardless of whether the merger is ultimately completed.

The merger is subject to closing conditions that could result in the completion of the merger being delayed or not consummated, which could negatively impact TBI’s and/or TCBI’s stock price and future business and operations.

Completion of the merger is conditioned upon TBI and TCBI satisfying closing conditions, including adoption of the merger agreement by TCBI’s shareholders, all as set forth in the merger agreement. See the section entitled “Certain Terms of the Merger Agreement—Conditions to the Merger” for a discussion of the conditions to the completion of the merger. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived, and the merger may not be consummated. Failure to consummate the merger could negatively impact TBI’s and/or TCBI’s future business, operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future business, growth, revenue and results of operations of either or both of the companies.

Failure to complete the merger could negatively impact the future business and financial results of TBI and TCBI.

If the merger is not completed for any reason, the ongoing business of TBI and TCBI may be adversely affected and will be subject to a number of risks, including:

•	TCBI may be required, under some circumstances, to pay TBI a termination fee of $340,000. See “Certain Terms of the Merger Agreement—Expenses and Termination Fee”;

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the diversion of management’s attention, the reduction in capital spending and acquisitions, the suspension of planned hiring and other affirmative and negative covenants in the merger agreement restricting the companies’ businesses;

•	failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the anticipated benefits of the merger;

•	TBI and TCBI may experience negative reactions to the termination of the merger from customers or strategic partners; and

•	TBI’s and TCBI’s costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

If the merger agreement is terminated and TCBI’s board of directors seeks another merger or business combination, TCBI shareholders cannot be certain that TCBI will be able to find a party willing to pay a price equivalent to or more attractive than the price TBI has agreed to pay in the merger.

If TBI is unable to retain key TBI or TCBI personnel after the merger is completed, TBI’s business may suffer.

The success of the merger will depend in part on TBI’s ability to retain sales, marketing, lending, operations and other personnel currently employed by TBI and those key TCBI employees who continue employment with TBI after the merger. It is possible that these employees might decide not to remain with TBI after the merger is completed. There is no assurance that TBI will be able to retain key employees of TCBI. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, TBI’s sales, marketing or business development activities might be adversely affected; management’s attention might be diverted from successfully integrating TCBI’s operations to hiring suitable replacements; and TBI’s business might suffer. In addition, TBI might not be able to locate suitable replacements for any key employees that leave TBI or TCBI, and TBI may not be able to offer employment to potential replacements on reasonable terms.

In the event the merger is completed, TBI will incur significant additional expenses in connection with the integration of TCBI.

In the event the merger is completed, TBI expects to incur significant additional expenses in connection with the integration of TCBI, including integrating personnel, information technology systems, accounting systems, and strategic partners of each company and implementing consistent standards, policies, and procedures, and may be subject to possibly material writedowns in assets and charges to earnings, which are expected to include severance pay and other costs.

TCBI’s executive officers and directors have interests different from your interests that may influence them to support or approve the merger.

In considering the recommendation of the TCBI board of directors to adopt the merger agreement, TCBI shareholders should recognize that TCBI’s executive officers and directors have interests which differ from those of TCBI’s shareholders because of employment arrangements, indemnification and liability insurance and other reasons. These reasons are described in the section entitled “The Merger Agreement—Interests of TCBI’s Executive Officers and Directors in the Merger”.

TCBI shareholders will have different rights with respect to their stock ownership following the merger.

Upon consummation of the merger, TCBI shareholders will become shareholders of TBI. There are material differences between the rights of shareholders of TCBI and the rights of shareholders of TBI. See the section entitled “Comparative Rights of TBI Shareholders and TCBI Shareholders.”

Former TCBI shareholders will have limited ability to influence TBI’s actions and decisions following the merger.

Following the merger, former TCBI shareholders will hold less than an aggregate of 7.3% of the outstanding shares of TBI common stock. As a result, former TCBI shareholders will have only limited ability to influence TBI’s business. Former TCBI shareholders will not have separate approval rights with respect to any actions or decisions of TBI or have separate representation on TBI’s board of directors.

The merger agreement limits TCBI’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, preclude TCBI, whether directly or indirectly through affiliates or other representatives, from soliciting, initiating, inducing or encouraging the making, submission or announcement of any acquisition proposal, participating in any discussions or negotiations regarding, furnishing to any person any nonpublic information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal. It also precludes the Board and management of TCBI from approving or endorsing or recommending any acquisition proposal or entry into any acquisition agreement. The merger agreement also provides that TCBI will be required pay a termination fee of $340,000 to TBI upon termination of the merger agreement under certain circumstances. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TCBI from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire TCBI than it might otherwise have proposed to pay.

Risks Relating to TBI

Difficult market conditions and economic trends have adversely affected TBI’s industry and its business and may lead to increased government regulation.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer borrowers, resulting in increased write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer delinquency, lack of customer confidence, increased market volatility and widespread reduction in general business activity.

The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect TBI’s business, financial condition and results of operations.

TBI’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its credit exposure is made more complex by these difficult market and economic conditions. TBI also expects to face increased regulation and government oversight as a result of these downward trends. This increased government action may increase TBI’s costs and limit its ability to pursue certain business opportunities. TBI also may be required to pay even higher FDIC premiums than the recently increased level, because financial institution failures resulting from depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

TBI does not believe these difficult conditions are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult economic conditions on TBI, its customers and the other financial institutions in its market. As a result, TBI may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Recent legislative and regulatory initiatives may not improve economic conditions.

The U.S. federal, state and foreign governments have taken or are considering extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the global economy. To the extent adopted, many of these actions have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There is no assurance that these actions or other actions under consideration will ultimately be successful.

In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008), or the EESA, the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009), or the ARRA. With authority granted under these laws, the Treasury Department has enacted a financial stability plan that is intended to:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation;

•	temporarily increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including assisting homeowners restructure and lower mortgage payments on qualifying loans.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which will result in significant regulatory initiatives that could have a significant and possibly adverse impact on the financial services industry.

TBI cannot predict the actual effects of the Dodd-Frank Act, EESA, the ARRA, future legislation and regulatory reform measures and various governmental, regulatory, monetary, and fiscal initiatives which have been and may be enacted on the economy, the financial markets, or on TBI. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices and market liquidity, and a continuation or worsening of current financial market and economic conditions could materially and adversely affect TBI’s business, financial condition, results of operations, and the trading prices of its securities.

Changes in business and economic conditions, in particular those of the Florida markets in which TBI operates, could continue to lead to lower asset quality, and lower earnings.

Unlike larger national or regional banks that are more geographically diversified, TBI’s business and earnings are closely tied to more local business and economic conditions, particularly the economy of Florida. The Florida economy is heavily influenced by real estate and other service-based industries. Factors that could affect the local economy include a rise in unemployment, declines in tourism, higher energy costs, reduced consumer or corporate spending, natural disasters or adverse weather, the recent and possibly continuing significant decline in real estate values and the recent significant deterioration in general economic conditions. Evidence of the economic downturn in Florida is reflected in current unemployment statistics. The Florida unemployment rate at December 31, 2010 increased to 12.0% from 11.8% at the end of 2009. The unemployment rate in TBI’s markets is slightly lower than for the state. The unemployment rate, as of December 2010, for each of the counties in which TBI operates was as follows: Brevard—11.9%; Lake—11.9%; Orange—11.3%; and Seminole—10.4%. A worsening of the economic conditions in Florida would likely exacerbate the adverse effects of these difficult market conditions on TBI’s customers, which may have a negative impact on its financial results. A sustained economic downturn could continue to adversely affect the quality of TBI’s assets, credit losses, and the demand for its products and services, which would lead to lower revenue and lower earnings. TBI monitors the value of collateral, such as real estate, that secures loans TBI has made. A decline in the value of collateral could also reduce a customer’s borrowing power.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than two years. Over the past two years, the volatility and disruption has reached unprecedented levels. If current levels of market disruption and volatility continue or worsen, TBI’s ability to access capital and its business, financial condition and results of operations may be adversely affected.

The loss of key personnel may adversely affect us.

TBI’s success is, and is expected to remain, highly dependent on its senior management team. It is TBI’s management’s extensive knowledge of and relationships in the community that generate business for us. Successful execution of TBI’s growth strategy will continue to place significant demands on its management and the loss of any such person’s services may adversely affect TBI’s growth and profitability. Although TBI has entered into employment agreements with certain key employees, TBI may not be able to retain them or other key employees. The loss of such employees could adversely affect TBI’s ability to successfully conduct its business, which could have an adverse effect on TBI’s financial results and the value of TBI’s common stock.

TBI’s prospects are dependent upon the validity and implementation of its business plan.

TBI’s future prospects will be dependent upon whether TBI can realize the anticipated synergies and growth opportunities from successful execution of its business plan. Even if the business plan can be implemented successfully, this may not result in the realization of the expected benefits. Even if these benefits are achieved, they may not be achieved within the near term. Failure to manage growth effectively in the future could have an adverse effect on TBI’s business, future prospects, financial condition or results of operations and could adversely affect TBI’s ability to successfully implement its business strategy.

An inadequate allowance for loan losses would reduce TBI’s earnings.

TBI’s success depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial risk that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, anticipated experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for probable incurred credit losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.

As of December 31, 2010, TBI’s allowance for loan losses was $8.3 million, which represented approximately 2.75% of total loans. TBI had $5.2 million in non-performing loans as of December 31, 2010. The allowance may not prove sufficient to cover future loan losses. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to TBI’s non-performing or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Material additions to TBI’s allowances for loan losses would adversely impact its net income and capital.

Nonperforming assets take significant time to resolve and adversely affect TBI’s results of operations and financial condition.

At December 31, 2010, nonperforming loans totaled $5.2 million, or 1.75%, of TBI’s loan portfolio. At December 31, 2010, TBI’s nonperforming assets (which include foreclosed real estate) were $15.7 million or

2.6% of total assets. At December 31, 2010, TBI’s nonperforming loans had decreased by $3.0 million and its nonperforming assets had decreased by $1.6 million since December 31, 2009. In addition, TBI had approximately $3.7 million in accruing loans that were 30 to 89 days delinquent at December 31, 2010. TBI’s non-performing assets adversely affect its net income in various ways. Until economic and market conditions improve, TBI expects to continue to incur additional losses relating to any increase in non-performing loans. TBI does not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting its income, and increasing its loan administration costs. When TBI takes collateral in foreclosures and similar proceedings, TBI is required to mark the collateral to its then fair value less expected selling costs, which, when compared to the principal amount of the loan, may result in a loss. These non-performing loans and other real estate owned also increase TBI’s risk profile and the capital its regulators believe is appropriate in light of such risks. The resolution of nonperforming assets requires significant commitments of time from management and TBI’s directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that TBI will not experience further increases in nonperforming loans in the future or that TBI’s nonperforming assets will not result in future losses.

The majority of the decrease in non-performing loans from December 31, 2009 to December 31, 2010 is attributable to the following loan types:

•	Non-owner occupied commercial real estate of $.3 million

•	1-4 family residential first lien of $1.2 million

•	Revolving open ended 1-4 family residential of $.3 million

•	Other construction and land development of $1.4 million

•	Commercial and industrial of $.3 million

There were increases in non-performing multifamily residential loans, in closed-end 1-4 family junior lien loans and in owner occupied commercial real estate loans of $.2 million, $.2 million and less than $.1 million, respectively, from December 31, 2009 to December 31, 2010.

Management believes the primary contributors to the decrease in non accrual loans are the Bank’s aggressive efforts to collect and, when necessary, to foreclose and liquidate collateral on loans which exhibit weaknesses. The downturn in the economy and downturn in discretionary consumer spending has had a negative impact as it relates to TBI’s lending on income producing properties such as commercial retail and office properties. In addition, declines in household income and a rise in unemployment caused deterioration in the owner occupied single family residential portfolio, while the decline in real estate activity has negatively impacted TBI’s residential, construction and land development loans. While improvement is being shown in most of these categories, Management believes these loan categories and commercial real estate generally pose the greatest risks looking forward.

Some of TBI’s borrowers will not repay their loans, and losses from loan defaults may exceed the allowance TBI establishes for that purpose, which may have an adverse effect on its business.

Some of TBI’s borrowers inevitably will not repay loans that TBI makes to them. There was a significant rise in the number of foreclosures in Florida, particularly in TBI’s market areas, during the past three years. This risk is inherent in the banking business. If a significant number of loans are not repaid, it would have an adverse effect on TBI’s earnings and overall financial condition.

TBI’s loan portfolio includes a substantial amount of commercial and commercial real estate loans that have higher risks.

TBI’s commercial and commercial real estate loans at December 31, 2010 and December 31, 2009 were $253.7 million and $276.1 million, respectively, or 84.0% and 83.8% of total loans, respectively. Commercial and commercial real estate loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. As a result, banking regulators continue to give greater scrutiny to lenders with a high concentration of commercial real estate loans in their portfolios, and such lenders are expected to implement stricter underwriting, internal controls, risk management policies and portfolio stress testing, as well as higher capital levels and loss allowances. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans.

During 2006, the federal bank regulatory agencies released guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”). The Guidance defines commercial real estate loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. The Guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. This could include enhanced strategic planning, underwriting policies, risk management, internal controls, portfolio stress testing and risk exposure limits as well as appropriately designed compensation and incentive programs. Higher allowances for loan losses and capital levels may also be required. The Guidance is triggered when either:

•	total reported loans for construction, land development, and other land constitute 100% or more of a bank’s total risk based capital; or

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total reported loans secured by multifamily and nonfarm nonresidential non-owner properties and loans for construction, land development, and other land constitute 300% or more of a bank’s total risk-based capital.

The total reported loans for construction, land development, and other land as of December 31, 2010 and December 31, 2009 were 46.5% and 63.4%, respectively, of BankFIRST’s total risk based capital.

The total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land as of December 31, 2010 and 2009 constituted 161.6% and 173.7%, respectively, of BankFIRST’s total risk based capital.

The Guidance applies to the lending activities of BankFIRST. Although TBI’s regulators have not required it to maintain elevated levels of capital or liquidity due to TBI’s commercial real estate loan concentrations, they may do so in the future, especially if there is a further downturn in TBI’s local real estate markets.

In addition, when underwriting a commercial or industrial loan, BankFIRST may take a security interest in commercial real estate, and, in some instances upon a default by the borrower, TBI may foreclose on and take title to the property, which may lead to potential financial risks for TBI under applicable environmental laws. If hazardous substances were discovered on any of these properties, TBI may be liable to governmental agencies or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether BankFIRST knew of, or was responsible for, the contamination.

Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flows from the project are reduced, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, BankFIRST may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

TBI may face risks with respect to future expansion.

As a strategy, TBI has sought to increase the size of its operations by pursuing business development opportunities. TBI regularly explores opportunities to acquire financial institutions. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the ability to finance an acquisition and possible ownership and economic dilution to existing shareholders;

•	diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired institution;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on results of operations; and

•	the risk of loss of key employees and customers.

TBI may incur substantial costs to expand, and such expansion may not result in the levels of profits TBI seeks. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, TBI may not achieve TBI’s expected benefits of the acquisition within the desired time frame, if at all.

TBI may need additional capital resources in the future and these capital resources may not be available when needed or at all. If TBI does raise additional capital, stockholders’ ownership could be diluted.

TBI may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or for future growth. Such financing may not be available to TBI on acceptable terms or at all. Further, TBI’s Articles of Incorporation do not provide shareholders with preemptive rights and such shares may be offered to investors other than shareholders at the discretion of the Board. If TBI does sell additional shares of common stock to raise capital, the sale could dilute stockholders’ ownership interest and such dilution could be substantial.

TBI may incur losses if TBI is unable to successfully manage interest rate risk.

TBI’s profitability depends to a large extent on its net interest income, which is the difference between income on interest-earning assets such as loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. TBI is unable to predict changes in market interest rates, which are affected by many factors beyond its control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. TBI’s net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities re-price or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets re-price or mature during a time when interest rates are rising.

Changes in the difference between short- and long-term interest rates may also harm TBI’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, as is possible in the current exceptionally low interest rate policy environment, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing TBI’s net interest income.

If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans, thereby reducing TBI’s net interest income.

TBI’s loan portfolio includes loans with a higher risk of loss, particularly because its loan portfolio is heavily concentrated in loans secured by properties in Florida.

TBI originates commercial real estate loans, commercial loans, construction loans, consumer loans, and residential mortgage loans primarily within TBI’s market area. TBI believes that its commercial real estate, including construction loans, commercial, and consumer loans provide the largest risk to its loan portfolio. Commercial real estate, including construction, and commercial loans tend to involve larger loan balances to a single borrower or groups of related borrowers and are more susceptible to a risk of loss during a downturn in the business cycle. These loans also have greater credit risk for the following reasons:

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Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on the borrower being able to either refinance the loan or timely sell the underlying property.

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Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or may fluctuate in value based on the success of the business.

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Construction Loans. The risk of loss is largely dependent on TBI’s initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If TBI’s estimate is inaccurate, which is acutely possible as real estate prices continue to decrease, or if actual construction costs exceed estimates, the value of the property securing TBI’s loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

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Consumer Loans. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss.

These risks inherent in TBI’s loan portfolio are exacerbated by the geographic concentration of its loan portfolio. TBI’s interest-earning assets are heavily concentrated in mortgage loans secured by real estate, particularly real estate located in Florida. As of December 31, 2010, approximately 83.7% of TBI’s loans had real estate as a primary, secondary, or tertiary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower; however, the value of the collateral may decline during the time the credit is outstanding, and, therefore, the collateral may become insufficient to protect TBI from substantial losses. If TBI is required to liquidate the collateral securing a loan during a period of reduced real estate values, such as in today’s market, to satisfy the debt, TBI’s earnings and capital could be adversely affected.

Additionally, as of December 31, 2010, substantially all of TBI’s loans secured by real estate are secured by commercial and residential properties located in Brevard, Lake, Orange, and Seminole counties, Florida. The concentration of TBI’s loans in these areas subject it to the risk that a downturn in the economy or recession in these areas, such as the one the areas are currently experiencing, could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect TBI than if its lending were more geographically diversified. In addition, since a large portion of TBI’s portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by TBI. TBI may suffer losses if there is a decline in the value of the properties underlying its mortgage loans, which would have an adverse impact on its operations.

Liquidity risk could impair TBI’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to TBI’s business. An inability to raise funds through deposits, borrowings, and other sources could have a substantial negative effect on TBI’s liquidity. TBI’s access to funding sources in amounts adequate to finance its activities on terms that are acceptable to TBI could be impaired by factors that affect TBI specifically or the financial services industry or economy in general. Factors that could negatively impact TBI’s access to liquidity sources include a decrease in the level of TBI’s business activity as a result of a downturn in the markets in which its loans are concentrated, adverse regulatory action against it, and its inability to attract and retain deposits. TBI’s ability to borrow could be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

Concerns of customers over deposit insurance may cause a decrease in TBI’s deposits.

With increased concerns about bank failures, customers are increasingly concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits from BankFIRST in an effort to ensure that the amount that they have on deposit at BankFIRST is fully insured. Decreases in deposits may adversely affect TBI’s funding costs and net income.

Future economic growth in TBI’s Florida market area is likely to be slower compared to previous years.

The State of Florida’s population growth has historically exceeded national averages. Consequently, the state has experienced substantial growth in population, new business formation and public works spending. Due to the moderation of economic growth and migration into TBI’s market area and the downturn in the real estate market, management believes that growth in its market area will be restrained in the near term. TBI has experienced an overall slowdown in the origination of residential mortgage loans for sale due to the slowing in residential real estate sales activity in TBI’s markets. A decrease in existing and new home sales decreases lending opportunities and negatively affects TBI’s income. TBI does not anticipate that the housing market will improve materially in the near-term, and accordingly, this could lead to additional valuation adjustments on TBI’s loan portfolios.

The market value of TBI’s investments could decline.

TBI’s investment securities portfolio as of December 31, 2010 has been designated as available-for-sale, which requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income. At December 31, 2010, TBI maintained $125.1 million or 100% of its total securities as available-for-sale. Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The market value of TBI’s investment portfolio may decline, causing a corresponding decline in shareholders’ equity. Management believes that several factors will affect the market values of its investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). These and other factors may impact specific categories of the portfolio differently, and TBI cannot predict the effect these factors may have on any specific category.

BankFIRST and TBI are subject to extensive governmental regulation.

BankFIRST and TBI are subject to extensive governmental regulation that is intended primarily to protect depositors and the FDIC’s Deposit Insurance Fund, rather than TBI’s shareholders. TBI, as a bank holding company, is regulated primarily by the Federal Reserve. BankFIRST is a commercial bank chartered by the State of Florida and regulated by the FDIC and the Florida Office of Financial Regulation. These federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon TBI and BankFIRST. BankFIRST’s activities are also regulated under consumer protection laws applicable to its lending, deposit and other activities. A significant claim against TBI under these laws could have a material adverse effect on TBI’s results.

The banking industry is very competitive.

The banking business is highly competitive and BankFIRST competes directly with financial institutions that are more established and have significantly greater resources and lending limits. As a result of those greater resources, the larger financial institutions may be able to provide a broader range of products and services to their customers than TBI and may be able to afford newer and more sophisticated technology. TBI’s long-term success will be dependent on the ability of BankFIRST to compete successfully with other financial institutions in their service areas.

Florida financial institutions, such as BankFIRST, face a higher risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Since September 11, 2001, banking regulators have intensified their focus on anti-money laundering and Bank Secrecy Act compliance requirements, particularly the anti-money laundering provisions of the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (“OFAC”). Since 2004, federal banking regulators and examiners have been extremely aggressive in their supervision and examination of financial institutions located in the State of Florida with respect to the institutions’ Bank Secrecy Act/Anti-Money Laundering compliance. Consequently, numerous formal enforcement actions have been issued against Florida financial institutions.

In order to comply with regulations, guidelines and examination procedures in this area, BankFIRST has been required to adopt policies and procedures and to install systems. If BankFIRST’s policies, procedures and systems are deficient or the policies, procedures and systems of the financial institutions that TBI may acquire in the future are deficient, TBI would be subject to liability, including fines and regulatory actions such as restrictions on BankFIRST’s ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans. In addition, because BankFIRST operates in Florida, TBI expects that BankFIRST will face a higher risk of noncompliance and enforcement action with respect to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Confidential customer information transmitted through BankFIRST’s online banking service is vulnerable to security breaches and computer viruses, which could expose BankFIRST to litigation and adversely affect their reputation and ability to generate deposits.

BankFIRST provides its customers the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of online banking. BankFIRST’s networks could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. BankFIRST may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that BankFIRST’s activities or the activities of its customers involve the storage and transmission of confidential information, security breaches and viruses could expose BankFIRST to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in BankFIRST’s systems and could adversely affect its reputation and its ability to generate deposits.

TBI cannot predict how changes in technology will impact TBI’s business.

TBI uses various technologies in its business, including telecommunication, data processing, computers, automation, internet-based banking, and debit cards. Technology changes rapidly. TBI’s ability to compete successfully with other banks and non-banks may depend on whether TBI can exploit technological changes. TBI may not be able to exploit technological changes, and any investment TBI does make may not make it more profitable.

Risks Related to an Investment in TBI’s Common Stock

There is no established trading market for TBI’s common stock and you may not be able to resell your shares.

The shares of TBI’s common stock are not currently traded on any securities exchange and do not have an established trading market. Although TBI’s shares will be registered with the SEC under Section 12 of the Exchange Act, this does not mean that TBI’s common stock will be listed or traded on a securities exchange. TBI currently has no immediate plans to apply to list its common stock on any exchange and TBI does not expect its common stock to be quoted on an over-the-counter quotation system such as the “pink sheets.”

TBI’s management holds a large portion of its common stock.

As of December 31, 2010, TBI’s directors and executive officers owned 1,183,577 shares of its common stock, or approximately 8.5% of its total outstanding shares. As a result, TBI’s directors and management, if acting together, may be able to influence or control matters requiring approval by its shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. Management may also have interests that differ from other stockholders and may vote in a way that is adverse to other stockholders’ interests. The concentration of ownership may delay, prevent or deter a change-in-control, could deprive TBI’s shareholders of an opportunity to receive a premium for their common stock as part of a sale of TBI and might ultimately affect the market price of its common stock.

TBI’s Articles of Incorporation, and certain laws and regulations may prevent or delay transactions you might favor, including TBI’s sale or merger.

TBI is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. As a result, TBI is subject to supervisory regulation and examination by the Federal Reserve. The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Certain laws and regulations and various other factors may make it more difficult and expensive for companies or persons to acquire control of TBI without the consent of its Board of Directors. It is possible, however, that other stockholders would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of TBI’s common stock.

TBI is subject to evolving and expensive corporate governance regulations and requirements. TBI’s failure to adequately adhere to these requirements or the failure or circumvention of its controls and procedures could seriously harm its business.

TBI is subject to certain federal, state and other rules and regulations. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal control over financial reporting. Although TBI has reviewed its disclosure and internal controls and procedures in order to determine whether they are effective, TBI’s controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of TBI’s personnel to adhere to established controls and procedures may make it difficult for TBI to ensure that the objectives of the control system are met. A failure of TBI’s controls and procedures to detect other than inconsequential errors or fraud could seriously harm its business and results of operations.

TBI has not paid cash dividends to its common shareholders and have no plans to pay future cash dividends to TBI’s common shareholders.

TBI plans to retain earnings to finance future growth and has no current plans to pay cash dividends to its common shareholders. Because TBI has not paid cash dividends, holders of its common stock will experience a gain on their investment in TBI’s common stock only in the case of an appreciation of value of TBI’s common stock. Stockholders should not expect an appreciation in value.

TBI’s shares of common stock are not an insured deposit.

The shares of TBI’s common stock are not a bank deposit and are not insured or guaranteed by the FDIC or any other government agency. Your investment in TBI is subject to investment risk, and you must be capable of affording the loss of your entire investment.

THE ANNUAL MEETING OF TCBI SHAREHOLDERS

General

This proxy statement/prospectus is being furnished to holders of TCBI common stock as part of the solicitation of proxies by TCBI’s board of directors for use at the annual meeting to be held on                     , 2011, starting at 2:00 p.m., local time, at 1240 West Granada Boulevard, Ormond Beach, Florida 32174, or at any postponement or adjournment thereof. The purpose of the annual meeting is for TCBI shareholders to consider and vote on (1) the approval and adoption of the merger agreement, (2) the election of the nominees for director named in this proxy statement/prospectus, (3) the appointment of Saltmarsh, Cleaveland & Gunn, P.A. as the independent auditors for the fiscal year ending December 31, 2011, (4) the adjournment or postponement of the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to adopt the merger agreement, and (5) such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The holders of a majority of the shares of TCBI common stock outstanding must vote to adopt the merger agreement in order for the merger to occur. If TCBI shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. You are urged to read the merger agreement in its entirety.

This proxy statement/prospectus is being mailed to TCBI shareholders on or about                     , 2011. This proxy statement/prospectus is also being furnished to TCBI shareholders as a prospectus in connection with the issuance by TBI of shares of TBI common stock as contemplated by the merger agreement.

Record Date and Quorum

TCBI has fixed the close of business on April    , 2011 as the record date for the annual meeting, and only holders of record of TCBI common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the annual meeting. As of the record date, there were 1,357,722 shares of TCBI common stock outstanding and entitled to vote. Each share of TCBI common stock entitles its holder to one vote on all matters properly coming before the annual meeting.

The presence, in person or by proxy, of shareholders representing a majority of the shares of TCBI common stock entitled to vote at the annual meeting will constitute a quorum for the annual meeting. Shares of TCBI common stock represented at the annual meeting but not voted, including shares of such common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the annual meeting, the annual meeting may be adjourned or postponed to solicit additional proxies, provided that the proposal to adjourn or postpone the annual meeting has been adopted by the affirmative vote of a majority of the shares of TCBI common stock represented in person or by proxy at the annual meeting.

Recommendation of TCBI’s Board of Directors

The board of directors of TCBI has determined and believes that the merger agreement and the merger are fair to, advisable for, and in the best interests of, TCBI and its shareholders and has approved such items. The board of directors of TCBI unanimously recommends that TCBI shareholders vote “FOR” approval and adoption of the merger agreement, “FOR” the election of the nominees for director named in this proxy statement/prospectus, “FOR” the appointment of Saltmarsh, Cleaveland & Gunn, P.A. as independent auditors, and “FOR” approval of the possible adjournment of the annual meeting of TCBI shareholders.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve and adopt the merger agreement. Consummation of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of TCBI common stock outstanding at the close of business on the record date. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the election of the nominees for director that are named in this proxy statement/prospectus. To approve the election of the nominees for directors named in this proxy statement/prospectus, a plurality of the votes cast by the shares of TCBI common stock present in person or represented by proxy at the annual meeting and entitled to vote must vote in favor of such election. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval.

You may vote FOR or AGAINST, or you may ABSTAIN from voting on the approval of Saltmarsh, Cleaveland & Gunn, P.A. as the independent auditors for 2011 and the adoption of the proposal to adjourn or postpone the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of TCBI common stock represented in person or by proxy at the annual meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval of these proposals.

Shares Beneficially Owned on the Record Date

As of April    , 2011, the record date for the annual meeting, TCBI’s directors and executive officers held and are entitled to vote, in the aggregate, approximately 282,551 shares of TCBI common stock, representing approximately 20.8% of TCBI’s outstanding common stock on the record date. Each of the directors of TCBI have entered into a shareholder voting agreement with TBI pursuant to which they agreed to vote their shares in favor of approval and adoption of the merger agreement at the annual meeting of TCBI shareholders and to grant TBI a proxy to vote their shares at the annual meeting. As of the record date, the directors of TCBI owned an aggregate of approximately 277,962 shares of TCBI common stock, representing approximately 20.5% of the outstanding shares of TCBI common stock.

Proxies and Revocation

If you are a shareholder of record of your shares of TCBI common stock and you submit a proxy by returning a signed and dated proxy card by mail that is received by TCBI at any time prior to 9:00 a.m. local time on the date of the annual meeting, your shares will be voted at the annual meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” the election of the TCBI directors, “FOR” the appointment of Saltmarsh, Cleaveland & Gunn, P.A. as independent auditors for 2011, and “FOR” the adjournment or postponement of the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to approve and adopt the merger agreement, and in accordance with the recommendations of TCBI’s board of directors on any other matters properly brought before the annual meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of TCBI common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee. Nominees who hold shares of TCBI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, nominees are typically not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the approval and adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Broker non-votes count as present for establishing a quorum, but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If your brokerage firm, bank, trust or other nominee holds your shares of TCBI common stock in “street name,” your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such brokerage firm, bank, trust or other nominee with this proxy statement/prospectus.

Proxies received by TCBI at any time prior to 9:00 a.m. local time on the date of the annual meeting, which have not been revoked or superseded before being voted, will be voted at the annual meeting.

If you are a shareholder of record of your shares of TCBI common stock, you have the right to change or revoke your proxy at any time before the vote taken at the annual meeting by:

•

delivering to TCBI’s Corporate Secretary at any time prior to 9:00 a.m. local time on the date of the annual meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	signing and delivering to TCBI at any time prior to 9:00 a.m. local time on the date of the annual meeting, a new proxy, relating to the same shares of TCBI common stock and bearing a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Rafael A. Ramirez

The Commercial Bancorp, Inc.

1240 West Granada Boulevard

Ormond Beach, FL 32174

Fax: (386) 672-2094

If you are a “street name” holder of TCBI common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the annual meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to adopt the merger agreement. TCBI’s bylaws provide that when a meeting is adjourned to another time and place, it is not necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted on the original date of the meeting. If, however, after adjournment, TCBI fixes a new record date for the adjourned meeting, then a notice of the adjourned must be delivered either personally or by mail not less than 10 days nor more than 60 days before the date fixed for the meeting. Any signed proxies received by TCBI prior to 9:00 a.m. local time on the date of the annual meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to adopt the merger agreement. Whether or not a quorum exists, holders of a majority of TCBI’s shares of common stock present in person or represented by proxy at the annual meeting may adjourn the annual meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow TCBI shareholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed.

Solicitation of Proxies

TCBI’s directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. TCBI will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of TCBI common stock that the brokers and fiduciaries hold of record. Upon request, TCBI will reimburse them for their reasonable out-of-pocket expenses.

Stock Certificates

You should not send in any stock certificates with your proxy card. If TCBI shareholders approve and adopt the merger agreement, you will receive a transmittal letter that will include instructions for the surrender and exchange of shares of TCBI common stock for the merger consideration.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Rafael A. Ramirez at (386) 672-3003.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement/prospectus is delivered upon written or oral request of such person. In addition, a list of shareholders entitled to vote at the annual meeting will be available for inspection at TCBI’s principal executive offices at least 10 days prior to the date of the annual meeting and continuing through the annual meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present in person at the meeting.

THE MERGER

General

The discussion of the merger in this proxy statement/prospectus and the description of the merger are only summaries of the material features of the proposed merger. TCBI shareholders can obtain a more complete understanding of the merger by reading the merger agreement and the amendment to the merger agreement, copies of which are attached to this proxy statement/prospectus as Annex A. The merger agreement is incorporated by reference into this proxy statement/prospectus. TCBI shareholders are encouraged to read the merger agreement and the other annexes to this proxy statement/prospectus in their entirety.

General Description of the Merger

At the effective time of the merger, TCBI will be merged with and into TBI. TBI will be the surviving company. The separate corporate existence of TCBI will cease at the effective time of the merger, and TBI will assume all of the assets, rights and obligations of TCBI. In the merger, each share of TCBI common stock (excluding shares owned by TCBI and shares as to which statutory dissenters’ rights have been perfected) at the effective time of the merger will automatically be converted into shares of TBI Common Stock or cash depending upon the number of shares of TCBI common stock held. See “Certain Terms of the Merger Agreement —Merger Consideration.” All fractions of a share of TBI common stock will be rounded up to the nearest whole share of TBI common stock.

TCBI shareholders will own between approximately 7.2% and 7.4% of the outstanding TBI common stock after the merger. The above calculations are based on the number of shares of TBI common stock and TCBI common stock outstanding on December 31, 2010 (other than any shares of TCBI common stock owned by TBI, TCBI or any of their subsidiaries), and assume that all TCBI stock options will be outstanding on the effective date of the merger, but does not take into account stock options of TBI.

Background of the Merger

In the summer of 2006, TCBI’s and East Coast Community Bank’s combined boards of directors (“Directors”) began to work on establishing a forward-looking strategy for the successful operation and growth of the Bank. In addition to adding new directors with more diverse experience and enthusiasm, the Directors engaged a consulting firm to assist with the general framework of planning strategy. One of the clear strategies that came out of the July 7 and 8, 2006 retreat was the goal of establishing the necessary capital targets to be able to support the growth targets to be adopted.

Over the next few months, the Directors considered the economic environment and cost estimations for development and growth and concluded that additional capital would be needed to be raised in order to support the strategic growth goals established, as the current earnings stream was not strong enough to support the additional branch sites, products and human resources targeted. Alternatively, the Directors also concluded that a strategic merger transaction could be in the best interest of the shareholders, customers and employees, should TCBI not be able to raise the necessary capital through a stock sale.

It was at this point that the Directors decided to take a more definite approach at seeking a viable suitor and instructed the President to attend various banking functions in order to meet possible candidates for a merger. The Directors formed a Mergers and Acquisition (“M&A”) Committee to investigate and meet with any suitors who came forth with interest.

During December 2006, The M&A Committee met to discuss a Letter of Intent (“letter of intent”) received from a local bank on November 20, 2006. After the initial discussions, the Directors authorized the M&A Committee to proceed with discussions and to sign a Confidentiality Agreement, which it did on December 16, 2006. An initial meeting between each institution’s M&A Committees was held on January 24, 2007 to refine the preliminary terms of the merger proposed by the bank and to discuss certain changes that needed to occur to those terms. On February 28, 2007, a revised “preliminary, non-binding proposal” was presented to each committee. After a subsequent meeting between TCBI’s Chairman of the Board and the bank’s Vice Chairman of the Board, a further revised letter of intent was received. Following a detailed review of the revised proposed terms and conditions of the proposal by the Directors, the decision was reached to end negotiations with the bank.

In early 2007, the Directors continued to consider the realities of the volatile economy as well as uncertainties of the real estate markets. The limitations of available capital within the community also became more prevalent as groups of local bank investors had committed large amounts of funds to the formation of two new local de-novo community banks. A year or so later, an additional local bank absorbed another block of prospective investors as the institution began seeking commitments from local individuals to obtain its charter.

On March 28, 2007, the Directors met to ratify these actions, review a new offer received from another bank and to further formalize how to proceed with this bank proposal. During the months of March and April 2007, members of TCBI’s M&A Committee met with the bank’s Chairman and CEO to discuss the possibility of merging both banks. After a series of meetings, the terms proposed were deemed not to be in the best interest of the TCBI shareholders and the negotiations were terminated.

During the second quarter of 2007, the Directors engaged Hovde Financial, Inc. (“Hovde”) to prepare a report of appraisal of the Common Stock of TCBI. Simultaneously, Hovde provided TCBI with a preliminary presentation with information relating to the sale of control and a valuation. The reports prepared by Hovde were presented and discussed at the TCBI and East Coast Community Bank board meetings of May 17, 2007.

After careful evaluation of two alternatives: grow the Bank or seek a merger partner, subsequent meetings on June 18 and 27, 2007 resulted with the Directors reaching a resolve to seek professional representation in assessing merger alternatives.

A meeting of the M&A Committee was held on July 19, 2007 in order to interview representatives of Hovde and another investment banking firm. After the meeting with each company, the M&A Committee evaluated the information presented.

At the meeting of the Directors on August 16, 2007, Mr. Ramirez was authorized to engage Hovde to formally represent the Bank in seeking a merger suitor. A formal resolution was passed to that effect. The resolution listed the following areas considered:

•

Social and economic effects on TCBI and the Bank’s present and future customers and employees, as well as on the communities in which they operate, of remaining independent or merging with a larger organization with more capital;

•

A merger with a larger institution which would: (i) provide greater liquidity for TCBI’s shareholders investment; (ii) permit TCBI’s shareholders to diversify their investment by reinvesting the proceeds as a result of a merger; (iii) facilitate future infusions of capital into the Bank as the Bank grows; and (iv) permit the introduction of new products and services to the Bank; and

•	Advantages and disadvantages of retaining a qualified investment banking firm with extensive experience in arranging mergers and acquisitions for community banks in Florida.

Mr. Michael Timothy, Vice President of Hovde, presented his initial report to the Directors on November 15, 2007. He reported having received a written offer from another Florida holding company, as well as having received interest from a Georgia holding company. Further, interest from a private equity group was also discussed.

During December 2007, the Florida holding company completed its on-site portion of its due-diligence. On January 17, 2008, Mr. Timothy informed the Directors that the Florida holding company had decided not to make an offer at this time. While it was pleased with the overall condition of the Bank and asset quality, the profitability trend did not meet with its strategic goals. At this meeting, Mr. Timothy also informed the Directors that Mr. James T. Barnes, Chairman of TBI, was interested in meeting with Mr. Ramirez to discuss a possible stock purchase.

A meeting with Mr. Barnes was attended by Mr. Bowler and Mr. Ramirez on February 20, 2008 to discuss his interest in purchasing a large block of shares. A follow up meeting was to be scheduled so that all of the Board members had an opportunity to meet Mr. Barnes and be able to ask questions regarding his plans, expertise, monetary commitment and overall goals in becoming involved. This meeting was attended by the Board members on March 11, 2008.

On March 12, 2008, Mr. Timothy informed that another private equity group, had a renewed interest in acquiring the Bank and wished to establish an exclusive 60-day due-diligence period. The pricing terms offered by this group appeared to be unreasonable as well as its process very disorganized. Consideration of the time commitment relative to the exclusivity and other opportunities were also very important considerations. On March 28, 2008, the private equity group rescinded its prior intentions to pursue the acquisition of the Bank.

On April 17, 2008, Director Crotty and Mr. Ramirez met with an executive with a private company who was also a representative of the primary shareholder for a Central Florida bank and a North Florida bank to begin to explore a combination of markets between the three banks. Both the franchises would need to raise additional capital in order to be able to consider a merger.

On September 11, 2008, Mr. Ramirez was invited to meet with various Directors and primary shareholders of another bank. Nothing materialized from this meeting. At that time, Mr. Ramirez was again directed by the Directors to explore new contacts for merger opportunities.

On February 11, 2009, Mr. Ramirez reported to the Directors that he had initiated preliminary discussions with a Central Florida holding company, as well as having further conversations with another large Central Florida holding company.

On the same date, Mr. Ramirez hosted the first meeting of a CEO Forum. The purpose of the forum was to get to know more area CEOs and exchange ideas on current issues.

On March 18, 2009, Directors Bauer, Bowler, Selby and Ramirez met with several directors and the CEO for another Florida bank to begin exploring a merger and confirm that bank’s plans for expansion south along the east coast through Central Florida.

In addition, further contacts with another bank’s CEO were instituted resulting in an April 20, 2009 preliminary, non-binding proposal. Based on the earlier experience with this bank, additional clarifications were requested from the bank. A meeting between both groups in May was rescheduled for mid-June.

Mr. Ramirez joined Director Crotty in a meeting on May 4, 2009 with a representative of a North Florida bank to further discuss its interest in expanding its territory to East Volusia. The discussions did not lead to any further meeting.

A meeting of the M&A Committee was held on May 5, 2009 in order to review the recent contacts, interested parties and re-consider being represented by an investment banking firm. Information was presented on several banks. In addition a letter of intent from one bank was further discussed. On May 5, 2009, Mr. Ramirez spoke to another bank’s CEO to confirm that the Directors would not be interested in that bank’s 20% of book offer.

On May 7, 2009, Mr. Ramirez met with a CEO of another bank, in order to discuss its plan of expansion, and if East Volusia could be of strategic importance. At that point, the CEO of the bank was not in a position to make any type of informal proposal or suggest a structure.

It was reported to the M&A Committee members on May 19, 2009, that a letter of intent had been received through Director Bauer from a New York equity firm. This company was looking for an entry point into the Florida market, and was considering an alternative to applying for a shelf charter with the OCC. Mr. Bauer was authorized to continue to negotiate with the firm and seek to get some clarification on the final book multiple.

On June 12, 2009, the Directors had additional discussions on the equity firm’s review of the portfolio and overall assessment of the Bank. The Directors considered the lack of specificity in setting the structure of the proposed merger and its apparent extended time line of a five year tail. It was also discussed that the equity firm had also been looking at several other banks and appeared very concerned about the level of concentration in real estate loans in all of the Florida markets. The Directors voted to go back to the equity firm with a specific pricing structure, closing date and one year tail.

On June 18, 2009, Mr. Bauer informed the Directors that the equity firm had notified him it had decided to go forward with the shelf charter application in view of the status and concentration of the real estate market in Florida. Mr. Ramirez explained that the expectation was that the equity firm would receive more coverage from an FDIC-backed guarantee than from a private tail arrangement.

Mr. Ramirez informed the Directors that he had been contacted in late June 2009 by an individual, who was organizing a local equity group to purchase a bank. The individual was familiar with TCBI as he was engaged as part of the New York equity firm’s due diligence group. A tentative August 4, 2009 meeting date was set.

On August 4, 2009, a meeting was held with the individual and his investment firm. He informed the Directors that his group was in a position to raise between $1 and $2 million in order to establish a good faith deposit along with additional prospects to complete up to a $20 million capital raise. The plan was to acquire the Bank and have sufficient capital to establish a strong retail platform and open new branches. A letter of intent was received, revised and approved.

On August 20, 2009, a draft of a definitive agreement to be negotiated with the company was discussed. Several areas needed further review before entering an agreement with the company. A critical issue related to the capacity and time line for the company to raise the proposed amount of capital. A follow up meeting to review all comments was set for August 31, 2009.

An August 31, 2009 meeting of the Directors was held to review the proposed definitive agreement and Private Placement Memorandum relative to the proposed transaction. Information as to the approaches to be followed by the company in capital raising efforts were also discussed.

Mr. Ramirez informed the Directors on September 11, 2009, of a visit to Tampa by Directors Selby and Heaster, who joined him in visiting with the company representatives. The focal point discussed was the additional reserve suggested by the company after review of the Bank’s portfolio and the implications of any alternative considered. An alternative proposal was discussed and agreed upon. In addition, Mr. Selby reported that the company had informed him of a new non-bank investor who had been prospected for additional capital. The M&A Committee agreed to continue negotiating with the company and eventually seek a mutually beneficial definitive agreement.

On September 14, 2009, Mr. Selby and Mr. Ramirez met with the company representive in Tampa, Florida. Due to the apparent lack of response from some of his contacts, the company did not want to pursue a final definitive agreement with TCBI and commit to the required deposit. Since the company had substantial time and money invested in this deal, the negotiations did not end at that point and the meeting was concluded, with TCBI suggesting that the company provide a firm commitment, and to revisit with its investor prospects one more time.

On October 8, 2009, Mr. Ramirez, Director Selby and CFO Bailey traveled to the West Coast of Florida to meet with a former banker and Michael Timothy of Hovde, in order to ascertain the status of alternatives to raise capital, economic expectations and the overall regulatory environment.

On October 13, 2009, Mr. Ramirez and Director Selby met with a former director of a local bank who wanted to discuss the status of the Bank and any future opportunities that some of his former bank investors might have with East Coast Community Bank.

At the October 15, 2009, Board meeting, a survey of the Board members was conducted in order to establish the preliminary level of commitment the members had, should a capital raise be necessary. During this meeting, several methods of capital formation were discussed. During the meeting, further contacts with Mr. Barnes and another individual were suggested.

A meeting on October 29, 2009 was held to review different capital and loan allowance scenarios, as well as provide an update on the merger contacts. Mr. Bailey and Mr. Selover presented the scenarios prepared along with impairment projections. It was reported that a new suitor had made contact to seek an acquisition and tendered a letter of intent: Follow-up discussions with Mr. Barnes and another individual were also suggested.

At the same meeting, it was reported that the Board survey showed that approximately $1 million could be raised from directors, and that a total of $2.2 million might be raised in the aggregate through the Board and outside contacts board members would commit to do. Discussion ensued on the following areas:

•	drastic economic uncertainty relative to ECBB’s capital

•	real estate market affecting loan renewals

•	discussion with Hovde on the current level of M&A activity and the level of prices being negotiated (2008 @ 1.2 to .7 x book value)

•	shrinking the Bank to alleviate pressure on capital ratios

•	additional cost cutting, including consideration of closing the Port Orange branch.

•	maintaining a dual path of being ready with either a private placement offering or a rights offering or selling the Bank.

At or about this time, an individual with a prior interest in TCBI confirmed he was not able to raise the necessary capital to effect the proposed purchase. Discussion continued as to executing a letter of intent with the party presenting the letter.

At a December 17, 2009 Board meeting, Mr. Ramirez reported the due diligence process with the party had been completed and a draft of a definitive agreement presented. A meeting between the Board and the representative’s group was scheduled for January 8, 2010. Mr. Ramirez presented a January 8, 2010 letter delivered at a meeting with the representative reflecting a cash offer deemed unacceptable by the M&A Committee (at 50% of the Bank’s equity).

On January 21, 2010, the Directors met and discussed information obtained by Mr. Ramirez on market prices for community bank stock, potential target amount for a capital raise and expected capital ratios. Mr. Ramirez was asked to further research investment company’s services as well as prepare some loan impairment projections. CFO Bailey presented reports reflecting various levels of offering prices, amounts of capital and overall dilution.

Mr. Ramirez informed the Directors on May 20, 2010, that the Confidentiality Agreement with with another bank was cancelled as the main stockholder had decided against advancing additional capital for either of his banks due to the apparent loan issues being experienced by both. Further discussion by the Directors focused on maintaining the dual path plan of seeking a suitor and planning the necessary documentation to do a Directors’ offering. Further discussion ensued on establishing projections of necessary capital levels and shrinking the bank in case higher levels were mandated by regulators.

Mr. Olivari reported that he met with a director of a Central Florida bank, regarding its interest in seeking expansion to Volusia County. A June 2, 2010, a meeting with this bank was set.

At the June 17, 2010 meeting of the Directors, several scenarios containing different levels of loan loss provisions, deferred tax asset allocation and bank size were presented and discussed in order to target capital expectations. The process assisted the Directors in having a better picture of how much capital would have to be raised if certain things occurred.

At the same meeting, Mr. Bowler informed the members that he had had preliminary contact with Mark Merlo, Chairman of Castle Creek, that is the largest shareholder of TBI where Mr. Barnes was Chairman of the Board. A June 22, 2010 meeting was scheduled.

In addition, Mr. Ramirez presented financial information, a Confidentiality Agreement and general deal points presented by the Orlando bank for TCBI’s consideration. Discussion ensued on the Orlando bank’s plan of growth, capacity to enforce the plan with sufficient capital and their product line. A meeting of both groups would be scheduled.

Finally, Mr. Ramirez reported that conversations with a Central Florida bank continued.

On July 14, 2010, the Directors met to discuss a Memorandum Of Understanding (“MOU”) with the FDIC and the Florida Office which stipulated, among other things that East Coast Community Bank maintain an 8% Tier1 Leverage and a 12% Total Risk Based Capital levels. Discussions with legal counsel were considered relative to the possibility of finalizing a limited offering which would result in directors investing most if not all of the capital necessary to reach the required levels. Discussion continue on the appropriate level of prices to be considered to motivate further investment.

Mr. Ramirez reported that a Central Florida bank had delayed its response and that he recommended the Directors approve TBI’s Confidentiality Agreement and scheduled its due diligence. On July 15, 2010 a confidentiality agreement with TBI was ratified and due diligence scheduled for the week of August 16th.

On July 26, 2010, further discussion with a principal of a bank revealed its possible interest in purchasing a block of stock. However, only through a rights offering would this be possible. After further discussion regarding both types of offerings, amount necessary and dilution, the Directors directed Mr. Ramirez to work with legal counsel to prepare for a limited common stock offering, and to have the necessary documents ready to utilize in following the previously established dual path strategy. The Directors also concluded on a proposed price for the limited offering, but asked that management obtain additional market data to support said price.

Mr. Ramirez reported on August 19, 2010, that five members of the BankFIRST team had spent a week at East Coast Community Bank looking at loan files and other reports. He also explained he had toured the Bank’s trade area with BankFIRST’s CEO, Mr. McGowan. In addition, Mr. Ramirez discussed his last conversation with another bank’s president, who had asked for additional time for a letter of intent and time table. Finally, Mr. Ramirez received approval to move forward with Allen Ewing & Co. in preparing a limited offering pricing opinion to support our dual path strategy if the capital would have to be raised.

On September 8, 2010, the Directors met to discuss the letter of intent received from this bank and TBI. After lengthy and detailed discussion, the Directors concurred to seek to negotiate with TBI. In addition, the Directors reiterated their commitment to the dual strategic plan.

On September 16, 2010, Mr. Ramirez and Director Bowler reported on their September 14th meeting with BankFIRST CEO, Mr. McGowan, CFO, Tom Abelmann and Chairman of the Castle Creek board Mark Merlo. A lengthy meeting was held to discuss, clarify and negotiate a myriad of details related to the terms of a proposed letter of intent. After discussion by the Directors, including the status of the communications with another bank, it was decided to authorize Mr. Ramirez to execute the TBI letter of intent and for him and Mr. Bowler to address the time frame and process for a dual path strategy.

On October 8, 2010, the Directors met again to discuss the draft of the definitive agreement and to coordinate discussions with TCBI’s legal counsel on these negotiations. Detailed discussions of many of the covenants, terms and conditions included within the document ensued. The conclusion was to have counsel redraft the points in question for submission to TBI’s counsel.

Discussion continued regarding the proposed merger with TBI at the October 21, 2010 meeting of the Directors. The contract for loan due diligence of the BankFIRST portfolio by a third party was ratified. Mr. Ramirez also reviewed the due diligence report after he and Mr. Bailey had gone through the reported information and deemed the report adequate.

Additional discussions with TBI were also reported in reference to a definitive agreement regarding the loan collection fees, and oversight of the contingent consideration and impairment calculations during the two year term of the note stipulated. Mr. Bowler and Mr. Ramirez further discussed the time line, and a preliminary vist to the Atlanta office of the FDIC by BankFIRST. Additional discussion included the stock options outstanding, overall capital plan by TBI, projections for TCBI earnings and possible future loan issues and TBI’s growth strategy post merger. The Directors reaffirmed continuing with moving forward with the merger.

On November 18, 2010, the Directors met and discussed a revised definitive agreement and directed Mr. Ramirez to reaffirm all of the comments and suggested revisions with counsel.

A December 6, 2010 Special Meeting of the Directors was held to discuss critical details of the definitive agreement. Mr. Ramirez reported that he and Director Bowler spent numerous hours reviewing the revised document. Details related to termination fees were discussed. In addition, Mr. Ramirez reported that TBI officers were planning the visit to the Atlanta office of the FDIC later in the week.

The December 16, 2010 regular meeting of the Directors was held. The revisions to the definitive agreement were reviewed and discussed, with a vote to approve the document along with an extension of the November 23, 2010 letter of intent with TBI to December 22, 2010. Finally, the appropriate resolutions were passed to officially approve the merger agreement.

On December 22, 2010, the Directors reconvened to discuss a proposed change to the definitive agreement by TBI. The change proposed was to increase the contingent consideration and reduce the amount of stock to be exchanged at the closing of the merger. Discussion ensued with legal counsel regarding the status of the FDIC’s memorandum of understanding and the expectation related to East Coast Community Bank’s end of the year capital ratios. Another extension to the existing letter of intent through January 31, 2011, was presented but the Directors decided on a December 31, 2010 deadline. The revisions to the definitive agreement were approved.

On December 28, 2010, another Special Meeting was held to discuss and approve the final changes to the definitive agreement as presented at the December 22, 2010 meeting as well as to discuss the ratification of the tax-free nature of the transaction with respect to treatment by TCBI shareholders. The revised merger agreement was approved and Mr. Ramirez was authorized to execute and deliver it to TBI.

In January 2011 the board of directors of TCBI engaged Hovde to prepare a fairness opinion of the terms of the Merger. The fairness opinion was received by the board of directors in April, 2011. A discussion of the fairness opinion is included herein at “—Opinion of Financial Advisor to TCBI.”

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the current views of TCBI or TBI with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled “Forward-Looking Information” and “Risk Factors.”

TBI’s Reasons for the Merger

The board of directors of TBI has unanimously determined that the proposed merger is in the best interests of TBI and its shareholders. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of TBI reviewed the financial results and conditions of TBI and TCBI, the perceived prospects for each in the future, and the business philosophies of TBI and TCBI. In deciding to adopt and approve the merger agreement and to approve the merger, TBI’s board of directors considered those reviews in addition to a number of factors, including, without limitation, the following:

•	Management’s view that the merger with TBI provides an attractive opportunity to expand TBI’s current operations into the Ormond Beach and Port Orange areas;

•

TBI’s board of directors’ recognition that its opportunity to grow organically within its existing markets is, to some degree, limited by competition and economic conditions. Growth through acquisition has been part of TBI’s strategic plan for several years. TCBI’s expressed interest in a business combination presented TBI’s board of directors and management with an opportunity to implement this strategy;

•

The complementary fit of the businesses of TBI and TCBI, which TBI’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

•	Management’s belief that the merger will permit the achievement of certain economies of scale in the areas of administration, regulatory compliance, management and capital formation;

•	Management’s view that the combined organization will have greater access to capital and growth opportunities through mergers and acquisitions; and

•	Management’s belief that the employees of TCBI add significant skills to the combined organization.

While each member of the TBI’s board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. TBI’s board of directors collectively made its determination with respect to the merger agreement based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement is in the best interests of TBI and TBI’s shareholders.

TCBI’s Reasons for the Merger; Recommendation of TCBI Board of Directors

The TCBI board of directors, acting with the advice and assistance of its financial and legal advisors, evaluated the terms and conditions of the merger agreement and related transactions. The board of directors, at a meeting held on December 16, 2010, unanimously (i) determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of, TCBI and its shareholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) resolved to recommend that TCBI shareholders vote in favor of the approval and adoption of the merger agreement.

In reaching its decision, the board of directors of TCBI considered a variety of factors and potential benefits of the merger, including the following:

•

the financial and other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement were the product of extensive arms-length negotiations among the parties and the board of directors’ view of the likelihood of closing of the transaction;

•

financial analyses of Hovde and its opinion, delivered on April 5, 2011, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of TCBI common stock, as described below under “Opinion of TCBI’s Financial Advisor.” The full text of the written opinion of Hovde, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated by reference in its entirety;

•	the possible alternatives to a sale of TCBI and the related risks;

•	the results of TCBI’s due diligence review of TBI’s products, business, finances, operations and perceived prospects; and

•

the fact that a vote of TCBI shareholders on the merger is required under Florida law, and that shareholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Florida law.

The TCBI board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•

following the merger, TCBI will no longer exist as an independent, stand-alone company and its shareholders will not benefit from appreciation in value of TCBI, other than through their ownership of TBI common stock;

•

the risks and costs (both financial and otherwise) to TCBI if the merger does not close, including the diversion of management and employee attention, potential employee attrition and potential impact on TBI’s business;

•	risks relating to the value of the TBI common stock that TCBI shareholders will receive in the merger;

•

the restrictions on the conduct of TCBI’s business prior to the consummation of the merger, which could delay or prevent TCBI from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•

if the merger is not consummated for certain reasons, TCBI may be required to pay, if it consummates an acquisition transaction or enters into an acquisition agreement within a specified time period after the merger agreement is terminated, the termination fee to TBI;

•

the restrictions on TCBI’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, which TCBI’s board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to TBI’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to TCBI shareholders;

•

the fact that TCBI did not undertake a full public auction prior to entering into the merger agreement, although the TCBI board of directors was satisfied that the terms of the merger agreement, including the ability of the board of directors to exercise its fiduciary duties to consider unsolicited potential alternative acquisition proposals and the amount of the termination fee payable by TCBI upon acceptance of an alternative acquisition proposal, would not unreasonably deter another potential bidder from considering a transaction with TCBI at a higher price;

•	the fact that the merger may not be completed in a timely manner or at all due to a failure to receive necessary approvals, or clearances; and

•

the fact that some of TCBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of TCBI shareholders generally, including as a result of employment arrangements with TCBI and the manner in which they would be affected by the merger (see “Interests of TCBI’s Executive Officers and Directors in the Merger”).

The foregoing discussion of the factors considered by TCBI’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by TCBI’s board of directors. In reaching its decision to declare the merger agreement and merger fair to, advisable for, and in the best interests of, TCBI and its shareholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, TCBI’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. TCBI’s board of directors considered all these factors as a whole, including discussions with, and questioning of, TCBI’s management and financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, TCBI’s board of directors unanimously determined that the merger agreement and merger are fair to, advisable for, and in the best interests of, TCBI and its shareholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

TCBI’s board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement, and “FOR” the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor to TCBI

Pursuant to an engagement letter dated January 20, 2011, Hovde Financial, Inc. (“Hovde”) has delivered to TCBI’s Board of Directors, its opinion that, based upon and subject to the various considerations set forth in its written opinion dated April 5, 2011, the merger consideration to be paid by TBI in connection with the transaction, is fair from a financial point of view to TCBI. In requesting Hovde’s advice and opinion, no limitations were imposed by TCBI upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated April 5, 2011, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex F. TCBI shareholders should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions, private placements, and other corporate transactions. Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies and is familiar with TCBI. TCBI’s Board of Directors selected Hovde to act as its financial advisor in connection with the transaction on the basis of the firm’s reputation and expertise in transactions such as the transaction.

Hovde will receive a fee from TCBI for performing a financial analysis of the transaction and rendering a written opinion to the Board of Directors of TCBI as to the fairness, to the shareholders of TCBI from a financial point of view, of the merger consideration to be paid by TBI in connection with the transaction. In addition to its fees, and regardless of whether the transaction is consummated, TCBI has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and to indemnify Hovde against certain claims, losses and expenses arising out of the transaction or Hovde’s engagement.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the Merger consideration to be paid in connection with the transaction, and, as such, does not constitute a recommendation to any TCBI shareholder as to how the shareholder should vote at the TCBI shareholder meeting. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Hovde reviewed the financial aspects of the proposed transaction with the Board of Directors of TCBI and rendered an opinion that the merger consideration to be paid in connection with the transaction was fair, from a financial point of view, to TCBI’s shareholders. Hovde delivered to the Board of Directors of TCBI, a written opinion dated April 5, 2011.

The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TCBI and TBI. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness, to TCBI from a financial point of view, of the merger consideration to be paid to TBI in connection with the transaction. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the transaction as compared to any other business combination in which TCBI might engage.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of TCBI and TBI and material prepared in connection with the transaction, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available business and financial information concerning TCBI;

•	certain internal financial statements and other financial and operating data concerning TCBI;

•	certain financial projections prepared by the management of TCBI;

•	discussed with certain members of TCBI and TBI senior management, the business, financial condition, results of operations and future prospects of TCBI and the TBI;

•

the nature and terms of recent merger, acquisition and control investment transactions, to the extent publically available, involving financial institutions and financial institution holdings companies that Hovde considered relevant;

•	assessed the general economic, market and financial conditions;

•	analyzed the pro forma impact of the merger on the combined company’s earnings, consolidated equity capitalization and financial ratios;

•	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the financial services industry; and

•	such other materials and factors as Hovde deemed appropriate.

Hovde had discussions with members of senior management of TCBI for purposes of reviewing the business, financial condition, results of operations, and future prospects of TCBI. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by TCBI and in the discussions it had with the management of TCBI. Hovde also assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets, loan loss reserves, and net charge-offs which were furnished to or discussed with Hovde by TCBI were reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of TCBI. Hovde further assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde has assumed that such allowances for TCBI are in the aggregate adequate to cover such losses. Hovde was not retained to and did not conduct a physical inspection of any of the properties or facilities of TCBI. In addition, Hovde did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of TCBI.

Hovde assumed that the transaction will be consummated substantially in accordance with the terms set forth in the transaction agreement which it was provided. Hovde also assumed that the transaction is, and will be, in compliance with all laws and regulations that are applicable to the parties to the transaction agreement. Further, Hovde assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties to the transaction agreement that would have a material adverse effect on the contemplated benefits of the transaction. Hovde also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the transaction.

The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis in the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Analysis of Selected Mergers. As part of its analysis, Hovde reviewed a group of comparable Nationwide and Florida merger and acquisition transactions. The Nationwide peer group included select transactions, which have occurred since January 1, 2009 (through April 1, 2011), that involved banks in the United States that had total assets under $500 million with target NPAs to Assets greater than 7% (the “Nationwide Merger Peer Group”). This Nationwide Merger Peer Group consisted of the following 29 transactions:

Buyer	Seller
Embarcadero Bank (CA)	Coronado First Bank (CA)
HCBF Holding Company, Inc. (FL)	Grand Bankshares, Inc. (FL)
Private Investor—Merton Allan Lund (SD)	First Midwest Bank (SD)
Carlile Bancshares, Inc. (TX)	Treaty Oak Bank (TX)
BankFinancial Corporation (IL)	DG Bancorp, Inc. (IL)
Investor group	Tri-Valley Bank (CA)
Investor group	Royal Asian Bank (PA)
Private Investors	First Bank of the Lake (MO)
FRB Investments, Inc. (CO)	OMEGA Capital Corp. (CO)
Jacksonville Bancorp, Inc. (FL)	Atlantic BancGroup, Inc. (FL)
Texas Banc Financial Corp. (TX)	Bank, The (TX)
Investor group (MI)	West Michigan Community Bank (MI)
Investor group (UT)	Community Bancorporation (UT)
Aslin Capital I, LLC (FL)	1st Financial Bank (KS)
Investor group	PCNB Bancshares, Inc. (GA)
Investor group	Golden Coast Bank (CA)
Stonebridge Bancorporation (MN)	Shakopee Bancorporation, Inc. (MN)

Buyer	Seller
Apollo Bancshares, Inc. (FL)	Union Credit Bank (FL)
S.B.C.P. Bancorp, Inc. (WI)	Black Earth State Bank (WI)
TLCM Holdings, LLC (TX)	EJ Financial Corporation (TX)

Liberty Banshares Iowa, Inc. (IA)	Liberty Banshares Florida, Inc. (IA)
CrossFirst Holdings, LLC (KS)	Town & Country Bank (KS)
EB Financial Group, Inc. (IL)	Baytree National Bank & Trust Company (IL)
Rbancshares, Inc. (OH)	Ohio State Bancshares, Inc. (OH)
Central Bancompany, Inc. (MO)	Overland Bancorp, Inc. (MO)
CBM Florida Holding Company, Inc. (NY)	Community Bank of Manatee (FL)
Southern Missouri Bancorp, Inc. (MO)	Southern Bank of Commerce (AR)
Capital Funding Bancorp, Inc (MD)	AmericasBank Corp. (MD)
Farmers State Bank of Aliceville, Kansas (KS)	State Bank of Lebo (KS)

Hovde then reviewed comparable transactions involving institutions headquartered in Florida. This peer group included transactions, which have occurred since January 1, 2009 (through April 1, 2011), that involved banks in Florida with NPAs to Assets greater than 7% (the “Florida Merger Peer Group”). This Florida Merger Peer Group consisted of the following six transactions:

Buyer	Seller
HCBF Holding Company, Inc. (FL)	Grand Bankshares, Inc. (FL)
Investor Group	Prosperity Bank (FL)
North American Financial (FL)	TIB Financial Corp. (FL)
Jacksonville Bancorp, Inc. (FL)	Atlantic BancGroup, Inc. (FL)
Apollo Bancshares, Inc. (FL)	Union Credit Bank (FL)
CBM Florida Holding Co. (NY)	Community Bank of Manatee (FL)

Hovde calculated the averages of the following relevant transaction ratios in the Nationwide Merger Peer Group and the Florida Merger Peer Group: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the acquired company’s premium to core deposits; and the multiple of the acquired company’s assets. Hovde compared these multiples with the corresponding multiples for the transaction. In calculating the multiples for the transaction, Hovde used TCBI’s balance sheet information as of December 31, 2010. The results of this analysis are as follows:

Offer Value to:

	Tangible Book Value (%)	Premium to Core Deposits (%)	Assets (%)
Cash Consideration (Holders < 1,000 Shares)	108.0	1.1	9.9
Total Consideration (Holders ≥ 1,000 Shares)	98.6	-0.2	9.0

Nationwide Merger Group	74.6	-3.3	5.4
Florida Merger Group	34.8	-3.9	1.4

No company used as comparison in the above analysis is identical to TCBI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Analysis of Public Peers. As part of its analysis, Hovde reviewed a group of comparable publicly traded peers. The peer group included Florida institutions trading on the OTCBB, Pink, NYSE, NYSE-Amex, and NASDAQ exchanges with total assets less than $1 billion with NPAs to Assets greater than 5.00% (the “Public Peer Group”). This Public Peer Group consisted of the following 15 institutions:

Institution Name	Ticker
Beach Community Bancshares, Inc. (FL)	BCBF
Central Florida State Bank (FL)	CEFB
Community Bank of South Florida, Inc. (FL)	CBKS
Cortez Community Bank (FL)	COTZ
East Side Financial, Inc. (FL)	ESDF
FCB Financial, Inc. (FL)	FCBF
First Community Bank Corporation of America (FL)	FCFL
FPB Bancorp, Inc. (FL)	FPBI
Jacksonville Bancorp, Inc. (FL)	JAXB
Nature Coast Bank (FL)	NCBF
Old Harbor Bank (FL)	OHBK
OptimumBank Holdings, Inc. (FL)	OPHC
Pilot Bancshares, Inc. (FL)	PLBN
Regent Bancorp, Inc. (FL)	RGTB
SouthShore Community Bank (FL)	SSHC

Hovde also calculated the averages of the flowing relevant transaction ratios in the Public Peer Group: the tangible book value premium to core deposits; the multiple of the offer value to the acquired company’s tangible book value; and the multiple of the acquired company’s pro forma tangible book value. Hovde applied a control premium of 20% to 30% to the results of the Public Peer Group to establish a basis of comparison with the transactions in the other two peer groups presented, as the output from the latter inherently reflect the control attribute. Hovde compared these multiples with the corresponding multiples for the transaction. In calculating the multiples for the transaction, Hovde used TCBI’s balance sheet information as of December 31, 2010. The results as of this analysis are as follows:

Offer Value to:

	Tangible Book Value	Premium to Core Deposits	Assets
	(%)	(%)	(%)
Cash Consideration (Holders < 1,000 Shares)	108.1	1.1	9.9
Total Consideration (Holders ≥ 1,000 Shares)	98.6	-0.2	9.0

Public Peer Group Average	28.2	-6.5	1.5

No company used as comparison in the above analysis is identical to TCBI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Mark-to-Market Analysis: As part of its analysis, Hovde also calculated estimated liquidation value of TCBI based on estimated value of its component assets and liabilities. The value to common equity was adjusted to reflect an estimated range of values for transaction costs, premiums paid to retire existing borrowings including deposit premiums, marked-to-market adjustments on the loan and investment portfolios, appraisals of fixed assets, intangibles write-downs, contingent liabilities, and other off balance sheet assets. This analysis imputed total merger consideration of $6.002 million.

Discounted Cash Flow Analysis. Hovde estimated the present value of TCBI by estimating the value of TCBI’s estimated future earnings stream beginning in 2011. Reflecting TCBI management’s internal projections,

Hovde assumed net income (loss) in 2011, 2012, 2013, 2014, and 2015 of ($990,000), $375,000, $450,000, $525,000, and $600,000, respectively. The present value of these earnings was calculated based on a range of discount rates between 19.0% and 21.0%. In order to derive the terminal value of TCBI’s earnings stream beyond 2015, Hovde assumed a terminal value based on a multiple of 15.0X applied to earnings in 2015. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of TCBI’s common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of TCBI’s stock of approximately $3.617 million (at a 20.0% discount rate and a 15.0X terminal multiple), compared to the Total Aggregate Consideration of $8.322 million. Hovde also assumed a terminal value based on a multiple of 1.50X applied to tangible book value in 2015. The present value of this terminal amount was then calculated based on the same range of discount rates. This analysis and its underlying assumptions yielded a range of value for all the shares of TCBI’s stock of approximately $5.424 million (at a 20.0% discount rate and a 1.50X terminal multiple), compared to the Total Aggregate Consideration of $8.322 million.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; capital raising environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index and the NASDAQ Composite Index.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the transaction was fair from a financial point of view to TCBI.

Description of TBI’s Securities

General

TBI’s authorized capital consists of 30,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2010, TBI had 13,876,597 shares of its common stock outstanding. The outstanding shares of TBI’s common stock are fully paid and non-assessable. As of December 31, 2010, there were 109,390 unvested shares of TBI’s common stock subject to issuance under the 2007 stock incentive plan.

Pursuant to this registration statement, TBI is registering the shares of common stock to be issued to TCBI shareholders in the merger.

The following description of shares of TBI’s common stock, par value $0.01 per share, or “common stock,” is a summary only and is subject to applicable provisions of the Delaware General Corporation Law, as amended, which TBI refers to as the Delaware Act, and to TBI’s Amended and Restated Certificate of Incorporation and its Bylaws. You should refer to, and read this summary together with, TBI’s Amended and Restated Certificate of Incorporation and Bylaws to review all of the terms of TBI’s capital stock. TBI’s Amended and Restated Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to this Form S-4.

Voting Rights

Each outstanding share of TBI’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of TBI’s common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of TBI’s preferred stock, including the voting rights held by holders of TBI’s Preferred Stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of TBI’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Delaware law.

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by TBI’s Board of Directors from funds legally available for the payment of dividends, after payment of dividends on its outstanding series of preferred stock. TBI’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of TBI’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of its known debts and liabilities and of any preferences of Preferred Stock or any other series of TBI’s preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any other series of TBI’s preferred stock that may then be outstanding.

Holders of shares of TBI’s common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of its securities. TBI’s Board of Directors may issue additional shares of its common stock or rights to purchase shares of its common stock without the approval of TBI’s shareholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, TBI’s common stock may be transferred without any restrictions or limitations. Registrar and Transfer is the transfer agent and registrar for the shares of TBI common stock.

Preferred Stock

At its annual meeting to be held on April 26, 2011, TBI shareholders will consider an amendment to TBI’s Amended and Restated Certificate of Incorporation which would authorize TBI to issue up to 10,000,000 shares of preferred stock.

The amendment will vest in the TBI Board the authority to determine by resolution the terms of one or more series of preferred stock, including the preferences, rights and limitations of each series. Provisions authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable law, regulatory authorities or the rules of any stock exchange on which TBI’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The TBI Board believes that the authorization of the preferred stock in the manner proposed will provide TBI with greater flexibility in meeting future capital needs by creating series of preferred stock customized to meet the requirements of particular transactions and then prevailing market conditions. Series of preferred stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with Company recapitalizations and share exchanges, strategic alliances, joint ventures, stock offerings or acquisitions. The approval of the Amendment to the Amended and Restated Certificate of Incorporation authorizes the issuance by TBI’s Board of Directors of the preferred stock in all circumstances. Such shares of preferred stock may be issued by the TBI Board of Directors without necessitating the solicitation of proxies or approval from TBI’s shareholders.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on TBI’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock. To the extent that preferred stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any liquidation, dissolution, or winding up of TBI, thereby diminishing the rights of the holders of common stock to distribution of TBI’s assets. The issuance of shares of preferred stock of any series would not entitle any holder of common stock to any preemptive right to purchase or subscribe for any shares of that or any other series.

Noncompetition and nonsolicitation agreements

As a condition to entering into the merger agreement, each of the TCBI directors has entered into a noncompetiton and nonsolicitation agreement whereby the individual has agreed for a period of two years following the closing of the merger not to assist a person or entity in soliciting the business of any prospective client or customer of TBI or interfering with TBI’s business relationship with such parties, and also not to solicit for employment on behalf of any other person or entity any employees of TBI. During such two-year period, each director also has agreed not to accept employment with, or have any interest in, any bank or financial institution or any entity which either accepts deposits or makes loans and that is conducting business, or plans to conduct business in Brevard, Flagler or Volusia counties, Florida. A copy of the form of the noncompetition agreement is attached hereto as Annex D and incorporated herein by reference in its entirety.

Interests of TCBI’s Executive Officers and Directors in the Merger

In considering the recommendation of TCBI’s board of directors that you vote to approve and adopt the merger agreement, you should be aware that some of TCBI’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of TCBI’s shareholders generally. TCBI’s board of directors was aware of and considered these interests, among other matters, in reaching its decision to declare the merger agreement advisable and in determining that the merger is fair to, and in the best interests of, TCBI and its shareholders, and in approving and adopting the merger agreement, approving the merger and the other transactions contemplated by the merger agreement.

Upon completion of the merger, based on the number of shares of common stock of TBI and TCBI outstanding on December 31, 2010, excluding all TCBI stock options which are outstanding on the effective date of the merger, and without taking into account stock options of TBI, it is anticipated that the directors and executive officers of TCBI collectively will beneficially own approximately 1.6% of the then outstanding shares of TBI common stock.

TCBI’s President and Chief Executive Officer, Rafael Ramirez is entitled to receive immediately upon consummation of the merger, pursuant to an employment agreement that he has previously entered into with East Coast Bank, a payment of $139,172. Also, Mr. Ramirez will enter into an employment agreement with TBI that will be effective upon consummation of the merger. Mr. Ramirez’s employment agreement is attached hereto as Annex E and incorporated herein by reference in its entirety. This employment agreement will supersede and replace the existing employment agreement that Mr. Ramirez has with TCBI.

Mr. Ramirez’s employment agreement is for a two year term. Mr. Ramirez’s annual base salary will be $140,000 and he will be entitled to health, welfare and vacation benefits and will be eligible to receive a stock grant in accordance with the TBI Stock Grant Program, with the initial scheduled grant to be 5,000 shares which will vest over three years. If TBI terminates Mr. Ramirez without cause during the initial term of his employment, he will be entitled to receive a lump sum payment equal to his annual base salary for the period of time remaining under the initial two-year term of his employment agreement (but no less than one year’s salary) plus health and dental benefits. The employment agreement also includes certain noncompetiton and nonsolicitation agreements of Mr. Ramirez following the termination of his employment.

TCBI’s Chief Financial Officer, Thomas Bailey also has an employment agreement with East Coast Bank. Under the terms of his employment agreement, Mr. Bailey will be entitled to a payment of $55,000 upon the combination of two events, the consummation of the merger and the termination of his employment. It is anticipated that Mr. Bailey will remain with the BankFIRST for some period of time following the consummation of the merger. Mr. Bailey will enter into a nonsolicitation agreement with TBI effective upon consummation of the merger.

In addition, any TCBI stock options that Mr. Ramirez holds on the effective date of the merger, will be exercisable for TBI common stock with adjustments made to such stock options in the manner described under “—Treatment of Stock Options and Warrants.”

Treatment of Stock Options

Each TCBI stock option which is outstanding at the effective time of the merger, whether or not exercisable, will be exercisable for TBI common stock, such that the number of shares of TBI common stock subject to such substitute option will be equal to the number of shares of TCBI common stock subject to such TCBI stock option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded to the nearest whole share, and the per share exercise price of the option will be the exercise price under each such TCBI stock option adjusted by dividing the per share exercise price under each such TCBI stock option by the exchange ratio and rounding to the nearest cent.

The following table illustrates the number of stock options to purchase shares of TCBI common stock, as well as their respective weighted average exercise price, held by each of TCBI’s executive officers and directors.

Name	Options	Weighted Average Exercise Price
Rafael A. Ramirez	30,936	$8.05
Susan M. Farrell	10,500	$8.24
Robert W. Selover	5,000	$9.99
Thomas R. Bailey	5,000	$7.99
William L. Olivari	26,880	$7.93
Kevin F. Bowler	5,103	$10.26
Lawrence J. Fornari	13,436	$7.93
Lewis M. Heaster	13,436	$7.93
Michael A. Munier	13,436	$7.93
Dwight C. Selby	13,436	$7.93
Michael P. Olivari	13,436	$7.93
	150,599	$8.12

Insurance and Indemnification of TCBI Officers and Directors

For a period of three years following completion of the merger, TBI agrees that it will cause the surviving bank, which will be BankFIRST, to indemnify and hold harmless present and former directors, officers, employees and agents of TCBI against all liabilities arising out of such person’s service, including the advancement of certain expenses, if TCBI would have been required to indemnify such person prior to the effective date of the merger. In addition, TBI will use its reasonable best efforts to, for a period of three years following completion of the merger, maintain in effect TCBI’s existing directors’ and officers’ liability insurance policy (or comparable policies which are substantially no less advantageous in any material respects), with respect to claims arising from facts or events which occurred prior to the merger effective date and covering persons who are currently covered by such insurance; provided that TBI shall not be obligated to make aggregate annual premium payments which exceed 150% of the annual premium payments on TCBI’s current policy in effect as of the date of the merger agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, TBI or the continuing entity will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liabilities insurance obtainable for an annual premium equal to such amount. TCBI and TBI will each pay one-half of the cost of the insurance.

TBI Directors and Officers After Completion of the Merger

Upon completion of the merger, the directors of TBI will be: James T. Barnes, Jr., Dale A. Dettmer, Robert B.Goldstein, Ralph V. Hadley, III, Allan E. Keen, Donald J. McGowan and Mark Merlo. The officers of TBI will be: Robert B. Goldstein (Chairman), James T. Barnes, Jr. (Vice Chairman), Donald J. McGowan, (President and Chief Executive Officer), and Thomas P. Abelmann (Chief Financial Officer, Secretary and Treasurer). Upon the completion of the merger, current TCBI director Kevin F. Bowler will join the current board of directors of BankFIRST.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain material United States federal income tax consequences of the merger described in the registration statement of which this joint proxy statement/prospectus is a part, applicable to a holder of shares of TCBI common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to herein as the Code, Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, referred to herein as the IRS, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is limited to TCBI shareholders that hold shares of TCBI common stock and, after the merger, will hold shares of TBI common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a particular holder of TCBI common stock or to holders of TCBI common stock that are subject to special treatment under United States federal income tax laws, such as certain former citizens or residents of the United States, dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who acquired their shares of TCBI common stock pursuant to the exercise of stock options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation, United States persons (as defined below) whose functional currency is not the United States dollar, persons deemed to sell their TCBI common stock under the constructive sale provisions of the Code and persons who acquired TCBI common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction. In addition, this summary does not address the tax consequences of the merger to holders of stock options or warrants to acquire TCBI common stock, including the assumption by TBI of outstanding options to acquire TCBI common stock.

This discussion does not address the tax consequences of the merger under any state, local, foreign or other tax laws or any United States federal estate, gift, or alternative minimum tax considerations. TBI has not requested, and does not plan to request, any rulings from the IRS concerning the merger, and the statements in this registration statement are not binding on the IRS or any court.

For purposes of this discussion, the term “United States person” means:

•	an individual citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds TCBI common stock, the tax treatment of a person who is a partner in such partnership generally will depend upon the status of such persons and the activities of the entity. Persons holding an interest in a partnership holding TCBI common stock should consult with their tax advisors.

TCBI shareholders should consult their own tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local, foreign and other tax laws, in light of their own particular circumstances.

Tax Consequences of the Merger Generally. TBI and TCBI have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Completion of the merger is conditioned upon the receipt of a written tax opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the shareholders of TCBI who receive shares of TBI Common Stock in the Merger. The closing tax opinion will be conditioned on customary representation letters from TBI, on the one hand, and TCBI on the other hand, in form and substance reasonably satisfactory to such counsel. The closing tax opinion is not, however, binding on the IRS.

Tax Consequences to TCBI Shareholders. The material United States federal income tax consequences of the merger to you if you are a United States person who is a holder of TCBI common stock will be as follows:

If you receive shares of TBI common stock in the merger:

•	You will not recognize gain or loss on the exchange of your TCBI common stock for TBI common stock in the merger.

•	You will have an aggregate tax basis in the TBI common stock received in the merger equal to the aggregate tax basis in the TCBI common stock surrendered in the merger.

•	Your holding period for the shares of TBI common stock you receive in the merger will include your holding period for the shares of TCBI common stock that you surrender in the exchange.

•

You will generally recognize gain or loss measured by the difference between the cash received from the contingent consideration and your tax basis in your TCBI common stock, with the gain or less being a capital gain or loss if your shares were held as capital assets.

If you receive cash for your shares of TCBI common stock in the merger:

•

You will generally recognize gain or loss, measured by the difference between the cash received and your tax basis in your TCBI common stock, with the gain or loss being a capital gain or loss if your shares were held as capital assets.

If you acquired different blocks of TCBI common stock at different times and at different prices, your tax basis and your holding period in your shares of TBI common stock may be determined with reference to each block of TCBI common stock.

Reporting Requirements. If you are a “significant holder” of TCBI common stock, you must file a statement with your federal income tax return setting forth certain information pertaining to the merger, including the cost or other tax basis of your TCBI common stock surrendered in the merger and the fair market value of the TBI common stock received in the merger. You are a “significant holder” if you own at least one percent (by vote or value) of the total outstanding stock of TCBI, or you own securities in TCBI with a basis of $1,000,000 or more. In addition, all TCBI shareholders must retain permanent records of such information pertaining to the merger.

Appraisal rights. If a shareholder were to exercise appraisal rights with respect to such shareholder’s TCBI common stock in connection with the merger and receive cash payment for such shareholder’s TCBI common stock, such shareholder would generally recognize capital gain or loss, measured by the difference between the cash received and such shareholder’s tax basis in such TCBI common stock. Shareholders who intend to exercise appraisal rights are urged to consult their own tax advisors.

The preceding discussion is a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. TCBI shareholders are urged to consult their own tax advisors as to the United States federal income tax consequences to them of the merger, including tax return reporting requirements, the applicability of state, local, foreign and other applicable tax laws and any proposed tax law changes.

Anticipated Accounting Treatment

The merger will be accounted for as a “purchase” for financial reporting purposes.

Regulatory Approvals

TBI has agreed to use its reasonable best efforts to obtain the regulatory approvals required to complete the merger. TBI refers to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” These include approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the Florida Office of Financial Regulation, or OFR, the Federal Deposit Insurance Corporation or FDIC, and various other federal and state regulatory authorities. TBI has filed or intends promptly to complete the filing of applications and notifications to obtain all requisite regulatory approvals.

The merger cannot proceed in the absence of the requisite regulatory approvals.

TBI believes that it will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on TBI or TCBI. However, TBI cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, TBI cannot assure you as to the absence of any litigation challenging them or any unduly burdensome conditions. Likewise, TBI cannot assure you that the DOJ, or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

TBI is not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. TBI presently contemplates that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, TBI cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board

Completion of the merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act found at Section 18(c) of the Federal Deposit Insurance Act, as amended, and by the OFR under Chapter 658 of the Florida Statutes.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing the merger, the Federal Reserve Board will consider the financial and managerial resources of TBI and TCBI and their subsidiary banks, the convenience and needs of the communities to be served, applicable overall capital and safety and soundness standards, the effectiveness of each company in combating money laundering activities, as well as TBI’s and TCBI’s regulatory status, including legal and regulatory compliance.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve will take into account TBI’s records of performance in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by its companies. TBI’s banking subsidiary and TCBI’s banking subsidiary received “satisfactory” ratings from their respective federal regulator in its most recent Community Reinvestment Act examination with respect to this criterion.

Furthermore, the Bank Holding Company Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, TBI’s application, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve may not be consummated until 30 days after such approval is received, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

FDIC and OFR

Completion of the merger is subject to the approval by the FDIC and the OFR, which each take into account many of the criteria considered by the Federal Reserve Board in approving a merger.

Other Antitrust Authorities

The merger may be reviewed by the state attorney general of Florida. While TBI and TCBI believe there are substantial arguments to the contrary, this authority may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

In addition, private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, TBI and TCBI believe that the completion of the merger will not violate U.S. antitrust laws. However, TBI and TCBI can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that TBI and TCBI will prevail.

Appraisal Rights of Dissenting TCBI Shareholders

In connection with the merger, record holders of TCBI common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is consummated. Under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act, or FBCA, as a result of the consummation of the merger, holders of shares of TCBI common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Sections 607.1301 – 607.1333. TCBI is required to send a notice to that effect to each of its shareholders not less than 20 days prior to the annual meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Sections 607.1301 – 607.1333 of the FBCA, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Sections 607.1301 – 607.1333, a copy of the text of which is attached hereto as Annex C.

TCBI shareholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions

A TCBI shareholder who desires to exercise appraisal rights must (a) not vote in favor of, or cause or permit to be voted, any shares, for the approval and adoption of the merger agreement and (b) before the vote , deliver to TCBI, a written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

TCBI must send an appraisal notice no earlier than the effective date of the merger and no later than 10 days after such date, TCBI must supply shareholders with a form that specifies the effective date of the merger and states: (a) where the form should be sent and where the certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the form (specified in (b)); (b) a date by which the corporation must receive the from, which may not be fewer than 40 days nor more than 60 days after the date the appraisal notice and form are sent and state that the shareholder has waived the right to demand appraisal if the form is not received by TCBI by the specified date; (c) TCBI’s estimated fair value of the shares; (d) an offer to pay TCBI’s fair value; (e) if requested in writing, TCBI will provide to the shareholder, within 10 days of the date by which TCBI must receive the form; and (f) the date by which the notice to withdraw must be received, which date must be 20 days after the date by which TCBI must receive the form. The form should also provide a place for the shareholder to state: (a) the shareholder’s name and address, (b) the number, classes, and series of shares, (c) that the shareholder did not vote for the transaction, (d) whether the shareholder accepts TCBI’s offer as stated on the form, and (e) if the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest. The form and notice should also be accompanied by a copy of FBCA Sections 607.1301 – 607.1333 and financial statements of the company being acquired, consisting of a balance sheet as of the end of the fiscal year not more than 15 months prior to the date of the company’s appraisal notice, an income statement, and cash flow statement for that year, and the latest available interim financial statements, if any.

As required by Section 607.1323, a shareholder must execute and return the form received from TCBI, and in the case of certificated shares, must deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice. Once a shareholder deposits the shareholder’s certificates, or in the case of the uncertificated shares, returns the executed forms, the shareholder loses all rights as a shareholder, unless the shareholder withdraws from the appraisal process by so notifying TCBI in writing by the date set forth in the appraisal notice. Any shareholder who fails to withdraw may not thereafter withdraw without TCBI’s written consent. A shareholder who does not execute and return the form, and in the case of certificated shares, deposit the required certificates, each by the date in the notice, is not entitled to payment.

If the shareholder states on the form that the shareholder accepts the offer of TCBI to pay TCBI’s estimated fair value for the shares, TCBI must make such payment to the shareholder within 90 days after TCBI’s receipt of the form from the shareholder. A shareholder who is dissatisfied with TCBI’s offer must notify TCBI on the form of that shareholder’s estimate of fair value of the shares and demand payment of that estimate plus interest. If the shareholder fails to notify TCBI in writing of the shareholder’s demand to be paid within the timeframe set forth in TCBI’s appraisal notice, waives the right to demand payment and is entitled only to the payment offered by TCBI.

If a shareholder makes demand for payment which remains unsettled, TCBI must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If TCBI does not commence the proceeding within the 60-day period, any shareholder who has made a demand may commence the proceeding in the name of TCBI. The proceeding must be commenced in the appropriate court of the county in which TCBI’s principal office, or, if none, its registered office is located in Florida. The court’s jurisdiction is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. All shareholders, whether or not residents of this state, whose demands remain unsettled will be made parties to the proceeding as in an action against their shares. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings, however, there is no right to a jury trial. TCBI will serve a copy of the initial pleading in the proceeding on each shareholder party who is a resident of Florida in the manner provided by law for the service of a summons and complaint and on each nonresident shareholder party by registered or certified mail or by publication as provided by law. Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of the shareholder’s shares, plus interest, as found by the court. TCBI must pay each shareholder the amount found to be due within 10 days after the final determination of the proceedings. Upon payment, the shareholder will cease to have any interest in the shares.

In an appraisal proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will asses the costs against TCBI, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against TCBI and in favor of any or all shareholders demanding appraisal if the court finds TCBI did not substantially comply with the appraisal notice procedures; or against TCBI or a shareholder demanding appraisal, in favor or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily or not in good faith. Additionally, if the court finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against TCBI, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

To the extent TCBI fails to make a required payment, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from TCBI all costs and expenses of the suit, including counsel fees.

Failure to comply with all of the procedures set forth in Sections 607.1301 – 607.1333 will result in the loss of a shareholder’s statutory appraisal rights. In view of the complexity of Sections 607.1301 – 607.1333, shareholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CERTAIN TERMS OF THE MERGER AGREEMENT

The following describes certain material terms of the merger agreement and the shareholder voting agreement. The full text of the merger agreement and the amendment to the merger agreement, and the shareholder voting agreement are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus and each are incorporated herein by reference. TCBI shareholders are encouraged to read the entire merger agreement and the shareholder voting agreement and the other annexes to this proxy statement/prospectus.

The merger agreement and the shareholder voting agreement and the other annexes attached to this proxy statement/prospectus were included to provide investors and security holders with information regarding their respective terms. These agreements are not intended to provide any other factual information about TBI or TCBI. The merger agreement attached as Annex A to this proxy statement/prospectus contains representations and warranties that the parties thereto made to and solely for the benefit of each other, and such representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in the representations and warranties in the merger agreement are qualified by information in confidential disclosure schedules that TBI and TCBI delivered in connection with the execution of the merger agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement or another agreement attached as an annex to this proxy statement/prospectus, which subsequent information may or may not be fully reflected in TBI’s or TCBI’s public disclosures.

The Merger

At the effective time of the merger, TCBI will be merged with and into TBI and the separate corporate existence of TCBI will cease. In addition, on the effective date of the merger, East Coast Community Bank will merge with and into BankFIRST, and the separate corporate existence of East Coast Community Bank will cease. The cash, contingent consideration and shares of TBI common stock to be received by TCBI shareholders in the merger is referred to as the merger consideration in this proxy statement/prospectus.

Effective Time of the Merger

The merger agreement provides that the merger will become effective on the date and time set forth in the articles of merger relating to the merger filed with the Florida Secretary of State. The parties to the merger agreement will utilize their best efforts to cause such articles of merger to be issued within 30 days after the satisfaction of all conditions to the merger, including, without limitation, approval of the merger by the shareholders of TCBI and the receipt of all regulatory approvals required to consummate the merger.

Merger Consideration

General

The merger agreement provides that, at the effective time of the merger, each share of TCBI common stock then outstanding will automatically become and be converted into the right to receive cash or shares of TBI common stock. TCBI shareholders receiving shares of TBI common stock also will have the right to receive the contingent consideration. At the effective time of the merger and by virtue of the merger of East Coast Community Bank with and into BankFIRST, each share of East Coast Community Bank common stock then issued and outstanding will be cancelled. The cash, contingent consideration and shares of TBI common stock to be received by TCBI shareholders in the merger is referred to as the merger consideration in this proxy statement/prospectus. The number of shares of TBI common stock to be issued for each share of TCBI common stock in the merger is referred to as the exchange ratio in this proxy statement/prospectus. TCBI shareholders will not receive any fractional shares of TBI common stock as part of the stock consideration. Instead, each TCBI fractional share will be rounded up to the nearest whole share of TBI common stock.

Payment on Closing of Merger

Each share of TCBI common stock held by a holder of less than 1,000 shares of TCBI common stock will be converted into the right to receive a cash payment equal to the TCBI book value per share multiplied by 1.08. Each share of TCBI common stock held by a holder of 1,000 or more shares of TCBI common stock will be converted into the right to receive shares of TBI common stock equal to the exchange ratio and the contingent consideration.

For purposes of determining the TCBI book value per share, the TCBI shareholders’ equity will be divided by the number of shares of TCBI common stock outstanding as of the end of the calendar month immediately prior to effectiveness of the merger, or the valuation date. The TCBI shareholders’ equity is the shareholders’ equity of TCBI as of the valuation date, calculated in accordance with GAAP, but will exclude the payment or accrual of expenses of TCBI directly associated with the merger, including:

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legal fees, accounting fees, investment banking or brokerage fees, consulting fees and all fees associated with the termination of any employment agreements and change in control agreements and the payments required to be made under such agreements as a result of the transactions contemplated by the merger agreement (provided that the payments for the termination of employment agreements and change in control agreements and payments required to be made under such agreements shall not exceed $139,170 as to Mr. Ramirez), and

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one-half of the insurance premium payment required by TCBI under the requirement to maintain TCBI’s director and officer liability insurance for a three-year period following the effectiveness of the merger.

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Routine Expenses not directly arising from the transactions contemplated by the merger agreement will not be deemed expenses directly associated with the transactions contemplated by the merger agreement.

For holders of TCBI common stock receiving TBI common stock, the exchange ratio is computed by dividing the TCBI book value per share amount by the TBI book value per share amount, both as of the valuation date and with the result rounded to three decimal places, and then multiplying that result by .525 (i.e., 52.5%). The TBI book value per share is computed by dividing the TBI shareholders’ equity by the number of shares of TBI common stock outstanding, each computed as of the valuation date. For purposes of the merger agreement, the TBI shareholders’ equity means the shareholders’ equity of TBI as of the valuation date, calculated in accordance with GAAP, but excluding:

•	goodwill and other intangible assets (net of related tax effect) as those terms are defined in the current instructions to the Federal Reserve’s quarterly FRY 9C Report required to be filed by TBI,

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the payment or accrual of all expenses of TBI directly associated with or related to the transactions contemplated by the merger agreement, including, without limitation, legal fees, accounting fees, investment banking or brokerage fees and consulting fees and amounts paid to or on behalf of TCBI,

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one-half of the insurance premium payment required of TCBI pursuant to the merger agreement to maintain TCBI’s directors and officers liability insurance coverage for a three-year period following the effectiveness of the merger, and

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Any disallowed intangible assets, other than goodwill, will be calculated net of the related deferred tax liability on the books of TBI, calculated at an effective income tax rate of 37.63%. Also, routine expenses not directly arising from the transactions contemplated by the merger agreement will not be deemed expenses directly associated with the transactions contemplated by the merger agreement.

•	Contingent Consideration

•	Each holder of TCBI common stock who receives shares of TBI common stock in the merger also is entitled to receive additional cash consideration depending upon the performance of the East Coast

Community Bank loan portfolio during a two year period following effectiveness of the merger. No later than 30 days after the second anniversary of the merger effectiveness, TBI will pay in cash to each such holder of TCBI common stock, their proportionate share of an amount equal to the Gross Contingent Consideration, less the sum of (i) any amounts paid to holders with respect to the exercise of dissenters’ rights, (ii) the amount, if any, by which the Loan Losses exceed the allowance for loan losses maintained by East Coast Community Bank as reflected on its financial statements as of the effectiveness of the merger, and (iii) Lawsuit Losses. The Gross Contingent Consideration is the dollar amount obtained by multiplying (i) the TBI book value per share, by (ii) the exchange ratio, and by (iii) the number of shares of TBI common stock (excluding shares as to which dissenters’ rights have been perfected and shares held by holders of less than 1,000 shares of TCBI common stock). A holder’s proportionate share is based upon the number of shares of TCBI common stock owned by such holder relative to the aggregate shares of TCBI common stock owned by all holders of at least 1,000 shares of TCBI common stock (other than those exercising dissenters’ rights) on the effectiveness of the merger.

•	For purposes of the merger agreement, “Loan Losses” means:

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any loss that occurs between the closing and the second anniversary of the closing, or the ending date, when a loan is charged off or charged down at the direction or request of any regulatory examiner, at the direction or request of TBI’s independent accounting firm, at the direction or request of any external loan reviewer, or at the direction or request of the board of directors of BankFIRST,

•	“excess legal expense” (i.e., legal expenses in excess of $15,000 per loan or loan relationship) incurred by BankFIRST in efforts to maximize collections on the loans, or

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any loss incurred by TBI as a result of fraudulent activities; provided, however, that any transfer of any loan by BankFIRST to a subsidiary of TBI at an amount net of the reserve for that loan will not constitute a “Loan Loss.”

The loans include The all East Coast Community Bank loans as of the closing of the merger.

The term “Lawsuit Losses” means all losses incurred as a result of an outstanding lawsuit against East Coast Community Bank identified on a confidential schedule to the merger agreement. TBI and TCBI have agreed that the losses incurred as a result of this lawsuit will consist of (i) all expenses paid by East Coast Community Bank, TCBI, BankFIRST and/or TBI after the date of the merger agreement related to such lawsuit (including settlement and legal expenses), and (ii) the amount of any judgment against East Coast Community Bank, TCBI, BankFIRST and/or TBI as a result of such lawsuit.

BankFIRST has agreed to use commercially reasonable efforts to achieve the objective of maximizing collections on the loans, in accordance with normal and prudent banking practices and procedures and in accordance with such specific limitations as may be imposed under the merger agreement. BankFIRST may employ agents or independent contractors, including, without limitation, any attorney, accountant, consultant or other professional, to perform, or may otherwise subcontract its duties and responsibilities. BankFIRST will seek to collect all amounts due with respect to the loan and will take such actions (including, without limitation, sales or leases, including a bulk sale of loans and enforcement of liabilities of borrowers) as are appropriate in order to attempt to maximize collections on the loans. In performing its functions and deciding what actions to take, BankFIRST may consider the costs of collection (including administrative and legal expenses), potential liabilities, likelihood of recoveries, and other relevant factors. All decisions by BankFIRST with respect to servicing of the loans will be binding on the TCBI holders.

On January 31 and July 31 of each year until the ending date, TBI will provide the TCBI holders with a loan report setting forth in reasonable detail the amount of the loan losses realized with respect to the loans during the immediately preceding six month period ending December 31 or June 30, as the case may be. For purposes of determining the amount of loan losses with respect to the loans, all cash payments received by BankFIRST and all proceeds from the sale or other disposition of collateral will be first applied to any excess legal expenses as indicated above, then to the principal amount of the note, and finally to the unpaid interest (to the extent that the borrower’s obligation is still in the form of a loan and there is accrued and unpaid interest receivable as to such loan). If a borrower’s obligation has been converted to OREO, then the proceeds of the sale of the OREO property will be applied first to any excess legal expenses, then to the principal amount of the note, and finally to gains and losses on the sale of OREO.

BankFIRST may accept deposits from, lend to, and generally engage in any kind of banking or other business with any obligor or borrower on the loans (and any affiliate of any obligor or borrower on the loans) and accept fees and other consideration from any obligor or borrower on the loans for services. Neither TBI nor BankFIRST nor any agent of either, including without limitation, attorneys, accountants, consultants, or independent contractors employed by them will be deemed a fiduciary with respect to any TCBI holder.

From the effectiveness of the merger to the ending date, TBI will pay interest quarterly in arrears on the last day of each calendar quarter (and prorated for a partial calendar quarter during which the merger becomes effective and the ending date occurs) at a rate equal to 3% per annum to the TCBI holders of at least 1,000 shares of TCBI common stock on the Gross Contingent Consideration. Each TCBI holder will be entitled to receive such holder’s proportionate share (based upon the number of shares of TCBI common stock owned by such holder of at least 1,000 shares relative to the aggregate shares of TCBI common stock owned by holders of at least 1,000 shares of TCBI common stock on the merger effective date other than holders exercising dissenters’ rights) of each quarterly interest payment by TBI. The payment will be made by TBI within 20 days following the end of each calendar quarter at the holder at the address of such holder as set forth in a list of holders delivered by TCBI to TBI on or prior to effectiveness of the merger, or at such other address as a TCBI holder of at least 1,000 shares of TCBI common stock provides through lawful notice from such holder to TBI in writing following effectiveness of the merger.

Manner of Converting Shares

Under the terms of the merger agreement, promptly following the effective time of the merger TBI will cause the exchange agent, to mail to each record holder of TCBI common stock appropriate transmittal materials and instructions, which record holders will use to exchange TCBI common stock certificates for the merger consideration. TCBI common stock certificates should not be surrendered for exchange by TCBI shareholders before the effective time of the merger.

After the effective time of the merger, each holder of shares of TCBI common stock (other than shares to be cancelled as to which dissenters’ rights have been perfected) issued and outstanding at the effective date of the merger will surrender the certificates representing such shares to the exchange agent and will promptly upon surrender thereof receive in exchange the merger consideration. TBI will not be obligated to deliver the merger consideration to which any former holder of TCBI’s common stock is entitled as a result of the merger until such holder surrenders such holder’s certificate or certificates for exchange. TBI and the exchange agent will be entitled to withhold assets from the merger consideration as required under applicable tax laws.

TCBI Stock Options

Each TCBI stock option which is outstanding at the effective time of the merger, whether or not exercisable, will be exercisable for TBI common stock, such that the number of shares of TBI common stock subject to such option will be equal to the number of shares of TCBI common stock subject to such TCBI stock option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded to the nearest whole share, and the per share exercise price of the substituted option will be the exercise price under each such TCBI stock option adjusted by dividing the per share exercise price under each such TCBI stock option by the exchange ratio and rounding to the nearest cent.

Conditions to the Merger

Conditions to the Obligations of Each Party

The merger agreement provides that the obligations of the parties to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the additional conditions applicable to each of the parties set forth below:

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approval of the merger and the other transactions contemplated by the merger agreement by the required vote of the TCBI shareholders will have been obtained and the number of dissenting shares of TCBI’s common stock will not exceed 15% of the number of shares of TCBI’s common stock issued and outstanding immediately prior to the effective time of the merger;

•	all regulatory approvals from all regulatory authorities required to consummate the merger and the transactions contemplated by the merger agreement will have been obtained;

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all consents of all persons (other than regulatory authorities) required for the consummation of the merger and the transactions contemplated by the merger agreement will have been obtained, subject to certain exceptions;

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no court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order or taken any other action which prohibits, restricts or makes illegal consummation of the merger; and

•	each party will have received an opinion to the effect that the merger constitutes a reorganization under Section 368 of the Internal Revenue Code.

Additional Conditions to the Obligations of TBI to Effect the Merger

The merger agreement provides that TBI’s obligations to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among other conditions and in addition to the conditions set forth above under “—Conditions to the Obligations of Each Party”:

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the truth and correctness of TCBI’s representations and warranties as of the date of the merger agreement and the date of the completion of the merger (with the exception of those representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date, which representations and warranties shall be true and correct as of such date), subject to the material adverse effect standard in the merger agreement (disregarding for such purposes any materiality or material adverse effect qualifications in such representations and warrants); provided, that TCBI’s capitalization representation shall be true and correct in all respect (except for de minimis inaccuracies) and TCBI’s absence of changes representation shall be true and correct in all material respects;

•	TCBI’s due performance and compliance with the agreements and covenants of the merger agreement in all material respects;

•	TCBI’s shareholders’ equity on the last day of the calendar month immediately preceding the effective date of the merger, as determined in accordance with GAAP, shall not be less than $6,000,000;

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TCBI’s allowance for loan losses on the last day of the calendar month immediately preceding the effective date of the merger, as determined in accordance with GAAP, expressed as a percentage of its total loans as of such date, shall not be less than 2.7%;

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TCBI’s classified assets ratio (i.e., its total classified assets including real estate owned divided by the sum of its Tier 1 capital plus its allowance for loan losses) as of the last day of the calendar month immediately preceding the effective date of the merger must not exceed 150%;

•	the receipt by TBI from TCBI’s directors and executive officers of noncompetition agreements; and

•	the receipt by TBI from the TCBI executive officers of nonsolicitation agreements.

As used in the merger agreement, “material adverse effect” means any near-term or long-term material adverse change in or material adverse effect on the business, results of operations, financial condition or assets, taking the assets as a whole, of TCBI or TBI, as the case may be. The term “material adverse effect” does not include the impact of (a) changes in banking and similar laws of general applicability or interpretations of such laws by courts or governmental authorities; and (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally.

Additional Conditions to the Obligation of TCBI to Effect the Merger

The merger agreement provides that TCBI’s obligations to effect the merger and otherwise effect the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among other conditions and in addition to the conditions set forth above under “—Conditions to the Obligations of Each Party”:

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the truth and correctness of TBI’s representations and warranties as of the date of the merger agreement and the date of the completion of the merger (with the exception of those representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date, which representations and warranties shall be true and correct as of such date), subject to the material adverse effect standard in the merger agreement (disregarding for such purposes any materiality or material adverse effect qualifications in such representations and warrants); provided that TCBI’s capitalization representation shall be true and correct in all respect (except for de minimis inaccuracies) and TCBI’s absence of changes representation shall be true and correct in all material respects; and

•	TBI’s due performance and compliance with the agreements and covenants of the merger agreement in all material respects.

Representations and Warranties

The merger agreement contains customary representations and warranties that TCBI and TBI made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that TCBI and TBI have exchanged in connection with signing the merger agreement. While TBI and TCBI do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

TCBI in the merger agreement has made representations and warranties to TBI customary for transactions of this nature that relate to, among other things:

•	organization and good standing;

•	authority to enter into the merger agreement;

•	capitalization, subsidiaries and financial statements;

•	undisclosed liabilities;

•	certain changes or events or failures since June 30, 2010 which could have a material adverse effect on TCBI or its subsidiaries;

•	tax matters, including but not limited to filing of tax returns, payment of taxes and tax liability;

•	assets, including but not limited to title and leases, and the classifications of certain extensions of credit;

•	environmental matters, including but not limited to compliance with environmental laws and hazardous materials;

•	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

•	compliance with laws applicable to the business and compliance with state laws applicable to the merger;

•	labor relations;

•	employee benefit plans;

•	pending and threatened litigation;

•	material contracts;

•	related party transactions;

•	insurance matters; and

•	reports filed with regulatory authorities and other regulatory matters.

TBI in the merger agreement, made representations and warranties to TCBI customary for transactions of this nature that relate to, among other things:

•	organization and good standing;

•	authority to enter into the merger agreement;

•	capitalization, subsidiaries and financial statements;

•	undisclosed liabilities;

•	certain changes or events or failures since June 30, 2010 which could have a material adverse effect on TCBI or its subsidiaries;

•	tax matters, including but not limited to filing of tax returns, payment of taxes and tax liability;

•	assets, including but not limited to title and leases, and the classifications of certain extensions of credit;

•	environmental matters, including but not limited to compliance with environmental laws and hazardous materials;

•	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

•	compliance with laws applicable to the business and compliance with state laws applicable to the merger;

•	labor relations;

•	pending and threatened litigation; and

•	material contracts.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of TBI and TCBI

Under the terms of the merger agreement, TBI and TCBI agreed that, before the effective time of the merger, they will, among other things, and subject to specified exceptions:

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use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate and make effective the merger and the other transactions contemplated by the merger agreement;

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promptly notify the other party of (i) of the occurrence, or non-occurrence, of any event that would make the timely satisfaction of any of the conditions for the closing of the merger impossible or unlikely or otherwise prevent, materially delay or materially impair the ability of either party to consummate the transactions contemplated by the merger agreement, or (ii) of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements in the merger agreement;

•	permit the other party reasonable access to its and its subsidiaries’ respective business and properties, books, contracts, records and personnel;

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consult with each other before issuing any press release with respect to the merger or the merger agreement and not issue any such press release or make any such public statements without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed;

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furnish each other upon request all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party or regulatory authority;

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work with each other in good faith to facilitate the timely and accurate dissemination of information, through formal presentations and otherwise, to employees regarding matters related to the transactions contemplated by the merger agreement;

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furnish to the other no later than 15 days after the end of each calendar month following the end of each calendar month ending after the date of the merger agreement: (i) financial statements (including balance sheet, income statement and statement of changes in shareholders’ equity) as of and for such month then ended and (ii) copies of any internal management reports relating to the foregoing; and

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conduct their respective businesses in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact their respective business organizations and advantageous customer and business relationships and retain the services of their respective key officers and employees, and (iii) take no action which would reasonably be expected to adversely affect or delay their ability to consummate the transactions contemplated by the merger agreement.

Affirmative Covenants of TCBI

Under the terms of the merger agreement, TCBI has agreed that before the effective time of the merger, and except as otherwise required by the Merger Agreement, it will:

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as soon as practicable after the effectiveness of the registration statement of which this proxy statement/prospectus is a part, call a meeting of TCBI’s shareholders, to be held within 30 days of such effective date, for the purpose of approving the merger agreement and any other matters required to be approved by TCBI’s shareholders for the consummation of the merger and solicit from TCBI’s shareholders proxies in favor of the approval of the merger agreement and take all action necessary or advisable to secure the consent of its shareholders to adopt and approve the merger agreement and the merger;

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use its reasonable best efforts to cooperate with TBI in preparing and delivering for filing documentation to effect all necessary notices and other filings and to obtain all consents and approvals necessary or advisable to be obtained from any third parties or regulatory authorities in order to consummate the merger and the other transactions contemplated by the merger agreement;

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use its commercially reasonable best efforts to obtain (i) within 60 calendar days after the date of the merger agreement, all consents required to be obtained from any third parties in connection with the merger and the other transactions contemplated by the merger agreement and (ii) the cooperation of such third parties to effect the integration of the operations of East Coast Community Bank and BankFIRST as expeditiously as possible after the effective date of the merger;

•	use its reasonable best efforts to cause each TCBI shareholder who is a party to a shareholder voting agreement to comply with such agreement;

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use its reasonable best efforts to cause each of the persons identified as “non-compete persons” in the merger agreement to execute a non-competition agreement prior to the effective date of the merger; and

•	immediately after the effective date of the merger, pay $139,172 to Rafael A. Ramirez in consideration of, and subject to his execution of, a non-competition agreement.

Under the terms of the merger agreement, TCBI has also agreed that its board of directors will recommend that TCBI shareholders vote to approve the merger. However, at any time before the adoption of the merger agreement by TCBI’s shareholders, TCBI’s board of directors is entitled to withdraw or modify its recommendation that TCBI shareholders vote for approval of the merger and approve or recommend a superior proposal if certain requirements, including the following, are satisfied:

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TCBI’s board of directors will have determined in good faith, after it has received a superior proposal and after consultation with outside counsel, that the failure to withdraw or modify its recommendation would result in a reasonable possibility that TCBI’s board of directors would breach its fiduciary duties to TCBI shareholders under applicable law;

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TCBI will have given TBI two business days’ prior written notice advising TBI that TCBI’s board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and including a copy of such superior proposal, if in writing, identifying the person making such superior proposal and stating that it intends to modify or withdraw its recommendation that TCBI shareholders approve the merger and TCBI receives from such person or group, an executed confidentiality agreement containing terms no less favorable to TCBI that the terms of the confidentiality agreement that it has with TBI; and

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after providing such notice, TCBI will provide TBI a reasonable opportunity, not to exceed two business days, to adjust the terms and conditions of the merger agreement as would enable TCBI to proceed with its recommendation to its shareholders to approve the merger, provided that any such adjustment will be at the discretion of the parties.

For purposes of the merger agreement, the term “superior proposal” means any acquisition proposal (i) involving the acquisition of a majority of the equity interests in, or all or substantially all of the assets and liabilities of, TCBI or any of its subsidiaries and (ii) with respect to which the board of directors of TCBI (A) determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person or group making the acquisition proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to TCBI’s shareholders than the merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of TCBI, after obtaining the advice of a financial advisor of nationally recognized reputation, the person or group making such acquisition proposal is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by TBI in response to such acquisition proposal).

For purposes of the merger agreement, the term “acquisition proposal” means any proposal by any person (other than TBI or any of its affiliates) for an acquisition transaction involving TCBI or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries, the assets of which constitute 10% or more of the consolidated assets of TCBI as reflected on TCBI’s consolidated statement of condition prepared in accordance with GAAP.

For purposes of the merger agreement, the term “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase from TCBI by any person or group (other than TBI or any of its affiliates) of 5% or more in interest of the total outstanding voting securities of TCBI or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group (other than TBI or any of its affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of TCBI or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving TCBI pursuant to which the shareholders of TCBI immediately before such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of TCBI; or (iii) any liquidation or dissolution of TCBI.

The merger agreement provides that TCBI will be required to pay TBI a termination fee equal to $340,000 if, prior to the vote of shareholders of TCBI, the board of directors of TCBI has (i) withdrawn, modified or changed its recommendation or approval of the merger agreement in a manner adverse to TBI in order to approve and permit TCBI to accept a superior proposal and (ii) determined, based on the advice of outside legal counsel, that the failure to withdraw or modify its recommendation or approval of the merger agreement would result in a breach of the board of directors’ fiduciary laws. TCBI has waived any right to set-off or counterclaim against such amount.

See “Certain Terms of the Merger Agreement—Expenses and Termination Fee.”

Negative Covenants of TCBI

Under the terms of the merger agreement, TCBI has agreed that, during the period before the date of the merger agreement and the effective time of the merger, it will not, except as otherwise contemplated by the merger agreement, or as consented to in writing by TBI:

•

issue, sell, transfer, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock, or any convertible securities or other rights of any kind to acquire or receive any shares of TCBI’s capital stock (subject to certain exceptions);

•	make, declare, pay or set aside for payment any dividend payable in cash, stock or property on any shares of TCBI’s capital stock;

•

enter into, adopt, establish, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify or terminate any employment, consulting, transition, termination, severance, change in control, retention or similar agreement or arrangement, benefit, program, policy, trust, fund or other arrangement with any current or former director, officer, employee or independent contractor (subject to certain exceptions or grant any salary or wage increase or increase any other compensation or employee benefit (including incentive or bonus payments));

•

hire any person as an employee or promote any employee, except persons hired to fill any vacancies and whose employment may be terminated at will and whose base salary or wage rate, including any bonus, does not exceed $40,000 per annum;

•

enter into, terminate, establish, adopt or amend (except as may be required by applicable law) any benefit plans of TCBI, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of stock options or other benefits;

•

sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business consistent with past practice in a transaction which, taken as a whole with all of the transactions is not material to TCBI;

•

acquire, subject to certain exceptions, all or any portion of the assets, deposits, business or properties of any other person except in the ordinary and usual course of business consistent with past practice in a transaction which, taken as a whole with all of the transactions is not material to TCBI;

•	make any capital expenditures, subject to certain exceptions;

•	amend or otherwise change its articles of incorporation or bylaws, except as contemplated by the merger agreement or otherwise agreed to buy TCBI;

•	implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles;

•

except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice, enter into, renew or allow to renew automatically, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any contract that calls for aggregate annual payments of $20,000 or more and which is not terminable at will or with 60 days or less notice without payment of any amount other than for products delivered or services performed through the date of termination;

•

enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, or commence, any litigation, claim or other proceeding, subject to certain exceptions;

•

take any action or omit to take any action that would result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective date of the merger, (ii) any of the conditions to the merger not being satisfied on a timely basis; or (iii) a material violation of any provision of the merger agreement, except as may be required by applicable law;

•

except as required by applicable law, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

•

incur or modify any indebtedness for borrowed money or other liability or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, subject to certain exceptions;

•

enter into, renew, increase or commit to make any loan (including letters of credit) to, or invest or agree to invest in any person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans of TCBI Bank to such person, would be in excess of $500,000, or lend to any person other than in accordance with lending policies as in effect on the date of the merger agreement, in each case subject to certain exceptions;

•

other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $150,000 individually and $250,000 in the aggregate or sales of overnight federal funds or in certain securities transactions, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any person and other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, it may purchase investment securities if, within five Business Days after TCBI requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that TBI consent to making of any such purchase, TBI has approved such request in writing or has not responded in writing to such request;

•

commence, compromise or settle any litigation or proceeding with respect to any liability for Taxes, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, take any action which is reasonably likely to have an adverse effect on any Tax position of it or, after the Merger, the Continuing Entity or any of its Affiliates, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice;

•

introduce any material new products or services; begin any material marketing campaigns; enter into any material new line of business; change its lending, underwriting, credit-grading or other material banking or operating policies in any material respects; or make or file any applications with any Regulatory Authority for the opening, relocation or closing of any, or open, relocate or close any, branch, servicing center or other office or facility; or

•	agree or commit to do any of the foregoing.

Affirmative Covenants of TBI

Under the terms of the merger agreement, TBI has agreed that it will, among other things, and subject to certain exceptions:

•

use its reasonable best efforts to prepare and deliver for filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents and approvals necessary or advisable from any third parties or regulatory authorities in order to consummate the merger and the other transactions contemplated by the merger agreement, and any initial filings forwarded to the regulatory authorities will be made by TBI within 60 days of the date of the merger agreement;

•

for a period of three years after the effective date of the merger, indemnify present and former directors and officers of TCBI or its subsidiaries against all costs or expenses, claims or liabilities incurred in connection with any claim, action or investigation arising out of such person’s service if TCBI would have been required to indemnify such person prior to the effective date of the merger; and

•

for a period of 12 months after the effective date of the merger, provide to the then current employees of TCBI and East Coast Community Bank who continue employment with TBI (the “continuing employees”) during such period employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) that are comparable in the aggregate to employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) provided by BankFIRST to its employees, and TBI will cause the employee benefit plans that the continuing employees are or become eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by the continuing employees with TCBI as if such service were with TBI or any of its subsidiaries, to the same extent that such service was credited under any analogous benefit plan of East Coast Community Bank immediately prior to the effective date of the merger; and

•	enter into a new employment agreement with Mr. Ramirez.

Negative Covenants of TBI

Under the terms of the merger agreement, TBI has agreed that, during the period between the date of the merger agreement and the effective time of the merger, TBI shall not, among other things, except as otherwise contemplated by the merger agreement, or as consented to in writing by TCBI:

•

enter into, terminate, establish, adopt or amend (except as may be required by applicable law) any benefit plans of TBI, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of, stock options or other benefits (except that it may renew its health insurance policies and programs in effect as of the date of the merger agreement upon terms and conditions acceptable to TCBI);

•	make any capital expenditures subject to certain exceptions;

•	amend or otherwise change its certificate of incorporations or bylaws, except as contemplated by the merger agreement or otherwise agreed to by TCBI;

•	implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles;

•

take any action or fail to take any action that would result in (i) any of its representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective date of the merger (ii) any of the conditions to the merger not being satisfied on a timely basis; or (iii) a material violation of any provision of the merger agreement, except as may be required by applicable laws; or

•	agree or commit to do any of the foregoing.

Limitation on TCBI’s Ability to Consider Other Acquisition Proposals

TCBI has agreed that it will not, and that it will not authorize or permit any of its affiliates or representatives to, directly or indirectly, subject to specified exceptions:

•	solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

These restrictions do not prohibit TCBI from furnishing nonpublic information regarding it to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide unsolicited written acquisition proposal submitted by such person or group if, among other things, (1) TCBI’s board of directors determines in its good faith judgment (based on, among other things, the advice of its financial advisor of nationally recognized reputation and its outside counsel) that such acquisition proposal constitutes a superior proposal, (2) TCBI’s board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, TCBI gives TBI written notice of the identity of such person or group and of its intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (4) contemporaneously with furnishing any such nonpublic information to such person or group, TCBI furnishes such nonpublic information to TBI.

Termination of the Merger Agreement

The merger agreement provides that TBI and TCBI can agree by mutual written consent to terminate the merger agreement at any time before the consummation of the merger. In addition, either TBI or TCBI may terminate the merger agreement:

•

if the merger is not consummated by May 31, 2011, except to the extent that the failure of the merger then to be consummated arises out of or results from a breach of the merger agreement by the party seeking to terminate;

•

if (i) the approval of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement will have been denied by final and nonappealable action, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger will have become final and nonappealable, or (iii) the TCBI shareholders fail to vote their approval of the matters relating to the merger agreement; or

•

the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach would result in the failure of certain conditions to the terminating party’s obligation to complete the merger, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

In addition, the merger agreement provides that TBI may terminate the merger agreement, before the effective time of the merger, if TCBI’s board of directors (i) will have failed to reaffirm its approval upon TBI’s request for such reaffirmation of the merger and the transactions contemplated by the merger agreement (to the exclusion of any other acquisition proposal), or have resolved not to reaffirm the merger, (ii) has failed to include in the proxy statement its recommendation, without modification or qualification, that the TCBI shareholders approve and adopt the merger agreement or have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to TBI, such recommendation, (iii) will have affirmed, recommended or authorized entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of TCBI capital stock, the board of directors of TCBI will have failed to recommend against acceptance of such tender or exchange offer by its shareholders or taken no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger. TBI also may terminate the merger agreement if the shareholders’ equity of TCBI, as computed in accordance with GAAP and after taking into account any transaction cost adjustments contemplated by the merger agreement, shall be less than $6,000,000 as of the end of the calendar month prior to effectiveness of the merger.

If the merger agreement is terminated, then it will be of no further effect, there will be no liability on the part of TCBI, TBI or Merger Sub to the other, and all rights and obligations of the parties will cease other than (i) certain confidentiality obligations, (ii) liabilities relating to reimbursement of expenses and payment of the termination fee, if applicable, and (iii) liabilities of the breaching party resulting from such breach of the merger agreement.

Expenses and Termination Fee

The merger agreement provides that, regardless of whether the merger is consummated, the parties will pay their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

In addition, TCBI has agreed to pay a termination fee equal to $340,000 if:

•

another acquisition proposal has been publicly announced and not withdrawn, and the merger agreement is terminated because the TCBI shareholders fail to approve the merger or TCBI commits a material breach of the merger agreement or the merger agreement is terminated because the merger was not consummated by May 31, 2011, and within 12 months of such termination, TCBI either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction (as defined in such section);

•

TBI terminates the merger agreement if TCBI’s board of directors has failed to reaffirm its approval upon TBI’s request for such reaffirmation of the merger or has resolved not to reaffirm the merger, or has failed to include in its proxy statement its recommendation, without modification or qualification, that TCBI shareholders approve and adopt the merger agreement or will have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to TBI such recommendation, or TCBI’s board of directors has affirmed, recommended or authorized entering into any acquisition transaction other than the merger, or TCBI’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party; or

•

TCBI terminates the merger agreement, if prior to the adoption of the merger agreement by the TCBI shareholders, TCBI’s board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to TBI in order to approve and permit TCBI to accept a superior proposal and (y) determined, based on the advice of its outside legal counsel that the failure to take such action as set forth in the preceding clause (x) would result in breach of their fiduciary duties under applicable law.

Amendment

To the extent permitted by law, the merger agreement may be amended by the parties by action taken by or on behalf of the parties’ respective boards of directors at any time prior to the effective date of the merger, whether before or after adoption of the merger agreement by the TCBI shareholders. After adoption of the merger agreement by the TCBI shareholders, no amendment may be made which by law requires the further approval of the TCBI shareholders without such further approval.

Shareholder Voting Agreement

As an inducement to TBI and as a condition to TBI’s entering into the merger agreement, each director of TCBI has executed a shareholder voting agreement, pursuant to which each director has agreed, among other things, to vote all shares of TCBI’s common stock beneficially owned by such director or executive officer in favor of the approval of the merger agreement (as and to the extent required by law) in accordance with and subject to the terms set forth therein. In addition, each director has agreed to the following:

•

not to directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to or otherwise facilitate, any acquisition proposal other than the merger agreement and not to approve or endorse an acquisition proposal or enter into a letter of intent with respect to acquisition transaction;

•

vote against (1) any proposal in opposition to the approval and adoption of the merger agreement and approval of the merger and (2) any proposal to approve any other transaction that would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger;

•	grant TBI an irrevocable proxy and power-of-attorney to vote such director or executive officer’s shares of TCBI common stock in favor of approval and adoption of the merger agreement;

•	transfer any of such director or executive officer’s shares of TCBI common stock, or discuss, negotiate, make an offer or enter into an agreement with respect to any such transfer; and

•	not to exercise dissenters’ rights of appraisal as to such director or executive officer’s shares of TCBI common stock.

The voting agreement is attached as Annex B to this proxy statement/prospectus.

ELECTION OF TCBI DIRECTORS

The Board of Directors of TCBI is currently composed of nine members with one vacancy. The Board did not fill the vacancy during the year and has elected to reduce the number of directors from nine to eight. The Board of Directors is divided into three classes and the terms of each class are staggered. There are three Class I directors nominated this year each for a three-year term.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board of Directors knows of no reason why any nominee might not be able to serve.

The Board of Directors recommends that shareholders vote “FOR” the election of the nominees as presented.

The following describes the period that the nominee has served as a director of TCBI, his position and offices held with the Company and the Bank, and his principal occupation or employment.

Management’s Nominees for a Three-Year Term:

Class I Directors

Lawrence J. Fornari, age 47, has been a director of the Bank and the Company since 2001. He is a licensed Certified Public Accountant and has served as Vice President and CEO of Palm Plaza, D.B.S., Inc. from 1994 to 2006 and President and CEO of Beachside, D.B.S., Inc. from 1999 to 2006. Both companies were owner operated oceanfront resort properties and sold in 2005. He previously served as a manager in the Holly Hill office of the Florida based certified public accounting firm of James Moore & Company from 1987 to 1994. He is currently Chairman of the Halifax Area Advertising Authority, President of Fornari Enterprises, a residential development company and President of Fornari Consulting, Inc., a hotel management and consulting company.

Lewis M. Heaster, age 36, has been a director of the Bank and the Company since spring of 2005. He is a graduate of Stetson University and has been a lifelong resident of the area. Mr. Heaster actively develops, leases and manages various forms of real estate primarily throughout the states of Florida and Mississippi. Mr. Heaster has been involved in a great number of community organizations for many years. These include past President of Temple Beth El in Ormond Beach, President of the Heaster Family Foundation, Director for the Halifax Hospital Foundation, Director for the Ormond Beach Chamber of Commerce and member of the City of Ormond Beach Planning Board.

William L. Olivari, CPA, age 67, has been a director of the ECCB since 1998 and a director of the Company since 2001. He was the founding shareholder of Olivari & Associates, P.A., Certified Public Accountants & Consultants. The firm was founded in June, 1984. He is currently a Director of Consolidated Tomoka Land Company, Member of the Halifax Health System Foundation Inc., Member of the Daytona State College Foundation, Inc., Treasurer of the Volusia County Industrial Development Authority, member of the Halifax Civic League and a past Chairman of the Board of the Daytona Beach/Halifax Area Chamber of Commerce.

Continuing Directors

Class II Director

Dr. Michael A. Munier, M.D., age 50, was named a director of the Bank and the Company in December 2002. Dr. Munier entered private practice in Ormond Beach specializing in Otolaryngology—Head and Neck Surgery in 1992. In January 1997, Dr. Munier formed Coastal Ear Nose and Throat, P.A. in Ormond Beach, where he continues to perform head and neck surgery. Dr. Munier has served as Director, Otolaryngology—Head and Neck Surgery for Atlantic Surgery Center in Daytona Beach, since September 1997. He has also served as Lead Physician for ENT Network, Humana Health Plans in Ormond Beach since November of 1997.

Class III Directors

Kevin F. Bowler, age 62, has been a director of the Bank and the Company since 2006. Mr. Bowler received his undergraduate degree from Providence College in Providence, RI and received his MBA from Hofstra University. He is President of Daytona Beverages since 1995, distributors of Anheuser Busch products. Previously, for 26 years Mr. Bowler worked for Anheuser-Busch, and from 1981 to 1995 as President of its Eagle Snacks subsidiary and grew it to over $500 million in sales. Mr. Bowler has participated as a board member for the United Way of Volusia County, The Daytona Beach Chamber, Vice-Chair of the Business Development Partnership, the Chair of the Capital Campaign for Father Lopez Catholic High School, The Mayor’s Task Force on Special Events, Civic Pride and numerous other civic and charitable activities. Mr. Bowler currently organizes the annual Michelob Ultra Open Golf Tournament to benefit the Boys & Girls Club of Volusia and Flagler Counties.

Michael P. Olivari, age 40, was appointed to the Bank’s Board of Directors in December 2002. Mr. Olivari received his Bachelors of Business Administration degree from Hofstra University in 1993 and received his Juris Doctorate from Nova Southeastern University in 1996. Mr. Olivari was admitted to the Florida Bar in 1997 and established his own private practice in Ormond Beach in 1998. In February 2003, he joined the firm of Cobb and Cole, P.A. in their Daytona Beach office and is now a partner with the firm working in the estate planning and probate department. He is a member of the Daytona Beach Rotary Club and a member of the Halifax Associates and Halifax Area Civic League. He also serves on the local Board of the Salvation Army as well as the Central Florida Council of the Boy Scouts of America.

Rafael A. Ramirez, Jr., age 54, was appointed to the Board of Directors of both the Bank and the Company in 2003. Mr. Ramirez was appointed President and Chief Executive Officer of TCB and President of East Coast Community Bank in May 2003. Prior to that time he was the Bank’s Senior Loan Officer. Mr. Ramirez served as the Executive Vice President and Senior Loan Officer for Bank at Ormond-By-the-Sea from 1987 to 2002, when he joined East Coast Community Bank. Mr. Ramirez has a degree in Business Administration/Finance (1978) and a Masters Degree in Business Administration (1981) from Loyola University, New Orleans. Mr. Ramirez has served in many community organizations, including President & Director of the Ormond Beach Chamber of Commerce, President & Director of the Rotary Club of Ormond Beach, President & Director of the Ormond Beach YMCA, Director of Stewart-Marchman Center, Chairman & Director of the Mid Florida Housing Partnership, Director of Ormond Main Street, Ormond Beach Quality of Life Board, Florida Bankers Association, United Way and Oceanside Country Club. Currently, he serves as a Director on the Board of the Daytona Regional Chamber of Commerce, Ormond Beach Chamber of Commerce, as well as Chairman of the Board of Halifax Hospital Associates and member of the Budget Advisory Committee for the City of Ormond Beach. He is also an active member of the Halifax Civic League and the Daytona State College Foundation Board of Directors.

Dwight C. Selby, age 56, has been a director of the Bank and the Company since October 2003. Mr. Selby is a graduate of DePaul University and has held his Florida Real Estate Brokers license since 1987. He has served as President and Broker of Selby Realty, Inc. since 1990, and has served as President of Selby Investment Properties, Inc. since 1995. Mr. Selby and his wife have lived in Ormond Beach since 1983. They have two sons, one a graduate of the University of Florida and the other in his last year there. His companies and partnerships are engaged in the acquisition, management, development, redevelopment and leasing of various commercial real estate projects throughout the greater Daytona Beach area. Mr. Selby is active in his profession and the community serving in various capacities including: past President of Daytona Beach Area Association of Realtors, President of Men Of Faith, Inc., past Chairman of the Board of Cardinal Estates, Inc., a not-for-profit affordable housing developer, Vice Chairman of the Daytona State College Foundation Board of Directors,

former Executive Committee member of the Flagler Volusia Workforce Development Board, former Director of the Ormond Beach Chamber of Commerce and Ormond MainStreet, member of Halifax Civic League, and former Chairman of the Attainable/Affordable Housing Task Force for the City of Ormond Beach.

The following table contains information, as of April    , 2011, with respect to the beneficial ownership (as such term is defined under the Rules and Regulations of the Securities Exchange Commission) of the Company’s common stock held by the nominee and each other director.

Name	Number of Shares(1)	Right to Acquire(2)	Percent of Ownership(3)
Kevin F. Bowler	10,551	4,082	1.08
Lawrence J. Fornari	21,720	13,436	2.59
Lewis M. Heaster	45,050	13,436	4.31
Dr. Michael A. Munier, M.D.	43,865	13,436	4.22
Michael P. Olivari	9,179	13,436	1.66
William L. Olivari, CPA	75,050	26,860	7.51
Rafael A. Ramirez, Jr.	32,537	30,936	4.67
Dwight C. Selby	40,010	13,436	3.94

Total (8 people)	277,962	129,078	29.98

(1)	Includes shares for which the named person: (i) has sole voting and investment power; (ii) has shared voting and investment power with a spouse; or (iii) holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes. Does not include shares that may be acquired by exercising stock options.
(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options.
(3)	Percentages computed on 1,357,722 shares issued and outstanding and includes shares that may be acquired by option exercises.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

TCBI’s independent auditors for the fiscal year ended December 31, 2010, were Saltmarsh, Cleaveland & Gund PA, Pensacola, Florida. The Board of Directors has appointed the Saltmarsh firm as the independent auditors for the fiscal year ending December 31, 2011, subject to shareholder ratification.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Saltmarsh, Cleaveland & Gund PA as independent auditors for the fiscal year ending December 31, 2011.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA

Shares of both TBI common stock and TCBI common stock are not listed or quoted on any securities exchange or quotation system and there is no established public trading market for such shares. Transactions in the shares of TBI common stock and TCBI common stock are privately negotiated between individuals. Therefore, no reliable information is available as to trades of such shares or the prices at which such shares are traded. Based upon the limited information available to them, TBI and TCBI believe the following table sets forth for the periods indicated the high and low sales prices per share for the shares of TBI and TCBI common stock. Neither TBI nor TCBI has ever paid cash dividends on their common stock.

	TBI COMMON STOCK				TCBI COMMON STOCK
	High		Low		High		Low
Year ended December 31, 2009
First Quarter	$	N/A	$	N/A	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A	$	N/A	$	N/A
Fourth Quarter	$	N/A	$	N/A	$	N/A	$	N/A

Year ended December 31, 2010
First Quarter		$5.70		$5.70	$	N/A	$	N/A
Second Quarter		$5.50		$5.50	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A	$	N/A	$	N/A
Fourth Quarter		$3.75		$3.75	$	N/A	$	N/A

Year ending December 31, 2011
First Quarter		$3.76		$3.76	$	N/A	$	N/A
Second Quarter (through April 11, 2011)	$	N/A	$	N/A	$	N/A	$	N/A

As of the record date, there were approximately 177 record holders of TBI common stock and 496 record holders of TCBI common stock. Following the merger, TBI intends to retain future earnings to support the development of its business and does not anticipate declaring or paying any dividends for the foreseeable future.

To the knowledge of TCBI, the most recent trade of TCBI common stock prior to January 4, 2011, the last day prior to public announcement that TBI and TCBI had signed the merger agreement, was 14,865 shares at $10.26 per share on October 27, 2006. To the knowledge of TCBI, there have been no trades in the shares of TCBI common stock since the announcement of the merger.

The foregoing information regarding TBI common stock and TCBI common stock is provided for informational purposes only and, due to the absence of an active market for the TBI shares and the TCBI shares, should not be viewed as indicative of the actual market value of the TBI common stock or the TCBI common stock.

The following table sets forth the last sale price for the shares of TCBI common stock and TBI common stock known to TCBI and TBI, respectively, and the estimated equivalent per share price, as explained below, of TCBI common stock if the merger occurred on January 4, 2011, the day before the public announcement of the proposed merger and if the merger occurred on April 11, 2011, the latest practicable date before the date of this proxy statement/prospectus.

	TBI COMMON STOCK	TCBI COMMON STOCK	ESTIMATED EQUIVALENT TCBI PER SHARE PRICE
January 4, 2010	$3.75	$10.26	$3.14	(a)
April 11, 2011	$3.76	$10.26	$3.15	(b)

(a)	Equal to the product of (1) the exchange ratio (.838) times (2) $3.75, the last known sale price of TBI common stock before January 4, 2011.
(b)	Equal to the product of (1) the exchange ratio (.838) times (2) $3.76, the last known sale price of TBI common stock on February 3, 2011.

INFORMATION ABOUT TBI

Business

General

TBI is a bank holding company under the Bank Holding Company Act of 1956, as amended, headquartered in Winter Park, Florida. TBI was incorporated on June 15, 2006, under the laws of the State of Delaware. TBI is the sole shareholder of BankFIRST, a Florida chartered commercial bank which provides a wide range of business and consumer financial services in its target marketplace. BankFIRST currently operates 10 banking offices located in Brevard, Lake, Orange, and Seminole counties, Florida. TBI also owns all of the outstanding shares of BankFIRST Realty, Inc., which, from time to time purchases assets, in the form of foreclosed real estate properties, from BankFIRST and holds or markets these assets for resale. As of December 31, 2010, TBI had $600.8 million in total assets, including $294.4 million in net loans, and $401.8 million in deposits.

BankFIRST’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. The operations of BankFIRST are subject to the supervision and regulation of the FDIC and the Florida Office of Financial Regulation. TBI is also subject to regulation by the Federal Reserve.

Business Strategy

TBI’s business strategy is to operate as a profitable banking organization, with an emphasis on relationship banking. BankFIRST’s lending strategy includes commercial business loans to small and medium-sized businesses, consumer lending, and select real estate loans. BankFIRST emphasizes comprehensive business products and responsiveness which reflects BankFIRST’s knowledge of its local markets and customers. BankFIRST offers a wide range of commercial and retail banking and financial services to businesses and individuals.

BankFIRST’s marketing strategy is targeted to:

•	Capitalize on BankFIRST’s personal relationship approach, which BankFIRST believes differentiates it from its larger competitors;

•	Provide customers with access to BankFIRST’s local executives who make key credit and other decisions;

•	Pursue commercial lending opportunities with small to mid-sized businesses that are underserved by BankFIRST’s larger competitors; and

•	Cross-sell BankFIRST’s products and services to BankFIRST’s existing customers to leverage its relationships.

Growth Strategy

TBI’s growth strategy is geared toward building a preeminent community bank in its markets in Florida. The growth strategy includes having a significant market share (as defined by deposits), among community banks, in each of the markets in which TBI currently operates, and markets into which TBI may expand. TBI may expand into contiguous markets and new markets via de novo branching and/or acquisitions. TBI may evaluate the purchase of certain branch(es) from other institutions, whole bank acquisitions and acquisitions involving failed institutions that are placed into receivership and marketed by the FDIC.

TBI will focus on increasing the number of customer relationships and, ultimately, deposits, loans and profitability. Organic strategies include taking advantage of customer dislocation in the market place created by other banks’ operating limitations and customer dissatisfaction. TBI also has retail strategies in place to drive more business through its branch infrastructure.

TBI’s Business

Historically, BankFIRST’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a high level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market, while community banks have traditionally offered a more service relationship approach.

BankFIRST provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by BankFIRST include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, business credit cards, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, BankFIRST makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. BankFIRST provides automated teller machine (ATM) cards permitting BankFIRST’s customers to utilize the convenience of BankFIRST’s ATM network nationwide and internationally. BankFIRST does not have trust powers and, accordingly, no trust services are provided.

BankFIRST’s target market is professionals, executives, small to medium-sized businesses, and high net worth individuals. The small to medium sized business customer (typically a commercial entity with annual sales of $30 million or less) has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors.

The revenues of BankFIRST are primarily derived from interest on, and fees received in connection with, commercial, real estate and other loans, interest and dividends from investment securities, deposit fee income generated from demand accounts, ATM fees, and other services. The principal sources of funds for BankFIRST’s lending activities are deposits, borrowings from the Federal Home Loan Bank, loan repayments, and proceeds from investment securities. The principal expenses of BankFIRST are the interest paid on deposits and borrowings, and operating and general administrative expenses.

As is the case with banking institutions generally, BankFIRST’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. BankFIRST faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition.”

TBI does not believe that it has any lending relationships upon which TBI is dependent. As of December 31, 2010, the largest lending relationship including affiliated entities of the borrower represented 1.1% of the assets of TBI.

Market Area

TBI’s current primary market area includes the following four Florida counties: Brevard, Lake, Orange, and Seminole.

Banking Services

Commercial Banking

BankFIRST focuses its commercial loan originations on small and mid-sized businesses (generally up to $30 million in annual sales) and such loans are usually accompanied by related deposits. Commercial underwriting is driven by historical and projected cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. BankFIRST offers a range of cash management services and deposit products to commercial customers, including electronic banking.

Retail Banking

BankFIRST’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by BankFIRST to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, BankFIRST offers other products and services, such as debit cards, internet banking, and electronic bill payment services. Consumer loan products offered by BankFIRST include first mortgages, home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.

Lending Services

Loan Portfolio Composition

At December 31, 2010 and 2009, TBI’s net loan portfolio totaled $294.4 million and $321.7 million, respectively, representing approximately 49.0% and 53.2% of TBI’s total assets of $600.7 million and $604.7 million, respectively.

The composition of TBI’s loan portfolio at December 31, 2010 and 2009 is indicated below (in thousands):

	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
Commercial	$46,133	15.3%	$51,232	15.5%
Commercial Real Estate	207,580	68.7%	224,844	68.3%
Residential Real Estate	24,535	8.1%	25,829	7.8%
Consumer	23,961	7.9%	27,718	8.4%

Total Loans	302,209	100.0%	329,623	100.0%

Plus: Net deferred costs	482		424
Less: Allowance for loan losses	(8,321)		(8,341)

Loans, Net	$294,370		$321,706

There was approximately $5.2 million in non-performing loans (non-accrual loans) and there were no accruing loans 90 days or more past due at December 31, 2010. Non-performance (all non-accrual) loans totalled $8.2 million at December 31, 2009.

Commercial Loans

At December 31, 2010 and 2009, TBI’s commercial loan portfolio totaled $46.1 million and $51.2 million, respectively. Loans are made for acquisition, expansion, and working capital purposes and may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. It is TBI’s general policy to obtain personal guarantees from the principals of commercial loan borrowers.

Real Estate Loans

At December 31, 2010 and 2009, TBI’s real estate loan portfolio (comprised of commercial and residential real estate loans including home equity loans) totaled $252.9 million and $274.1 million, respectively. BankFIRST originates mortgage loans secured by commercial and residential real estate.

Commercial Real Estate Loans

At December 31, 2010 and 2009, TBI’s commercial real estate loan portfolio totaled $207.6 million and $224.8 million, respectively, of which $27.3 million and $35.7 million, respectively, represents commercial real estate construction loans. Such loans are primarily secured by retail office buildings, multi-family construction projects, land, and general purpose business space. For construction loans, TBI lends to credit worthy customers, which may include builders who generally have been in business for a minimum of five years.

Of the $207.6 million and $224.8 million of commercial real estate loans, at December 31, 2010 and 2009, respectively, $115.2 million and $127.1 million, respectively, are owner occupied properties.

TBI seeks to reduce the risks associated with commercial mortgage lending by targeting TBI’s market area and underwriting the property and the sponsor. BankFIRST’s policy states that the maximum loan to value limits are as follows: raw land—65%, land development—75%, and all other commercial real estate—80%. Any exception to the foregoing limits requires the approval of certain officers and/or BankFIRST’s loan committee.

Appraisals on properties securing commercial real estate loans originated by TBI are performed by an independent appraiser at the time the loan is made. In addition, TBI’s underwriting procedures generally require verification of the borrower’s credit history, income and financial condition, banking relationships, references and income projections for the property. TBI generally obtains personal guarantees for its commercial real estate loans, and analyze the sponsor’s global cash flow, personal financial statement and contingent liabilities.

Residential Real Estate Loans

At December 31, 2010 and 2009, TBI’s residential real estate loan portfolio totaled $24.5 million and $25.8 million, respectively. The following table provides the components of residential real estate loans ($ in millions):

	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
1—4 Family Residential Construction	$—	0.0%	$1,063	2.2%
Closed-end loans secured by first liens	22,199	49.0%	22,938	46.6%
Closed-end loans secured by multi-family	2,336	5.1%	1,828	3.7%

Total Residential Real Estate Loans	24,535	54.1%	25,829	52.5%

Home Equity Loans	20,801	45.9%	23,396	47.5%

Total loans secured by residences	$45,336	100.0%	$49,225	100.0%

Loans to individuals for the construction of their primary or secondary residences are secured by the property under construction.

The loan to value ratio of construction loans is based on the lesser of the cost to construct or the appraised value of the completed home. Construction loans typically have a maturity of 12 months or less. These construction loans to individuals may be converted to permanent loans upon completion of construction.

TBI requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Typically, the loan to value limit for first mortgage lending on residential real estate is 75% of the lesser of the acquisition cost or the estimate of fair market value.

Home equity loans (revolving open-end loans) are typically made in an amount up to 75% of the appraised value of the property securing the loan, less the amount of any existing liens on the property. Home equity loans typically have an original maturity of 20 years. Closed-end loans are primarily secured by liens on the property and have fixed terms and maturity dates which can extend up to 15 years. The interest rates on both home equity loans and closed-end loans can be either fixed or variable.

When originating a real estate loan, TBI obtains a new appraisal of the property from an independent third party to determine the adequacy of the collateral, and the appraisal will be independently reviewed by TBI’s loan administrators. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law.

Installment, Consumer and Other Loans

At December 31, 2010 and 2009, TBI’s installment and consumer loan portfolio excluding home equity loans totaled $3.2 million and $4.3 million, respectively. BankFIRST offers a variety of installment, consumer, and other loans. These loans are typically secured by securities, BankFIRST certificates of deposit, or personal property, including automobiles and boats. These loans also include unsecured personal loans. The majority of the terms range from 12 months to 60 months.

Credit Administration

BankFIRST’s lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credit, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and ascertain compliance with BankFIRST’s policies. Management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

BankFIRST generally does not make commercial or consumer loans outside its market area unless the borrower has an established relationship with BankFIRST and conducts its principal business operations within BankFIRST’s market area. Consequently, BankFIRST and its borrowers are primarily affected by the economic conditions prevailing in its market area.

Investment Activity

The primary objective of TBI’s investment portfolio is to provide a source of liquidity. Subject to TBI’s liquidity objective, TBI seeks to earn an acceptable rate of return through investments with a mixture of maturities and compositions. TBI seeks to mitigate interest rate sensitivity; however, TBI manages its investment portfolio in the context of BankFIRST’s overall interest rate sensitivity. TBI seeks to accomplish this by matching, to the greatest extent possible, the maturity of assets with liabilities.

TBI invests primarily in U.S. government and agency obligations, guaranteed as to principal and interest, and to a lesser extent, other high credit quality securities. TBI enters into federal funds transactions with its principal correspondent banks directly or as an agent.

Competition

TBI operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of whom have greater financial resources. Many large financial institutions compete for business in TBI’s service area. Certain of these institutions have significantly higher lending limits than TBI does and provide services to their customers that TBI does not offer.

TBI believes TBI is able to compete favorably with its competitors because TBI provides responsive, personalized services through its knowledge and awareness of its service area, customers and business.

The following table displays data provided by the FDIC regarding TBI’s competition in Brevard, Lake, Orange, and Seminole counties, Florida (TBI’s primary market area), as of June 30, 2010, the latest date for which data was available:

County	Number of Insured Financial Institutions	Number of Retail Branches	TBI’s Deposit Market Share
Brevard	17	139	1.8%
Lake	26	107	1.4%
Orange	39	301	0.8%
Seminole	34	140	0.5%

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of TBI’s larger competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than TBI does. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than TBI can.

TBI’s largest competitors in the market include: Bank of America, Wells Fargo, SunTrust, BB&T, Regions Financial, and Fifth Third. These institutions capture the majority of the deposits. TBI’s significant community bank competitors include:CNLBank, First National Bank of Central Florida, Seaside National Bank and Trust, Seacoast Bank and First Southern Bank. TBI believes that community banks can compete successfully by providing personalized service and making timely, local decisions and thus draw business away from larger institutions in the market. TBI also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger.

Marketing and Distribution

In order to market TBI’s deposit and loan products, TBI relies heavily on word of mouth and direct customer contact calling efforts. In addition, TBI’s Board of Directors and management team realize the importance of forging partnerships within the community as a method of expanding its customer base and serving the needs of TBI’s community. In this regard, TBI is an active participant in various community activities and organizations. Participation in such events and organizations allows management to determine what additional products and services are needed in TBI’s community as well as assisting in TBI’s efforts to determine credit needs in accordance with the Community Reinvestment Act.

In addition to TBI’s direct contact marketing methods, TBI uses limited local print advertising, product brochures, and direct mail to build its customer base.

Employees

As of December 31, 2010, TBI employed 125 full-time employees and two part-time employees. TBI’s employees are not represented by a collective bargaining unit. TBI considers relations with its employees to be good.

Regulatory Considerations

TBI must comply with state and federal banking laws and regulations that control virtually all aspects of its operations. These laws and regulations generally aim to protect TBI’s depositors, not its shareholders or its creditors. Any changes in applicable laws or regulations may materially affect TBI’s business and prospects. Such legislative or regulatory changes may also affect TBI’s operations. The following description summarizes some of the laws and regulations to which BankFIRST and TBI are subject.

TBI

TBI is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, or BHCA. As a result, TBI is subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the BHCA, and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes including, among other things, (i) enhanced resolution authority of troubled and failing banks and their holding companies; (ii) increased capital and liquidity requirements; (iii) increased regulatory examination fees; (iv) changes to assessments to be paid to the FDIC for federal deposit insurance; and (v) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of the Comptroller of the Currency, or the OCC, and the FDIC. The following items provide a brief description of the impact of the Dodd-Frank Act on the operations and activities, both currently and prospectively, of TBI and its subsidiaries.

•

Increased Capital Standards and Enhanced Supervision. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than existing regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. Compliance with heightened capital standards may reduce TBI’s ability to generate or originate revenue-producing assets and thereby restrict revenue generation from banking and non-banking operations. The Dodd-Frank Act also increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency. Compliance with new regulatory requirements and expanded examination processes could generate additional costs and expenses for TBI.

•

Trust Preferred Securities. Under the Dodd-Frank Act, bank holding companies will be prohibited from including newly issued hybrid debt and equity securities from their regulatory Tier 1 capital. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities. Although TBI is below the $15 billion threshold for the requirement to phase-out the inclusion of TBI’s trust preferred securities from Tier 1 capital, the prohibition on the use of these securities as Tier 1 capital going forward may limit TBI’s ability to raise needed capital in the future.

•

The Consumer Financial Protection Bureau. The Dodd-Frank Act creates a new, independent Consumer Financial Protection Bureau, or the Bureau, within the Federal Reserve. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. Importantly, the Bureau has rulemaking authority over many of the statutes governing the products and services offered to consumers by TBI and its subsidiaries. As a result of this renewed focus on consumer protection, it is possible that new regulations might be promulgated that could impact the structure and terms of the products and services offered to customers. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are more strict than those regulations promulgated by the Bureau and state attorneys general are permitted to enforce consumer protection rules adopted by the Bureau against certain state-chartered institutions.

•

Volcker Rule. Subject to certain exceptions, the so-called “Volcker Rule” prohibits TBI and its subsidiaries from engaging in proprietary trading, or sponsoring or investing in a hedge fund or private equity fund. Proprietary trading generally includes acting as principal in the purchase or sale of securities, derivatives, futures contracts and other, similar items determined by the appropriate federal banking agencies. Certain purchase and sales of these items are permitted, however, under the Volcker Rule including, among other things and subject to certain limitations, (i) instruments issued by the U.S. government, state or municipalities, or government sponsored enterprises; (ii) transactions involving underwriting and marketing-making activities; (iii) risk-mitigation hedging activities; and (iv) transactions conducted on behalf of customers.

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Deposit Insurance Assessments. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the FDIC’s Deposit Insurance Fund, or the DIF, will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of insured deposits or the new assessment basis, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase the FDIC deposit insurance premiums paid by the insured depository institution subsidiaries of TBI. The Dodd-Frank Act also provides that, effective one year after the date of enactment, depository institutions may pay interest on demand deposits.

•

Transactions with Affiliates and Insiders. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained. Exemptions to the requirements of Section 23A may now be made by the appropriate federal banking agencies, rather than solely by the Federal Reserve. Additionally, the FDIC is granted authority to object to any exemption issued by the OCC or the Federal Reserve upon a determination by the FDIC that such an exemption would present an unacceptable risk to the DIF. Insider transaction limitations are also expanded through the strengthening on loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivative transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

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Corporate Governance. The Dodd-Frank Act addresses many corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act (i) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (ii) enhances independence requirements for compensation committee members; (iii) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (iv) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on the operations of TBI is unclear. The changes resulting from the Dodd-Frank Act that TBI is subject to may impact the profitability of TBI’s business activities, require changes to certain of its business practices, impose upon TBI more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect TBI’s business. These changes may also require TBI to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements. Failure to comply with any such laws, regulations, or principles or changes thereto, may negatively impact TBI’s results of operations and financial condition. While TBI cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have, these changes could be materially adverse to TBI’s investors and stockholders.

Permitted Activities

In 1999, the Gramm-Leach-Bliley Act was enacted, which amended the BHCA by: (i) allowing bank holding companies that qualify as “financial holding companies” to engage in a broad range of financial and related activities; (ii) allowing insurers and other financial service companies to acquire banks; (iii) removing restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and (iv) establishing the overall regulatory scheme applicable to bank holding companies that also engage in insurance and securities operations.

In contrast to financial holding companies, bank holding companies are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a bank holding company, these restrictions apply to TBI. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

Capital; Dividends; Source of Strength

The Federal Reserve imposes certain capital requirements on bank holding companies under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.”

In accordance with Federal Reserve policy, TBI is expected to act as a source of financial strength to BankFIRST and to commit resources to support BankFIRST in circumstances in which TBI might not otherwise do so. In furtherance of this policy, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

BankFIRST

BankFIRST is a banking institution that is chartered by and headquartered in the State of Florida, and it is subject to supervision and regulation by the Florida Office of Financial Regulation and the FDIC, and is subject to other laws and regulations applicable to banks. The Florida Office of Financial Regulation and the FDIC supervise and regulate all areas of BankFIRST’s operations including, without limitation, the making of loans, the issuance of securities, the conduct of BankFIRST’s corporate affairs, the satisfaction of capital adequacy requirements, the payment of dividends, and the establishment or closing of branches.

Dividends

BankFIRST is subject to legal limitations on the frequency and amount of dividends that can be paid to TBI. The FDIC may restrict the ability of BankFIRST to pay dividends if those payments would constitute an unsafe or unsound banking practice. These regulations and restrictions may limit TBI’s ability to obtain funds from BankFIRST for its cash needs, including funds for acquisitions and the payment of dividends, interest, and operating expenses.

In addition, Florida law also places certain restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to the Florida Financial Institutions Code, the Board of Directors of state chartered banks, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with BankFIRST’s retained net profits for the preceding two years and, with the approval of the Florida Office of Financial Regulation, declare a dividend from retained net profits that accrued prior to the preceding two years. Before declaring any dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of BankFIRST until this fund becomes equal to the amount of BankFIRST’s common stock then issued and outstanding. BankFIRST may not declare any dividend if (i) its net income from the current year combined with the retained net income for the preceding two years is a loss or (ii) the payment of a dividend would cause the capital account of BankFIRST to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency.

Community Reinvestment Act

The Community Reinvestment Act and its corresponding regulations are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations provide for regulatory assessment of a bank’s record in meeting the needs of its service area. Federal banking agencies are required to make public a rating of a bank’s performance under the Community Reinvestment Act. The FDIC considers a bank’s Community Reinvestment Act rating when the bank submits an application to establish branches, merge, or acquire the assets and assume the liabilities of another bank. In the case of a bank holding company, the Community Reinvestment Act performance record of all banks involved in the merger or acquisition are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Capital Regulations

The federal banking regulators, including the FDIC, have adopted risk-based capital adequacy guidelines for bank holding companies and their subsidiary state-chartered banks. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and financial holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

Federal laws and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized.” To qualify as a “well-capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier I risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Generally, a financial institution must be “well capitalized” before the Federal Reserve will approve an application by a bank holding company to acquire or merge with a bank or bank holding company.

Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

The minimum ratios referred to above are merely guidelines and the bank regulators possess the discretionary authority to require higher ratios.

Bank Secrecy Act/ Anti-Money Laundering

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) was enacted in response to the terrorist attacks occurring on September 11, 2001. The USA PATRIOT Act is intended to strengthen the U.S. law enforcement and intelligence communities’ ability to work together to combat terrorism. Title III of the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, amended the Bank Secrecy Act and adopted additional provisions that increased the obligations of financial institutions, including BankFIRST, to file reports and maintain records, to identify their customers, watch for and report upon suspicious transactions, respond to requests for information by federal banking and law enforcement agencies, and share information with other financial institutions. In addition, the collected customer identification information must be verified within a reasonable time after a new account is opened through documentary or non-documentary methods.

In 2007, the FDIC and the other federal financial regulatory agencies issued an interagency policy on the application of section 8(s) of the Federal Deposit Insurance Act. This provision generally requires each federal banking agency to issue an order to cease and desist when a bank is in violation of the requirement to establish and maintain a Bank Secrecy Act/anti-money laundering (BSA/AML) compliance program, or, in the alternative, the bank fails to correct a deficiency that has been previously cited by the federal banking agency with respect to the bank’s BSA/AML compliance program. The policy statement provides that, in addition to the circumstances where the agencies will issue a cease and desist order in compliance with section 8(s), they may take other actions as appropriate for other types of BSA/AML program concerns or for violations of other BSA requirements. The policy statement also does not address the independent authority of the U.S. Department of the Treasury’s Financial Crimes Enforcement Network to take enforcement action for violations of the BSA.

Fair and Accurate Credit Transaction Act of 2003

The Fair and Accurate Credit Transaction Act of 2003, which amended the Fair Credit Reporting Act, enhances consumers’ ability to combat identity theft, increases the accuracy of consumer reports, allows consumers to exercise greater control over the type and amount of marketing solicitations they receive, restricts the use and disclosure of sensitive medical information, and establishes uniform national standards in the regulation of consumer reporting.

In 2007, the Federal Reserve and the other federal financial regulatory agencies together with the U.S. Department of the Treasury and the Federal Trade Commission issued final regulations (Red Flag Regulations) enacting Sections 114 and 315 of the Fair and Accurate Credit Transaction Act of 2003. The Red Flag Regulations require banks to have identity theft policies and programs in place. The Red Flag Regulations require banks to develop and implement an identity theft protection program for combating identity theft in connection with new and existing consumer accounts and other accounts for which there is a reasonably foreseeable risk of identity theft.

Consumer Laws and Regulations

BankFIRST is also subject to other federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the following list is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, Check Clearing for the 21 st Century Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to customers. BankFIRST must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Future Legislative Developments

Various legislative acts from time to time are introduced in Congress and the Florida legislature. This legislation may change banking statutes and the environment in which TBI and BankFIRST operate in substantial and unpredictable ways. TBI cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon TBI’s financial condition or results of operations or that of BankFIRST.

Effect of Governmental Monetary Policies

The commercial banking business in which BankFIRST engages is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window,” open market operations, the imposition of changes in reserve requirements against member banks’ deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on the future business and earnings of BankFIRST cannot be predicted.

Income Taxes

TBI is subject to income taxes at the federal level and subject to state taxation in Florida. TBI files consolidated federal and state tax returns with a fiscal year ending on December 31.

Properties

BankFIRST currently operates 10 full service banking centers in the markets in which it operates. The following table sets forth certain information for each of TBI’s offices:

Office Name	City	County	Leased/Owned	Purpose
Eustis Financial Center	Eustis	Lake	Leased	Full Service Branch
Winter Garden Financial Center	Winter Garden	Orange	Owned	Full Service Branch/Admin
Winter Park Financial Center	Winter Park	Orange	Leased	Full Service Branch/Admin
Clermont Financial Center	Clermont	Lake	Owned	Full Service Branch
Oviedo/Winter Springs Financial Center	Oviedo	Seminole	Owned	Full Service Branch
Apopka Financial Center	Apopka	Orange	Owned	Full Service Branch
Sanford Financial Center	Sanford	Seminole	Owned	Full Service Branch
Melbourne Financial Center	Melbourne	Brevard	Owned	Full Service Branch
Viera/Suntree Financial Center	Viera	Brevard	Owned	Full Service Branch
Titusville Financial Center	Titusville	Brevard	Owned	Full Service Branch

Legal Proceedings

TBI is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to TBI’s business. Management does not believe that there is any pending or threatened proceeding against TBI that, if determined adversely, would have a material adverse effect on TBI’s financial position, liquidity, or results of operations.

Current Officers and Directors of TBI

Executive Officers

The names, ages, and current positions of TBI’s executive officers as of the record date are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Shareholders to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Age	Position
Donald J. McGowan	65	President and Chief Executive Officer
Thomas P. Abelmann	58	Senior Executive Vice President—Chief Financial Officer & Chief Operating Officer
Anne K. Fray	50	Senior Executive Vice President—Chief Credit Officer
Julie Kleffel	40	Executive Vice President—Commercial Sales Leader
Michael Welch	59	President—Brevard County

The following sets forth additional information regarding the executive officers.

Donald J. McGowan is President and Chief Executive Officer of The BANKshares, Inc. and President and CEO of BankFIRST and has had a 35 year banking career. From 1987 to 1999, he served as Founder, President and CEO of Flagship Bank and Trust Company, a Worcester, Massachusetts commercial bank with more than $300 million in assets prior to its sale to the Chittenden Corporation in Burlington, Vermont. Flagship Bank was recognized as one of the most successful de novo banks in the country specializing in serving small and medium sized businesses. In addition, Flagship Bank was Massachusetts’ leading Small Business Administration (SBA) lender. Under McGowan’s leadership, Flagship won the highest national banking award for product development for its SBA program, which led to Mr. McGowan being named the “National Small Business Financial Services

Advocate of the Year” by the United States Small Business Administration. Mr. McGowan also won a second “Golden Coin Award” from the Bank Marketing Association for his socially responsible banking program. He was named “Business Person of the Year” by the Worcester Business Journal, “Citizen of the Year” by the Worcester Telegram and Gazette and received the prestigious “Torch Award for Commitment to the Community” by the Better Business Bureau.

Previously, Mr. McGowan held other executive banking positions in Massachusetts and Florida. He served as President of the $500 million, 11 branch Central Massachusetts region of Bank of Boston, was the President and CEO of FinancialFed Mortgage Corp. and concurrently the Chief Loan Officer for its parent company, Financial Federal Savings and Loan Association in Miami Lakes, Florida. He was the Senior Vice President for Strategic Planning and Corporate Development for The Conifer Group, a $4 billion community bank holding company in Worcester, Massachusetts. Mr. McGowan started his career in the management training program of Marine Midland Bank, New York, N.Y. where he became a Regional Commercial Loan Officer responsible for all commercial lending in the eastern part of Long Island. Following the sale of Flagship Bank, McGowan moved to Vero Beach, Florida for a brief retirement before joining U.S. Trust Company in Vero Beach. In October 2003, McGowan was named President and CEO of BankFIRST in Winter Park, Florida. Mr. McGowan has remained actively engaged in a number of professional and community organizations throughout his career. He served as Chairman of the Massachusetts Bankers Association, Massachusetts Biotechnology Research Institute, Alliance for Education, Massachusetts Housing Partnership, and Community Healthlink. He was also a Director of the Memorial Hospital and the health maintenance organization Health Source of Massachusetts. In Florida, Mr. McGowan serves on the Government Relations Committee of the Florida Bankers Association, Leadership Winter Park, the Board of Directors of the Disney Entrepreneurial Center, and the Board of Directors of the UCF Small Business Development Center. He is a graduate of Dowling College with a BBA, the Stonier Graduate School of Banking and attended the Boston University MBA program.

Thomas P. Abelmann is BankFIRST’s Senior Executive Vice President, Chief Operating Officer, and Chief Financial Officer. He has been employed with the Bank since September, 1998 and has over 40 years of banking experience. Previous to BankFIRST, Mr. Abelmann was employed in Florida with Sun Banks of Florida, Naples Federal Savings and Loan, and Enterprise National Bank of Sarasota. He also held positions as Research and Development Manager for one of the largest financial institution data processing companies in Florida, and worked as a consultant and auditor for a Florida based CPA firm specializing in community banking. Prior to coming to Florida, he held officer level positions with banks in Illinois and Minnesota. Mr. Abelmann earned his B.S. in Business Administration from Illinois State University. During his professional career, he attended the Stonier Graduate School of Banking, and he graduated from the Sheshunoff / LSU Executive Banking Institute. He is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Anne K. Fray is Senior Executive Vice President and Chief Credit Officer of BankFIRST. Ms. Fray is a native of Southern Maine and originally came to Florida in 1979 to attend Rollins College. Upon graduation with a BA in Mathematics/Business she went to work for Barnett Bank of Central Florida and rose to the position of Senior Vice President in charge of a Commercial banking Team for the Central Florida Region. During her tenure with Barnett she received her MBA degree from the Crummer School of Business and Graduated with Distinction from the Stonier School of Banking at the University of Delaware. In 1996 she joined BankFIRST in Winter Park and her current title is Senior Executive Vice President and Chief Credit Policy Officer. She is responsible for overseeing all lending functions and Credit Policy for the Bank. Ms. Fray is a graduate of both Leadership Orlando and Leadership Winter Park. She is the Past Chair of the Winter Park Health Foundation and a Past President of the Winter Park Rotary Club. She is currently on the Crummer School Board of Overseers and the Board of Directors for WMFE. Previously she served on the Corporate Board of Florida Hospital, the Winter Park Chamber, The American Diabetes Association, and the Rollins College Alumni Board. Anne received the ‘Community Leader’ award from the Winter Park Chamber of Commerce in May, 2007.

Julie Kleffel is BankFIRST’s Executive Vice President and Commercial Sales Leader. She has been employed with BankFIRST since 2000 and is responsible for overseeing all the performance sales functions for the Bank. She has over 15 years of overall banking experience. Prior to joining BankFIRST Ms. Kleffel was a Vice President of AmSouth Bank in Orlando, Florida. As a fourth generation Central Florida native, Ms. Kleffel has strong ties in the community. Ms. Kleffel served for several years as an Executive Director and is a Past Chairman for the West Orange County Chamber of Commerce Board of Directors with the recent distinction as Lifetime Director of the organization. She also serves as an Executive Director and Past President for the West Orange Committee One Hundred and One, is the immediate Past Chairman of the Board of Directors for the Roper YMCA, an Advisory Board Member for Green Sky Growers, and the Oakland Park Foundation Board. She is a graduate of Leadership West Orange and has been an active Junior Achievement volunteer for many years.

A graduate of the American Bankers Association National and Graduate Commercial Lending Schools, Ms. Kleffel has also received the prestigious “Certified Lender Business Banker” designation from the Institute of Certified Bankers. She completed her professional education by graduating with distinction from the American Bankers Association Stonier Graduate School of Banking at the Wharton School of Business at the University of Pennsylvania in 2009. Her graduate Capstone Strategic Project, “Implementing a Performance Sales Culture and Accountability System at BankFIRST” was published by the American Bankers Association immediately following her graduation.

Michael Welch is President of BankFIRST’s Brevard County market. His career in the financial services industry began in the Brevard County region in 1975, where he has continued to work and reside for more than 30 years. Mr. Welch entered the banking field at First National Bank of Merritt Island, Merritt Island, Florida. Throughout the course of his career, he has gained experience and a working knowledge of commercial lending and new business development, while remaining committed to the Brevard County community. Most recently, he served as Senior Vice President / Senior Lender of The Bank Brevard, where he was responsible for business development endeavors and lending. Prior to that, Mr. Welch served as First Vice President, Private Banking Team Lender of SunTrust Bank in Melbourne, where he implemented the Private Banking Department throughout Brevard County. A graduate of LeMoyne College, Syracuse, New York, Mr. Welch received his Bachelor’s Degree in Industrial Relations in 1973. He is a 1984 graduate of the Florida School of Banking, Gainesville, Florida, and Commercial Banking School, Norman, Oklahoma, which he completed in 1986. His community involvement includes: Eau Gallie Rotary Club Member; Community Foundation for Brevard, Board Member and Grant Committee Member; Cancer Care Centers of Brevard Foundation, Inc., Board Member; Space Coast Early Intervention Center, Past Board Member; Henegar School / Brevard Regional Arts Group, Past Board Member; Eau Gallie Yacht Club Member, Finance Committee Member, and Former Member of Board of Governors; Melbourne Regional Chamber of East Central Florida, Member; Greater Palm Bay Chamber of Commerce, Member.

Directors

TBI’s Board of Directors currently consists of seven directors. Each director holds office until the next annual election by shareholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation, or removal. There are no family relationships among any of the directors.

Name
James T. Barnes, Jr.
Dale A. Dettmer
Robert B. Goldstein
Ralph V. Hadley, III
Allan E. Keen
Donald J. McGowan
Mark Merlo

The following sets forth additional information regarding the directors. For information on Mr. McGowan, see “Current Officers and Directors of TBI—Executive Officers.”

James T. Barnes, Jr. has served as Chairman of the Board of BankFIRST since 1997. A graduate of the Wharton School of Finance at the University of Pennsylvania and Harvard OPM program, Mr. Barnes has been actively involved in commercial banking, mortgage banking and the insurance industries, both in Michigan and Florida, and is a past President of the Michigan Mortgage Bankers Association. Mr. Barnes is active in the Winter Park community as a trustee at the Mayflower Retirement Center as well as a member of the President’s Leadership Council of Rollins College. He is a Director and past Chairman of the University of Central Florida Foundation. Additionally, he is a past Chairman of the Winter Park Memorial Hospital, the Winter Park Health Foundation, the Winter Park Chamber of Commerce and the Winter Park Economic Development Advisory Board.

Dale A. Dettmer is Vice Chairman of the BankFIRST Corporate Board of Directors. He has practiced law in Melbourne, Florida since 1974, and is a partner of the law firm of Krasny and Dettmer, Melbourne. Mr. Dettmer’s practice is concentrated in the areas of business law, real estate and estate planning. He is board certified in taxation by the Florida Bar Board of Legal Specialization and Education. Mr. Dettmer received a B.S. degree in Electrical Engineering from Purdue University, West Lafayette, Indiana in 1967; a Master of Science in Electrical Engineering from Florida Institute of Technology, Melbourne in 1971; and a J.D. with honors from the University of Florida. Mr. Dettmer is a member of the Florida Bar and the Brevard County Bar Associations. He is admitted to practice in the United States District Court, Middle District of Florida, and the United States Tax Court. He is also a member of the Tax Section and the Real Property, Probate and Trust Law Section of the Florida Bar. Mr. Dettmer serves as Chairman of the Board of Trustees of Florida Institute of Technology, Melbourne; past Chairman and a member of the Board of Directors of the Health First Foundation, Inc;, and past Chairman and a member of the Board of Directors of the Community Foundation of Brevard, Inc. He is also past President and a Member of the Board of Directors of the Melbourne Kidney Center, Inc.

Robert B. Goldstein is a founding Principal in CapGen Capital Advisers, a private equity fund that invests in banks and financial service companies. His experience includes many years in commercial banks, savings and loan associations and other financial institutions. Over the years, he has been CEO of numerous banks and thrifts, and on the boards of directors as both a management member as well as serving as an independent director. The institutions range in size from small to large cap and have been located in various geographic areas. Goldstein draws from a team of highly experienced bankers who bring skills in such diverse areas as risk management, asset quality administration, audit, finance and marketing. In addition to his role as a Director of both BankFIRST and as Chairman of the board of TBI, Mr. Goldstein is a Founding Principal of CapGen Capital Advisers; serves on the Board of Directors of FNB Corporation, Hermitage, PA; serves on the Board of Directors of Seacoast Banking Corporation and Seacoast National Bank, Stuart, FL; as well as on the board of Palmetto Bancshares, Inc and Palmetto Bank, Greenville, SC. He is also on the board of Hampton Road Bankshares, Inc, Norfolk, VA and is a member of the Executive Network of Glencoe Capital LLC of Chicago, IL. Among other achievements, he was named “Businessperson of the Year” in New Haven. Mr. Goldstein received a B.B.A. degree from Texas Christian University, where he graduated magna cum laude and was an Honor Student in the University of Texas program for merit scholars. He also served for seven years on the faculty of the Southwestern Graduate School of Banking at Southern Methodist University.

Ralph V. Hadley, III has been a member of the BankFIRST Board of Directors since 1989, and also serves as Legal Counsel for the bank. Mr. Hadley has served as Counsel for numerous Central Florida financial institutions and their respective Holding Companies, including: Orange Federal Savings and Loan Association, First Federal Savings and Loan Association of Osceola County, and General Counsel and Director of First State Bank of Winter Garden, and Tucker State Bank, where he also served as Vice Chairman of Tucker Holding Company. His practice areas include mergers and acquisitions, commercial law, banking, commercial real estate, corporate law, and mediation. Mr. Hadley is a Past Board Member of the West Orange Chamber of Commerce, the Winter Park Chamber of Commerce, and Spouse Abuse, Inc. He is a Member of the Orange County and American Bar Associations, The Florida Bar, and the State Bar of California. He is a graduate of the University of Florida, where he received his Bachelor’s of Science degree in 1965, and his J.D. in 1968.

Allan E. Keen received a Bachelor of Arts (BA) degree in Economics from Rollins College, and a Masters of Business Administration (MBA) from the Crummer Graduate School of Business at Rollins. In 2010, an Honorary Doctor of Humane Letters (LHD) degree was awarded to Mr. Keen at the College’s annual Commencement. He is the Chairman and CEO of The Keewin Real Property Company, a real estate development, investment, and brokerage company located in Winter Park, FL. Founded in 1978, Keewin had entitled, developed and/or marketed over 15,000 single-family and townhome residential lots, making the company the largest residential lot developer in Central Florida. In addition, the Company has represented numerous corporations and other clients in the acquisition of real estate, including acting as the exclusive real estate broker for the purchase of over 1,000 acres of land that is today Universal Studios Florida. Mr. Keen and Keewin have been involved in over $500 Million dollars of real estate transactions since the company’s formation.

Elected to the Rollins College Board of Trustees in 1989, Mr. Keen served as Chairman of the Rollins Board from 2006 – 2008, and continues to serve on the Board, and is a member of the Executive Committee of the College. In 2009, Mr. Keen was elected as a Founding Board Member of The Catholic Foundation of Central Florida, Inc., and in 2010 Mr. Keen was elected Chairman of the Catholic Foundation. Governor Jeb Bush appointed Mr. Keen in 2001 to the Orlando-Orange County Expressway Authority Board of Directors, where he served as Chairman until January 2007. He is immediate past Chairman of the Winter Park Health Foundation Board of Trustees. Mr. Keen is also past Chairman of the Board of Trustees of Valencia Community College, and a member of the Economic Development Commission of Mid-Florida. Other Board memberships include RMT Woodworth, LLC (a heavy metal heat-treating company based in Detroit, Michigan), Enhanced Vehicle Applications, LLC (a GPS tracking device company for fleet trucks based in Green Bay, Wisconsin), and Plus One Solutions, Inc. (a service industry management company based in Oviedo, Florida). Mr. Keen was named one of Florida’s Five Outstanding Young Men by the Florida Jaycees in 1978, and honored as the Winter Park Chamber of Commerce Citizen of the Year in 2002. In addition, Mr. Keen was featured in a front-page article in the Wall Street Journal in May 1986.

Mark G. Merlo is a Principal of Castle Creek Capital (“Castle Creek”), one of the Company’s primary institutional investor, where he works with portfolio companies, mergers and acquisitions and the raising of new private placement equity. From 1998 to 2006 he served on the Board of Directors of State National Bancshares, Inc. Prior to joining Castle Creek, Mr. Merlo spent approximately twelve years with various banking institutions, including Mercantile Bancorp where he was Vice President of Secondary Marketing for the Mortgage Banking Division. Prior to Mercantile Bancorp, Mr. Merlo worked at United Postal Bancorporation as Vice President and Investment Portfolio Manager. He previously served in a similar capacity for Farm Credit Bank of St. Louis. Mr. Merlo currently serves on the Board of Directors of Atlanta Bancorporation, Inc. and Carlile Bancshares, Inc., and their subsidiary banks.

Security Ownership of TBI’s Management and Certain Beneficial Owners

The following table sets forth the amount and percent of shares of Common Stock that, as of December 31, 2010, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each of TBI’s named executive officers, by all of TBI’s directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to TBI to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date . The percentage ownership is based on 13,876,597 shares of common stock outstanding at December 31, 2010. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of December 31, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock, or shares such power with his or her spouse.

Beneficial Owner(1)(2)	Shares	Percentage(3)
Directors
James T. Barnes, Jr.(4)	460,714	3.3%
Dale A. Dettmer	50,714	*
Robert B. Goldstein(5)	5,099,957	36.5%
Ralph V. Hadley, III	30,714	*
Allan E. Keen	245,714	1.8%
Donald J. McGowan	85,566	*
Mark Merlo(6)	2,425,264	17.3%
Named Executive Officers
Thomas P. Abelmann	57,500	*
Anne K. Fray	48,685	*
Julie Kleffel	17,700	*
Michael Welch	9,020	*
All Directors and Executive Officers as a Group (11 persons)	8,531,548	61.0%

(1)	The information concerning the beneficial ownership of TBI’s directors and officers is based solely on information provided by those individuals.
(2)	For purposes of this table, a person is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he or she has the right to vote the shares under unvested share grants outstanding as of December 31, 2010. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person. The shares for each of the persons listed on the table include the unvested share grants outstanding as of December 31, 2010.
(3)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of TBI’s common stock.
(4)	Excludes 50,000 shares owned by Mr. Barnes spouse, beneficial ownership of which is specifically disclaimed.
(5)	Includes 5,000,000 shares of CapGen deemed to be beneficially owned.
(6)	Includes 2,374,550 shares of Castle Creek deemed to be beneficially owned.

Directors and Officers of TBI Following the Merger

Below are the names and ages of the directors of the TBI following the merger:

Name	Age
James T. Barnes, Jr.	70
Dale A. Dettmer	66
Robert B. Goldstein	70
Ralph V. Hadley, III	68
Allan E. Keen	62
Donald J. McGowan	65
Mark Merlo	49

Below are the names and ages of the executive officers of the TBI following the merger:

Name	Age	Position
Donald J. McGowan	65	President and Chief Executive Officer
Thomas P. Abelmann	58	Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer
Anne K. Fray	49	Senior Executive Vice President, Chief Credit Officer
Julie Kleffel	40	Executive Vice President, Commercial Sales Leader
Rafael A. Ramirez	54	President—Volusia County
Michael Welch	59	President—Brevard County

For information regarding the officers and directors of TBI, see “Current Officers and Directors of TBI—Executive Officers” and “—Directors.” The following sets forth additional information regarding Mr. Ramirez:

In 2003, Rafael A. Ramirez became the President & CEO for East Coast Community Bank and its holding company, TCBI. Since relocating to the Ormond Beach area in 1986, Mr. Ramirez previously acted as SVP-Sr. Lending Officer and Secretary of the Board for Bank at Ormond By-The-Sea and its holding company, East Coast Bank Corporation. His overall banking experience dates back to his graduate school days in 1981 in New Orleans. Mr. Ramirez served in many community-related activities including several local boards & committees: OB YMCA (Chairman of the Board), Quality of Life for Ormond Beach, Neighborhood Improvement Advisory Board (Chairman), Ormond Beach Rotary Club (President), Stewart-Marchman Center, Ormond Main Street, Florida Bankers Association and United Way of Volusia & Flagler. He also has coached several youth sports teams over the years. Currently, he is involved in boards of the Ormond Beach Chamber of Commerce, the Daytona Regional Chamber of Commerce, Halifax Civic League, Halifax Hospital Associates Board (Chairman), City of OB Budget Advisory Committee and for the Daytona State College Foundation. Mr. Ramirez attended Loyola University in New Orleans, La., where he received a BBA in Finance in 1978 and an MBA in 1981. Mr. Ramirez was born in Rio Piedras, Puerto Rico.

TBI Executive Compensation

Summary Compensation Table

The following summary compensation table shows compensation information for TBI’s principal executive officers and its two most highly compensated executive officers as of December 31, 2010, 2009 and 2008. TBI refers to each of the individuals named in the table below as the named executive officers in 2010.

Name and Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4)(5) ($)	Total ($)
Donald J. McGowan	2010	289,000	-0-	99,750	-0-	12,066	400,776
President and Chief Executive Officer	2009	260,000	-0-	98,000	-0-	11,400	369,400

Thomas Abelmann	2010	189,807	6,000	57,000	-0-	520	253,327
Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer	2009	185,000	2,500	52,500	-0-	497	240,497

Anne K. Fray	2010	179,808	6,000	57,000	-0-	10,860	253,668
Senior Executive Vice President and Chief Credit Officer	2009	175,000	2,500	52,500	-0-	9,486	239,486

(1)	The bonus amount noted was the amount accrued for the identified year.
(2)

The fair value of stock awards granted for the years ended December 31, 2009 and 2010 was estimated on the date of grant using an internal valuation model. The stock grant of April 27, 2009 had a fair value of $7.00 per share and the grant of May 15, 2010 had a fair value of $5.70 per share.

(3)	No options have been issued.
(4)	Mr. McGowan’s amount is an annual car allowance. Ms. Fray’s amount includes an annual club membership dues.
(5)	The amounts reported reflect, for Ms. Fray and Mr. Abelmann, the value of a split dollar life insurance benefit according to IRS rules.

BankFIRST has entered into the following employment agreements with Mr. McGowan, Ms. Fray and Mr. Welch.

Donald J. McGowan

On December 31, 2008, BankFIRST entered into an Amended and Restated Employment Agreement with Mr. McGowan. His agreement is for a period of two years after which the term may be extended for successive one year periods. The agreement provides for a minimum annual base salary of $260,000. Mr. McGowan is entitled to bonuses of up to 70% of his base salary upon the achievement of performance targets established by the Board of Directors.

Mr. McGowan is entitled to participate in all of the employee benefit programs and perquisites generally available to TBI’s executive officers, including the following benefits:

•	Up to 4 weeks vacation;

•	Reimbursement for reasonable business expenses incurred; and, a monthly automobile allowance of $950.00.

Mr. McGowan is entitled to certain severance benefits if his employment is terminated without cause or he resigns for good reason, or if, within 13 months following a change of control, his employment is terminated without cause or he resigns for any reason.

If his employment is terminated without cause or he resigns for good reason, then Mr. McGowan will be entitled to a lump sum payment equal to his one year annual base salary and reimbursement for an 18 month period of the cost of COBRA coverage in excess of the amount of insurance premiums that he paid immediately prior to termination. He is also entitled to receive this severance payment if his employment is terminated without cause or if he resigns for any reason within 13 months following a change in control, provided that he delivers a release acceptable to TBI and has otherwise complied with his other covenants under the employment agreement.

A termination is for cause if it is for any of the following reasons:

•	His gross negligence or willful failure to perform his material duties,

•	willful or intentional engaging in conduct that causes material injury to TBI,

•	his conviction for, or a plea of nolo contender to, the commission of a felony, or

•	his material breach of his employment agreement.

A termination is for good reason if the executive terminates the employment for any of the following reasons:

•	any reduction in his base salary or his bonus,

•

a substantial reduction in his duties, responsibilities or title, or the assignment of any duties or responsibilities that are materially inconsistent with his position as Chief Executive Officer and a member of the Board,

•	a transfer of his primary workplace by more than 20 miltes from his then-current primary workplace, or

•	the failure of any successor to TBI to assume TBI’s obligations under the agreement

A change of control means:

•

the sale or disposition of all or substantially all of the assets of TBI to any person or group, other than Castle Creek Capital LLC (“Castle Creek”), any investment fund that is an affiliate of Castle Creek, or a controlled affiliated of such fund,

•	the acquisition by any person or group other than a Castle Creek fund of beneficial ownership of more than 50% of the voting stock of TBI, or

•	any transaction as a result of which the Castle Creek funds cease to own more than 50% of the total voting power of TBI.

Mr. McGown has agreed that for 12 months following the termination of his employment for any reason he will not engage in competitive employment in Orange, Lake and Seminole counties, Florida, nor will he solicit employees or customers of TBI or interfere with any business relationships that TBI has with its customers, suppliers or partners.

Anne K. Fray

On April 19, 2007, BankFIRST entered into an Agreement with Ms. Fray, which was amended on May 15, 2008. Her agreement is for a period of two years, after which the term may be extended for successive one year periods. The agreement provides for a minimum annual base salary of $175,000. Ms. Fray is entitled to bonuses as determined by the Board of Directors.

Ms. Fray is entitled to certain severance benefits if her employment is terminated upon a change in control of TBI. If she is employed by TBI at the closing of a change in control, and she is terminated without cause within one year after such change in control, then she has the right to receive a lump sum cash payment equal to one times her annual base salary prior to the change in control, plus one year of health and dental benefits as they existed on the termination date.

A change in control is deemed to have occurred if any entity, person or group that did not own any shares of TBI on April 19, 2007 becomes the beneficial owner of more than 50% of the outstanding voting shares of TBI.

Ms. Fray has agreed that for a period of two years following the earlier of the termination of her employment for any reason (other than for cause) or the termination of her employment within one year following a change of control, she will not participate in a competitive business with an office located within Orange, Lake and Seminole counties, Florida. In addition, during such two-year period, she will not solicit employees or customers of TBI or induce anyone having a business relationship with TBI to curtail such relationship.

A termination is for cause if it is for any of the following reasons:

•	her failure to comply with the policies of TBI established from time to time,

•	engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or any other conduct adversely affecting the business or reputation of TBI,

•	knowingly violating any banking law or regulation,

•	becoming subject to continuing intemperance in the use of alcohol or drugs adversely affecting the business or reputation of TBI,

•	filing any petition under the federal bankruptcy laws or any state insolvency laws, or

•	for gross negligence or the willful and continued failure to perform material duties.

Michael Welch

On October 14, 2008, BankFIRST entered into an Employment Agreement with Mr. Welch. His agreement is for a period of two years, after which the term may be extended for successive one year periods. The agreement provides for a minimum annual base salary of $115,000. Mr. Welch is entitled to bonuses as determined by the Board of Directors.

Mr. Welch is entitled to certain severance benefits if his employment is terminated upon a change in control of TBI. If he is employed by TBI at the closing of a change in control, and he is terminated without cause within one year after such change in control, then he has the right to receive a lump sum cash payment equal to one times his annual base salary prior to the change in control, plus one year of health and dental benefits as they existed on the termination date.

A change in control is deemed to have occurred if any entity, person or group that did not own any shares of TBI on April 19, 2007 becomes the beneficial owner of more than 50% of the outstanding voting shares of TBI.

Mr. Welch has agreed that for a period of one year following the earlier of the termination of his employment for any reason (other than for cause) or the termination of his employment within one year following a change of control, he will not participate in a competitive business with an office located within Brevard, Lake, Orange, Osceola and Seminole counties, Florida. In addition, during such two-year period, he will not solicit employees or customers of TBI or induce anyone having a business relationship with TBI to curtail such relationship.

A termination is for cause if it is for any of the following reasons:

•	his failure to comply with the policies of TBI established from time to time,

•	engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or any other conduct adversely affecting the business or reputation of TBI,

•	knowingly violating any banking law or regulation,

•	becoming subject to continuing intemperance in the use of alcohol or drugs adversely affecting the business or reputation of TBI,

•	filing any petition under the federal bankruptcy laws or any state insolvency laws, or

•	for gross negligence or the willful and continued failure to perform material duties.

Proposed Employment Agreement with Rafael A. Ramirez

Following the closing of the merger, BankFIRST intends to enter into an employment agreement with Mr. Ramirez. The agreement will be for a period of two years, after which the term may be extended for successive one year periods. The agreement provides for a minimum annual base salary of $140,000. Mr. Ramirez will be eligible for the BankFIRST Executive Incentive Plan for 2011, will be reimbursed for expenses relating to his membership at a local country club, and will be eligible to receive a stock grant in accordance with TBI’s Stock Grant Program, with the initial scheduled grant to be 5,000 shares which will vest over three years. He also will be entitled to four weeks annual vacation, options for health and dental insurance, life insurance coverage for one times his annual salary, long-term disability coverage at the expense of BankFIRST, the option to participate in the BankFIRST 401(k) program, and options to purchase additional insurance coverage generally offered to BankFIRST’s full-time employees.

The agreement will provide that Mr. Ramirez for a period of one year following the termination of his employment for any reason will not participate in a competitive business with an office located within Volusia county or adjoining contiguous counties. In addition, during such two-year period, he will be required not to solicit employees or customers of TBI or induce anyone having a business relationship with TBI to curtail such relationship.

If his employment is terminated without cause during the initial term of the agreement, then he will have the right to receive a lump sum payment equal to the remaining months for such two-year initial term of the agreement, subject to a minimum payment of one year base salary, plus health and dental benefits as existed on the termination date of his employment.

A termination is for cause if it is for any of the following reasons:

•	his failure to comply with the policies of TBI established from time to time,

•	engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or any other conduct adversely affecting the business or reputation of TBI,

•	knowingly violating any banking law or regulation,

•	becoming subject to continuing intemperance in the use of alcohol or drugs adversely affecting the business or reputation of TBI,

•	filing any petition under the federal bankruptcy laws or any state insolvency laws, or

•	for gross negligence or the willful and continued failure to perform material duties.

Pension Benefits

TBI does not provide any pension benefits.

Other Post-Employment Compensation

Under the terms of split dollar life insurance agreements which were in force at the time TBI acquired BankFIRST in 2007, TBI has an obligation to maintain certain bank owned life insurance policies in force, and to provide death benefits from the proceeds of such policies to the beneficiaries of Mr. Barnes, Mr. Abelmann and

Ms. Fray. The amounts of such death benefits are $500,000, $300,000 and $300,000 respectively. TBI is also obligated to reimburse these individuals for the post retirement income tax effect of the imputed income for the value of such insurance under IRS regulations. TBI does not provide any post employment compensation other than that discussed above and usual and customary separation payments in the normal course of business.

Executive Incentive Plan

BankFIRST has an Executive Incentive Plan which is designed to share with selected management employees the rewards generated by the attainment of corporate profit objectives and personal goals. The purpose of the plan is to reward management employees for meeting and exceeding TBI’s financial goals, and to promote a superior level of performance relative to TBI’s competition in its market area. All aspects of the plan are under the control of the Board of Directors. Management employees are selected each year to participate. Incentive compensation bonuses are paid provided that TBI meets 80% of its net profit goal (unless specifically approved by the Board of Directors). The financial measurements and relative weights used for the plan operation consist of approved personal goal achievement of identified plan participants. All bonuses derived from incentive compensation are subject to modification in accordance with the discretion of the Chief Executive Officer. Distribution of awards are made by the end of February of the following plan year. The distribution of bonus awards must be approved by the Board of Directors. The Board of Directors has the authority to clawback incentive payments if there is a significant downward restatement of TBI’s financial results from a previous year due to the gross negligence or fraudulent acts committed by executives or management, or due to an action which causes BankFIRST to be subject to regulatory penalties or fines. The bonus amounts are based upon several factors including:

•	Attainment of corporate cash earnings profitability objectives

•	Corporate performance relative to Florida peer group banks

•	Attainment of loan quality goals

•	Overall and individual regulatory ratings objectives

•	Personal performance objectives

In 2010, BankFIRST paid Mr. Abelmann and Ms. Fray $6,000 each and Ms. Kleffel and Mr. Welch $4,000 each pursuant to the plan.

2007 Stock Incentive Plan

TBI has a 2007 Stock Incentive Plan. The purposes of the plan is to offer certain employees, directors and consultants the opportunity to acquire a proprietary interest in TBI and afford TBI the opportunity to attract, motivate, and retain highly competent persons upon whom the success of TBI and its affiliates largely depends. The plan provides for the grant of options, restricted stock awards, performance stock awards and stock appreciation rights. An option granted under the plan may be a non-statutory stock option or an incentive stock option as determined by TBI. The maximum number of shares of common stock that may be granted under the plan is 700,000, subject to adjustment for any stock dividend or distribution, stock split or combination, reorganization, consolidation, recapitalization or similar transactions. The plan is administered by the Board or one of its committees. Subject to the provisions of the plan, the committee has the authority to determine the individuals to whom awards will be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each award, and the form of the award to be granted. During 2010, TBI granted restricted stock awards for 70,500 shares pursuant to the plan, including the following 2010 grants; with respect to Mr. McGowan (17,500 shares); with respect to Mr. Abelmann and Ms. Fray (10,000 shares each); and with respect to Ms. Kleffel and Mr. Welch (5,000 shares each). These restricted shares vest over a period of three years, subject to the terms of the restricted stock awards.

Split Dollar Agreements

Mr. Abelmann and Ms. Fray each have a split dollar agreement, whereby TBI purchased single premium life insurance on the executive. If the executive dies, his or her beneficiary is entitled to a benefit equal to $300,000 of the net death proceeds. If death occurs after separation from service, pursuant to the split dollar agreement, the executives have a vested insurance benefit at the date of death, so the executive’s beneficiary is entitled to the full benefit. The purpose of the plan is to assist TBI and its affiliates with the retention of its executives.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information for the named executive officers on stock option holdings at the end of 2010.

Number of Securities Underlying Unexercised Options (#)

Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donald J. McGowan	-0-	2,180	$8.60	6/15/2011
	-0-	9,333	$7.00	4/27/2012
	-0-	17,500	$5.70	5/15/2013
Thomas Abelmann	-0-	1,500	$8.60	6/15/2011
	-0-	5,000	$7.00	4/27/2012
	-0-	10,000	$5.70	5/15/2013
Anne K. Fray	-0-	1,500	$8.60	6/15/2011
	-0-	5,000	$7.00	4/27/2012
	-0-	10,000	$5.70	5/15/2013

Compensation of TBI Directors

TBI’s directors did not receive any compensation in 2010, other than as detailed below

Director Compensation Table

The following table sets forth a summary of the compensation TBI paid to its directors, other than directors who are also named executive officers, in 2010:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	All Other Compensation(3)	Total
James T. Barnes, Jr.	—	—	—	$53,224	$53,224
Dale A. Dettmer	9,700	—	—	—	9,700
Robert B. Goldstein	1,780	—	—	—	1,780
Ralph V. Hadley, III	8,700	—	—	—	8,700
Allan E. Keen	9,500	—	—	—	9,500
Donald J. McGowan	—	—	—	—	—
Mark Merlo	8,400	—	—	—	8,400

(1)	Indicated fees were in payment for services as members of the Board of BankFIRST in 2010
(2)	No stock awards were paid in 2010, however each director (including Mr. McGowan) accrued fees payable in the amount of $5,000 which were paid in stock in early 2011.
(3)	Mr. Barnes received compensation for service of the Chairman of the Board of BankFIRST in 2010.

Compensation Committee Interlocks Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Barnes, Dettmer, Hadley and Keen. None of the members of the Compensation Committee is, or has previously served as, an officer or employee of TBI, and none of TBI’s executive officers has served as a member of a compensation committee or board of directors of any entity which has an executive officer serving as a member of TBI’s Compensation Committee or Board of Directors. In addition, no executive officer of TBI served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member on the Compensation Committee or Board of Directors of TBI.

Director Independence

TBI’s Common Stock is not listed on any stock exchange. TBI has elected to apply the independence standards of the Nasdaq Global Select Market. NASDAQ requires that a majority of a company’s directors be “independent,” as defined by NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family, has had in the past three years certain relationships or affiliations with TBI, TBI’s external or internal auditors, or other companies that do business with TBI. TBI’s Board of Directors has affirmatively determined that a majority of its directors are independent directors under the categorical guidelines TBI’s Board of Directors has adopted, which includes all objective standards of independence set forth in the NASDAQ rules. Based on these standards, TBI’s Board of Directors determined that its independent directors are the following current directors: Messrs. Dettmer, Goldstein, Keen and Merlo. As a member of management, Mr. McGowan is not considered independent.

Related Person Transactions

Some of TBI’s directors and officers, and other persons and entities with which they are affiliated, are customers of, and have in the ordinary course of business banking transactions with, BankFIRST. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of BankFIRST and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features. BankFIRST’s Board of Directors approved all these transactions. Additional transactions with these persons and businesses are anticipated in the future. As of December 31, 2010, the amount of credit extended to directors, executive officers and their affiliates in the aggregate was approximately $6.3 million.

Mr. Hadley serves as general counsel to BankFIRST and in the ordinary course of business, his firm (Swann & Hadley PA), was paid $165,894 during 2010. Mr. Barnes indirectly controls, through Morse Boulevard Development Associates (“MBDA”), the building which houses the headquarters of BankFIRST and TBI. During 2010 MBDA was paid $483,954.

TBI recognizes that transactions between TBI and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that TBI’s decisions are based on considerations other than TBI’s and its shareholders’ best interests. Therefore, as a general matter and in accordance with (1) TBI’s Code of Conduct for employees, officers and directors and (2) TBI’s Code of Ethics for Senior Financial Officers, it is TBI’s preference to avoid these transactions. Nevertheless, TBI recognizes that there are situations where these transactions may be in, or may not be inconsistent with, TBI’s best interests.

Management Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis provides supplemental information, which sets forth the major factors that have affected TBI’s financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. The following information should provide a better understanding of the major factors and trends that affect TBI’s earnings performance and financial condition, and how TBI’s current performance compares with prior periods.

This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Proxy Statement.

Performance Overview

TBI is a bank holding company and the parent company of BankFIRST. TBI has experienced operating losses during recent reporting periods. TBI’s loss in 2007 was primarily attributable to certain costs related to TBI’s acquisitions of BankFIRST and The BANK Brevard, and material amounts of intangible amortization. As the economy weakened throughout 2008 and the Federal Reserve monetary policy promoted large and rapid reductions in interest rates, TBI experienced a rapid and substantial loss of revenue as a result of the decline in TBI’s yield on earning assets, principally its floating rate loan portfolio.

Accordingly, TBI undertook a number of actions to position TBI to address the prolonged difficult operating environment by reducing certain non interest expenses in an effort to improve TBI’s controllable operating performance before credit related costs. Specifically, TBI eliminated redundancies resulting from its acquisitions of BankFIRST and The BANK Brevard in 2007, consolidated its multi-bank structure, renegotiated certain major contracts and converted both banks to a single data processing platform in 2008, and in 2009 reduced its compensation and benefit costs through a reduction in force.

However, in 2008, many of TBI’s borrowers experienced deterioration in the performance of their business and/or reductions in their liquidity position. As a consequence, the performance of TBI’s loan portfolio declined and TBI recorded substantial provisions for loan losses. A large portion of TBI’s loan portfolio is secured by real estate. The Florida real estate market has experienced particularly pronounced declines in value. As this trend continued into 2009, loan collateral and foreclosed assets experienced continued declines in market value, which impacted TBI’s results through its provision for loan losses, costs of collection and the net carrying costs of other real estate owned (“OREO”) including downward revaluation of OREO properties.

In addition, the stress experienced throughout the banking industry manifested itself in bank failures and substantial costs to the FDIC insurance fund. The FDIC has embarked upon a restoration plan for the fund, which includes a substantial increase in the rate of its regular assessments. In the third quarter of 2009, the FDIC imposed a substantial special assessment.

During 2009, TBI’s net interest margin declined before rebounding somewhat during 2010. Because of margin pressure and credit related costs, TBI has worked to contain its controllable non-credit related non-interest expenses. During this period, TBI committed to increasing its liquidity and its capital ratios and to reducing its level of non-core funding. For the year ended December 31, 2010, TBI recorded a net loss of $1.7 million, or $.12 per basic and diluted share. These results compared with a net loss of $3.1 million, or $.22 per basic and diluted share for 2009. This decrease in the net loss is mostly attributable to a $.4 million improvement in net interest income, a $1.1 million reduction in the provision for loan losses, a $.4 million increase in gains on sale of investment securities, a $.2 million increase in other non-interest income, and a $.4 reduction in core deposit intangible amortization. This was offset by an increase of $.4 million in the costs of foreclosed real estate, net, an increase of $.1 million in other general and administrative expense, and a $.6 million reduction in income tax benefits.

For the year ended December 31, 2009, TBI recorded a net loss of $3.1 million, or $.22 per basic and diluted share. The most significant factors contributing to the 2009 loss were a $1.1 million reduction in net interest income, a $5.9 million provision for loan losses (which was nonetheless a reduction of $1.7 million from 2008) and an increase of $1.0 million in the costs of foreclosed real estate, net.

While TBI continues to develop new business relationships, the economic environment is difficult, with many borrowers facing reduced liquidity, less robust operating results and declining asset values. As a consequence, TBI has experienced a reduction in its assets as a result of loan payoffs from borrowers who are deleveraging, reduced levels of new business originations and loan charge offs. The combination of these developments has led to reduced operating performance as TBI’s loan interest income is reduced due to lost revenue on non-performing assets while TBI’s non interest expense costs are rising as a result of carrying and managing these assets.

Net interest income increased in 2010 to $20.1 million from $19.7 million for 2009. During 2010, TBI’s loan interest income decreased by $1.7 million due to the reduction in loan volume, the continuing impact on its floating rate loans from the reduction in interest rates and due to the non-recognition of interest income on loans placed on non accrual. Interest expense decreased by $2.3 million as a result of decreases in TBI’s deposit rates and its renegotiation and extension of higher cost FHLB advances.

Non-interest income, which includes service charges on deposit accounts, investment securities gains and losses, real estate fees and other operating income, increased to $3.2 million in 2010 from $2.6 million in 2009. The increase was primarily attributable to a $.4 million increase in gains on sales of investment securities, and increases in loan sales, loan brokerage fees and merchant services income.

Non-interest expense for 2010 was $21.7 million, a slight increase of $.1 million from $21.6 million in 2009. The increase in non- interest expense is primarily attributable to an increase of $.4 million in the costs of foreclosed real estate, net, which offset a $.4 million reduction in amortization of core deposit intangibles. Other non-interest expense items, in the aggregate, increased by $.1 million.

For the year ended December 31, 2010, total assets decreased by $4.0 million or .7% compared to December 31, 2009, mostly due to the decrease in loans. Net loans decreased by $27.4 million or 8.3%. The reduction in loans outstanding reflects a combination of decreased loan demand, loan payoffs, loan charge offs and foreclosure of assets. Cash and cash equivalents increased by $23.7 million or 75.3%, deposits decreased by $3.0 million or .7%.

In response to slowing economic activity, continued softness in residential real estate in TBI’s markets and the increase in non-performing loans and net charge offs, TBI has established additional reserves for loan losses.

As of December 31, 2010 the allowance for loan losses totaled $8.3 million, or 2.75% of total loans. The allowance represents 161.5% of non-performing loans at December 31, 2010. Annual net charge-offs represented 1.59% of gross loans as of December 31, 2010, compared with 2.07% as of December 31, 2009.

As of December 31, 2009 the allowance for loan losses totaled $8.3 million, or 2.53% of total loans. The allowance represented 101.8% of non-performing loans at December 31, 2009.

At December 31, 2010 and December 31, 2009, TBI’s capital ratios all surpassed regulatory measures to be considered “well capitalized”.

Total equity decreased by $1.8 million from December 31, 2009 to December 31, 2010 primarily as a result of the net loss for the year ended December 31, 2010 of $1.7 million.

Analysis of Financial Condition

TBI’s assets totaled $600.7 million at December 31, 2010 compared to $604.7 million at December 31, 2009 a decrease of $4.0 million, or .7%. The reduction in assets was primarily a result of a reduction in TBI’s loan portfolio, the retirement of non-core liabilities and its net loss.

Total gross loans were $302.2 million at December 31, 2010, a decrease of $27.4 million, or 8.3%, compared to December 31, 2009. The reduction in the loan portfolio in 2010 was primarily attributable to decreases in commercial real estate loans of $17.3 million, a decrease in commercial loans of $5.1 million and decrease in residential real estate and consumer loans of $1.3 million and $3.7 million, respectively.

As of December 31, 2010, total deposits were $401.8 million, a decrease of $2.9 million or .7% compared to December 31, 2009. Non-interest-bearing deposits were $110.3 million at December 31, 2010 an increase of $6.2 million from December 31, 2009. As of December 31, 2010, interest-bearing deposits decreased by $9.2 million or 3.1% to $291.5 million compared to $300.7 million at December 31, 2009.

Federal Home Loan Bank (FHLB) advances, totaled $36.9 million at December 31, 2010, compared to $38.0 million at December 31, 2009, a decrease, attributable to unamortized deferred costs, of $1.1 million or 2.9%.

Other borrowings, consisting of customer repurchase agreements and junior subordinated debentures increased by $3.5 million or 12.5% from $27.7 million on December 31, 2009 to $31.2 million on December 31, 2010.

Total shareholders’ equity was $126.8 million as of December 31, 2010 a decrease of $1.8 million from $128.6 million as of December 31, 2009. The decrease of $1.8 million was a result of $.1 million loss in other comprehensive income, and the 1.7 million net loss.

Book value per common share decreased to $9.13 at December 31, 2010 from $9.28 at December 31, 2009.

Results of Operations

Year ended December 31, 2010 compared with the year ended December 31, 2009:

TBI reported a consolidated net loss available to common stockholders of $1.7 million for the year ended December 31, 2010 compared to a consolidated net loss of $3.1 million for the year ended December 31, 2009. Basic and diluted losses per common share for the year ended December 31, 2010 were ($.12) as compared to basic and diluted losses per common share of ($.22) for the year ended December 31, 2009.

The loss on average assets for the year ended December 31, 2010 was (.27%) compared to a loss on average assets of (.51%) for the year ended December 31, 2009. The loss on average shareholders’ equity was (1.29%) for the year ended December 31, 2010 compared to the loss on average shareholders’ equity of (2.39%) for the year ended December 31, 2009.

TBI’s results for the year ended December 31, 2010 reflect a $0.4 million increase in net interest income, a decrease of $1.1 million in provision for loan losses, an increase in non interest income of $0.7 million and an increase of $0.1 million in non interest expense compared to the year ended December 31, 2009. TBI’s net interest income remained relatively unchanged as the $2.0 million decrease in interest income was more than offset by a $2.3 million decrease in interest expense. The decrease in interest income was attributable to the negative impact of loan volume reductions due to reduced demand, continued reductions in rates on TBI’s floating rate loan resulting from interest rate reductions, and the effects of forgoing of interest on loans placed on non-accrual status. The decrease in interest expense mostly results from the decrease in TBI’s deposit rates in addition to its renegotiation of high cost FHLB advances. The decrease in the provision for loan losses reflects a reduction in the level of classified assets, some stabilization of collateral values and some signs of improvement in the economy. Consequently, fewer of TBI’s borrowers are having difficulty servicing their loans although circumstances continue to reduce the willingness of borrowers to repay in other cases. The increase in non-interest income results primarily from a increase of $0.4 million in gains on sales of investment securities. The increase in non- interest expense is primarily attributable to the $0.4 million increase in costs attributable to foreclosed real estate, net, which offset a reduction of a like amount in the amortization of the core deposit intangible. Other non-interest expenses were relatively unchanged form 2009, with an overall increase in the category of only $0.1 million.

2009 compared with 2008:

TBI reported a consolidated net loss of $3.1 million in 2009 compared to a consolidated net loss of $3.7 million in 2008. Basic and diluted losses per common share for 2009 were ($.22) as compared to basic and diluted losses per common share of ($0.27) for 2008.

The loss on average assets for 2009 was (0.51%) compared to a loss on average assets of (0.61%) for 2008. The loss on average shareholders’ equity was (2.39%) for 2009 compared to the loss on average shareholders’ equity of (2.83%) for 2008.

TBI’s 2009 results reflect a $1.1 million reduction in net interest income from 2008 and a reduction of $1.7 million in provision for loan losses. The Federal Reserve’s substantial and rapid rate reductions in response to weakening economic conditions and other measures resulted in downward pressure on loan rates, and those same economic conditions dampened demand for loans, resulting in a decrease in net loans of $27.9 million from December 31, 2008 to December 31, 2009. Non-interest income was relatively unchanged, declining by only $0.1 million. Non-interest expenses were reduced by $0.8 million as a result of cost cutting efforts including a 2009 reduction in force; however a $1.0 million increase in the costs of foreclosed real estate, net, offset to some extent the $0.9 million savings in salaries and benefits and a reduction in core deposit intangible amortization of $0.4 million.

Following is summary of earnings and selected operating ratios for the periods presented:

CONDENSED SUMMARY OF OPERATIONS

($ in thousands, except per share amounts)
	At or for Year Ended December 31
	2010	2009	2008	2007		2006(1)
Interest Income	$25,336	$27,321	$31,716		$30,646	$	N/A
Interest Expense	5,251	7,596	10,910		12,758		N/A

Net Interest Income	20,085	19,725	20,806		17,888		N/A
Provision for Loan Losses	4,788	5,936	7,602		3,366		N/A
Noninterest income	3,236	2,574	2,665		2,260		N/A
Noninterest expenses:	21,666	21,560	22,442		17,804		N/A

Loss before income tax benefit	(3,133)	(5,197)	(6,573)		(1,022)		N/A
Income tax benefit	(1,483)	(2,116)	(2,857)		(536)		N/A

Net Loss	(1,650)	(3,081)	(3,716)		(486)		N/A

Loss per common share—basic(2)	$(0.12)	$(0.22)	$(0.27)		$(0.04)	$	N/A

Loss per common share—Diluted(1)(2)	$(0.12)	$(0.22)	$(0.27)		$(0.04)	$	N/A

Dividends per common share	NA	NA	NA	$	N/A	$	N/A

Selected Operating Ratios:
Return on Average Assets	-0.27%	-0.51%	-0.62%		-0.08%		N/A
Return on Average Equity	-1.29%	-2.38%	-2.83%		-0.37%		N/A
Dividend Payout Ratio	N/A	N/A	N/A		N/A		N/A
Equity to Assets Ratio	21.2%	21.5%	21.9%		22.1%		N/A

(1)	TBI was not an operating company as of December 31, 2006.
(2)	Diluted and Basic EPS are the same for all periods due to TBI’s net loss position.

Net Interest Income

Year ended December 31, 2010 compared with year ended December 31, 2009:

Net interest income increased $.4 million, or 1.8%, to $20.1 million for the year ended December 31, 2010 from $19.7 million for the year ended December 31, 2009. Both interest income and interest expense declined in the year ended December 31, 2010 compared to the year ended December 31, 2009. Although TBI’s gross loans decreased from December 31, 2009 to December 31, 2010, the decrease in interest on loans was exacerbated by the ongoing effects of the reduction in interest rates in 2007 and 2008, decreasing the yield on TBI’s floating rate loans for the year 2010. Also contributing was the non recognition of interest income on non accruing loans. Interest expense also decreased by $2.3 million from 2009 to 2010 as a result of decreases in TBI’s deposit rates and its renegotiation of higher cost FHLB advances. TBI’s time deposits that matured in 2010 generally re-priced into an exceptionally low interest rate environment driving the decrease in its interest expense. Time deposits carry a fixed rate of interest to maturity and most of TBI’s borrowings also provide for a fixed rate of interest until maturity. In the near term, TBI expect its interest expense to continue to decline but at a slower rate.

2009 compared with 2008:

Net interest income decreased $1.1 million, or 5.2%, from $20.8 million in 2008 to $19.7 million in 2009, principally due to the combination of shrinkage of the loan portfolio and rapid downward repricing of both loans and reinvested cash flows from the securities portfolio. Both were driven by the ongoing effects of rapid and substantial reduction of short term interest rates resulting from the Federal Reserve’s monetary policy during 2007 and 2008.

The prolonged period of exceedingly low short term interest rates promoted by the Federal Reserve has been largely reflected in the yield on TBI’s earning assets and TBI believes that going forward there will be less impact on interest income earnings due to interest rate reductions. Since 2008, TBI has been emphasizing the origination of floating rate loans with interest rate floors. Conversely, TBI believes the exceedingly low interest rate environment provides the opportunity to reduce its costs of funds and lengthen deposit maturities at these lower rates. Previously issued term funding instruments, primarily time deposits, are regularly maturing at rates which are currently higher than those prevailing in the market. TBI also renegotiated and extended certain high cost FHLB advances in 2010, which further reduced its cost of funds. With these initiatives, it is anticipated that net interest income will improve modestly in the short term, and should interest rates begin to rise, net interest income should increase moderately.

The following table reflects the components of net interest income, setting forth for the periods presented, (1) average assets, liabilities and shareholders’ equity, (2) interest income earned on interest-earning assets and interest paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) net interest spread (i.e., the average yield on interest-earning assets less the average rate on interest-bearing liabilities) and (5) net interest margin (i.e., the net yield on interest earning assets).

($ in thousands)

	Dec 31, 2010			Dec 31, 2009			Dec 31, 2008
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Loans	$317,937	$20,451	6.43%	$340,337	$22,185	6.52%	$373,292	$27,038	7.24%
Securities available for sale	132,840	4,788	3.60%	114,216	5,052	4.42%	86,635	4,138	4.78%
Other interest-earning assets	35,029	97	0.28%	34,732	84	0.24%	35,413	540	1.52%

Total Earning Assets	485,806	25,336	5.22%	489,285	27,321	5.58%	495,340	31,716	6.40%
Cash & Due from Banks	10,384			9,558			11,612
Allowance For Loan Losses	(8,442)			(8,879)			(8,658)
Other Assets	120,297			119,903			111,438

Total Assets	$608,045			$609,867			$609,732

LIABILITIES
Demand	$43,065	$101	0.23%	$44,167	$152	0.34%	$48,254	$429	0.89%
Savings	57,288	532	0.93%	48,205	726	1.51%	32,434	820	2.53%
Money Market	67,538	375	0.56%	65,797	486	0.74%	74,477	1,314	1.76%
Time	130,367	2,374	1.82%	138,501	4,235	3.06%	134,586	5,594	4.16%

Total Interest Bearing Deposits	298,258	3,382	1.13%	296,670	5,599	1.89%	289,751	8,157	2.82%
FHLB advances	37,436	1,152	3.08%	37,808	1,257	3.32%	38,505	1,416	3.68%
Other borrowings	31,456	717	2.28%	32,873	740	2.25%	38,281	1,337	3.49%

Total Interest Bearing Liabilities	367,150	5,251	1.43%	367,351	7,596	2.07%	366,537	10,910	2.98%
Noninterest bearing Deposits	106,118			104,260			105,720
Other Liabilities	7,240			9,285			6,025

Total Liabilities	480,508			480,896			478,282

Total Shareholder’s Equity	127,537			128,971			131,450

Total Liabilities & Shareholder’s Equity	$608,045			$609,867			$609,732

Interest Rate Spread			3.79%			3.51%			3.42%

Net Interest Income		$20,085			$19,725			$20,806

Net Interest Margin			4.13%			4.03%			4.20%

The following table sets forth certain information regarding changes in TBI’s interest income and interest expense for the year ended December 31, 2010 compared to the year ended December 31, 2009 and for the year ended December 31, 2009, as compared to the year ended December 31, 2008. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

($ in thousands)

	2010 Changes from 2009			2009 Changes from 2008
		Due to Average			Due to Average
	Total Change	Volume	Rate	Total Change	Volume	Rate
Interest Earning Assets
Loans	$(1,734)	$(1,461)	$(273)	$(4,853)	$(2,387)	$(2,466)
Securities available for sale	(264)	824	(1,088)	914	1,317	(403)
Other interest earning assets	13	1	12	(456)	(10)	(446)

Total:	(1,985)	(636)	(1,349)	(4,395)	(1,080)	(3,315)

Interest Bearing Liabilities
Demand	(51)	(4)	(47)	(277)	(36)	(241)
Savings	(194)	137	(331)	(94)	399	(493)
Money Market	(111)	13	(124)	(828)	(153)	(675)
Time	(1,861)	(249)	(1,612)	(1,359)	163	(1,522)
FHLB Advances	(105)	(12)	(93)	(159)	(26)	(133)
Other Borrowings	(23)	(32)	9	(597)	(189)	(408)

Total	(2,345)	(147)	(2,198)	(3,314)	158	(3,472)

Changes in Net Interest Income	$360	(489)	$849	$(1,081)	$(1,238)	$157

Non Interest Income

NON INTEREST INCOME

($ in Thousands)

	Year Ended December 31,
	2010	2009	2008
Noninterest income:
Service charges on deposit accounts	$1,549	$1,620	$1,781
Other service charges and fees	585	422	368
Earnings on bank-owned life insurance	213	185	177
Income on brokered loans	136	35	72
Gain on sale of securities available for sale	493	84	12
Other	260	228	255

Total Noninterest Income	$3,236	$2,574	$2,665

Noninterest income on a recurring basis is derived principally from deposit and loan and other fee based services such as mortgage brokerage, debit card interchange and merchant services fees. Securities gains or losses on securities held for sale are also included in non interest income.

Year ended December 31, 2010 compared with year ended December 31, 2009:

Noninterest income increased by $0.7 million for the year ended December 31, 2010 compared to the year ended December 31, 2009. Noninterest income for the year ended December 31, 2010 includes $.5 million of gains on sales of securities and $0.1 million in brokerage income on the sale of mortgage loans.

2009 compared with 2008:

Noninterest income decreased in 2009 by $0.1 million to $2.6 million compared to 2008. The decrease in noninterest income is primarily due to reduced fees on deposit accounts in the first full year of operations following the 2008 merger between BankFIRST and The BANK Brevard and also a reduction in brokerage income on the sale of mortgage loans due to the decline in real estate sales generally.

Non Interest Expense

NON INTEREST EXPENSE

($ in Thousands)

	Year Ended December 31,
	2010	2009	2008
Salaries and employee benefits	$8,283	$8,252	$9,196
Occupancy and Equipment	3,328	3,345	3,308
Data Processing	683	635	855
Stationary, printing and supplies	190	186	286
Insurance, including deposit insurance premium	842	1,104	511
Professional fees	868	740	818
Marketing	480	379	525
FHLB advance prepayment penalties	—	—	66
Loss / write down of foreclosed real estate, net	1,474	1,120	633
Foreclosed real estate expense, net	647	604	92
Amortization of core deposit intangibles	2,910	3,310	3,710
Other	1,961	1,885	2,442

Total noninterest expenses	$21,666	$21,560	$22,442

Year ended December 31, 2010 compared with the year ended December 31, 2009:

Total noninterest expense for the year ended December 31, 2010 of $21.7 million increased by $0.1 million or 0.5% compared to $21.6 million for the year ended December 31, 2009. For the year ended December 31, 2010, noninterest expense included decreases of $0.3 million of insurance (primarily FDIC insurance) expense and $0.4 million in amortization of core deposit intangibles. This was offset by an increase of $0.4 million in write downs and losses on the sales of foreclosed real estate, net, and increases of $0.1 million each in professional fees, marketing expenses and other noninterest expenses.

2009 compared with 2008:

Total noninterest expense of $21.6 million in 2009 decreased $0.9 million or 3.9% from 2008 primarily due to the cost cutting efforts which included a reduction in force. Salaries and benefits of $8.3 million decreased $0.9 million or 10.3% when compared to 2008 due to the aforementioned reduction in force. Amortization of core deposit intangibles decreased by $0.4 million or 10.8%, and other noninterest expenses decreased by $0.6 million, primarily as a result of the full year effects of merging The BANK Brevard into BankFIRST. Systems conversions also yielded a $0.2 million improvement in data processing expense. Decreases of $0.1 million were also recorded in stationary supplies and printing expense, professional fees, marketing, and prepayment penalties of FHLB advances.

Increases were recorded in insurance expense (primarily due to a onetime supplemental FDIC insurance premium assessment), losses and write downs (net) of foreclosed real estate properties, and the net expense of operating and conserving foreclosed real estate properties. Those categories saw year over year increases (2009 vs. 2008) of $0.6 million (116.0%), $0.5 million (77.1%) and $0.5 million (551.9%) respectively.

Income Taxes

TBI and its 100% owned subsidiaries file a consolidated income tax return (2006 to present) for federal and state purposes. TBI has reported a cumulative tax loss through December 31, 2010 and TBI has recorded an accumulated net tax benefit. Management monitors TBI’s net deferred tax liability and as of December 31, 2010 determined that no valuation allowance is required. For the year ended December 31, 2010, TBI recognized an income tax benefit of $1.5 million compared to an income tax benefit of $2.1 million for the year December 31, 2009. Please see Note 13 of TBI’s December 31, 2010 Consolidated Financial Statements for further information on income taxes.

Loan Portfolio

TBI’s loan portfolio consists principally of loans to small- and medium-sized businesses and individuals within its primary market areas of Orange, Lake, Seminole and Brevard counties. The table below shows TBI’s loan portfolio composition for the periods presented.

($ in Thousands)

	At December 31
	2010	2009	2008	2007	2006
Commercial	$46,133	$51,232	$57,076	$45,272	$	N/A
Commercial Real Estate	207,580	224,844	243,012	293,259		N/A
Residential Mortgage	24,535	25,829	36,221	45,219		N/A
Consumer Loans	23,961	27,718	22,313	13,982		N/A

Total loans	302,209	329,623	358,622	397,732		N/A
Plus: Net deferred costs (fees)	482	424	212	(112)		N/A
Less: Allowance for loan losses	(8,321)	(8,341)	(9,246)	(7,822)		N/A

Loans, Net	$294,370	$321,706	$349,588	$389,798		N/A

Total gross loans decreased by $27.3 million or 8.5% during the year ended December 31, 2010 compared to December 31, 2009. The decrease is attributable to several factors including loan payoffs as a result of TBI’s borrowers’ deleveraging, reduced levels of new loan demand and in some cases loan charge offs. TBI’s loan composition remains relatively consistent at December 31, 2010 compared to December 31, 2009, with commercial real estate and residential mortgage comprising a slightly larger portion of the portfolio and commercial and consumer loans comprising a slightly smaller portion of the portfolio.

Following is a summary of the repricing distribution of certain loan categories based on remaining scheduled repayments of principal as of December 31, 2010 (in thousands):

(Dollars in Thousands)	Within 1 Year	1 - 5 Years	Over 5 Years	Total
Commercial	$32,611	$12,580	$942	$46,133
Consumer Real Estate	68,863	116,232	22,485	207,580
Residential Mortgages	10,417	11,540	2,578	24,535
Consumer Loans	16,872	3,725	3,364	23,961

Total Loans	$128,763	$144,077	$29,369	$302,209

Fixed/variable repricing of loans due after one year
Loans at fixed interest rates		$102,079	$28,418
Loans at floating or adjustable interest rates		41,998	951

Total		$144,077	$29,369

Allowance and Provision for Loan Losses

The allowance for loan losses is a valuation allowance established to absorb probable incurred credit losses associated with loans in the loan portfolio. The allowance is recorded through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management’s belief that the loan is uncollectible is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

For quantitative loss factors, management has determined the historical loss rate for each group of loans with similar risk characteristics and has then considered the current qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the group’s historical loss experience. The overall effect of these factors on each loan group has been reflected as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each loan group.

TBI segregates its portfolio of loans not deemed to be impaired by call report category for the purposes of calculating and applying historical loss factors, adjustment factors and total loss factors. Considerable judgment is necessary to establish adjustment factors.

The adjustment factors described below are deemed to be applied to pass credits. Through TBI’s reserve methodology, these factors are scaled higher if applied to weak pass, special mention or substandard credits.

The following current environmental factors have been taken into consideration in determining the adequacy of the Allowance for Loan and Lease Losses (“ALLL”):

a.	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

b.	Changes in international, national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

c.	Changes in the nature and volume of the portfolio and in the terms of loans;

d.	Changes in the experience, ability, and depth of the lending management and other relevant staff;

e.	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

f.	Changes in the quality of TBI’s loan review system;

g.	Changes in the value of underlying collateral for collateral-dependent loans;

h.	The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

i.	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio.

A loan is considered impaired when, based on current information and events, it is probable TBI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

As of December 31, 2010, TBI held an allowance for loan losses of $8.3 million or 2.75% of total loans compared to the allowance for loan losses of $8.3 million or 2.53% at December 31, 2009. Based on an analysis performed by management as of December 31, 2010 management considers the allowance for loan losses to be adequate to cover probable incurred credit losses in the portfolio as of that date. However, management’s judgment is based upon a number of assumptions, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that significant additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review TBI’s allowance for loan losses. Such agencies may require TBI to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

As a direct result of these factors and analyses in conjunction with the sustained weakness in asset values, particularly real estate, TBI recorded a loan loss provision of $4.8 million for the year ended December 31, 2010, an increase of $1.1 million compared to the provision recorded for the year ended December 31, 2009 of $5.9 million. TBI establishes specific reserves for impaired loans and general reserves for the remainder of the portfolio as follows (in thousands):

	December 31, 2010	December 31, 2009
Specific Reserves:
Impaired loans with no specific reserves	$4,156	$—
Impaired loans with specific reserves	7,158	11,220

Total impaired loans	$11,314	$11,220

Reserve	$702	$2,518
Reserve % of impaired loans	6.20%	22.44%

General Reserves
Loans subject to general reserve	$290,895	$318,403
Reserve	$7,619	$5,823
Reserve % of loans	2.61%	1.83%

TBI’s reserves for loans with specific reserves were approximately $0.7 million as of December 31, 2010 and approximately $2.5 million as of December 31, 2009. During the year ended December 31, 2010, the specific reserve was reduced by approximately $1.8 million which was the net effect of charge-offs, amortization, transfers to other real estate owned and other changes to loans with specific reserves comprising the December 31, 2009 gross balance of $11.2 million. By December 31, 2010 the balance of gross loans with specific reserves had been reduced by $4.0 million to $7.2 million.

TBI’s general reserve for unimpaired loans was 2.61% of subject loans as of December 31, 2010 and 1.83% of subject loans as of December 31, 2009. The increased percentage is primarily the result of an increase in management’s estimates based upon the historical loss factors and adjustments. For the year ended December 31, 2010, the loan portfolio subject to the general reserve decreased approximately $27.5 million. As of December 31, 2010 approximately $0.7 million of construction loans and approximately $5.3 million commercial real estate loans were subject to specific reserves as a result of impairment, comprising approximately 84% of loans subject to specific reserves. Construction loans and commercial real estate loans not subject to specific reserves together represented $201.6 million or 69.3% of the portfolio subject to general reserve as of December 31, 2010. Management evaluates the reserves on a regular basis to determine its adequacy.

The provision for loan losses is a charge to operations in the current period to replenish the allowance and maintain it at a level that management has determined to be adequate to absorb probable incurred credit losses in the loan portfolio. TBI’s provision for loan losses was $4.8 million for the year ended December 31, 2010 and the provision was $5.9 million for the year ended December 31, 2009. The lower provisions for loan losses in 2010 and 2009 are primarily attributable to ongoing efforts to resolve problem loans which resulted from the contraction of residential real estate activity and the ripple effect on TBI’s local economies. There has been a moderate decrease in TBI’s nonperforming loans, delinquencies and charge-offs compared to prior years as a result of these efforts. The local economic contraction is showing signs of moderating although historically high unemployment levels in the markets in which TBI operates and the ongoing impact of foreclosures and distressed sales is negatively impacting the value of real estate.

Management continuously monitors and actively manages the credit quality of the loan portfolio and will continue to recognize the provision required to maintain the allowance for loan losses at an appropriate level. Due to the economic slowdown discussed above, some of TBI’s customers are exhibiting increasing difficulty in timely payment of their loan obligations. TBI believes that this trend will continue to moderate in the near term, however those trends could reverse and TBI may experience higher levels of delinquent and nonperforming loans, which may require higher provisions for loan losses, higher charge-offs and higher collection related expenses in future periods.

The allowance for loan losses represents management’s estimate of probable incurred credit losses in the loan portfolio at a specific point in time. This estimate includes losses associated with specifically identified loans as well as estimated probable credit losses inherent in the remainder of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income. Reductions to the allowance occur as loans are charged off. Management evaluates the adequacy of the allowance at least quarterly, and in doing so relies on various factors including, but not limited to, assessment of probable loss, delinquency and non-accrual trends, portfolio growth, underlying collateral coverage and current economic conditions. This evaluation is subjective and requires material estimates that may change over time.

Generally, for collateral dependent loans, new appraisals are ordered when a loan is downgraded to substandard, which also triggers an impairment analysis for specific reserves. This appraisal is used to complete the impairment analysis, which calculates the reserve requirements or the amount to charge off. Exceptions are when TBI already has a current appraisal (generally less than 1 year old) or the loan amount is under $250,000 and other Financial Institutions Reform Recovery and Enforcement Act (“FIRREA”) acceptable real estate evaluations are permitted. The appraisals, which are performed by an independent, certified appraiser, are requested by the credit department manager and are reviewed by a qualified credit officer other than the account officer who reviews for compliance with FIRREA and the Uniform Standards of Professional Appraisal Practice (“USPAP”). If there are concerns regarding the quality of the appraisal (i.e. not performed in accordance with FIRREA or USPAP standards) or conclusions reached by the appraiser, the qualified credit officer may request a second appraisal by another independent certified appraiser, however, these occurrences are infrequent. Under FIRREA and USPAP guidelines, the credit officer is not allowed to make “adjustments” to an appraisal. A credit officer may, however, provide supplemental information that he deems significant and appropriate if he believes that it is of value and supports his conclusions regarding a loan evaluation. Such supplemental information could include tax assessed values or comparable real estate on the books of TBI, which was recently appraised, for example.

During the year ended December 31, 2010 and the years ended December 31, 2010, 2009, 2008, and 2007, the activity in TBI’s loan loss allowance was as follows:

($ in Thousands)

	At December 31,
	2010	2009	2008	2007	2006(1)
Balance At Beginning Of Period	$8,341	$9,246	$7,822	$—	$	N/A
Additional due to acquisitions	—	—	—	5,828		N/A
Charge-Offs	(5,046)	(7,151)	(6,727)	(1,396)		N/A
Recoveries	238	310	549	24		N/A
Provision For Loan Losses	4,788	5,936	7,602	3,366		N/A

Balance At End Of Period	$8,321	$8,341	$9,246	$7,822	$	N/A

	At December 31,
	2010	2009	2008	2007	2006
Charge-Offs:
Commercial	(825)	(1,409)	(411)	(798)		N/A
Commercial Real Estate	(1,999)	(3,498)	(2,106)	(227)		N/A
Residential Mortgage	(1,375)	(1,961)	(3,789)	(310)		N/A
Consumer Loans	(847)	(283)	(421)	(61)		N/A

	$(5,046)	$(7,151)	$(6,727)	$(1,396)	$	N/A

	At December 31,
	2009	2008	2007	2006	2005
Recoveries:
Commercial	39	93	499	11		N/A
Commercial Real Estate	116	108	44	—		N/A
Residential Mortgage	78	95	6	—		N/A
Consumer Loans	5	14	—	13		N/A

	$238	$310	$549	$24		N/A

(1)	TBI was not an operating company as of December 31, 2006

The following table reflects the allowance allocation per loan category and percent of dollar value of allowance in each category to total dollar value of allowance for the periods indicated:

($ in Thousands)

	At December 31
	2010		2009		2008		2007		2006(1)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount		%
Commercial	$1,630	19.59%	$1,626	19.50%	$1,515	16.39%	$1,426	18.23%	$	N/A	N/A	%
Commercial Real Estate	4,498	54.06%	4,571	54.80%	4,674	50.55%	3,531	45.14%		N/A	N/A	%
Residential Mortgage	1,427	17.15%	1,269	15.21%	2,541	27.48%	2,608	33.34%		N/A	N/A	%
Consumer Loans	725	8.71%	750	8.99%	394	4.26%	218	2.79%		N/A	N/A	%
Other	41	0.49%	125	1.50%	122	1.32%	39	0.50%

Total loans	$8,321	100.00%	$8,341	100.00%	$9,246	100.0%	$7,822	100.00%	$	N/A	N/A	%

(1)	TBI was not an operating company as of December 31, 2006

Impaired Loans

Under generally accepted account principles, a loan is impaired when, based upon current information and events, it is probable that the loan will not be repaid according to its contractual terms, including both principal and interest. Management performs individual assessments of impaired loans to determine the existence of loss exposure and, where applicable, the extent of loss exposure based upon the present value of expected future cash flows available to pay the loan, or based upon the estimated realizable collateral where a loan is collateral dependent.

The following is a summary of information pertaining to impaired loans:

($ in Thousands)

	At December 31,
	2010	2009	2008
Impaired loans without a valuation allowance	$4,156	$—	$151
Impaired loans with a valuation allowance	7,158	11,220	10,387
Valuation allowance related to impaired loans	(702)	(2,518)	(2,492)

Net investment in impaired loans	$10,612	$8,702	$8,046

Non-Performing Assets

Non-performing assets include non-accrual loans and foreclosed real estate. Non-accrual loans represent loans on which interest accruals have been discontinued. Foreclosed real estate is comprised principally of real estate properties obtained in partial or total loan satisfactions and is included in other assets at its estimated fair value less selling costs.

TBI discontinues interest accruals when principal or interest is due and has remained unpaid for 90 days or sooner if current information indicates the borrower’s inability to pay, depending on the loan type, unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest and fees are reversed. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest have been paid.

Non-performing loans, or non-accrual loans, are closely monitored on an ongoing basis as part of TBI’s loan review and work-out process. In addition, these loans are evaluated by comparing the recorded loan amount to the fair value of any underlying collateral or the present value of projected future cash flows. The results of this evaluation are used as part of the determination of the appropriate allowance and provision for loan losses and charge-offs, when appropriate.

NON-PERFORMING ASSETS

($ in Thousands)

	At December 31,
	2010	2009	2008
Non-Accrual	$5,152	8,196	10,018
Restructured Loans not performing in accordance with their terms	—	—	—

Total Non-Performing Loans	$5,152	$8,196	$10,018

Other Real Estate Owned	10,504	9,028	7,342

Total Non-Performing Assets	$15,656	$17,224	$17,360

Non-Performing Loans as a Percentage of Total Loans	1.70%	2.49%	2.79%
Non-Performing Loans as a Percentage of Total Assets	0.86%	1.36%	1.67%
Non-Performing Assets as a Percentage of Total Assets	2.61%	2.85%	2.89%
Past Due 90 or more days and still accruing	—	—	—

As of December 31, 2010, TBI had $8.8 million in restructured loans that are in compliance with their modified terms. The criteria for a restructured loan to be considered performing is as follows: (1) none of its principal and interest is 90 days past due and unpaid, and TBI expects repayment of the remaining contractual principal and interest, or (2) when the loan otherwise becomes well secured and in the process of collection. Since the above restructured loans have met these criteria, management does not consider these loans to be non-performing and has not included them in the table above. TBI had $3.7 million and $0.2 million in restructured loans that were in compliance with their modified terms as of December 31, 2009 and December 31, 2008, respectively.

The majority of the decrease in non-performing loans from December 31, 2009 to December 31, 2010 is attributable to the following loan types:

•	Construction loans—a decrease of $1.4 million, or 65.8%

•	1-4 family residential loans—a decrease of $1.2 million, or 60.8%

•	Commercial real estate loans—a decrease of $0.2 million, or 8.9%

•	Commercial loans—a decrease of $0.4 million, or 34.3%

There was an increase in non-performing multi-family residential loans of $0.2 million, or 1,890.0%, from December 31, 2009 to December 31, 2010.

As of December 31, 2010 non-accrual loans consisted of:

($ in Thousands)

Loan Type	Amount	Number of Relationships
Construction	$738	5
Nonfarm Non-Residential	2,364	6
1—4 family residential	750	8
Multi-family residential	199	3
Secured commercial	730	11
Unsecured commercial	20	1
Home equity	351	1
Installment	—	—

Total	$5,152	35

Management believes the primary contributor to the decrease in non-accrual loans is the success of efforts to collect when possible, foreclose properties when necessary, and when circumstances dictate, to restructure loans terms when it appears more likely than not that the restructuring will result in a performing loan. The current level of non-performing loans is a result of the continuing effects of the downturn in the economy, which has had a disproportionately negative impact on certain of TBI’s borrowers in its markets, which depend upon residential construction activity, consumer spending and tourism. The immediate effect of this downturn has been the reduction in discretionary consumer spending, as it relates to TBI’s lending on owner occupied and income producing properties, such as commercial office, warehouse and retail properties. In addition, declines in household income and a high level of unemployment have continued to impact the owner occupied single family residential portfolio.

As of December 31, 2010 TBI has other real estate owned of $10.5 million consisting of 26 properties. Four of those properties with a total value of $3.8 million are currently under lease. Three of the leased properties are currently producing income and the fourth property, which is valued at $1.7 million, is in a due diligence period in preparation for the construction of a restaurant. Eleven properties with an aggregate value of $3.0 million are residential lots or vacant land. The majority of the remaining properties are 1 – 4 family residential dwellings; however three properties with an aggregate value of $2.2 million are improved commercial properties.

Management has continued aggressive efforts to take title to properties when it believes that there is little chance that the borrower is capable or willing to perform under the terms of the loan. If the borrower demonstrates capacity and willingness, management has been willing to renegotiate terms, resulting in the restructured loans discussed above. Although the level of other real estate owned is up somewhat from the $9.0 million at December 31, 2009, it has had recent success at selling properties and it believes carrying values are reflective of current fair values less estimated costs to sell. The $1.5 million increase is reflective of the time that it takes to go through the foreclosure process, as borrowers are in many cases adept at delaying the process through various means. Management believes that the level of other real estate owned lags the economic cycle somewhat and that market conditions are moderating, particularly in the 1 – 4 family segment.

Market Risk

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices and commodity prices. TBI is primarily exposed to interest rate risk inherent in its lending and deposit taking activities as a financial intermediary. To succeed in its capacity as a financial intermediary, TBI offers an extensive variety of financial products to meet the diverse needs of its customers. These products sometimes contribute to interest rate risk for TBI when product groups do not complement one another. For example, depositors may want short-term deposits while borrowers desire long-term loans. Changes in market interest rates may also result in changes in the fair value of TBI’s financial instruments, cash flows, and net interest income.

Interest rate risk is comprised of re-pricing risk, basis risk, yield curve risk, and options risk. Re-pricing risk arises from differences in the cash flow or re-pricing between asset and liability portfolios. Basis risk arises when asset and liability portfolios are related to different market rate indexes, which do not always change by the same amount. Yield curve risk arises when asset and liability portfolios are related to different maturities on a given yield curve; when the yield curve changes shape, the risk position is altered. Options risk arises from “embedded options” within asset and liability products as certain borrowers have the option to prepay their fixed rate loans when rates fall while certain depositors can redeem their certificates of deposit early when rates rise.

TBI has established an Asset/Liability Committee (ALCO) for BankFIRST, which is responsible for the oversight of BankFIRST’s interest rate risk management. TBI has implemented an asset/liability model at BankFIRST to measure and evaluate BankFIRST’s interest rate risk. Interest rate risk measures used by TBI include earnings simulation and economic value of equity (EVE) analysis. Gap analysis is not relied upon except as an indicator of periodic maturity mismatches which could lead to margin compression.

At this time, TBI does not use derivative financial instruments for market risk management purposes although it has done so in the past.

EVE analysis is a static measure that does not incorporate assumptions regarding future business. Gap analysis, while considered by many to be a helpful diagnostic tool, displays cash flows for only a single rate environment and disregards entirely the effects of basis risk, yield curve risk, and options risk. EVE’s long-term horizon helps identify changes in optionality and longer-term positions. However, EVE’s liquidation perspective does not translate into the earnings-based measures that are the focus of managing and valuing a going concern. Net interest income simulations explicitly measure the exposure to earnings from changes in market rates of interest. TBI’s current financial position is combined with assumptions regarding future business to calculate net interest income under various hypothetical rate scenarios. Currently, BankFIRST’s ALCO reviews internal earnings simulations over the ensuing 12 month and 24 month horizons under various interest rate scenarios.

The following gap analysis compares the difference between the amount of interest earning assets (IEA) and interest bearing liabilities (IBL) subject to re-pricing over a period of time. A ratio of more than one indicates a higher level of re-pricing assets over re-pricing liabilities for the time period. Conversely, a ratio of less than one indicates a higher level of re-pricing liabilities over re-pricing assets for the time period (in thousands).

As of December 31, 2010

	Within 1 Year	1 to 5 Years	Over 5 Years	Total
Interest Earning Assets (IEA)
Loans	$128,763	$144,077	$29,369	$302,209
Investment Securities	—	6,978	118,137	125,115
Federal Funds Sold	6,742	—	—	6,742
Other	47,096	—	—	47,096

Total	$182,601	$151,055	$147,506	$481,162

Interest Bearing Liabilities (IBL)
Savings, Now, Money Market	$161,324	$—	$—	$161,324
Certificates of Deposit	80,567	48,237	1,372	130,176
Short Term Borrowings	16,758	—	—	16,758
Federal Home Loan Bank Advances	3,000	33,912	—	36,912
Other	—	—	14,434	14,434

Total	$261,649	$82,149	$15,806	$359,604

Period Gap	(79,048)	68,906	131,700	121,558

Cumulative Gap	$(79,048)	$(10,142)	$121,558

Cumulative Gap / Total Assets	-13.2%	-1.7%	20.2%
IEA / IBL (Cumulative)	0.70	0.97	1.34

Liquidity

Liquidity is the ability to provide for the cash flow requirements of deposit withdrawals, funding requirements of TBI’s borrowers, debt maturities, operating cash flows and off balance sheet obligations such as customer lines of credit.

TBI’s primary sources of liquidity are deposits provided by commercial and retail customers. BankFIRST attracts these deposits by offering an array of products designed to match customer needs at rates acceptable to BankFIRST. Deposits can be very price sensitive; TBI therefore monitors BankFIRST’s offering rates relative to its competition and adjust its offering rates accordingly to generate larger or smaller flows of deposit funds.

In addition to local market deposits, BankFIRST has access to national brokered certificates of deposit markets as well as deposit subscription services. These sources of deposits tend to be more price and credit sensitive and therefore BankFIRST usually avoids using them and has established policies to limit the amount of these types of funding sources.

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), BankFIRST has access to a secured borrowing facility. Loans meeting certain criteria may be pledged as collateral and are subject to advance rates established by the FHLB. Alternatively, FHLB borrowings may be secured by marketable securities, which are generally afforded higher advance rates relative to the value of the pledged collateral. FHLB advances are a useful source of funding as they offer a broad variety of terms allowing BankFIRST to position its funding with greater flexibility. FHLB funding is also credit sensitive and therefore BankFIRST has established policies to limit the amount of its utilization of this funding source.

Other sources of liquidity include balances of cash and due from banks, short-term investments such as federal funds sold, and TBI’s investment portfolio, which can either be liquidated or used as collateral for borrowings. Additionally, TBI’s correspondent banks provide unsecured federal funds lines of credit, which may be used to access short term funds.

BankFIRST has established contingency plans in the event of extraordinary fluctuations in cash resources as described below.

Major sources of increases and decreases in cash and cash equivalents are as follows for the years ending December 31, 2010, 2009 and 2008:

(Dollars in thousands)	2010	2009	2008
Used in operating activities	$8,085	$5,459	$5,057
Used in investing activities	16,412	(1,678)	(7,777)
(Used in) provided by financing activities	(774)	8,984	5,753

Net increase in cash and cash equivalents	$23,723	$12,765	$3,033

As of December 31, 2010 BankFIRST had unfunded loan commitments, construction loans and unused lines and letters of credit totaling approximately $40.9 million and as discussed in Note 16 of TBI’s Consolidated Financial Statements, BankFIRST had unfunded loan commitments, construction loans and unfunded lines and letters of credit totaling $51.8 million at December 31, 2009. TBI believes the likelihood of these commitments either needing to be totally funded or funded at the same time is low. However, should significant funding requirements occur, BankFIRST has available borrowing capacity from various sources as discussed below.

BankFIRST has unsecured overnight federal funds purchased accommodation up to a maximum of $21.2 million from TBI’s principal correspondent bank and confirmed lines aggregating $11.0 million from its other correspondent banks. BankFIRST also has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. The credit availability to BankFIRST is based on the amount of collateral pledged and limited by a percentage of BankFIRST’s total assets as reported on the most recent quarterly financial information submitted to the regulators. As of December 31, 2010, TBI had $38.0 million of FHLB advances outstanding. TBI’s unused borrowing capacity as of December 31, 2010 was approximately $52.0 million. At December 31, 2009, there was $38.0 million in advances outstanding. Borrowings are collateralized by BankFIRST’s qualifying one-to-four family residential mortgage, multi-family, home equity, second mortgage and certain commercial real estate loans. The amount of unused borrowing capacity at December 31, 2009 was $52.6 million.

As of December 31, 2010 TBI’s gross loan to deposit ratio was 75.3% compared to 81.5% at December 31, 2009. Management monitors and assesses the adequacy of TBI’s liquidity position on a daily and monthly basis to ensure that sufficient sources of liquidity are maintained and available.

Investment Activity

Investment activities serve to enhance TBI’s liquidity position and interest rate sensitivity, while also providing a yield on interest earning assets. All securities owned have been, by policy, categorized as securities available for sale and they are recorded at fair value. Securities, like loans, are subject to similar interest rate and credit risk. In addition, by their nature, securities classified as available for sale are also subject to market value risks that could negatively affect the level of liquidity available to BankFIRST, as well as shareholders’ equity. BankFIRST monitors the credit quality of all securities owned to determine whether adverse changes in credit quality require designation of other-than-temporary impairment in the value of such securities.

As of December 31, 2010, TBI’s securities portfolio totaled $125.1 million compared to $123.6 million as of December 31, 2009, an increase of $1.5 million. For both periods, all of TBI’s securities were classified as available for sale. The increase in the investment portfolio during 2010 is due to the purchases of municipal securities. TBI does not actively trade securities and does not expect to do so in the future.

The following table sets forth the carrying amount of TBI’s investment portfolio, as of December 31, 2010, 2009, and 2008:

($ in Thousands)

	At December 31,
	2010	2009	2008
Fair value of investment in:
Municipal bonds	$28,234	$13,584	$18,774
Mortgage backed pass through securities	14,016	17,446	14,555
Collateralized mortgage backed (CMO) securities	82,865	92,541	75,154

Total	$125,115	$123,571	$108,483

Federal Home Loan Bank stock	$2,787	$3,012	$2,786

Independent Bankers Bank stock	$263	$263	$263

The following table indicates the respective maturities and weighted-average yields of TBI’s securities as of December 31, 2010 and December 31, 2009:

($ in Thousands)

	December 31, 2010
	1 Year	1 – 5 Years	5 – 10 Years	Over 10 Years	Yield to Maturity or Call(1)
Municipal Bonds	$—	$1,754	$9,475	$17,005	5.11%
Mortgage backed pass through securities	—	2,473	2,922	8,621	3.98%
Collateralized mortgage backed (CMO) securities	—	417	25,063	57,385	3.21%

Total	$—	$4,644	$37,460	$83,011	3.73%

	December 31, 2009
	1 Year	1 - 5 Years	5 – 10 Years	Over 10 Years	Yield to Maturity or Call(1)
Municipal Bonds	$389	$2,941	$5,878	$4,376	5.88%
Mortgage backed pass through securities	874	911	3,262	12,399	4.75%
Collateralized mortgage backed (CMO) securities	—	2,853	18,839	70,849	4.16%

Total	$1,263	$6,705	$27,979	$87,624	4.43%

(1)	Yield calculated on a taxable equivalent basis for tax exempt securities using a 34% tax rate

Please see Note 1 to TBI’s December 31, 2010 Consolidated Financial Statements for a discussion on Other Comprehensive Income related to TBI’s securities classified as available-for-sale.

Securities of a single issuer that had book values in excess of 10% of TBI’s shareholders’ equity at December 31, 2010 included bonds issued by the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA). This exposure includes mortgage pass through securities issued directly by these agencies as well as collateralized mortgage obligations, or CMOs, issued with FHLMC or FNMA underlying securities. As of December 31, 2010, TBI’s securities portfolio had an unrealized gain of approximately $2.2 million on a pretax basis.

Other Than Temporary Impairment (“OTTI”)

Management regularly evaluates securities which have experienced a decline in market value for potential other than temporary impairment using the criteria discussed in Note 1 to TBI’s December 31, 2010 Consolidated Financial Statements. As of December 31, 2010, none of TBI’s securities holdings were deemed to have experienced such a decline, nor have there been impairment charges in any prior periods.

Deposits

BankFIRST’s primary source of funds is deposits. Those deposits are provided by businesses, municipalities, and individuals located within the markets served by TBI’s bank.

For the year ended December 31, 2010, total deposits decreased $2.9 million to $401.8 million compared to $404.7 million as of December 31, 2009.

As of December 31, 2010, 2009 and 2008 the distribution by type of TBI’s deposit accounts was as follows:

($ in thousands)

	At or for Year Ended December 31
	2010		2009		2008
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest bearing accounts	$106,118	0.00%	$104,260	0.00%	$105,720	0.00%

Interest bearing accounts
Savings, Now and MMKT	167,891	0.60%	158,169	0.86%	155,165	1.65%
CDs	130,367	2.52%	138,501	3.93%	134,586	5.74%

Total Interest Bearing Deposits	298,258	1.44%	296,670	2.30%	289,751	3.55%

Average Total Deposits	$404,376	1.06%	$400,930	1.70%	$395,471	2.60%

Brokered deposits included in total deposits	$8,679		$17,903		$11,384
Brokered deposits as a percentage of total deposits	2.15%		4.47%		2.88%

As of December 31, 2010 certificates of deposit of $100,000 or more mature as follows ($ in thousands):

(Dollars in thousands)	Amount	Weighted Average Rate
Up to 3 months	$11,883	1.23%
3 to 6 months	10,537	0.91%
6 to 12 months	21,543	1.43%
Over 12 months	32,052	1.97%

Total	$76,015	1.55%

As of December 31, 2009, certificates of deposit of $100,000 or more mature as follows ($ in thousands):

(Dollars in thousands)	Amount	Weighted Average Rate
Up to 3 months	$22,001	2.00%
3 to 6 months	10,642	1.49%
6 to 12 months	32,600	2.05%
Over 12 months	13,403	2.65%

Total	$78,646	2.06%

Maturity terms, service fees and withdrawal penalties are established by TBI on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Capital Resources

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. TBI seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

As of December 31, 2010 and 2009, TBI exceeded the levels of capital required in order to be considered “well capitalized” by the regulatory authorities. The basic measures of capitalization applied by the regulatory authorities are provided below as of December 31, 2010 and 2009 for TBI:

	As of December 31, 2010	As of December 31, 2009	Minimum to be Well Capitalized
Total Risk Based Capital Ratio	19.29%	17.92%	10.00%
Tier One Risk Based Capital Ratio	18.03%	16.66%	6.00%
Tier One Leverage Ratio	12.06%	12.08%	5.00%

TBI believes that its capital is adequate in the near term. However, if TBI incurs significant operating losses or TBI increases its assets faster than its current plans, TBI may need to obtain additional capital to support its business plans and operations.

Holders of TBI’s common stock are entitled to receive dividends when, as and if declared by TBI’s Board of Directors out of funds legally available for that purpose. TBI currently does not intend to pay dividends on its common stock in the near future. In the event that TBI decides to pay dividends, there are a number of restrictions on its ability to do so.

The declaration and payment of dividends on TBI’s common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by TBI’s Board of Directors. Regulatory authorities in their discretion could impose administratively stricter limitations on the ability of BankFIRST to pay dividends to TBI if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Inflation

The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment.

Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of TBI’s ability to react to changing interest rates and are discussed in further detail above.

Off-Balance Sheet Arrangements

TBI does not currently have any off-balance sheet arrangements, other than approved and unfunded loans and letters of credit to its customers in the ordinary course of business.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is established to absorb probable incurred credit losses primarily resulting from loans outstanding as of the statement of financial condition date. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The provision for loan losses charged to operating expense is based on past credit loss experience and other factors which in management’s judgment deserve current recognition in estimating probable credit losses. Such other factors include growth and composition of the loan portfolio, credit concentrations, trends in portfolio volume, maturities, delinquencies and non-accruals, information about specific borrower situations and estimated collateral values, historical loss trends and general economic conditions.

While management uses the best information available to base its estimates, future adjustments to the allowance may be necessary if economic conditions, particularly in BankFIRST’s market areas, differ substantially from the assumptions initially used. In addition, various regulatory agencies, as an integral part of their examination process, periodically review BankFIRST’s allowance for loan losses. Such agencies may require BankFIRST to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

BankFIRST applies a loan loss reserve methodology and documentation process which it believes is consistent with SEC, GAAP, and bank regulatory requirements. These accounting rules require specific identification of an allowance for loan loss for an impaired loan. BankFIRST applies a systematic methodology where the allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The following provides a summary of BankFIRST’s process for establishing specific reserves for impaired loans. Initially, loans are evaluated for “impairment”, meaning management believes it is probable that a borrower will not make payments of both principal and interest in accordance with the original loan agreement. If management deems a loan to be “impaired” the loan is further evaluated to determine whether it is solely collateral dependent or not. If the impaired loan is determined to be collateral dependent it is recorded at the fair value of the collateral less selling costs and the excess of the amounts due from the borrower over the fair market value are charged off. For impaired loans which are deemed to be not solely collateral dependent, a reserve for impairment is established equal to the excess of the loan balance over the valuation of the loan. In this circumstance, loans are valued by one of three methods: fair value of collateral, discounted expected future cash flows or observable market price of the note. Impaired loans with values in excess of the loan balance may have a reserve of zero. However, impaired loans with zero reserves may not be added back to the general reserve loan pool.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.

The realization of deferred tax assets associated with the net operating loss carry forward, which expires in the years 2028, 2029, and 2030, as well as other deductible temporary differences is dependent upon generating sufficient future taxable income.

Other Than Temporary Impairment

Impairment of investment securities results in a write-down that must be included in net income when a market decline below cost is other-than-temporary. TBI regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and TBI’s ability and intention with regard to holding the security to maturity.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, the SEC, and other regulatory bodies have enacted new accounting pronouncements and standards that have not had a material impact on TBI’s results in prior years presented, and are not expected to have a material impact on its results in 2011. Please refer to the footnote No. 1 in the Notes to TBI’s Consolidated Financial Statements for the year ended December 31, 2010.

Changes in and Disagreements with TBI’s Accountants on Accounting and Financial Disclosure

Not applicable.

INFORMATION ABOUT TCBI

Business

General

TCBI is a bank holding company under the Bank Holding Company Act of 1956, as amended, headquartered in Ormond Beach, Florida. TCBI was incorporated on August 15, 1996, under the laws of the State of Florida. TCBI is the sole shareholder of East Coast Community Bank, a Florida chartered commercial bank which provides a wide range of business and consumer financial services in its target marketplace. East Coast Community Bank currently operates 2 banking offices located in Volusia County, Florida. As of December 31, 2010, TCBI had $88.1 million in total assets, including $66.6 million in net loans, and $80.0 million in deposits.

East Coast Community Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. The operations of East Coast Community Bank are subject to the supervision and regulation of the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation. TCBI is also subject to regulation by the Federal Reserve.

Business Strategy

TCBI’s business strategy is to operate as a profitable banking organization, with an emphasis on relationship banking. TCBI’s lending strategy includes commercial business loans to small and medium-sized businesses, consumer lending, and select real estate loans. TCBI emphasizes comprehensive business products and responsiveness which reflects TCBI’s knowledge of its local markets and customers. East Coast Community Bank offers a wide range of commercial and retail banking financial services to businesses and individuals.

TCBI’s Business

Historically, East Coast Community Bank’s market area has been served both by large banks headquartered out of state as well as a number of community banks offering a high level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market, while community banks have traditionally offered a more service relationship approach.

East Coast Community Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by East Coast Community Bank include: noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, debit cards, direct deposits, notary services, night depository, cashier’s checks, domestic collections, savings bonds, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, East Coast Community Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. East Coast Community Bank provides debit cards permitting TCBI’s customers to utilize the convenience of East Coast Community Bank’s ATM network nationwide and internationally. East Coast Community Bank does not have trust powers and, accordingly, no trust services are provided.

East Coast Community Bank’s target market is professionals, executives, small to medium-sized businesses, and high net worth individuals. The small to medium sized business customer (typically a commercial entity with annual sales of $30 million or less) has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors.

The revenues of East Coast Community Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities, deposit fee income generated from demand accounts, ATM fees, and other services. The principal sources of funds for East Coast Community Bank’s lending activities are deposits, loan repayments, and proceeds from investment securities. The principal expenses of East Coast Community Bank are the interest paid on deposits and operating and general administrative expenses.

East Coast Community Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. East Coast Community Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.

TCBI does not believe that it has any lending relationships upon which TCBI is dependent. As of December 31, 2010, the largest lending relationship including affiliated entities of the borrower represented 2.4% of the assets of TCBI.

Market Area

TCBI’s current primary market area includes Volusia County, Florida

Banking Services

Commercial Banking

East Coast Community Bank focuses its commercial loan originations on small and mid-sized businesses (generally up to $30 million in annual sales) and such loans are usually accompanied by related deposits. Commercial underwriting is driven by historical and projected cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. East Coast Community Bank deposit products to commercial customers, including electronic banking.

Retail Banking

East Coast Community Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by East Coast Community Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, East Coast Community Bank offers other products and services, such as debit cards, internet banking, and electronic bill payment services. Consumer loan products offered by East Coast Community Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.

Lending Services

Loan Portfolio Composition

At December 31, 2010 and 2009, TCBI’s net loan portfolio totaled $66.6 million and $71.4 million, respectively, representing approximately 75.63% and 76.80% of TCBI’s total assets of $88.1 million and $92.9 million, respectively.

The composition of TCBI’s loan portfolio at December 31, 2010 and 2009 is indicated below (in thousands):

	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
Commercial	$10,121	14.69%	$11,060	15.06%
Commercial Real Estate	36,799	53.41%	38,458	52.35%
Residential Real Estate	21,253	30.85%	23,034	31.36%
Consumer Loans	721	1.05%	906	1.23%

Total loans	68,894	100.00%	73,458	100.00%

Less: Net deferred fees	(43)		(62)
Less: Allowance for loan losses	(2,240)		(2,019)

Loans, Net	$66,611		$71,377

There was approximately $5.7 million in non-performing loans (non-accrual loans and accruing loans 90 days or more past due) at December 31, 2010, and $4.8 million at December 31, 2009.

Commercial Loans

At December 31, 2010 and 2009, TCBI’s commercial loan portfolio totaled $10.1 million and $11.1 million, respectively. Loans are made for acquisition, expansion, and working capital purposes and may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. It is TCBI’s general policy to obtain personal guarantees from the principals of commercial loan borrowers.

Real Estate Loans

At December 31, 2010 and 2009, TCBI’s real estate loan portfolio (comprised of commercial and residential real estate loans) totaled $58.1 million and $61.5 million, respectively. East Coast Community Bank originates mortgage loans secured by commercial and residential real estate.

Commercial Real Estate Loans

At December 31, 2010 and 2009, TCBI’s commercial real estate loan portfolio totaled $36.8 million and $38.5 million, respectively, of which $5.5 million and $7.7 million, respectively, represents commercial real estate construction loans. Such loans are primarily secured by retail office buildings, multi-family construction projects, land, and general purpose business space. For construction loans, TCBI lends to credit worthy customers, which may include builders who generally have been in business for a minimum of five years.

Of the $36.8million and $38.5 million of commercial real estate loans, at December 31, 2010 and December 31, 2009, respectively, $18.6 million and $18.4 million, respectively, are owner occupied properties.

TCBI seeks to reduce the risks associated with commercial mortgage lending by targeting TCBI’s market area and underwriting the property and the sponsor. East Coast Community Bank’s policy states that the maximum loan to value limits are as follows: raw land—65%, land development—75%, and all other commercial real estate—80%. Any exception to the foregoing limits requires the approval of certain officers and/or East Coast Community Bank’s loan committee.

Appraisals on properties securing commercial real estate loans originated by TCBI are performed by an independent appraiser at the time the loan is made. In addition, TCBI’s underwriting procedures generally require verification of the borrower’s credit history, income and financial condition, banking relationships, references and income projections for the property. TCBI generally obtains personal guarantees for its commercial real estate loans, and analyzes the sponsor’s global cash flow, personal financial statement and contingent liabilities.

Residential Real Estate Loans

At December 31, 2010 and 2009, TCBI’s residential real estate loan portfolio totaled $21.3 million and $23.0 million, respectively. The following table provides the components of residential real estate loans ($ in millions):

	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
I-4 Family Residential Construction	$0.8	3.76%	$1.0	4.35%
Revolving open-end loans (home equity loans)	5.2	24.41%	5.1	22.17%
Closed-end loans secured by first liens	10.8	50.70%	12.1	52.61%
Closed-end loans secured by junior liens	0.6	2.82%	0.7	3.04%
Closed-end loans secured by multi-family	3.9	18.31%	4.1	17.83%

Total	$21.3	100.00%	$23.0	100.00%

Loans to individuals for the construction of their primary or secondary residences are secured by the property under construction.

The loan to value ratio of construction loans is based on the lesser of the cost to construct or the appraised value of the completed home. Construction loans typically have a maturity of 12 months. These construction loans to individuals may be converted to permanent loans upon completion of construction.

TCBI requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Typically, the loan to value limit for first mortgage lending on residential real estate is 80% of the lesser of the acquisition cost or the estimate of fair market value.

Home equity loans (revolving open-end loans) are typically made in an amount up to 85% of the appraised value of the property securing the loan, less the amount of any existing liens on the property. Home equity loans typically have an original maturity of 10 years. Closed-end loans are primarily secured by liens on the property and have fixed terms and maturity dates which can extend up to 15 years. The interest rates on both home equity loans and closed-end loans can be either fixed or variable.

When originating a real estate loan, TCBI obtains a new appraisal of the property from an independent third party to determine the adequacy of the collateral, and the appraisal will be independently reviewed by TCBI’s loan administrators. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law.

Installment, Consumer and Other Loans

At December 31, 2010 and 2009, TCBI’s installment and consumer loan portfolio totaled $0.7 million and $0.9 million, respectively. East Coast Community Bank offers a variety of installment, consumer, and other loans. These loans are typically secured by residential real estate, securities, and East Coast Community Bank certificates of deposit, or personal property, including automobiles and boats. These loans also include unsecured personal loans. The majority of the terms range from 12 months to 60 months.

Credit Administration

East Coast Community Bank’s lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credit, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and ascertain compliance with East Coast Community Bank’s policies. Management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

East Coast Community Bank generally does not make commercial or consumer loans outside its market area unless the borrower has an established relationship with East Coast Community Bank and conducts its principal business operations within East Coast Community Bank’s market area. Consequently, East Coast Community Bank and its borrowers are primarily affected by the economic conditions prevailing in its market area.

Investment Activity

The primary objective of TCBI’s investment portfolio is to provide a source of liquidity. Subject to TCBI’s liquidity objective, TCBI seeks to earn an acceptable rate of return through investments with a mixture of maturities and compositions. TCBI seeks to mitigate interest rate sensitivity; however, TCBI manages its investment portfolio in the context of East Coast Community Bank’s overall interest rate sensitivity. TCBI seeks to accomplish this by matching, to the greatest extent possible, the maturity of assets with liabilities.

TCBI invests primarily in U.S. government and agency obligations, guaranteed as to principal and interest, and to a lesser extent, other high credit quality securities. TCBI enters into federal funds transactions with its principal correspondent banks directly or as an agent.

Competition

TCBI operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than us. Many large financial institutions compete for business in TCBI’s service area. Certain of these institutions have significantly higher lending limits than TCBI does and provide services to their customers that TCBI does not offer.

TCBI believes TCBI is able to compete favorably with its competitors because TCBI provides responsive, personalized services through its knowledge and awareness of its service area, customers and business.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of TCBI’s larger competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than TCBI does. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than TCBI can.

TCBI’s largest competitors in the market include: Bank of America, Wells Fargo, SunTrust, RBC, Regions Financial, and Fifth Third. These institutions capture the majority of the deposits. TCBI’s significant community bank competitors include: Gateway Bank, Floridian Bank and Reunion Bank. TCBI believes that community banks can compete successfully by providing personalized service and making timely, local decisions and thus draw business away from larger institutions in the market. TCBI also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger.

Marketing and Distribution

In order to market TCBI’s deposit and loan products, TCBI relies heavily on word of mouth and direct customer contact calling efforts. In addition, TCBI’s Board of Directors and management team realize the importance of forging partnerships within the community as a method of expanding its customer base and serving the needs of TCBI’s community. In this regard, TCBI is an active participant in various community activities and organizations. Participation in such events and organizations allows management to determine what additional products and services are needed in TCBI’s community as well as assisting in TCBI’s efforts to determine credit needs in accordance with the Community Reinvestment Act.

In addition to TCBI’s direct contact marketing methods, TCBI uses limited local print advertising, product brochures, and direct mail to build its customer base.

Employees

As of December 31, 2010, TCBI employed 16 full-time employees and 4 part-time employees. TCBI’s employees are not represented by a collective bargaining unit. TCBI considers relations with its employees to be good.

Properties

East Coast Community Bank currently operates two full service banking centers in the markets in which it operates. The following table sets forth certain information for each of TCBI’s offices:

Office Name	City	County	Leased/Owned	Purpose
Ormond Beach Office	Ormond Beach	Volusia	Owned	Main Office
Port Orange Office	Port Orange	Volusia	Owned	Branch

TCBI’s Management Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis provides supplemental information, which sets forth the major factors that have affected TCBI’s financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. The following information should provide a better understanding of the major factors and trends that affect TCBI’s earnings performance and financial condition, and how TCBI’s current performance compares with prior periods.

Performance Overview

TCBI is a bank holding company and the parent company of East Coast Community Bank. TCBI has experienced operating losses during 2008 and 2009, but rebounded with a net earnings in 2010 due to an improved interest margin bolstered by decreased cost of deposits.

In 2008 and 2009, many of TCBI’s borrowers experienced deterioration in the performance of their business and/or reductions in their liquidity position. As a consequence, the performance of TCBI’s loan portfolio declined and TCBI recorded substantial provisions for loan losses. A large portion of TCBI’s loan portfolio is secured by real estate. The Florida real estate market has experienced particularly pronounced declines in value. As this trend continued into 2010, loan collateral and foreclosed assets experienced continued declines in market value, which impacted TCBI’s results through its provision for loan losses, costs of collection and the net carrying costs of other real estate owned.

In addition, the stress experienced throughout the banking industry manifested itself in bank failures and substantial costs to the FDIC insurance fund. The FDIC has embarked upon a restoration plan for the fund, which includes a substantial increase in the rate of its regular assessments. In the third quarter of 2009, the FDIC imposed a substantial special assessment.

During 2010, TCBI’s net interest margin improved steadily and TCBI has contained its controllable non- interest expenses. For the year ended December 31, 2010, TCBI recorded net earnings of $0.2 million or $0.16 per basic and diluted share. These results compared with a net loss of $1.0 million, or $(0.77) per basic and diluted share for 2009. This increase in profit is mostly attributable to an increased interest margin of 1.19%, coupled with a decrease in Loan Loss Provision of $1.0 million.

While TCBI continues to develop new business relationships, the economic environment is difficult, with many borrowers facing reduced liquidity, less robust operating results and declining asset values. As a consequence, TCBI has experienced a reduction in its assets as a result of loan payoffs from borrowers who are deleveraging, reduced levels of new business originations and loan charge offs. The combination of these developments has led to reduced operating performance as TCBI’s interest income is reduced due to lost revenue on non performing assets while TCBI’s non interest expense costs are rising as a result of carrying and managing these assets.

Non-interest income, which includes service charges on deposit accounts, investment securities gains and losses, real estate fees and other operating income, increased to $0.3 million in 2010 from $0.2 million in 2009. The increase was primarily attributable to Gains on Sales of Investments during 2010.

Non-interest expense for 2010 was $2.5 million, approximately equal to 2009 at $2.5 million. TCBI reported decreases in core non-interest expenses, offset by increases in loan collection and Other Real Estate Owned expenses

For the year ended December 31, 2010, total assets decreased by $4.8 million or 5.2% compared to December 31, 2009, mostly due to the decrease in loans. Gross loans decreased by $4.5 million or 6.2%. The reduction in loans outstanding reflects a combination of decreased loan demand, loan payoffs, loan charge offs and loan foreclosures. Cash and cash equivalents and securities increased by $0.3 million or 2.1% and deposits decreased by $4.8 million or 5.7%.

In response to slowing economic activity, continued softness in residential real estate in TCBI’s markets and the increase in non-performing loans and net charge offs, TCBI has established additional reserves for loan losses.

As of December 31, 2010 the allowance for loan losses totaled $2.2 million, or 3.25% of total loans. The allowance represents 39.1% of non-performing loans at December 31, 2010. Annual net charge-offs represented 1.40% of average loans as of December 31, 2010, compared with 2.53% as of December 31, 2009.

As of December 31, 2009 the allowance for loan losses totaled $2.0 million, or 2.75% of total loans. The allowance represents 42.1% of non-performing loans at December 31, 2009.

At December 31, 2010 and December 31, 2009, TCBI’s capital ratios all surpassed regulatory measures to be considered “well capitalized”.

Memorandum of Understanding

On July 14, 2010, based upon the March 15, 2010 Report Of Examination of East Coast Community Bank by the FDIC, the Board of Directors of East Coast Community Bank consented to the issuance of a Memorandum of Understanding by the FDIC and the Florida Office of Financial Regulation which, among other things, placed limits on Commercial Real Estate Lending, required the Bank to maintain adequate Allowance for Loan Losses and required the bank to maintain a Tier 1 Leverage Capital Ratio of not less than 8% and a Total Risk Based Capital Ratio of not less than 12%.

At December 31, 2010, East Coast Community Bank exceeded the measures considered “well capitalized”, the Tier 1 Leverage Ratio and Total Risk Based Capital Ratio were 7.76% and 11.58%, respectively. While this showed substantial improvement over the December 31, 2009 ratios of 6.56% and 10.04%, both ratios were less than the ratios required in the Memorandum of Understanding.

Total equity was approximately the same for December 31, 2009 to December 31, 2010 at $8.0 million.

Economic and Operating Environment Overview

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system in the past year. The National Bureau of Economic Research announced that the U.S. had entered into a recession in December 2007. Dramatic declines in the housing market during the past two years, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, as well as other areas of the credit market, including investment grade and non-investment grade corporate debt, convertible securities, emerging market debt and equity, and leveraged loans, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions. During this period, interbank lending and commercial paper borrowing fell sharply, precipitating a credit freeze for both institutional and individual borrowers. This market turmoil and tightening of credit have led to an increased level of consumer and commercial delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has, in some cases, adversely affected the financial services industry.

Over the course of the past several years, the landscape of the U.S. financial services industry changed dramatically, especially during the fourth quarter of 2008. Lehman Brothers Holdings Inc. declared bankruptcy and many major U.S. financial institutions consolidated, were forced to merge or were put into conservatorship by the U.S. Federal Government, including The Bear Stearns Companies, Inc., Wachovia Corporation, Washington Mutual, Inc., Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”). In addition, the U.S. Federal Government provided a sizable loan to American International Group Inc. (“AIG”) in exchange for an equity interest in AIG. TCBI’s lending operations are almost entirely in the State of Florida, which has been particularly hard hit in the current U.S. recession. Evidence of the economic downturn in Florida is reflected in current unemployment statistics. A worsening of the economic conditions in Florida would likely exacerbate the adverse effects of these difficult market conditions on TCBI’s customers, which may have a negative impact on its financial results.

To combat the severe recession, the federal government and the Federal Reserve have been extremely active in setting monetary policy, sometimes through the use of extraordinary techniques that previously have had limited use. For example, the U.S. government has passed the Emergency Economic Stabilization Act, which provides the Treasury the ability to purchase or insure troubled assets held by financial institutions. In addition, the Treasury has the ability to purchase equity stakes in financial institutions. Other extraordinary measures taken by U.S. governmental agencies include: increasing deposit insurance limits, providing financing and guarantees to money market mutual funds, and purchasing commercial paper. In addition, the Federal Reserve lowered both the federal funds benchmark rate and the discount rate by 400 basis points in 2008, and at year end 2010 the federal funds target rate was in a range of 0% to 0.25%. The impact that these measures, as well as other extraordinary measures previously announced or to be announced in the future, will have on TCBI or the financial markets as a whole cannot be determined at this time.

As these governmental programs have been announced, TCBI has reviewed the programs to determine whether TCBI should participate. TCBI believes that very strong capital levels are critical during such times and necessary to pursue certain elements of its business plan. TCBI has elected to participate in the Transaction Account Guarantee Program, which provides a guarantee from the FDIC for non-interest bearing transaction accounts.

Analysis of Financial Condition

TCBI’s assets totaled $88.1 million at December 31, 2010 compared to $92.9 million at December 31, 2009 a decrease of $4.8 million, or 5.2%. The reduction in assets was primarily a result of a reduction in TCBI’s loan portfolio and the retirement of non core liabilities.

Total gross loans were $68.9 million at December 31, 2010, a decrease of $4.5 million, or 6.2%, compared to December 31, 2009. The reduction in the loan portfolio in 2009 was primarily attributed to a decrease in business loans of $3.1 and a decrease in real estate loans of $1.2 million.

As of December 31, 2010, total deposits were $80.0 million, a decrease of $4.9 million or 5.7% compared to December 31, 2009. Non-interest-bearing deposits were $7.2 million at December 31, 2010 an increase of $0.9 million from December 31, 2009. As of December 31, 2010, interest-bearing deposits decreased by $5.7 million or 7.3% to $72.8 million compared to $78.5 million at December 31, 2009.

Total shareholders’ equity was $8.1 million as of December 31, 2010 was approximately the same as December 31, 2009 at $8.0 million. Book value per common share increased to $5.92 at December 31, 2010 from $5.91 at December 31, 2009.

Results of Operations

Year ended December 31, 2010 compared with the year ended December 31, 2009:

TCBI reported a consolidated net income available to common stockholders of $0.2 million for the year ended December 31, 2010 compared to a net loss of $1.0 million for the year ended December 31, 2009. Basic and diluted net income per common share for the year ended December 31, 2010 were $0.16 as compared to basic and diluted losses per common share of ($0.77) for the year ended December 31, 2009.

The return on average assets for the year ended December 31, 2010 was 0.23% compared to a loss on average assets of (1.07%) for the year ended December 31, 2009. The return on average shareholders’ equity was 2.55% for the year ended December 31, 2010 compared to the loss on average shareholders’ equity of (11.68%) for the year ended December 31, 2009.

TCBI’s results for the year ended December 31, 2010 reflect a $0.9 million increase in net interest income, a decrease of $1.0 million in provision for loan losses, an increase in non interest income of $0.1 million and non interest expense was flat compared to the year ended December 31, 2009. TCBI’s net interest income was up $0.9 million with a slight decrease in interest income, offset by a $0.9 million decrease in interest expense. The decrease in interest expense mostly results from the decrease in TCBI’s deposit rates. The decrease in the provision for loan losses reflects the impact of the deterioration in the economy somewhat slowing in 2010. The increase in non-interest income results primarily from realized investment sale gains. Non- interest expense was flat with core expenses down, but offset with an increase in loan collection expenses.

2009 compared with 2008:

TCBI reported a consolidated net loss of $1.0 million in 2009 compared to a consolidated net loss of $0.3 million in 2008. Basic and diluted loss per common share for 2009 were ($0.77) as compared to basic and diluted loss per common share of ($0.25) for 2008.

The loss on average assets for 2009 was (1.07%) compared to a loss on average assets of (0.40%) for 2008. The loss on average shareholders’ equity was (11.68%) for 2009 compared to the loss on average shareholders’ equity of (3.59%) for 2008.

TCBI’s 2009 results reflect an improvement in net interest income of $0.6 million and a $2.3 million provision for loan losses.

Following is summary of earnings and selected operating ratios for the periods presented:

CONDENSED SUMMARY OF OPERATIONS

($ in thousands, except per share amounts)

	2010	2009
Interest Income	$4,774	$4,833
Interest Expense	965	1,896

Net Interest Income	3,809	2,937
Provision for Loan Losses	1,221	2,258
Noninterest income	312	195
Noninterest expenses:	2,538	2,530

Earnings (loss) before income taxes (benefit)	362	(1,656)
Income taxes (benefit)	148	(612)

Net Earnings (Loss)	$214	$(1,044)

Earnings (Loss) per common share—basics	$0.16	$(0.77)

Earnings (Loss) per common share—Diluted (1)	$0.16	$(0.77)

Dividends per common share	NA	NA

Selected Operating Ratios:
Return on Average Assets	0.23%	-1.07%
Return on Average Equity	2.55%	-11.68%
Dividend Payout Ratio	0.00%	0.00%
Equity to Assets Ratio	9.19%	9.16%

(1)	Diluted and basic EPS are the same for 2010 and 2009.

Net Interest Income

Year ended December 31, 2010 compared with year ended December 31, 2009:

Net interest income increased $0.9 million, or 29.7%, to $3.8 million for the year ended December 31, 2010 from $2.9 million for the year ended December 31, 2009. Interest income and interest expense were reduced for the year ended December 31, 2010 compared to the year ended December 31, 2009. Although TCBI’s gross loans decreased from December 31, 2009 to December 31, 2010, the decrease in interest on loans was primarily the result of an increase in non performing loans of $1.0 million during 2010. Interest expense also decreased by $0.9 million from 2009 to 2010 as a result of decreases in TCBI’s deposit rates. TCBI’s time deposits maturing in 2010 were generally re-priced into an exceptionally low interest rate environment resulting in a decrease in its interest expense.

2009 compared with 2008:

Net interest income increased $0.6 million, or 23.4%, from $2.4 million in 2008 to $2.9 million in 2009, principally due to decreases in deposit rates.

The prolonged period of exceedingly low short term interest rates promoted by the Federal Reserve has been largely reflected in the yield on TCBI’s earning assets and TCBI believes that going forward there will be less impact on interest income earnings due to interest rate reductions. Since 2008, TCBI has been emphasizing the origination of floating rate loans with interest rate floors. Conversely, TCBI believes the exceedingly low interest rate environment provides the opportunity to reduce its costs of funds and lengthen deposit maturities at these lower rates. Previously issued term funding instruments, primarily time deposits, are regularly maturing at rates higher than those prevailing in the market. TCBI also retired certain high cost FHLB advances in 2009, which further reduced its cost of funds. With these initiatives, it is anticipated that net interest income will improve in the short term, and should interest rates begin to rise, net interest income should increase modestly.

The following table reflects the components of net interest income, setting forth for the periods presented, (1) average assets, liabilities and shareholders’ equity, (2) interest income earned on interest-earning assets and interest paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) TCBI’s net interest spread (i.e., the average yield on interest-earning assets less the average rate on interest-bearing liabilities) and (5) TCBI’s net interest margin (i.e., the net yield on interest earning assets).

($ in thousands)

	Dec 31, 2010			Dec 31, 2009			Dec 31, 2008
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Loans	$71,327	$4,489	6.29%	$74,881	$4,608	6.15%	$67,683	$4,497	6.64%
Securities available for sale	8,411	274	3.26%	7,268	209	2.88%	1,938	102	5.26%
Other interest-earning assets	1,544	11	0.71%	7,476	16	0.21%	7,842	168	2.14%

Total Earning Assets	81,282	4,774	5.87%	89,625	4,833	5.39%	77,463	4,767	6.15%
Cash & Due from Banks	4,747			2,711			2,742
Allowance For Loan Losses	(2,085)			(1,115)			(562)
Other Assets	7,304			6,332			5,791

Total Assets	$91,248			$97,553			$85,434

LIABILITIES
Demand	$8,043	$18	0.22%	$7,772	$22	0.28%	$11,395	$108	0.95%
Savings	599	2	0.33%	525	3	0.57%	678	4	0.59%
Money Market	22,754	139	0.61%	29,986	552	1.84%	11,752	346	2.94%
Time	44,463	806	1.81%	43,701	1,316	3.01%	43,565	1,827	4.19%

Total Interest Bearing Deposits	75,859	965	1.27%	81,984	1,893	2.31%	67,390	2,285	3.39%
FHLB advances	0	0	0.00%	500	3	0.60%	2,736	101	3.69%
Other borrowings	0	0	0.00%	0	0	0.00%	0	0	0.00%

Total Interest Bearing Liabilities	75,859	965	1.27%	82,484	1,896	2.30%	70,126	2,386	3.40%
Noninterest bearing Deposits	6,923			6,305			6,060
Other Liabilities	396			152			206

Total Liabilities	83,178			88,941			76,392
Total Shareholder’s Equity	8,070			8,612			9,042

Total Liabilities & Shareholder’s Equity	$91,248			$97,553			$85,434

Interest Rate Spread			4.60%			3.09%			2.75%

Net Interest Income		$3,809			$2,937			$2,381

Net Interest Margin			4.36%			3.17%			3.01%

The following table sets forth certain information regarding changes in TCBI’s interest income and interest expense for the year ended December 31, 2010 compared to the year ended December 31, 2009 and for the year ended December 31, 2009, as compared to the year ended December 31, 2008. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

($ in thousands)

	2010 Changes from 2009			2009 Changes from 2008
		Due to Average			Due to Average
	Total Change	Volume	Rate	Total Change	Volume	Rate
Interest Earning Assets
Loans, Net	$(119)	$(219)	$100	$111	$478	$(367)
Investment Securities	65	33	32	107	280	(173)
Other	(5)	(13)	8	(152)	(8)	(144)

Total:	(59)	(199)	140	66	750	(684)

Interest Bearing Liabilities
Demand	(4)	1	(5)	(86)	(34)	(52)
Savings	(1)	0	(1)	(1)	0	(1)
Money Market	(413)	(133)	(280)	206	536	(330)
CDs	(510)	23	(533)	(511)	5	(516)
Short Term Borrowings	0	0	0	0	0	0
FHLB advances	(3)	(3)	0	(98)	(83)	(15)

Total	(931)	(112)	(819)	(490)	424	(914)

Changes in Net Interest Income	$872	$(87)	$959	$556	$326	$230

Non Interest Income

NON INTEREST INCOME

($ in Thousands)

	Year Ended December 31,
	2010	2009	2008
Noninterest income:
Service charges on deposit accounts	$80	$91	$114
Other service charges and fees	92	97	96
Gain on sale of securities	140	6	30

Total noninterest Income	$312	$194	$240

Non interest income on a recurring basis is derived principally from loan and deposit fees. Securities gains or losses on securities held for sale and held for trading are also included in non interest income.

Year ended December 31, 2010 compared with year ended December 31, 2009:

Non interest income increased by $0.1 million for the year ended December 31, 2010 compared to the year ended December 31, 2009, primarily due to realized gains on sales of securities.

Non Interest Expense

NON INTEREST EXPENSE

($ in Thousands)

	Year Ended December 31,
	2010	2009	2008
Salaries and employee benefits	$1,158	$1,220	$1,178
Occupancy	366	376	413
Regulatory Assessments	190	237	79
Foreclosed real estate expense	168	11	0
Other	656	686	565

Total noninterest expenses	$2,538	$2,530	$2,235

Year ended December 31, 2010 compared with the year ended December 31, 2009:

Total non interest expense for the year ended December 31, 2010 of $2.5 million was flat with 2009. For the year ended December 31, 2010, non interest expense included a decrease of $0.1 of Salaries and employee benefits was offset by expenses related to foreclosed real estate.

2009 compared with 2008:

Total non interest expense of $2.5 million in 2009 increased $0.3 million from 2008 primarily due to regulatory assessments for FDIC Insurance.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.

TCBI and its 100% owned subsidiaries file a consolidated income tax return for federal and state purposes. Management monitors TCBI’s deferred tax asset and as of December 31, 2010 determined that a valuation allowance against its deferred tax asset was not required. For the year ended December 31, 2010, TCBI recognized income tax expense of $0.2 million compared to an income tax benefit of $0.6 million for the year December 31, 2009.

Loan Portfolio

TCBI’s loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within its primary market area of Volusia County, Florida. The table below shows TCBI’s loan portfolio composition for the periods presented.

($ in Thousands)

	2010	2009
Commercial	$10,121	$11,060
Commercial Real Estate	36,803	38,458
Residential Mortgage	21,253	23,034
Consumer Loans	721	906

Total loans	68,898	73,458
Less: Net deferred fees	(47)	(62)
Less: Allowance for loan losses	(2,240)	(2,019)

Loans, Net	$66,611	$71,377

Total gross loans decreased by $4.6 million or 6.2% during the year ended December 31, 2010 compared to December 31, 2009. The decrease is attributable to several factors including loan payoffs as a result of TCBI’s borrowers’ deleveraging, reduced levels of new loan demand and in some cases loan charge offs. TCBI’s loan composition remains relatively consistent at December 31, 2010 compared to December 31, 2009, with commercial real estate comprising a slightly larger portion of the portfolio and residential, commercial and consumer loans comprising a slightly smaller portion of the portfolio.

Following is a summary of the re-pricing distribution of loans based on remaining scheduled repayments of principal as of December 31, 2010, excluding non accrual loans (in thousands):

Pricing Period
Within 1 Year	1 - 5 Years	Over 5 Years	Total
$ 17,642	$42,008	$3,737	$63,387

Allowance and Provision for Loan Losses

The allowance for loan losses is a valuation allowance established to absorb possible incurred credit losses associated with loans in the loan portfolio. The allowance is recorded through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management’s belief that the loan is uncollectible is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

For quantitative loss factors, management has determined the historical loss rate for each group of loans with similar risk characteristics and has then considered the current qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the group’s historical loss experience. The overall effect of these factors on each loan group has been reflected as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each loan group.

TCBI segregates its portfolio of loans not deemed to be impaired by call report category for the purposes of calculating and applying historical loss factors, adjustment factors and total loss factors. Considerable judgment is necessary to establish adjustment factors.

The adjustment factors described below are deemed to be applied to pass credits. Through TCBI’s reserve methodology, these factors are scaled higher if applied to weak pass, special mention or substandard credits.

The following current environmental factors have been taken into consideration in determining the adequacy of the Allowance for Loan and Lease Losses (“ALLL”):

a.	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

b.	Changes in international, national, regional and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

c.	Changes in the nature and volume of the portfolio and in the terms of loans;

d.	Changes in the experience, ability, and depth of the lending management and other relevant staff;

e.	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

f.	Changes in the quality of TCBI’s loan review system;

g.	Changes in the value of underlying collateral for collateral-dependent loans;

h.	The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

i.	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio.

A loan is considered impaired when, based on current information and events, it is probable TCBI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

As of December 31, 2010, TCBI held an allowance for loan losses of $2.2 million or 3.25% of total loans compared to the allowance for loan losses of $2.0 million or 2.75% at December 31, 2009. Based on an analysis performed by management as of December 31, 2010 management considers the allowance for loan losses to be adequate to cover probable incurred credit losses in the portfolio as of that date. However, management’s judgment is based upon a number of assumptions, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that significant additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review TCBI’s allowance for loan losses. Such agencies may require TCBI to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

As a direct result of these factors and analyses in conjunction with the sustained weakness in asset values, particularly real estate, TCBI recorded a loan loss provision of $1.2 million for the year ended December 31, 2010, a decrease of $1.1 million compared to the provision recorded for the year ended December 31, 2009 of $2.3 million. TCBI establishes specific reserves for impaired loans and general reserves for the remainder of the portfolio as follows ($ in thousands):

	December 31, 2010	December 31, 2009
Specific Reserves:
Impaired loans with no specific reserves	$5,733	$3,724
Impaired loans with specific reserves	3,860	2,621

Total impaired loans	$9,593	$6,345

Reserve	$1,405	$1,162
Reserve % of impaired loans	14.65%	18.31%

General Reserves
Loans subject to general reserve	$59,258	$67,051
Reserve	$835	$857
Reserve % of loans	1.41%	1.28%

TCBI’s reserves for loans with specific reserves were approximately $1.4 million as of December 31, 2010 and approximately $1.2 million as of December 31, 2009. TCBI’s general reserve for unimpaired loans was 1.41% of subject loans as of December 31, 2010 and 1.28% of subject loans as of December 31, 2009. The increased percentage is primarily the result of an increase in management’s estimates based upon the historical loss factors and adjustments. For the year ended December 31, 2010, the loan portfolio subject to the general reserve decreased approximately $7.8 million.

Management continuously monitors and actively manages the credit quality of the loan portfolio and will continue to recognize the provision required to maintain the allowance for loan losses at an appropriate level. Due to the current economic slowdown, some of TCBI’s customers are exhibiting increasing difficulty in timely payment of their loan obligations. TCBI believes that this trend will continue in the near term. Consequently, TCBI may experience higher levels of delinquent and nonperforming loans, which may require higher provisions for loan losses, higher charge-offs and higher collection related expenses in future periods.

The allowance for loan losses represents management’s estimate of probable incurred credit losses in the loan portfolio at a specific point in time. This estimate includes losses associated with specifically identified loans as well as estimated probable credit losses inherent in the remainder of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income. Reductions to the allowance occur as loans are charged off. Management evaluates the adequacy of the allowance at least quarterly, and in doing so relies on various factors including, but not limited to, assessment of probable loss, delinquency and non-accrual trends, portfolio growth, underlying collateral coverage and current economic conditions. This evaluation is subjective and requires material estimates that may change over time.

Generally, for collateral dependent loans, new appraisals are ordered when a loan is downgraded to substandard, which also triggers an impairment analysis for specific reserves. This appraisal is used to complete the impairment analysis, which calculates the reserve requirements or the amount to charge off. Exceptions are when TCBI already has a current appraisal (generally less than 1 year old). The appraisals, which are performed by an independent, certified appraiser, are requested by the credit officer and all are reviewed by a qualified credit officer who reviews for compliance with FIRREA and the Uniform Standards of Professional Appraisal

Practice (“USPAP”). If there are concerns regarding the quality of the appraisal (i.e. not performed in accordance with FIRREA or USPAP standards) or conclusions reached by the appraiser, the qualified credit officer may request a second appraisal by another independent certified appraiser. However, these occurrences are infrequent. Under FIRREA and USPAP guidelines, the credit officer is not allowed to make “adjustments” to an appraisal. A credit officer may, however, provide supplemental information that he deems significant and appropriate if he believes that it is of value and supports his conclusions regarding a loan evaluation. Such supplemental information could include tax assessed values or comparable real estate on the books of TCBI, which was recently appraised, for example.

During the years ended December 31, 2010 and December 31, 2009 the activity in TCBI’s loan loss allowance was as follows:

($ in Thousands)

	2010	2009
Balance At Beginning Of Period	$2,019	$1,655
Charge-Offs	(1,024)	(1,894)
Recoveries	24	0
Provision For Loan Losses	1,221	2,258

Balance At End Of Period	$2,240	$2,019

	2010	2009
Charge-Offs:
Commercial	(15)	(116)
Commercial Real Estate	(660)	(1,510)
Residential Mortgage	(349)	(268)

	$(1,024)	$(1,894)

	2010	2009
Recoveries:
Commercial Real Estate	16	0
Residential Mortgage	8	0

	$24	$0

Non-Performing Assets

Non-performing assets include non-accrual loans and foreclosed real estate. Non-accrual loans represent loans on which interest accruals have been discontinued. Foreclosed real estate is comprised principally of real estate properties obtained in partial or total loan satisfactions and is included in other assets at its estimated fair value less selling costs.

TCBI discontinues interest accruals when principal or interest is due and has remained unpaid for 90 days or sooner if current information indicates the borrower’s inability to pay, depending on the loan type, unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest and fees are reversed. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest have been paid.

Non-performing loans, or non-accrual loans, are closely monitored on an ongoing basis as part of TCBI’s loan review and work-out process. In addition, these loans are evaluated by comparing the recorded loan amount to the fair value of any underlying collateral or the present value of projected future cash flows. The results of this evaluation are used as part of the determination of the appropriate allowance and provision for loan losses and charge-offs, when appropriate.

NON-PERFORMING ASSETS

($ in Thousands)

	2010	2009
Non-Accrual	$3,496	$2,739
Restructured Loans	2,011	2,014

Total Non-Performing Loans	$5,507	$4,753
Other Real Estate Owned	132	65

Total Non-Performing Assets	$5,639	$4,818

Non-Performing Loans as a Percentage of Total Loans	8.00%	6.48%
Non-Performing Loans as a Percentage of Total Assets	6.25%	5.11%
Past Due 90 or more days and still accruing	204	15

As of December 31, 2010, TCBI had $2.4 million in restructured loans that are in compliance with their modified terms. The criteria for a restructured loan to be considered performing is as follows: (1) none of its principal and interest is due and unpaid, and TCBI expects repayment of the remaining contractual principal and interest, or (2) when the loan otherwise becomes well secured and in the process of collection. Since these loans have met the criteria, management does not consider these loans to be non-performing and have not included them in the table above.

As of December 31, 2010 TCBI has other real estate owned of $0.1 million, which are building lots.

Management believes the primary contributor to the increase in non accrual loans is the downturn in the economy, which has had a disproportionately negative impact on certain of TCBI’s borrowers in its markets, which depend upon tourism. The immediate effect of this downturn has been the reduction in discretionary consumer spending, as it relates to TCBI’s lending on income producing properties, such commercial retail properties. In addition, declines in household income and a rise in unemployment have caused deterioration in the owner occupied single family residential portfolio, while the decline in real estate activity has negatively impacted TCBI’s speculative residential and construction and land development loans.

Market Risk

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices and commodity prices. TCBI is primarily exposed to interest rate risk inherent in its lending and deposit taking activities as a financial intermediary. To succeed in its capacity as a financial intermediary, TCBI offers an extensive variety of financial products to meet the diverse needs of its customers. These products sometimes contribute to interest rate risk for TCBI when product groups do not complement one another. For example, depositors may want short-term deposits while borrowers desire long-term loans. Changes in market interest rates may also result in changes in the fair value of TCBI’s financial instruments, cash flows, and net interest income.

Interest rate risk is comprised of re-pricing risk, basis risk, yield curve risk, and options risk. Re-pricing risk arises from differences in the cash flow or re-pricing between asset and liability portfolios. Basis risk arises when asset and liability portfolios are related to different market rate indexes, which do not always change by the same amount. Yield curve risk arises when asset and liability portfolios are related to different maturities on a given yield curve; when the yield curve changes shape, the risk position is altered. Options risk arises from “embedded options” within asset and liability products as certain borrowers have the option to prepay their fixed rate loans when rates fall while certain depositors can redeem their certificates of deposit early when rates rise.

TCBI has established an Asset/Liability Committee (ALCO) for East Coast Community Bank, which is responsible for the oversight of East Coast Community Bank’s interest rate risk management. TCBI has implemented an asset/liability model at East Coast Community Bank to measure and evaluate East Coast Community Bank’s interest rate risk. Interest rate risk measures used by TCBI include earnings simulation, economic value of equity (EVE) and gap analysis.

At this time, TCBI does not use derivative financial instruments for market risk management purposes.

Gap analysis and EVE are static measures that do not incorporate assumptions regarding future business. Gap analysis, while a helpful diagnostic tool, displays cash flows for only a single rate environment. EVE’s long-term horizon helps identify changes in optionality and longer-term positions. However, EVE’s liquidation perspective does not translate into the earnings-based measures that are the focus of managing and valuing a going concern. Net interest income simulations explicitly measure the exposure to earnings from changes in market rates of interest. TCBI’s current financial position is combined with assumptions regarding future business to calculate net interest income under various hypothetical rate scenarios. Currently, East Coast Community Bank’s ALCO reviews internal earnings simulations over the ensuing 12 months under various interest rate scenarios.

The following gap analysis compares the difference between the amount of interest earning assets (IEA) and interest bearing liabilities (IBL) subject to re-pricing over a period of time. A ratio of more than one indicates a higher level of re-pricing assets over re-pricing liabilities for the time period. Conversely, a ratio of less than one indicates a higher level of re-pricing liabilities over re-pricing assets for the time period ($ in thousands).

As of December 31, 2010

	Within 1 Year	1 to 5 Years	Over 5 Years	Total
Interest Earning Assets (IEA)
Loans	$33,175	$28,845	$1,478	$63,498
Investment Securities	1,419	3,731	1,860	7,010
Federal Funds Sold	7,029	—	—	7,029
Other	0	—	—	—

Total	$41,623	$32,576	$3,338	$77,537

Interest Bearing Liabilities (IBL)
Savings, Now, Money Market	$30,570	$—	$—	$30,570
Certificates of Deposit	35,902	6,304	—	42,206
Federal Home Loan Bank Advances	—	—	—	—
Short Term Borrowings	—	—	—	—

Total	$66,472	$6,304	$—	$72,776

Period Gap	$(24,849)	$26,272	$3,338	$4,761

Cumulative Gap	$(24,849)	$1,423	$4,761

Cumulative Gap / Total Assets	-28.27%	1.62%	5.42%
IEA / IBL (Cumulative)	.63	1.02	1.07

Liquidity

Liquidity is the ability to provide for the cash flow requirements of deposit withdrawals, funding requirements of TCBI’s borrowers, debt maturities, operating cash flows and off balance sheet obligations such as customer lines of credit.

TCBI’s primary sources of liquidity are deposits provided by commercial and retail customers. East Coast Community Bank attracts these deposits by offering an array of products designed to match customer needs at rates acceptable to East Coast Community Bank. Deposits can be very price sensitive; TCBI therefore monitors East Coast Community Bank’s offering rates relative to its competition and adjust its offering rates accordingly to generate larger or smaller flows of deposit funds.

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), East Coast Community Bank has access to a secured borrowing facility. Loans meeting certain criteria may be pledged as collateral and are subject to advance rates established by the FHLB. Alternatively, FHLB borrowings may be secured by marketable securities, which are generally afforded higher advance rates relative to the value of the pledged collateral. FHLB advances are a useful source of funding as they offer a broad variety of terms allowing East Coast Community Bank to position its funding with greater flexibility

Other sources of liquidity include balances of cash and due from banks, short-term investments such as federal funds sold, and TCBI’s investment portfolio, which can either be liquidated or used as collateral for borrowings. Additionally, TCBI’s correspondent banks provide unsecured federal funds lines of credit, which may be used to access short term funds.

East Coast Community Bank has established contingency plans in the event of extraordinary fluctuations in cash resources as described below.

Major sources of increases and decreases in cash and cash equivalents are as follows for the years ending December 31, 2010, 2009 and 2008:

(Dollars in thousands)	2010	2009	2008
Used in operating activities	$2,091	$324	$572
Used in investing activities	5,041	(2,853)	(17,053)
(Used in) provided by financing activities	(4,842)	342	17,121

Net (decrease) increase in cash and cash equivalents	$2,290	$(2,187)	$640

As of December 31, 2010 East Coast Community Bank had unfunded loan commitments and unused lines totaling approximately $4.2 million and East Coast Community Bank had unfunded loan commitments and unfunded lines of $4.9 million at December 31, 2009. TCBI believes the likelihood of these commitments either needing to be totally funded or funded at the same time is low. However, should significant funding requirements occur, East Coast Community Bank has available borrowing capacity from various sources as discussed below.

East Coast Community Bank has unsecured overnight federal funds purchased accommodations up to a maximum of $3.4 million from TCBI’s principal correspondent banks. Further, East Coast Community Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. The credit availability to East Coast Community Bank is based on the amount of collateral pledged and limited by a percentage of East Coast Community Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators. As of December 31, 2010, TCBI had $12.1 million of FHLB unused advance accommodation

As of December 31, 2010 TCBI’s gross loan to deposit ratio was 86.1% compared to 86.5% at December 31, 2009. Management monitors and assesses the adequacy of TCBI’s liquidity position on a daily and monthly basis to ensure that sufficient sources of liquidity are maintained and available.

Investment Activity

Investment activities serve to enhance TCBI’s liquidity position and interest rate sensitivity, while also providing a yield on interest earning assets. Securities purchased with the intent and ability to hold until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are recorded at fair value. Securities, like loans, are subject to similar interest rate and credit risk. In addition, by their nature, securities classified as available for sale are also subject to market value risks that could negatively affect the level of liquidity available to us, as well as shareholders’ equity. A change in the value of securities held to maturity could also negatively affect the level of shareholders’ equity if there was a decline in the underlying creditworthiness of the issuers, other-than-temporary impairment is deemed or there is a change in TCBI’s intent and ability to hold the securities to maturity.

As of December 31, 2010, TCBI’s securities portfolio totaled $6.8 million compared to $8.7 million as of December 31, 2009. For both periods, all of TCBI’s securities were classified as available for sale. TCBI does not actively trade securities and does not expect to do so in the future.

The following table sets forth the carrying amount of TCBI’s investment portfolio, as of December 31, 2010 and 2009:

($ in Thousands)

	2010	2009
Fair value of investment in:
US treasury and government	$2,976	$4,024
Mortgage backed securities	3,792	4,719

Total	$6,768	$8,743

Federal Home Loan Bank stock	$180	$202

The following table indicates the respective maturities and weighted-average yields of TCBI’s securities as of December 31, 2010 and December 31, 2009:

($ in Thousands)

December 31, 2010					December 31, 2009
1 Year	1-5 Years	5-15 Years	Over 15 Years	Yield to Maturity or Call	1 Year	1-5 Years	5-15 Years	Over 15 Years	Yield to Maturity or Call
$0	$0	$1,891	$1,085	3.39%	$0	$1,008	$3,016	$0	4.91%
48	0	0	3,744	3.29%	58	0	2,514	2,147	4.30%

$48	$0	$1,891	$4,829	3.34%	$58	$1,008	$5,530	$2,147	4.58%

As of December 31, 2010, TCBI’s securities portfolio had an unrealized loss of approximately $0.3 million on a pretax basis.

Other Than Temporary Impairment (“OTTI”)

Impairment of investment securities results in a write-down that must be included in net income when a market decline below cost is other-than-temporary. TCBI regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and TCBI’s ability and intention with regard to holding the security to maturity.

As of December 31, 2010 TCBI did not own any available for sale securities that had an Other Than Temporary Impairment.

Deposits

East Coast Community Bank’s primary source of funds is deposits. Which are provided by businesses and individuals located within the markets served by TCBI’s bank.

For the year ended December 31, 2010, total deposits decreased $4.8 million to $80.0 compared to $84.8 million as of December 31, 2009.

As of December 31, 2010, 2009 and 2008 the distribution by type of TCBI’s deposit accounts was as follows:

($ in thousands)

	Dec 31, 2010		Dec 31, 2009		Dec 31, 2008
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest bearing accounts	$7,416	0.00%	$5,873	0.00%	$6,413	0.00%

Interest bearing accounts
Savings, Now and MMKT	30,487	0.33%	35,707	0.72%	23,367	1.87%
CDs	43,032	1.51%	43,848	2.31%	47,279	3.78%

Total Interest Bearing Deposits	73,519	1.02%	79,555	1.60%	70,646	3.14%

Average Total Deposits	$80,935	0.93%	$85,428	1.49%	$77,059	2.88%

Brokered deposits included in total deposits	$0		$0		$0

As of December 31, 2010 certificates of deposit of $100,000 or more mature as follows ($ in thousands):

(Dollars in thousands)	Amount
Up to 3 months	$5,445
3 to 12 months	10,422
Over 12 months	3,476

Total	$19,343

As of December 31, 2009, certificates of deposit of $100,000 or more mature as follows ($ in thousands):

(Dollars in thousands)	Amount
Up to 3 months	$3,516
3 to 12 months	12,818
Over 12 months	2,690

Total	$19,024

Maturity terms, service fees and withdrawal penalties are established by TCBI on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.

Capital Resources

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. TCBI seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

As of December 31, 2010 and December 31, 2009, TCBI exceeded the levels of capital required in order to be considered “well capitalized” by the regulatory authorities. The basic measures of capitalization applied by the regulatory authorities are provided below as of December 31, 2010 and December 31, 2009 for TCBI:

	As of December 31, 2010	As of December 31, 2009	Minimum to be Well Capitalized
Total Risk Based Capital Ratio	12.05%	10.55%	10.00%
Tier One Risk Based Capital Ratio	10.77%	9.28%	6.00%
Tier One Leverage Ratio	8.11%	6.95%	5.00%

On July 14, 2010, based upon the March 15, 2010 Report Of Examination of East Coast Community Bank by the FDIC, the Board of Directors of the Bank consented to the issuance of A memorandum of Understanding by the FDIC and the Florida Office of Financial Regulation which, among other things, required the Bank to maintain a Tier 1 Leverage Capital Ratio of not less than 8% and a Total Risk Based Capital Ratio of not less than 12%.

At December 31, 2010, East Coast Community Bank exceeded the measures considered “well capitalized” with a Tier 1 Leverage Ratio and Total Risk Based Capital Ratio were 7.76% and 11.58%, respectively, however both ratios were less than the ratios required in the Memorandum of Understanding. The above ratios included in the table are the ratios of TCBI and not East Coast Community Bank.

Holders of TCBI’s common stock are entitled to receive dividends when, as and if declared by TCBI’s Board of Directors out of funds legally available for that purpose. TCBI currently does not intend to pay dividends on its common stock in the near future. In the event that TCBI decides to pay dividends, there are a number of restrictions on its ability to do so including receiving FDIC Supervisory approval as agreed to in the Memorandum of Understanding.

Inflation

The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment.

Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of TCBI’s ability to react to changing interest rates and are discussed in further detail above.

Off-Balance Sheet Arrangements

TCBI does not currently have any off-balance sheet arrangements, other than approved and unfunded loans to its customers in the ordinary course of business.

Changes in and Disagreements with TCBI’s Accountants on Accounting and Financial Disclosure

Not applicable.

COMPARATIVE RIGHTS OF TBI SHAREHOLDERS AND TCBI SHAREHOLDERS

TBI is organized under the laws of the State of Delaware and TCBI is organized under the laws of the State of Florida. Any differences, therefore, in the rights of holders of TBI common stock and TCBI common stock arise primarily from differences in these laws and in their respective certificate or articles of incorporation and bylaws. Upon completion of the Merger, the Post Merger Articles and Post Merger Bylaws for TBI will be in effect, and will be the amended and restated certificate of incorporation and bylaws of the surviving corporation in the Merger. Consequently, after the effective time of the Merger, the rights of the shareholders of TCBI who become shareholders of TBI will be determined by reference to the Post Merger Articles and Post Merger Bylaws.

Set forth below is a summary comparison of the rights of a TBI shareholder under the Post Merger Articles and Post Merger Bylaws of TBI as of the effective time of the Merger (left column) and the rights of an TCBI shareholder under TCBI’s articles of incorporation and bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware Act and the Florida Act and the respective certificate and articles of incorporation and by-laws of TBI and TCBI. TBI urges you to read those documents carefully in their entirety. Copies of the certificates of incorporation and by-laws of TBI and TCBI are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

Rights of TBI Common Stock Holders	Rights of TCBI Common Stock Holders
Authorized Capital Stock
TBI has authority to issue 30 million shares of common stock, par value $0.01 per share.	TCBI has authority to issue 10 million shares of common stock, par value $0.01 per share.

TBI is also asking its shareholders to approve at the annual meeting of TBI shareholders to be held in April 2011 an amendment to TBI’s Amended and Restated Certificate of Incorporation to authorize TBI to issue up to 30,000,000 shares of preferred stock. TBI’s Board of Directors is authorized, without further action by the holders of TBI common stock, to provide for the issuance of shares of TBI preferred stock. Such preferred stock may be issued in one or more classes or series. The Board of Directors has the authority to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions of the shares, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of TBI preferred stock so issued may rank senior to the TBI common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both.	TCBI’s Articles of Incorporation do not authorize TCBI to issue preferred stock.

Preemptive Rights
TBI’s Post Merger Articles do not provide for preemptive rights.	TCBI’s articles of incorporation do not provide for preemptive rights.
Shareholder Voting

Each outstanding share of common stock is entitled to one vote per share.

In general, a majority of the outstanding shares represented in person or by proxy at a shareholder meeting will constitute a quorum.

Holders of TBI common stock do not have cumulative voting rights.

Each outstanding share of common stock is entitled to one vote per share.

In general, a majority of the outstanding shares entitled to be cast on a matter shall constitute a quorum of the voting group for action on that matter.

Holders of TCBI common stock do not have cumulative voting rights.

Action by Written Consent
TBI’s Post Merger Bylaws permit shareholder actions taken by written consent.	TCBI’s articles of incorporation do not permit shareholder actions taken by written consent.

Notice of Shareholders’ Meeting
TBI’s Post Merger Bylaws provide that written notice of the place, day, time, and the purpose or purposes of the meeting shall be mailed not less than ten nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.	TCBI’s bylaws provide that written notice of the place, day and time, and if a special meeting, the purpose of the meeting, shall be delivered not less than ten nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.
Special Meeting of Shareholders
TBI’s Post Merger Bylaws provide that a special meeting of the shareholders may be called for any purpose or purposes by the President or any Vice President of TBI, and by TBI’s board of directors.	TCBI’s articles of incorporation provide that a special meeting of the shareholders may be called by a resolution of a majority of the board of directors, the Chairman of the Board, the President, or by written demand of shareholders holding at least 20% of the outstanding shares.
Number of Directors
TBI’s Post Merger Bylaws fix the required number of directors at not less than one nor more than 20 directors with the number of directors to be fixed from time to time by TBI’s directors.	TCBI’s articles of incorporation and bylaws fix the required number of directors at not less than three nor more than 15 directors with the actual number of directors to be fixed from time to time by resolution of a majority of TCBI’s directors. The board of directors is authorized to increase the number of directors by no more than two until the next annual meeting of shareholders.

Classes of Directors
TBI’s Post Merger Articles and Bylaws do not provide for classes of directors.	TCBI’s articles of incorporation provide for a Welchered board of directors consisting of three classes with the number of directors in each class being as nearly equal as possible with the term of office of one class expiring each year.

Special Meeting of the Board of Directors
TBI’s Post Merger Bylaws provide that special meetings of the board of directors may be called by the President, or a by a majority of the directors.	TCBI’s bylaws provide that special meetings of the board of directors may be called by the Chairman of the Board, by the President and Chief Executive Officer, or by any two directors.
Vacancies and Newly Created Directorships
TBI’s Post Merger Bylaws generally provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for until the next election of the classes of directors they have replaced and until their successors have been elected and qualified.	TCBI’s bylaws provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Directors chosen by the board of directors to fill vacancies shall serve until the next annual meeting of shareholders at which the term of office of the class of director to which they have been elected expires and such director’s successor shall have been duly elected and qualified.
Removal of Directors
TBI’s Post Merger Bylaws provide that directors may be removed by the shareholders with or without cause.

TCBI’s articles of incorporation and bylaws provide that any director may be removed with or without cause by the holders or at least 60% of the outstanding shares..

Also, any director may be removed from office for cause by 60% of the “Disinterested Directors.”

Control Share Acquisitions
Neither TBI’s Post Merger Articles nor Post Merger Bylaws contain similar provisions.

TCBI is subject to the Florida Control Share Acquisitions statute. The Florida Control Share Acquisitions statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director.

A corporation in its articles of incorporation or bylaws can elect not to be subject to this statute. TCBI’s articles of incorporation specifically elect to have the Florida Control Share Acquisitions statute apply.

Acquisition Offers
Neither TBI’s Post Merger Articles nor Post Merger Bylaws contain similar provisions.	TCBI’s articles of incorporation provide that the board of directors, when evaluating any offer of another “Person” (as defined in the Articles) to: (i) make a tender or exchange offer for any equity security of TCBI, (ii) merge or consolidate TCBI with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of TCBI, shall, in connection with the exercise of its judgment in determining what is in the best interest of TCBI and its shareholders, give due consideration to all relevant factors including, without limitation, (a) the social and economic effect of acceptance of such offer on TCBI’s present and future customers and employees and those of its subsidiaries; (b) on the communities in which TCBI and its subsidiaries operate or are located; and (c) on the ability of TCBI to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.
Affiliated Transactions and Business Combinations
The Delaware Act prohibits a company from entering into
certain “Business Combinations” with an “interested
shareholder” (generally defined as any person who is the
beneficial owner of more than 15% of the outstanding
voting shares of the company), unless the company’s
board of directors have previously approved either (i) the
business combination in question, or (ii) the stock
acquisition by which such interested shareholder’s	Section 607.0901 of the Florida Business Corporations
Act requires approval by two-thirds of a company’s
share-holders to effect certain “affiliated transactions”
with an “interested shareholder” that do not meet one
of several criteria, including not receiving approval by
a majority of TCBI’s disinterested
directors. “Interested shareholders” are those that own
more than 10% of TCBI’s outstanding voting

beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested shareholder’s beneficial ownership reached 15%. However, the Delaware Act allows the company to enter into a business combination with an interested shareholder if: (i) the business combination is approved by the company’s board of directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the company which is not owned by the interested shareholder, or (ii) such interested shareholder owned at least 85% of the outstanding voting stock of the company at the time the transaction commenced. The Delaware Act also provides that the restrictions do not apply to any company whose certificate of incorporation contains a provision expressly electing not to be governed by the provisions. TBI’s certificate of incorporation does not contain such a provision.

securities. “Affiliated transactions” include, but are not limited to, (i) any merger or consolidation with, or a disposition of TCBI’s assets to, an interested shareholder, (ii) the issuance or transfer by TCBI of any shares of TCBI which have an aggregate fair market value equal to 5% or more of the aggregate fair market value of all of the outstanding shares of TCBI to an interested shareholder, or (iii) the adoption of any plan or proposals of liquidation or dissolution with an interested shareholder.

A corporation in its articles of incorporation or bylaws may elect not to be subject to this statute.

A corporation in its articles of incorporation or bylaws can elect not to be subject to this statute. TCBI’s articles of incorporation include provisions that incorporate the Florida Business Corporations Act Section 607.0901 standards.

Indemnification
In general, TBI’s Post Merger Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Delaware law. TBI also is required to promptly pay expenses incurred by a director or officer in defending any action, suit or proceeding in advance of the final disposition of such action. TBI also is authorized to purchase and maintain insurance on behalf of its directors and officers. The rights of indemnification under the TBI bylaws are not exclusive of any rights which a director or officer may be entitled by contact, vote of shareholders or directors or otherwise, or as a matter of law. TBI’s bylaws provide that a TBI director shall not be liable to TBI or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the Delaware Act.	In general, TCBI’s articles of incorporation provide for the indemnification of its directors or officers to the fullest extent permitted by Florida law against reasonable expenses, settlements and judgments incurred in connection with any claim, suit or proceeding in which he or she may be involved by reason of he or she having been an officer or director. The TCBI articles of incorporation also authorize TCBI to maintain insurance to protect itself and any director, officer, employee or agent of TCBI whether or not TCBI would have the power to indemnify such person against such expense, liability or loss under Florida law.

Amendments to Governing Instruments

The Delaware Act permits TBI’s shareholders to amend, alter, change or repeal any provision contained in the Post Merger Articles.

The Post Merger Bylaws may be amended, altered, or repealed by the Board of Directors.

TCBI reserves the right to amend or repeal any provision contained in its articles of incorporation, including any right conferred upon its shareholders.

TCBI’s articles of incorporation require an affirmative vote of at least two-thirds of the outstanding common stock of TCBI to amend the sections of the articles concerning amendment of the articles relating to the calling of special meetings of shareholders; the number, class, vacancies and removal of directors; the affiliated transactions voting provisions; control share acquisitions; or acquisition offers.

TCBI’s bylaws may be amended at any time by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders of TCBI at any legal meeting.

LEGAL MATTERS

The validity of the shares of TBI common stock to be issued in the merger will be passed upon for TBI by Smith Mackinnon, PA.

EXPERTS

The consolidated financial statements of TBI as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010, and in reliance upon the reports of Hacker Johnson & Smith, P.A., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Inclusion in Next Year’s Proxy Statement

TBI’s 2012 annual meeting of shareholders will be held on or about April 24, 2012, unless the date is changed by TBI’s board of directors. A shareholder who desires to have his or her proposal included in next year’s proxy statement must, in accordance with SEC Rule 14a-8, deliver the proposal to TBI’s principal executive offices at 1031 West Morse Blvd. Suite 323, Winter Park, Florida 32789, no later than the close of business on December 1,2011.

Presentation at Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit TBI’s management to vote proxies in its discretion if (a) its management receives notice of the proposal before the close of business on December 1, 2011 and advises shareholders in next year’s proxy statement about the nature of the matter and how it intends to vote on such matter, or (b) its management does not receive notice of the proposal prior to the close of business on December 1, 2011.

WHERE YOU CAN FIND MORE INFORMATION

TBI has filed a registration statement on Form S-4 to register with the SEC for the offering and sale of the shares of TBI common stock to be issued to TCBI shareholders in the merger. You should rely only on the information contained in this proxy statement/prospectus or on information to which TBI or TCBI has incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of TBI and a proxy statement of TCBI for the annual meeting of TCBI shareholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC’s reference room at 100 F Street, N.E. Washington, D.C. 20549 or the Internet Website maintained by the SEC at http://www.sec.gov.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. TBI cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about the anticipated benefits of the acquisition of TCBI by TBI, including TBI’s and TCBI’s future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “intend” or similar expressions in this document or in documents incorporated by reference in this document.

These forward-looking statements are based on the current beliefs and expectations of TBI’s and TCBI’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk that the businesses of TBI and TCBI in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the proposed merger;

•	the ability to obtain required governmental and shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in the credit worthiness of TBI’s customers and the possible impairment of collectability of loans;

•	changes in the level of non-performing assets and charge-offs;

•	the inaccuracy of TBI’s assumptions underlying the establishment of allowance for loan and lease losses

•

the effects of current and future economic conditions in the markets TBI serves or will serve, including inflation, a continued compression of the residential housing industry reduced valuations of commercial real estate, the job market and consumer and business confidence which could lead to decreases in the demand for loans, deposits, and other financial services that TBI provides and increases in loan delinquencies and defaults;

•	the effect of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	the effect of changes or volatility in the capital markets and market prices may adversely impact the value of securities, loans, deposits, and other financial instruments as well as TBI’s liquidity;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in TBI’s market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone, and the Internet;

•	TBI’s investment securities portfolio is subject to credit risk, the market risk, and liquidity risk as well as changes in the estimates TBI uses to value certain of the securities in TBI’s portfolio;

•	changes in governmental monetary and fiscal policies;

•	the effects of terrorism and efforts to combat it;

•	the existence or exacerbation of general geopolitical and economic instability and uncertainty;

•

the legislative or regulatory developments, including changes in laws and regulations concerning taxes, banking, securities, insurance and other aspects of the financial securities industry, such as the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the extensive rule making it requires to be undertaken by various regulatory agencies may adversely affect TBI’s business, financial condition and results of operations;

•	technological changes

•	effects of future security breaches and computer viruses that may affect TBI’s computer systems;

•	changes in accounting principles, policies, practices or guidelines;

•	the cost and other effects of legal and administrative cases; and

•	the other risk factors described in the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

All subsequent written or oral forward-looking statements attributable to TBI or TCBI or any person acting on any of their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither TBI nor TCBI undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

THE BANKshares, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The BANKshares, Inc.

Winter Park, Florida:

We have audited the accompanying consolidated balance sheets of The BANKshares, Inc. and Subsidiaries (the “Company”) at December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

February 25, 2011

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share information)

	At December 31,
	2010	2009
Assets
Cash and due from banks	$7,664	6,094
Interest-bearing demand deposits in other banks	40,818	18,827
Federal funds sold	6,742	6,580

Total cash and cash equivalents	55,224	31,501
Time deposits	1,494	1,992
Loans held for sale	1,178	—
Securities available for sale	125,115	123,571
Loans, net of allowance for loan losses of $8,321 and $8,341	294,370	321,706
Federal Home Loan Bank and Independent Bankers Bank stock, at cost	3,050	3,275
Premises and equipment, net	20,945	21,462
Bank-owned life insurance	4,784	4,571
Goodwill	69,570	69,570
Core deposit intangible, net	9,178	12,088
Accrued interest receivable	1,671	1,587
Foreclosed real estate, net	10,504	9,028
Other assets	3,671	4,387

Total assets	$600,754	604,738

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	110,259	104,067
Savings, NOW and money-market deposits	161,324	163,756
Time deposits under $100,000	54,161	58,256
Time deposits $100,000 and over	76,015	78,656

Total deposits	401,759	404,735
Federal Home Loan Bank advances	36,912	38,000
Other borrowings	16,758	13,312
Junior subordinated debentures	14,434	14,424
Deferred income taxes	1,204	2,991
Other liabilities	2,936	2,667

Total liabilities	474,003	476,129

Commitments, economic dependence and contingencies (Notes 2, 6, 13, 14, 16 and 17)
Stockholders’ equity:
Common stock, $.01 par value, 30,000,000 shares authorized, 13,876,597 and 13,853,120 shares issued and outstanding in 2010 and 2009	139	139
Additional paid-in capital	134,171	133,876
Accumulated deficit	(8,923)	(7,273)
Accumulated other comprehensive income	1,364	1,867

Total stockholders’ equity	126,751	128,609

Total liabilities and stockholders’ equity	$600,754	604,738

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2010	2009
Interest income:
Interest and fees on loans	$20,451	22,185
Interest and dividends on securities	4,788	5,052
Other	97	84

Total interest income	25,336	27,321

Interest expense:
Deposits	3,382	5,599
Borrowings	1,869	1,997

Total interest expense	5,251	7,596

Net interest income	20,085	19,725
Provision for loan losses	4,788	5,936

Net interest income after provision for loan losses	15,297	13,789

Noninterest income:
Service charges and fees on deposit accounts	1,549	1,620
Broker fees	107	35
Earnings on bank-owned life insurance	213	185
Gain on sale of securities available for sale	493	84
Gain on loan sales	29	—
Other	845	650

Total noninterest income	3,236	2,574

Noninterest expense:
Salaries and employee benefits	8,283	8,252
Occupancy	2,135	2,137
Equipment	1,193	1,208
Core deposit intangible amortization	2,910	3,310
Foreclosed real estate, net	2,121	1,724
Other general and administrative	5,024	4,929

Total noninterest expenses	21,666	21,560

Loss before income tax benefit	(3,133)	(5,197)
Income tax benefit	(1,483)	(2,116)

Net loss	$(1,650)	(3,081)

Basic and diluted loss per share	$(.12)	(.22)

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2010 and 2009

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2008	13,830,245	$138	133,648	(4,192)	813	130,407

Comprehensive loss:
Net loss	—	—	—	(3,081)	—	(3,081)
Change in unrealized gain on securities available for sale, net of income taxes of $637	—	—	—	—	1,054	1,054

Total comprehensive loss						(2,027)

Stock-based compensation	22,875	1	228	—	—	229

Balance at December 31, 2009	13,853,120	139	133,876	(7,273)	1,867	128,609

Comprehensive loss:
Net loss	—	—	—	(1,650)	—	(1,650)
Change in unrealized gain on securities available for sale, net of income tax benefit of $304	—	—	—	—	(503)	(503)

Total comprehensive loss						(2,153)

Stock-based compensation	23,477	—	295	—	—	295

Balance at December 31, 2010	13,876,597	$139	134,171	(8,923)	1,364	126,751

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,650)	(3,081)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for loan losses	4,788	5,936
Stock-based compensation	295	229
Gain on sale of loans	(29)	—
Gain on sale of securities available for sale	(493)	(84)
Loss on sale of premises and equipment	—	2
Provision for losses on foreclosed real estate	1,552	796
Depreciation and amortization	1,082	1,146
Deferred income tax benefit	(1,483)	(2,102)
Net amortization of loan fees and costs	398	156
Net amortization of debt fees and cost	166	—
Net amortization of securities premiums/discounts	1,088	192
Net amortization of core deposit intangible	2,910	3,310
Net earnings on bank-owned life insurance	(213)	(185)
Net (gain) loss on sale of foreclosed real estate	(78)	324
Loans funded for sale	(6,689)	—
Proceeds from sale of loans	5,540	—
Changes in year-end balances of:
Interest receivable	(84)	91
Other assets	716	(462)
Other liabilities	269	(809)

Net cash provided by operating activities	8,085	5,459

Cash flows from investing activities:
Net change in time deposits	498	(1,992)
Purchase of securities available for sale	(63,191)	(40,851)
Sale of securities available for sale	25,824	7,546
Maturities and principal repayments of securities available for sale	34,421	19,800
Net decrease in loans	16,327	15,017
Net purchase of premises and equipment	(2,271)	(3,290)
Net decrease (increase) in Federal Home Loan Bank and Independent Bankers Bank stock	225	(225)
Proceeds from sale of foreclosed real estate	4,579	2,317

Net cash provided by (used in) investing activities	16,412	(1,678)

Cash flows from financing activities:
Net change in deposits	(2,976)	13,615
Net change in other borrowings	3,446	(4,631)
Debt issuance cost	(1,244)	—
Retirement of Federal Home Loan Bank advances	(20,000)	—
Proceeds from Federal Home Loan Bank advances	20,000	—

Net cash (used in) provided by financing activities	(774)	8,984

Net increase in cash and cash equivalents	23,723	12,765
Cash and cash equivalents:
Beginning of year	31,501	18,736

End of year	$55,224	31,501

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2010	2009
Supplemental disclosure of cash flow information:
Cash paid during the year:
Income taxes	$—	—

Interest	$5,283	7,775

Noncash transactions:
Unrealized holding (loss) gain on securities available-for-sale, net of income taxes	$(503)	1,054

Loans reclassified to foreclosed real estate	$6,392	6,773

Foreclosed real estate reclassified to premises and equipment	$—	1,650

Premises and equipment reclassified to foreclosed real estate	$1,706	—

Foreclosed real estate reclassified to loans	$569	—

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010 and 2009 and Years Then Ended

(1)	Summary of Significant Accounting Policies

Organizational Background. The BANKshares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of BankFIRST (the “Bank”). The Holding Company acquired BankFIRST on April 25, 2007. BankFIRST operates ten banking offices in central Florida, as well as those of its wholly-owned subsidiaries, Commercial Business Finance Corp. (“CBF”), BankFIRST Realty (“BFR”), and BankFIRST Agency (“BFA”). CBF provides certain factoring services. BFR and BFA have limited activity or operations. The Holding Company acquired The Bank Brevard on January 5, 2007. On May 8, 2008, the Bank Brevard was merged into BankFIRST. The Bank is a state (Florida) chartered commercial bank providing a variety of financial services to individual and corporate customers. The deposits of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation.

Basis of Presentation. The accompanying financial statements include the financial results of the Holding Company, the Bank, CBF, BFR and BFA (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Management has evaluated events occurring subsequent to the balance sheet date through February 25, 2011 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Use of Estimates. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed real estate and valuation of deferred income taxes.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits and federal funds sold, all of which mature in ninety days or less.

The Company is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 2010 and 2009, the balance required as reserves was $300,000.

Securities Available for Sale. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in operations. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in comprehensive loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities.

Declines in the fair value of securities available for sale that are deemed to be other than temporary are reflected in operations as realized losses. In evaluating whether declines represent other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Loans Held for Sale. Loans held for sale, which are composed of residential mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses on the sale of loans held for sale are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold including any deferred origination fees and costs, adjusted for any servicing asset or liability retained. Net unrealized losses, if any, are recognized through a market adjustment by charges to operations. Gains and losses on sales of residential mortgage loans are included in gain on sale of loans in the consolidated statements of operations.

Loans. Loans that management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows, or collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the monthly analysis, management stratifies the loan portfolio into several categories: commercial, commercial real estate, residential real estate, construction and development, home equity, and other consumer loans. Loans are further segregated within these categories by risk ratings. The Company’s credit administration process applies a risk rating to all loans at initial underwriting and upon periodic loan reviews based on a risk grading scale from three through eight. Management then applies historical loss experience adjusted for qualitative factors, such as historical loss factor, national and local economic trends and conditions, loan portfolio quality trends, industry risk, the experience of lending and credit staff, and other risk factors.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for land and construction, commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impairment is measured on a loan by loan basis for commercial, commercial real estate, residential real estate, construction and development, home equity and other consumer loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

Impairment is measured on a loan by loan basis for non-collateral-dependent commercial loans by the present value of expected future cash flows discounted at the loan’s effective interest rate.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. These lives are summarized as follows:

Asset	Estimated Lives
Bank premises and land improvements	40 years
Equipment and furnishings	3 - 7 years
Leasehold improvements	1 -7 years

Maintenance and repairs to premises and equipment are charged to operations, and improvements and additions are capitalized.

Foreclosed Real Estate. Assets acquired in the settlement of loans are initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequent to foreclosure valuations are periodically performed by management and such assets are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to development and improvement of foreclosed real estate are capitalized, whereas costs relating to holding the foreclosed real estate as well as changes in the valuation allowance are charged to operations.

Goodwill and Intangible Assets. The Company tests goodwill for impairment annually. The test requires the Company to determine the fair value of each respective reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

affect future results of operations through the recognition of a goodwill impairment charge. At December 31, 2010 and 2009, the fair value of the reporting unit was greater than its carrying value. Therefore, goodwill was not impaired. If the fair value of the reporting unit declines below the carrying amount, the Company would have to perform the second step of the impairment test. This step requires the Company to fair value all assets (recognized and unrecognized) and liabilities in a manner similar to purchase price allocation.

The Company reviews core deposit and other intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Acquisitions. The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires the Company to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future operations through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future operations through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Income Taxes. Generally Accepted Accounting Principles sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than fifty percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Holding Company and the Bank file consolidated Federal and State of Florida income tax returns. Income taxes are allocated to the Holding Company and Bank as if separate income tax returns were filed.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Stock-Based Employee Compensation. The Company uses a fair value-based method of accounting for stock-based compensation costs. Compensation cost for stock-based employee compensation arrangements is measured at the grant date based on the value of the award and is recognized over the related service period.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Impaired Loans. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Real Estate. The Company’s foreclosed real estate is recorded at the lower of cost or fair market value less estimated costs to sell. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Time Deposits. Fair values for time deposits are estimated using discounted cash flow analysis using interest rates currently being offered for time deposits with similar terms.

Securities Available for Sale. Fair values for securities are based on the framework for measuring fair values disclosed above under Fair Value Measurements.

Federal Home Loan Bank and Independent Bankers Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank and Independent Bankers Bank stock is based on its redemption value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value disclosed above under Fair Value Measurements.

Loans Held for Sale. Fair values for loans held for sale are based on quoted market prices.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances, Junior Subordinated Debenture and Other Borrowings. The carrying amount of borrowings under customer repurchase agreements and line of credit approximate their fair value. The fair value of Federal Home Loan Bank advances and junior subordinated debentures are estimated using discounted cash flow analysis based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of Company’s accrued interest approximate their fair values.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Loss. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net loss, are components of comprehensive loss. The components of other comprehensive income and related tax effects are as follows (in thousands):

	Year Ended December 31,
	2010	2009
Unrealized (loss) gain on securities available for sale	$(314)	1,775
Reclassification adjustment for gains realized in net loss	(493)	(84)

Net change in unrealized amount	(807)	1,691
Income taxes (benefit)	(304)	637

Net amount	$(503)	1,054

Loss Per Share. Basic loss per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. Diluted loss per share was computed based on the weighted-average number of shares outstanding plus the effect of outstanding performance share grants. For the years ended December 31, 2010 and 2009, the outstanding performance share grants are not considered dilutive due to the net loss incurred by the Company. Loss per common share has been computed based on the following (in thousands):

	Year Ended December 31,
	2010	2009
Weighted-average number of common shares outstanding used to calculate basic loss per common share	13,868	13,842
Effect of dilutive performance share grants	—	—

Weighted-average number of common shares outstanding used to calculate diluted loss per common share	13,868	13,842

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Media Advertising. The Company follows the policy of expensing advertising costs as incurred. Advertising and business development costs charged to operations were approximately $595,000 and $481,000 in 2010 and 2009, respectively.

Reclassifications. Certain reclassifications of prior year amounts were made to conform to the current year presentation.

Recent Pronouncements. In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820) (“ASU 2010-06”), which amends the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The ASU was effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures were effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosures will require significantly more information about credit quality in a financial institution’s loan portfolio. This statement addresses only disclosures and does not change recognition or measurement of the allowance. For public entities, the disclosures as of the end of a reporting period was effective for interim and annual reporting periods ending on December 31, 2010. The disclosures about activity that occurs during a reporting period was effective for interim and annual reporting periods beginning on or after January 1, 2011. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The adoption of the ASU is not expected to have a material impact on the Company’s consolidated financial statements.

(2)	Business Acquisitions

In connection with the acquisition of The Bank Brevard, the Company recorded $25.4 million of goodwill. A core deposit intangible totaling $3.5 million was also recorded and is being amortized on a double declining balance basis over ten years. The estimated amortization expense for each of the five succeeding years ending December 31, 2015 is $386,000, $322,000, $258,000, $193,000 and $129,000, respectively. In connection with the 2007 acquisition of BankFIRST, the Company recorded $43.3 million of goodwill. A core deposit intangible totaling $18.4 million was also recorded and is being amortized on a double declining balance basis over ten years. The estimated amortization expense for each of the five succeeding years ending December 31, 2015 is $2,123,000, $1,788,000, $1,453,000, $1,118,000 and $783,000, respectively. Accumulated amortization with respect to the core deposit intangible was $12,810,000 and $9,900,000 at December 31, 2010 and 2009, respectively.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Business Acquisitions, Continued

In connection with the 2008 acquisition of a 20% minority interest owner in a joint venture the Company recorded $877,000 of goodwill.

On January 5, 2011, the Company announced the execution of a definitive agreement with The Commercial Bancorp, Inc., an $88 million asset bank holding company based in Ormond Beach, Florida (“CBI”) by which The BANKshares, Inc. will acquire CBI by merging it into The BANKshares, Inc. and CBI’s subsidiary, East Coast Community Bank, will be merged into The BANKshares, Inc. wholly-owned subsidiary BankFIRST. Under the terms of the definitive agreement, CBI shareholders will be paid a combination of stock in The BANKshares, Inc. and contingent consideration in the form of interest bearing notes payable, the maturity value of which is dependent on the performance of the loan portfolio of East Coast Community Bank during the two year period beginning on the date of the closing of the transaction. Interest is payable quarterly at 3 percent. Holders of fewer than 1,000 shares (“minority interests”) of CBI common will be paid cash in lieu of their interests. The aggregate value of the (maximum) consideration to be given is $8.5 million. $425 thousand of that $8.5 million is expected to be paid in cash with respect to those minority interests. The contingent consideration will range from zero to $3.825 million, and The BANKshares Inc. common stock to be issued will be the remaining $4.25 million. The exchange ratio is to be determined at the time of closing using a formula contained in the definitive agreement, but if the transaction had closed as of December 31, 2010 the shareholders of CBI would have received 1,145,553 shares of The BANKshares, Inc. common stock. Approval of the acquisition by shareholders of The BANKshares, Inc. is not required. Approval of the transaction by the shareholders of CBI and by banking regulators is still pending. The transaction is expected to close in the second quarter of 2011.

(3)	Securities

All securities have been classified as available for sale by management. The carrying amounts of securities available for sale and their approximate fair values were as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2010:
Mortgage-backed securities	$94,252	2,674	(45)	96,881
Municipal securities	28,676	267	(709)	28,234

	$122,928	2,941	(754)	125,115

At December 31, 2009:
Mortgage-backed securities	107,411	3,100	(524)	109,987
Municipal securities	13,166	421	(3)	13,584

	$120,577	3,521	(527)	123,571

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Securities, Continued

The following schedule shows those securities with gross unrealized losses at December 31, 2010 aggregated by investment category and length of time that the securities have been in a continuous loss position, as well as their fair value (in thousands).

	Twelve Months or Less
	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$(45)	11,985
Municipal securities	(709)	22,263

Total	$(754)	34,248

At December 31, 2010, twenty-five securities of a total of 109 securities had unrealized losses, none of which had an aggregate unrealized loss of 15% or more of its amortized cost. The unrealized losses that exist are considered by management to be principally attributable to changes in market credit spreads, and not to credit risk or deterioration on the part of the issuer. Accordingly, if credit spreads were to decline, much or all of the current unrealized loss could be recovered through market appreciation. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other- than- temporarily impaired.

Amortized cost and estimated fair value of securities at December 31, 2010, by contractual maturity, are as follows (in thousands):

	Amortized Cost	Fair Value
Due:
After one year through five years	$1,690	1,754
After five years through ten years	9,585	9,475
After ten years	17,401	17,005
Mortgage-backed securities	94,252	96,881

Total	$122,928	125,115

Securities sales transactions were as follows (in thousands):

	Year Ended December 31,
	2010	2009
Proceeds received from sale	$25,824	7,546

Gross gains	$498	151

Gross losses	$(5)	(67)

Securities available for sale with a carrying amount of $26.3 million and $24.9 million, respectively, were pledged at December 31, 2010 and 2009 to collateralize the Company’s repurchase agreements, Treasury, Tax and Loan account, FHLB borrowings and public funds deposits.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans

The components of loans are as follows (in thousands):

	At December 31,
	2010	2009
Commercial real estate:
Construction	$27,258	35,682
Nonfarm nonresidential	180,322	189,162
Residential real estate:
1-4 family	22,199	22,938
Multi-family	2,336	1,828
Construction	—	1,063
Commercial:
Secured	44,889	49,813
Unsecured	1,244	1,419
Consumer:
Home equity	20,801	23,396
Installment	3,160	4,322

Total loans	302,209	329,623
Add (deduct):
Allowance for loan losses	(8,321)	(8,341)
Deferred loan costs, net	482	424

Loans, net	$294,370	321,706

The Bank grants the majority of its loans to borrowers throughout Central Florida. Although the Bank has a diversified loan portfolio, a significant portion of their borrowers’ ability to honor its contracts is dependent upon the economy in Brevard, Lake, Orange and Seminole Counties in Florida. The Bank does not have significant concentrations to any one industry or customer. The Bank has 1,642 loans and 1,728 loans, generally with original terms between one and five-years, aggregating $302.2 million and $329.6 million at December 31, 2010 and 2009, respectively, including seventy-eight loans and one hundred and seven loans, generally with original terms between one and five-years, aggregating $27.0 million and $32.5 million at December 31, 2010 and 2009, respectively, for which the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. It is likely many of these loans will be extended and may be modified. The majority of these loans are located in Central Florida.

With the uncertain real estate market in Central Florida, in the short-term, obtaining refinancing or sale of the collateral may be difficult or impossible under terms acceptable to the borrower. It is likely many of these loans will be extended and may be modified to provide additional interest only periods. Management is closely monitoring these loans and believes the allowance for loan losses at December 31, 2010 is adequate.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

Activity in the allowance for loan losses was as follows (in thousands):

	Year Ended December 31,
	2010	2009
Balance at beginning of year	$8,341	9,246
Provision for loan losses	4,788	5,936
Net charge-offs	(4,808)	(6,841)

Balance at end of year	$8,321	8,341

The following summarizes the loan credit quality at December 31, 2010 (in thousands):

	Commercial Real Estate		Residential Real Estate		Commercial		Consumer
	Construction	Nonfarm Nonresidential	1-4 Family	Multi- Family	Secured	Unsecured	Home Equity	Installment	Total
Credit Risk Profile by Internally Assigned Grade:
Grade:
Pass	$16,838	144,476	17,339	885	39,274	1,206	18,875	2,778	241,671
Watch	2,641	17,681	1,694	—	2,039	—	915	281	25,251
Special mention	1,025	6,343	—	—	880	—	—	—	8,248
Substandard	6,016	9,458	2,475	1,252	2,045	38	660	101	22,045
Doubtful	738	2,364	691	199	651	—	351	—	4,994

Total	$27,258	180,322	22,199	2,336	44,889	1,244	20,801	3,160	302,209

Internally assigned loan grades are defined as follows:

Pass—A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Watch—A Watch loan consists of only loans that are paying as agreed and are not being reported on the thirty day and over past due report. Some weaknesses are evident but the loan will either migrate back to “pass” or will migrate into a classified loan category with specific reserve allocations if the weaknesses are not corrected within a reasonable period of time.

Special Mention—A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard—A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful—A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

Loss—A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past due loans is as follows at December 31, 2010 (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total	Past Due Ninety Days or More, but Still Accruing	Nonaccrual Loans
Commercial real estate:
Construction	$—	324	131	455	26,803	27,258	—	738
Nonfarm nonresidential	1,127	1,067	1,914	4,108	176,214	180,322	—	2,364
Residential real estate:
1-4 family	1,281	393	690	2,364	19,835	22,199	—	750
Multi-family	—	184	15	199	2,137	2,336	—	199
Commercial:
Secured	377	50	582	1,009	43,880	44,889	—	730
Unsecured	9	20	—	29	1,215	1,244	—	20
Consumer:
Home equity	470	—	232	702	20,099	20,801	—	351
Installment	—	—	—	—	3,160	3,160	—	—

Total	$3,264	2,038	3,564	8,866	293,343	302,209	—	5,152

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The following summarizes the amount of impaired loans at December 31, 2010 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial real estate:
Construction	$324	324	—
Nonfarm nonresidential	1,639	1,639	—
Residential real estate:
1-4 family	1,124	1,124	—
Multi-family	184	184	—
Commercial-
Secured	672	672	—
Consumer-
Home equity	213	213	—

Total	$4,156	4,156	—

With an allowance recorded:
Commercial real estate:
Construction	455	740	285
Nonfarm nonresidential	5,047	5,276	229
Residential real estate-
1-4 family	375	393	18
Commercial:
Secured	391	460	69
Unsecured	—	20	20
Consumer-
Home equity	188	269	81

Total	$6,456	7,158	702

Total:
Commercial real estate:
Construction	$779	1,064	285

Nonfarm nonresidential	$6,686	6,915	229

Residential real estate:
1-4 family	$1,499	1,517	18

Multifamily	$184	184	—

Commercial:
Secured	$1,063	1,132	69

Unsecured	$—	20	20

Consumer-
Home equity	$401	482	81

Total	$10,612	11,314	702

Impaired loans at December 31, 2010 include $6,072,000 that are not collateral-dependent.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	For the Year Ended December 31,
	2010
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Commercial real estate:
Construction	$1,552	17	16
Nonfarm nonresidential	8,260	155	142
Residential real estate:
1-4 family	2,224	43	37
Multi-family	15	—	—
Commercial:
Secured	1,127	48	43
Unsecured	141	—	—
Consumer-
Home equity	655	3	3

Total	$13,974	266	241

The following is a summary of information pertaining to impaired and nonaccrual loans at December 31, 2009 (in thousands):

Gross loans with related allowance for losses recorded	$11,197
Less allowances on these loans	(2,507)

Net loans with related allowance	8,690

Net investment in collateral-dependent impaired loans	8,690

Noncollateral-dependent loans identified as impaired:
Gross loans with related allowance for losses recorded	23
Less allowance on these loans	(11)

Total noncollateral-dependent impaired loans	12

Net investment in impaired loans	$8,702

Total nonaccrual loans	$8,196

Total loans past-due ninety days or more and still accruing	$—

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

Year Ended December 31, 2009
Average investment in impaired loans	$9,363

Interest income recognized on impaired loans	$140

Interest income recognized on a cash basis on impaired loans	$144

(5)	Foreclosed Real Estate

Expenses applicable to foreclosed real estate include the following (in thousands):

	Year Ended December 31,
	2010	2009
(Gain) loss on sale of foreclosed real estate	$(78)	324
Operating expenses, net of rental income	647	604
Provision for losses	1,552	796

	$2,121	1,724

(6)	Premises and Equipment

The following table summarizes premises and equipment (in thousands):

	At December 31,
	2010	2009
Land	$7,076	8,780
Bank premises	12,882	11,266
Equipment and furnishings	5,090	4,464
Leasehold improvements	218	187

Total, at cost	25,266	24,697
Less accumulated depreciation and amortization	(4,321)	(3,235)

Premises and equipment, net	$20,945	21,462

The Company leases certain branch office and administrative office facilities from related parties under operating leases originated in 2002 and 2010 and expiring in 2012 and 2020 respectively. The lease on the Eustis facility contains three five year extension options. Certain of the leases provide for the payment of an allocable share of common area expenses. The Company is required to pay certain operating costs under these leases in addition to the rent.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(6)	Premises and Equipment, Continued

Future minimum lease commitments, excluding renewals, under these and other operating leases at December 31, 2010 are (in thousands):

Year Ending December 31,	Amount
2011	$687
2012	675
2013	628
2014	647
2015	665
Thereafter	3,374

$6,676

Total rent expense under these and other operating leases was $883,000 and $963,000 in 2010 and 2009, respectively.

(7)	Deposits

Contractual maturities of time deposits at December 31, 2010 are as follows (in thousands):

Year Ending December 31,
2011	$80,567
2012	34,133
2013	6,885
2014	2,448
2015	4,771
Thereafter	1,372

Total	$130,176

The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was approximately $76.0 million and $78.6 million at December 31, 2010 and 2009, respectively.

(8)	Federal Home Loan Bank Advances

At December 31, 2010 and 2009, the Company owed $38 million to the Federal Home Loan Bank of Atlanta (“FHLB”) for advances received under its blanket lien program. The terms of these borrowings are as follows (in thousands):

Maturing in Year Ending December 31,	Type	Interest Rate	At December 31,
			2010	2009
2010	Fixed	3.80%	$—	10,000
2011	LIBOR	0.28%	3,000	3,000
2012	Convertible	4.12%	—	5,000
2012	Convertible	4.00%	—	5,000
2012	Convertible	3.98%	—	10,000
2012	Fixed	2.00%	5,000	5,000
2014	Fixed	1.90%	20,000	—
2014	Fixed	1.89%	10,000	—

Total advances			$38,000	38,000

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Federal Home Loan Bank Advances, Continued

The advances are collateralized by certain residential loans, certain commercial mortgages, FHLB stock and certain securities under a blanket lien agreement. Any prepayment of these advances is subject to normal FHLB prepayment penalties.

In July 2010, the Company restructured certain debt in an arrangement with the FHLB. As part of the arrangement three convertible advances totaling $20 million were retired at a cost of $1.2 million. The $20 million was then replaced with a 1.90% stated fixed rate loan of $20 million with a term of four years. Since the original and new debt instruments are not substantially different, the cost of the restructure is being amortized using the interest method over the life of the new advance. The effective rate of the advance is 3.44%. For balance sheet presentation the unamortized cost of the advance is presented in the total FHLB advances outstanding of $36,912,000. At December 31, 2010, the unamortized cost totaled $1,088,000.

(9)	Junior Subordinated Debentures

At December 31, 2010 and 2009 the Company has outstanding $5.2 million of Floating Rate Junior Subordinated Deferrable Interest Debentures due December 26, 2032 and callable by the Company, at its option, anytime after December 26, 2007. The interest rate changes quarterly on March 26, June 26, September 26 and December 26 of each year and is determined by adding 3.25% to the LIBOR rate for U. S. dollar deposits with a three month maturity (3.55% at December 31, 2010).

At December 31, 2010 and 2009 the Company has outstanding $4.1 million of Floating Rate Junior Subordinated Deferrable Interest Debentures due March 17, 2034 and callable by the Company, at its option, anytime after March 17, 2009. The interest rate changes quarterly on March 17, June 17, September 17 and December 17 of each year and is determined by adding 2.79% to the LIBOR rate for U. S. dollar deposits with a three month maturity (3.09% at December 31, 2010).

With respect to both the above issues, so long as no event of default has occurred and is continuing, the Company shall have the right from time to time and without causing an event of default, to defer payments of interest for up to 20 consecutive quarterly periods. Any deferral of interest requires that the interest payment and all subsequent payments be brought current before any dividend payments can be made with respect to common shareholders.

At December 31, 2010 and 2009 the Company also has outstanding $5.2 million Junior Subordinated Debenture due December 15, 2036. The interest rate is fixed at 6.37% through February 2011 and thereafter, the coupon rate will float quarterly at the three month LIBOR rate plus 1.39%. The junior subordinated debenture is redeemable in certain circumstances after February 2011.

The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the issuer trusts, which are unconsolidated subsidiary trusts, subject to the terms of the guarantees. Because of the deeply subordinated nature of the debentures, regulatory authorities allow the debentures to be considered for up to 25% of Tier 1 regulatory capital.

(10)	Other Borrowings

The Company offers repurchase agreements to its customers that sweep funds from deposit accounts to investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for borrowings under these

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10)	Other Borrowings, Continued

agreements. At December 31, 2010 and 2009, the outstanding balances of such borrowings totaled $16.8 million and $13.3 million, respectively, and the Company pledged securities with carrying values of approximately $18.2 million and $17.8 million, respectively, as collateral for these agreements.

At December 31, 2010, the Company also had $32.2 million available under lines of credit with other banks. There were no amounts outstanding in connection with these agreements at December 31, 2010.

(11)	Benefit Plans

Defined Contribution Plan. The Company has a 401(k) plan in which full-time employees who have completed at least ninety days of service and have attained the age of twenty-one years may participate. During the first quarter of 2009, the Company discontinued the matching portion of the Plan. Previously, the Company matched up to $2,000 or 3% of a participant’s salary whichever is greater. The total charge to operations for the Company’s share of these costs was $0 and $46,000 for 2010 and 2009, respectively.

Deferred Compensation. The Company has salary continuation plans for certain senior officers. The plans provide for payments to the participants at the age of retirement. The liability under these agreements was $601,000 and $596,000 at December 31, 2010 and 2009, respectively, and is included in the caption “other liabilities” on the accompanying balance sheets.

Certain of the senior officers were granted an interest in the proceeds of the Bank-Owned Life Insurance policies discussed in Note 12.

(12)	Bank-Owned Life Insurance

The Company has bank-owned life insurance with an aggregate face amount of $9.5 million on the lives of certain senior officers. The purpose of these policies is to defray future employee benefit costs through the growth in cash surrender value in future years. Earnings on the policy values are included in non-interest income. Mortality expense associated with the policies is included in other non-interest expense.

(13)	Income Taxes

Allocation of Federal and state income taxes between current and deferred portions is as follows (in thousands):

	Year Ended December 31,
	2010	2009
Current:
Federal	$—	(14)
State	—	—

Total current	—	(14)

Deferred:
Federal	(1,305)	(1,831)
State	(178)	(271)

Total deferred	(1,483)	(2,102)

Income tax benefit	$(1,483)	(2,116)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13)	Income Taxes, Continued

The Company’s effective income tax rate differs from the statutory Federal income tax rate for the following reasons ($ in thousands):

	Year Ended December 31,
	2010		2009
Income tax benefit at statutory Federal tax rate	$(1,065)	(34.0)%	$(1,767)	(34.0)%
(Increase) decrease in tax benefit resulting from:
State taxes, net of Federal income tax benefit	(117)	(3.7)	(179)	(3.4)
Tax exempt income, net of disallowed interest expense	(269)	(8.6)	(171)	(3.3)
Other, net	(32)	(1.0)	1	—

Income tax benefit	$(1,483)	(47.3)%	$(2,116)	(40.7)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$3,116	2,977
Net operating loss carryforward	1,740	1,943
Impaired loan interest	117	167
Real estate owned expenses	871	347
Deferred compensation	111	115
Deferred rent	104	—
Other, net	85	64

Deferred tax assets	6,144	5,613

Deferred tax liabilities:
Intangible assets	(3,508)	(4,710)
Depreciation	(2,186)	(2,020)
Accrual to cash conversion	—	(30)
Unrealized gain on securities available for sale	(823)	(1,127)
Prepaid expenses	(523)	(405)
Deferred loan costs	(308)	(312)

Deferred tax liabilities	(7,348)	(8,604)

Net deferred tax liability	$(1,204)	(2,991)

At December 31, 2010, the Company had net operating loss carryforwards of approximately $4.7 million available to offset future taxable income. These carryforwards will begin to expire in 2028.

With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s 2006 and 2008 Federal income tax returns in the fourth quarter of 2009 that is anticipated to be completed by the second quarter of 2011. As of December 31, 2010 no adjustments had been proposed by the IRS.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Related Party Transactions and Economic Dependence

The Company enters into lending transactions with officers, directors and principal stockholders of the Company and their affiliates in the ordinary course of business. The Company also accepts deposits from these same related parties. The following summarizes loans and deposits with related parties (in thousands):

	Year Ended December 31,
	2010	2009
Loans:
Beginning balance	$6,805	7,894
Additions	—	3,957
Repayments	(458)	(5,046)

Ending balance	$6,347	6,805

Deposits	$21,048	21,494

The Company’s largest shareholder is a registered bank holding company and the activities and regulation of such shareholder may adversely affect the Company’s permissible activities. CapGen Capital Group LP, (“CapGen”) beneficially owned approximately 37.7% of the Company’s common stock as of December 31, 2010. Due to its ownership of the Company’s common stock, CapGen is a registered bank holding company for The BANKshares, Inc., under the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve Board. Thus, CapGen must obtain separate regulatory approval before the Company can engage in a number of activities, including acquisitions. If the Federal Reserve Board determines that CapGen, or any other company in which CapGen has invested, has engaged in any unsafe or unsound banking practices or activities, the Company may be prevented from engaging in a number of activities, including certain acquisitions and de novo banking center expansion. For this reason, regulation of CapGen by the Federal Reserve Board may adversely affect the Company’s business, financial condition, results of operation and future prospects.

Castle Creek Capital, LLC, (“CCC”) the general partner of the private equity fund Castle Creek Capital Partners Fund III, LLC, and Castle Creek Financial, LLC, (“CCF”) a registered broker-dealer, combine to form a San Diego-based merchant bank dedicated to investing in companies operating within the financial services industry. CCF is an affiliate of CCC, which manages Castle Creek Capital Partners Fund III, LLC. Collectively, as of December 31, 2010, affiliates of CCF owned 19.8% of the Company’s outstanding common stock.

During the second quarter, the Company’s second largest shareholder, CCC, transferred the shares held in Castle Creek Capital Partners Fund III, LLC, which was a Bank Holding Company registered under the Bank Holding Company Act of 1956 (the “Act”), as amended, and which was regulated by the Federal Reserve Board, into another fund, Castle Creek Capital Partners Funds IV, LLC. Castle Creek Capital Partners Fund IV, LLC is not a bank holding company under the Act. Since CCC’s ownership interest in The BANKshares, Inc. is no longer considered a Bank Holding Company under the Act, any prior restrictions related to being a Bank Holding Company no longer apply. Under Federal Reserve guidelines related to relinquishing control under the Act, our Chairman Mr. Mark Merlo could no longer hold the title of Chairman of the Board. However, he can continue to serve on the Board and will seek re-election to both the Holding Company and BankFIRST’s boards.

On September 17, 2009, CapGen entered into an agreement to buy 2,000,000 shares of the Company’s common stock from CCC and after receiving all necessary regulatory approval, the sale closed on January 29, 2010. As a result of this sale, CapGen beneficially owned 37.7% of the Company’s common

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Related Party Transactions and Economic Dependence, Continued

stock after the sale and became the Company’s largest shareholder. As a result of this sale, CCC beneficially owned 19.8% of the Company’s common stock after the sale and became the Company’s second largest shareholder.

The Company leases certain branch office and administrative office facilities from related parties under operating leases originated in 2002 and 2010 and expiring in 2012 and 2020 respectively. The amounts paid to related parties and charged to expense under these lease agreements in 2010 and 2009 was $783,000 and $812,000, respectively.

(15)	Share-Based Compensation

On February 1, 2007, the Company’s stockholders approved The BANKshares, Inc. 2007 Stock Incentive Plan (the “Plan”). A total of 700,000 shares of common stock were reserved for issuance in connection with the Plan. The Plan provides for the granting of stock options, restricted stock, performance stock awards and stock appreciation rights. A total of 531,064 and 588,858 shares were available for grant at December 31, 2010 and 2009, respectively.

The Company sponsors a Performance Stock Plan (“PSP”) to offer long-term incentives in addition to current compensation to certain employees of the Company. The PSP is governed by The BANKshares’ Compensation Committee, which may prescribe different criteria for different participants in the PSP. Such criteria may be expressed in terms of (i) the growth in net earnings per share during the award period, (ii) return on average equity in comparison with other banks and bank holding companies during the award period, (iii) growth in stockholders’ equity per share or tangible stockholders’ equity per share, or (iv) other reasonable bases. The vesting period is generally two to three years.

The fair value of grants under the PSP is based on the fair value of the Company’s stock on the grant-date and the total number of shares expected to be issued. The following table presents a summary of the status of nonvested performance share grants and changes during the years ended December 31, 2010 and 2009:

	Shares	Grant-Date Fair Value
Nonvested shares at December 31, 2008	51,230	$472,428
Granted	55,000	385,000
Awarded	(22,875)	(204,581)
Forfeited	(8,282)	(78,667)

Nonvested shares at December 31, 2009	75,073	574,180
Granted	70,500	401,850
Awarded	(23,477)	(186,030)
Forfeited	(12,706)	(98,528)

Nonvested shares at December 31, 2010	109,390	$691,472

The number of shares presented in the table above is based on the expected share payout using current performance measurements. The actual share payout may differ from the amount presented above. As of December 31, 2010 and 2009, there was approximately $486,000 and $412,000, respectively, of unrecognized compensation cost related to nonvested PSP awards. That cost is recognized using the straight-line method over the vesting term. The weighted average remaining vesting term at December 31, 2010 is twelve months. Compensation expense related to the PSP for years ended December 31, 2010 and 2009 was $312,000 and $248,000, respectively. Tax benefits related to PSP compensation totaled $117,000

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15)	Share-Based Compensation, Continued

and $93,000 for the years ended December 31, 2010 and 2009, respectively. Compensation expense for 2010 and 2009 included $17,000 and $19,000, respectively, that was settled in cash.

In accordance with the terms of the PSP, a base grant of 70,500 and 55,000 shares (net of performance adjustment) was made in the years ended December 31, 2010 and 2009, respectively. The market value per share was $5.70 and $7.00 in 2010 and 2009, respectively. During the year ended December 31, 2010 and 2009, respectively, 23,477 and 22,875 shares were awarded to participants. At December 31, 2010 and 2009, outstanding awards of expected and maximum payouts were 109,390 and 75,073 shares, respectively.

The Company continuously updates its estimate of the total number of shares that will be issued related to each PSP grant based on the Company’s actual performance compared to the performance metrics of the PSP. As a result of this evaluation, there was no reduction made in either 2009 or 2010.

(16)	Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral supporting these commitments.

Commitments to extend credit, unused lines of credit, undisbursed construction loans in process and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the contractual amounts of the Company’s financial instruments with off-balance sheet risk at December 31, 2010 follows (in thousands):

Amount
Commitments to extend credit	$33,368

Unused lines of credit	$3,786

Undisbursed construction loans in process	$3,042

Standby letters of credit	$752

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17)	Commitments and Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management of the Company will not have a material effect on the Company’s consolidated financial statements.

Concentrations of Credit Risk. The Company originates residential and commercial real estate loans, and other consumer and commercial loans in its Central Florida market area. In addition, the Company occasionally purchases loans, primarily in Florida. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market area.

(18)	Regulatory Matters

Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Company and the Bank are subject to various regulatory capital requirements administered by various regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank met all of the capital requirements to which they are subject at December 31, 2010.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18)	Regulatory Matters, Continued

As of December 31, 2010, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s and Company’s actual capital amounts and percentages are presented in the table ($ in thousands).

	Actual		Minimum For Capital Adequacy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2010:
Total Capital to Risk Weighted Assets:
Company	$68,670	19.29%	$28,481	8.00%	N/A	N/A
BankFIRST	58,596	16.48%	28,443	8.00%	$35,554	10.00%

Tier 1 Capital to Risk Weighted Assets:
Company	64,172	18.03%	14,241	4.00%	N/A	N/A
BankFIRST	54,103	15.22%	14,222	4.00%	21,332	6.00%

Tier 1 Capital to Average Assets:
Company	64,172	12.06%	21,293	4.00%	N/A	N/A
BankFIRST	54,103	10.17%	21,274	4.00%	26,593	5.00%

As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Company	68,631	17.92%	30,637	8.00%	N/A	N/A
BankFIRST	57,915	15.14%	30,598	8.00%	38,247	10.00%

Tier 1 Capital to Risk Weighted Assets:
Company	63,799	16.66%	15,319	4.00%	N/A	N/A
BankFIRST	53,090	13.88%	15,299	4.00%	22,948	6.00%

Tier 1 Capital to Average Assets:
Company	63,799	12.08%	21,124	4.00%	N/A	N/A
BankFIRST	53,090	10.06%	21,104	4.00%	26,380	5.00%

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments

The table which follows shows the estimated fair value and the related carrying amounts of the Company’s financial instruments (in thousands):

	At December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$55,224	55,224	31,501	31,501
Time deposits	1,494	1,470	1,992	1,975
Securities available for sale	125,115	125,115	123,571	123,571
Federal Home Loan Bank and Independent Bankers Bank stock, at cost	3,050	3,050	3,275	3,275
Accrued interest receivable	1,671	1,671	1,587	1,587
Loans, net	294,370	293,607	321,706	319,930
Loans held for sale	1,178	1,194	—	—

Financial liabilities:
Demand and savings deposits	271,583	271,583	267,823	267,823
Time deposits	130,176	130,516	136,912	137,606
Other borrowings	16,758	16,758	13,312	13,312
Federal Home Loan Bank advances	36,912	38,804	38,000	39,956
Junior subordinated debentures	14,434	10,975	14,424	5,195
Off-balance sheet financial instruments	—	—	—	—

The following table sets forth the Company’s assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2010:
U.S. government agency mortgage-backed securities	$90,970	—	90,970	—
Non-government mortgage-backed securities	5,911	—	5,911	—
Municipal securities	28,234	—	27,820	414

Total	$125,115	—	124,701	414

At December 31, 2009:
U.S. government agency mortgage-backed securities	105,274	—	105,274	—
Non-government mortgage-backed securities	4,713	—	4,713	—
Municipal securities	13,584	—	13,584	—

Total	$123,571	—	123,571	—

During the year ended December 31, 2010, one municipal security was transferred from Level 2 to Level 3 due to the lack of current market activity. There were no transfers between Level 1 and 2 during the year ended December 31, 2010.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments, Continued

The table below presents a rollforward of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Year Ended December 31, 2010
Available- For-Sale Securities
Balance, beginning of year	$—
Transferred in from Level 2	398
Unrealized gains included in accumulated other comprehensive loss	16

Balance, end of year	$414

Certain other assets are measured at fair value on a nonrecurring basis. These adjustments to fair value usually result from the application of lower of cost or fair value accounting or write-down of individual assets due to impairment.

During the years ended December 31, 2010 and 2009, the Company recognized losses related to certain assets that are measured at fair value on a nonrecurring basis (i.e. impaired loans). For assets measured at fair value on a nonrecurring basis in the years ended December 31, 2010 and 2009 that were still held by the Company at year end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets (in thousands):

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses Recorded in Operations During the Year
At December 31, 2010:
Impaired loans:
Commercial real estate:
Construction	$455	—	—	455	285	85
Nonfarm nonresidential	2,146	—	—	2,146	520	502
Residential real estate:
1-4 family	642	—	—	642	334	270
Multi-family	184	—	—	184	386	386
Commercial- Secured	60	—	—	60	38	29
Consumer- Home equity	401	—	—	401	204	22

Total impaired loans	$3,888	—	—	3,888	1,767	1,294

Foreclosed real estate	$10,504	—	—	10,504	1,568	1,223

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments, Continued

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses Recorded in Operations During the Year
At December 31, 2009:
Impaired loans:
Commercial real estate	$5,060	—	—	5,060	1,079	1,079
Other	3,642	—	—	3,642	1,460	1,305

Total impaired loans	$8,702	—	—	8,702	2,539	2,384

Foreclosed real estate	$9,028	—	—	9,028	346	246

In addition, loans with carrying value of $652,000 and $0 at December 31, 2010 and 2009, respectively, were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

(20)	The BANKshares, Inc. (Parent Company-Only) Financial Information

Condensed Balance Sheets

(In thousands)

	At December 31,
	2010	2009
Assets
Cash	$7,735	8,667
Investments in subsidiaries	130,683	131,907
Other assets	2,894	2,545

Total assets	$141,312	143,119

Liabilities
Other liabilities	127	86
Junior subordinated debentures	14,434	14,424

Total liabilities	14,561	14,510
Stockholders’ equity	126,751	128,609

Total liabilities and stockholders’ equity	$141,312	143,119

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20)	The BANKshares, Inc. (Parent Company-Only) Financial Information, Continued

Condensed Statements of Operations

(In thousands)

	Year Ended December 31,
	2010	2009
Income	$21	21

Expenses:
Salaries	30	30
Legal and professional	49	147
Interest expense	658	701
Other operating expenses	274	150

	1,011	1,028
Income tax benefit	(373)	(379)

Loss before equity in loss of subsidiaries	(617)	(628)
Loss of subsidiaries	(1,033)	(2,453)

Net loss	$(1,650)	(3,081)

Condensed Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,650)	(3,081)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in other assets and liabilities	40	1,420
Equity in undistributed loss of subsidiaries	1,033	2,453
Depreciation and amortization	18	16
Deferred income tax benefit	(373)	(379)

Net cash (used in) provided by operating activities	(932)	429

Cash at:
Beginning of year	8,667	8,238

End of year	$7,735	8,667

Independent Auditors’ Report on Supplementary Information

The BANKshares, Inc.

Winter Park, Florida:

We have audited the accompanying consolidated financial statements of The BANKshares, Inc. and Subsidiaries at and for the year ended December 31, 2010, and have issued our report thereon dated February 25, 2011. Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information in the accompanying schedules is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

February 25, 2011

THE BANKshares, INC. AND SUBSIDIARIES

Consolidating Balance Sheet

At December 31, 2010

(In thousands)

	The BANKshares	BankFIRST	Reclass & Eliminations		Consolidated
Assets
Cash and cash equivalents	$7,735	55,224	(7,735	)(b)	55,224
Time deposits	—	1,494	—		1,494
Securities available for sale	—	125,115	—		125,115
Loans held for sale	—	1,178	—		1,178
Loans, net	—	294,370	—		294,370
Federal Home Loan Bank and Independent Bankers Bank stock, at cost	—	3,050	—		3,050
Accrued interest receivable	1	1,670	—		1,671
Premises and equipment, net	35	20,910	—		20,945
Goodwill and core deposit intangible, net	—	78,748	—		78,748
Bank-owned life insurance	—	4,784	—		4,784
Foreclosed real estate, net	—	10,504	—		10,504
Investment in subsidiaries	130,683	—	(130,683	)(a)	—
Other assets	2,858	3,238	(2,425	)(c)	3,671

Total	$141,312	600,285	(140,843)		600,754

Liabilities and Stockholders’ Equity
Deposits	—	409,494	(7,735	)(b)	401,759
Federal Home Loan Bank advances	—	36,912	—		36,912
Junior subordinated debentures	14,434	—	—		14,434
Other borrowings	—	16,758	—		16,758
Deferred income taxes	—	3,629	(2,425	)(c)	1,204
Other liabilities	127	2,809	—		2,936
Stockholders’ equity	126,751	130,683	(130,683	)(a)	126,751

Total	$141,312	600,285	(140,843)		600,754

(a)	to eliminate investment in subsidiaries.
(b)	to eliminate intercompany cash balances.
(c)	to reclassify deferred income tax asset.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidating Statement of Operations

Year Ended December 31, 2010

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations		Consolidated
Interest income:
Interest and fees on loans	$—	20,451	—		20,451
Interest and dividends on securities	19	4,769	—		4,788
Other	2	95	—		97

Total interest income	21	25,315	—		25,336

Interest expense:
Deposits	—	3,382	—		3,382
Borrowings	658	1,211	—		1,869

Total interest expense	658	4,593	—		5,251

Net interest income (loss)	(637)	20,722	—		20,085
Provision for loan losses	—	4,788	—		4,788

Net interest income (loss) after provision for loan losses	(637)	15,934	—		15,297

Noninterest income:
Service charges and fees on deposit accounts	—	1,549	—		1,549
Broker fees	—	107	—		107
Earnings on bank-owned life insurance	—	213	—		213
Gain on loan sales	—	29	—		29
Gain on sales of securities available for sale	—	493	—		493
Other	(1,033)	845	1,033	(a)	845

Total noninterest income (loss)	(1,033)	3,236	1,033	(a)	3,236

Noninterest expenses:
Salaries and employee benefits	30	8,253	—		8,283
Occupancy	—	2,135	—		2,135
Equipment	18	1,175	—		1,193
Core deposit intangible amortization	—	2,910	—		2,910
Foreclosed real estate, net	—	2,121	—		2,121
Other general and administrative	305	4,719	—		5,024

Total noninterest expense	353	21,313	—		21,666

Loss before income tax benefit	(2,023)	(2,143)	1,033	(a)	(3,133)
Income tax benefit	(373)	(1,110)	—		(1,483)

Net loss	$(1,650)	(1,033)	1,033	(a)	(1,650)

(a)	To eliminate loss of subsidiaries.

PLAN OF MERGER AND MERGER AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of this 29 day of December, 2010, by and among The Commercial Bancorp, Inc., a Florida corporation (“CBI”), East Coast Community Bank, a Florida banking corporation (“East Coast Bank”), The BANKshares, Inc., a Delaware corporation (“TBI”), and BankFIRST, a Florida banking corporation (“BankFIRST”).

RECITALS:

A. CBI. CBI is a corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Ormond Beach, Florida. As of the date hereof, CBI’s authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share (the “CBI Common Stock”), of which 1,357,722 shares of CBI Common Stock are outstanding,.

B. TBI. TBI is a corporation duly organized and existing in good standing under the laws of the State of Florida with its principal executive offices located in Winter Park, Florida. As of the date hereof, TBI’s authorized capital stock consists of 30,000,000 shares of common stock, par value $.01 per share (“TBI Common Stock”), of which 13,876,597 shares are outstanding as of the date of this Agreement.

C. Merger. Pursuant to this Agreement, CBI will merge with and into TBI. For purposes of this Agreement, the foregoing merger is referred to as the “Merger.”

D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

E. Subsidiary Merger. Pursuant to this Agreement, East Coast Bank shall merge with and into BankFIRST. For purposes of this Agreement, the foregoing merger is referred to as the “Subsidiary Merger.”

F. Approvals. The Boards of Directors of each of TBI, BankFIRST, CBI and East Coast Bank have determined that this Agreement and the transactions contemplated hereby are in the best interests of their respective shareholders, and have approved this Agreement at meetings of each of such Boards of Directors.

G. CBI Shareholders Agreement. As a condition and an inducement to the signing of this Agreement, certain shareholders of CBI (each a “Shareholder” and collectively, the “Shareholders”) have executed Shareholders’ Agreements (the “Shareholders’ Agreements”) pursuant to which each such Shareholder has agreed, among other things, to vote all shares of CBI Common Stock beneficially owned by such Shareholder in favor of the approval of this Agreement (as and to the extent required by law) in accordance with and subject to the terms set forth in the Shareholder Agreement.

H. Non-Competition Agreements. As a condition and an inducement to the signing of this Agreement, CBI has agreed to use its reasonable best efforts to cause each of the Non-Compete Persons to enter into a Non-Competition Agreement with TBI, pursuant to which such Non-Compete Person shall agree, as of and following the Merger Effective Date, to refrain from engaging in certain activities in competition with TBI and the Continuing Bank (each, a “Non-Competition Agreement” and, collectively, the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto, intending to be legally bound, adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying the Agreement into effect, as follows:

ARTICLE I.

THE MERGER AND THE SUBSIDIARY MERGER

1.1 The Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

(A) The Merger. Subject to the terms and conditions of this Agreement, on the Merger Effective Date, (i) CBI shall be merged with and into TBI, (ii) TBI shall be the surviving entity and (iii) the separate corporate existence of CBI shall thereupon cease. TBI, following consummation of the Merger, is sometimes referred to in this Agreement as the “Continuing Entity.”

(B) Rights, Etc. On the Merger Effective Date, the Continuing Entity shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of CBI, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be vested in the Continuing Entity without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, as provided by the laws of the State of Florida.

(C) Liabilities. On the Merger Effective Date, the Continuing Entity shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of TBI and CBI shall be preserved unimpaired.

(D) Directors and Officers.

(i) The directors of the Continuing Entity following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those individuals serving in such capacity as of the Merger Effective Date.

(ii) The executive officers of the Continuing Entity following the Merger Effective Date, shall consist of those individuals serving in such capacity as of the Merger Effective Date.

1.2 Merger Effective Date; Closing. The Merger shall become effective at the date and time (the “Effective Time”) set forth in the Articles of Merger relating to the Merger filed with the Secretary of State of Florida (the “Merger Effective Date”) and the parties shall utilize their best efforts to cause such Articles of Merger to be issued within 30 days after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals (and the expiration of all waiting periods) referred to in Section 6.2. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger (the “Closing”), which shall be held on the Merger Effective Date at such location and at such time as may be mutually agreed upon.

1.3 The Subsidiary Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

(A) The Subsidiary Merger. On the Bank Merger Effective Date (as hereinafter defined) East Coast Bank will merge with and into BankFIRST. BankFIRST, following consummation of the Merger is sometimes referred to in this Agreement as the “Continuing Bank.” The Subsidiary Merger shall become effective as of the date and time (the “Bank Merger Effective Date”) set forth in the Articles of Merger relating to the Subsidiary Merger filed with the Secretary of State of Florida and in the certificate of merger issued by the Florida Office of Financial Regulation.

(B) Rights, Etc. On the Bank Merger Effective Date, the Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of BankFIRST and East Coast Bank, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the Banks so merged shall be deemed to be vested in the Continuing Bank without further act or deed. The title to any real estate, or any interest therein, vested in any of such Banks, shall not revert or be in any way impaired by reason of the Subsidiary Merger, as provided by the laws of the State of Florida.

(C) Liabilities. On the Bank Merger Effective Date, the Continuing Bank shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of BankFIRST and East Coast Bank shall be preserved unimpaired.

(D) Articles of Incorporation; Bylaws; Directors; Officers; Offices.

(i) The articles of incorporation and bylaws of the Continuing Bank following the Bank Merger Effective Date shall be those of BankFIRST as in effect immediately prior to the Bank Merger Effective Date and shall thereafter remain in effect until changed in accordance with applicable Law.

(ii) The directors of the Continuing Bank following the Bank Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those individuals set forth on Exhibit 1. Mr. Kevin Bowler or another individual mutually acceptable to CBI and TBI will be appointed as a director of the Continuing Bank as of the Bank Merger Effective Date and for a period at least through the second anniversary of the Bank Merger Effective Date.

(iii) The executive officers of the Continuing Bank following the Bank Merger Effective Date, shall consist of those individuals set forth on Exhibit 2.

(iv) The banking offices of the Continuing Bank following the Bank Merger Effective Date shall include those banking offices of each of BankFIRST and East Coast Bank which were in operation immediately prior to the Bank Merger Effective Date. The name and location of the main office and any existing branch office of the Continuing Bank is set forth on Exhibit 3.

1.4 Trust Powers. At the Bank Merger Effective Date, no direct or indirect subsidiary bank of the Continuing Bank will exercise trust powers.

1.5 Restructure of Transaction. TBI shall have the right to revise the structure of the Merger contemplated by this Agreement (including providing for the merger of CBI with and into TBI) in order to assure that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; provided, that no such revision to the structure of the Merger shall result in (i) any changes in the amount or type of the consideration which the holders of shares of CBI Common Stock are entitled to receive under this Agreement, (ii) any changes in the intended tax-free effects of the Merger to TBI, CBI or the holders of shares of CBI Common Stock, (iii) would be materially adverse to the interests of TBI, CBI or holders of shares of CBI Common Stock, or (iv) would unreasonably impede or delay consummation of the Merger. TBI may exercise this right of revision by giving written notice to CBI in the manner provided in Section 8.4 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE II.

MERGER CONSIDERATION

2.1 Merger Consideration. Subject to the provisions of this Agreement, automatically, as a result of the Merger, and without any action on the part of any party or Shareholder:

(A) Outstanding Stock.

(i) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any shares of CBI Common Stock (a “Holder”) or TBI Common Stock:

(a) each share of TBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(b) each share of CBI Common Stock (excluding shares owned by CBI and shares as to which statutory dissenters’ rights have been perfected (“Dissenters’ Rights”) as provided in Section 2.6 (if any) issued and outstanding immediately prior to the Effective Time (i) which is held by a Holder of less than 1,000 shares of CBI Common Stock shall become and be converted into the right to receive a cash payment equal to the product of (x) the CBI Book Value Per Share and (y) 1.08 (the “Cash Consideration Per Share”) and (ii) held by a Holder of 1,000 or more shares of CBI Common Stock shall become and be converted into the right to receive shares of TBI Common Stock equal to the CBI Exchange Ratio; and

(c) each share of CBI Common Stock (excluding shares owned by CBI and shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6(if any)) issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Contingent Consideration computed in accordance with Section 2.8 of this Agreement.

(ii) For purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “CBI Book Value Per Share” shall be equal to (x) the CBI Shareholders’ Equity, divided by (y) the number of shares of CBI Common Stock outstanding, each computed as of the Valuation Date.

(b) “CBI Exchange Ratio” shall mean the quotient obtained (rounded to three decimal points) by dividing (x) the TBI Share Amount, by (y) the number of shares of CBI Common Stock outstanding as of the Valuation Date.

(c) “CBI Shareholders’ Equity” shall mean the shareholders’ equity of CBI as of the Valuation Date, calculated in accordance with generally accepted accounting principles (“GAAP”), but shall exclude the payment or accrual of all expenses of CBI directly associated with or related to the transactions contemplated by this Agreement, including, without limitation (x) legal fees, accounting fees, investment banking or brokerage fees, consulting fees, and all fees associated with the termination of any employment agreements and change in control agreements and the payments required to be made under such agreements as a result of the transactions contemplated by this Agreement (provided that the payments for termination of employment agreements and change in control agreements and payments required to be made under such agreements shall not exceed $139,172.24 as to Rafael Ramirez and (y) one-half of the insurance premium payment required of CBI pursuant to Section 5.8(C) of this Agreement. Routine expenses not directly arising from the transactions contemplated by this Agreement shall not be deemed expenses directly associated with or related to the transactions contemplated by this Agreement.

(d) The “TBI Book Value Per Share” shall be equal to (x) the TBI Shareholders’ Equity, divided by (y) the number of shares of TBI Common Stock outstanding, each computed as of the Valuation Date.

(e) The “TBI Share Amount” shall be equal to the quotient obtained by dividing (x) $4,250,000 by (y) the TBI Book Value Per Share.

(f) The “TBI Shareholders’ Equity” shall mean the shareholders’ equity of TBI as of the Valuation Date, calculated in accordance with GAAP, but shall exclude (x) Goodwill and other Intangible Assets as those terms are defined in the current instructions to the Federal Reserve report on Form FRY9C Schedule HC-M Item 12(c), (y) the payment or accrual of all expenses of TBI directly associated with or related to the transactions contemplated by this Agreement, including, without limitation legal fees, accounting fees, investment banking or brokerage fees and consulting fees and amounts paid to or on behalf of CBI, and (z) one-half of the insurance premium payment required of CBI pursuant to Section 5.8(C) of this Agreement; provided, however, that the Disallowed Intangible Assets other than Goodwill will be calculated net of the related deferred tax liability on the books of TBI and Subsidiaries, calculated at an effective income tax rate of 37.63%. Routine expenses not directly arising from the transactions contemplated by this Agreement shall not be deemed expenses directly associated with or related to the transactions contemplated by this Agreement.

(g) The “Valuation Date” shall mean the close of business as of the end of the calendar month immediately prior to the Merger Effective Date (or such other date as may be mutually agreed upon by CBI and TBI).

(iii) Any shares of CBI Common Stock owned by CBI shall be cancelled and retired upon the Effective Time and no consideration shall be issued in exchange therefor. In the event that prior to the Effective Time the shares of CBI Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the Cash Consideration Per Share and the number of shares of TBI Common Stock into which such shares shall be converted.

(iv) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Subsidiary Merger without any further action on the part of the holder of any shares of East Coast Bank common stock or BankFIRST common stock,

(a) any share of BankFIRST common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(b) each share of East Coast Bank common stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

2.2 Shareholder Rights; Stock Transfers. At the Effective Time, holders of CBI Common Stock shall cease to be, and shall have no rights as Shareholders of CBI other than to receive the Merger consideration provided under Section 2.1 above or the amount set forth in Section 2.6 below (to the extent applicable). After the Effective Time, there shall be no transfers on the stock transfer books of CBI of the shares of CBI Common Stock which were issued and outstanding immediately prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of TBI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, such fractional share interest shall be rounded up to the nearest whole share of TBI Common Stock.

2.4 Exchange Procedures.

(A) Promptly after the Merger Effective Date, TBI shall cause TBI’s transfer agent or another agent selected by TBI (the “Exchange Agent”) to mail to each holder of record of a certificate or certificates which represented shares of CBI Common Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of CBI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of CBI Common Stock represented by Certificates that is not registered in the transfer records of CBI, the consideration provided in

Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as TBI and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Continuing Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 2.1.

(B) After the Effective Time, each holder of shares of CBI Common Stock (other than shares to be cancelled pursuant to Section 2.1(A)(iii)or as to which statutory dissenters’ rights have been perfected as provided in Section 2.6) issued and outstanding at the Merger Effective Date shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1. TBI shall not be obligated to deliver the consideration to which any former holder of CBI Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.4.

(C) Each of TBI, the Continuing Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CBI Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax Law. To the extent that any amounts are so withheld by TBI, the Continuing Entity or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CBI Common Stock in respect of which such deduction and withholding was made by TBI, the Continuing Entity or the Exchange Agent, as the case may be.

(D) Any other provision of this Agreement notwithstanding, neither TBI, the Continuing Entity nor the Exchange Agent shall be liable to a holder of CBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.5 Options. Each CBI Option which is outstanding at the Effective Time, whether or not exercisable, shall become immediately exercisable upon the Effective Time. From and after the Effective Time, each such CBI Option shall be exercisable for shares of TBI Common Stock; provided, that: (i) the number of shares of TBI Common Stock purchasable upon exercise of each CBI Option will equal the product of (a) the number of shares of CBI Common Stock that were purchasable upon the CBI Option at the Effective Time and (b) the CBI Exchange Ratio (rounded to the nearest whole share); (ii) the per share exercise price for each CBI Option will equal the quotient of (a) the per share exercise price of the CBI Option in effect at the Effective Time divided by (b) the CBI Exchange Ratio (rounded to the nearest cent); and (iii) such CBI Option shall remain subject to the terms and conditions of the CBI Stock Option Plan under which such CBI Option was issued, provided that where the context so requires, all references to CBI shall be deemed to be references to TBI and its subsidiaries, and all references to the CBI Board of Directors shall be deemed to be references to the TBI Board of Directors (or the compensation committee thereof).

2.6 Dissenters’ Rights. Shares of CBI Common Stock held by a shareholder of CBI, as the case may be, who shall have perfected Dissenters’ Rights in accordance with the provisions of the Florida Business Corporation Act (such laws are referred to as the “Dissent Provisions”) and not effectively withdrawn or lost such Dissenters’ Rights shall not be converted into or represent a right to receive the TBI Common Stock and cash issuable in the Merger, but the Holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. If after the Merger Effective Date a dissenting shareholder of CBI fails to perfect, or effectively withdraws or loses, such Holder’s dissenters right and payment for the shares of CBI Common Stock,

TBI shall issue and deliver the consideration to which such Holder is entitled under Section 2.1 upon surrender by such Holder of the certificate or certificates representing the shares held by the Holder.

2.7 Securities Act Matters. The parties intend that the TBI Common Stock issuable in the Merger will be issued pursuant to a Registration Statement on Form S-4, or other appropriate form, including any pre-effective and post-effective amendments or supplements thereto, filed with the Securities and Exchange Commission (the “SEC”) by TBI pursuant to the registration requirements of the Securities Act of 1933 (the “Securities Act”) and applicable exemptions from registration under the state securities laws, (the “Registration Statement”).

2.8 Contingent Consideration. In addition to the consideration provided under Section 2.1 above, each Holder shall be entitled to receive for the shares of CBI Common Stock owned by such Holder (excluding shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6 (if any)) shall be entitled to receive the consideration provided for in this Section 2.8 (the “Contingent Consideration”), and the reference to shares of CBI Common Stock owned by Holders shall exclude shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6. Not later than 30 days after the second anniversary of the Merger Effective Date (the “Ending Date”), TBI shall pay in cash to each Holder such Holder’s proportionate share (based upon the number of shares of CBI Common Stock owned by such Holder relative to the aggregate shares of CBI Common Stock owned by Holders on the Merger Effective Date) of an amount equal to $3.825 million less sum of (i) the amount (if any) by which the Loan Losses (as defined below) exceed the allowance for loan losses maintained by East Coast Bank as reflected on its financial statements as of the Merger Effective Date and (ii) Lawsuit Losses.

(i) For purposes of this Agreement “Loan Losses” shall mean (x) any loss that occurs between the Closing Date and the Ending Date when a loan is charged off or charged down at the direction or request of any regulatory examiner, at the direction or request of TBI’s independent certified public accounting firm, at the direction or request of any external loan reviewer, or at the direction or request of the Board of Directors of BankFIRST, (y) “excess legal expenses” (defined as legal expenses in excess of $15,000 per loan or loan relationship) incurred by BankFIRST in connection with efforts to maximize collections on the Loans, or (z) any loss incurred by TBI as a result of fraudulent activities; provided, however, that any transfer of any Loan by BankFIRST to a subsidiary of TBI at an amount net of the reserve for that Loan shall not constitute a “Loan Loss.” Rather, loan losses will be deemed to have occurred only when they have been realized on a “consolidated basis” of accounting, and :the provisions of this Section 2.8(i) shall continue to apply to Loan Losses attributable to any Loan transferred by BankFIRST to a subsidiary of TBI following the transfer of such Loan and until the Ending Date. For purposes of this Agreement, “Loans” shall include all East Coast Bank’s loans as of the Closing Date. Exhibit 4 illustrates the accounting treatment to be utilized in recording such chargeoffs and recoveries including excess legal expenses.

(ii) Upon the closing of the Merger, BankFIRST will use commercially reasonable efforts to achieve the objective of maximizing collections on the Loans, in accordance with normal and prudent banking practices and procedures and in accordance with such specific limitations as may be imposed pursuant to this Section. BankFIRST may employ agents or independent contractors including, without limitation, any attorney, accountant, consultant or other professional, to perform, or may otherwise subcontract its duties and responsibilities hereunder. BankFIRST shall seek to collect all amounts due with respect to the Loans and will take such actions (including, without limitation, sales or leases, including a bulk sale, of Loans and enforcement of liabilities of borrowers) as are appropriate in order to attempt to maximize collections on the Loans. In performing its functions hereunder and deciding what actions to take hereunder, BankFIRST may consider the costs of collection (including, without limitation, administrative and legal expenses), potential liabilities, likelihood of recoveries, and other relevant factors. All decisions of BankFIRST with respect to servicing of the Loans shall be binding on the Holders.

(iii) On January 31 and July 31 of each year until the Ending Date, TBI will provide Holders with a report (the “Loan Report”) setting forth in reasonable detail the amount of the Loan Losses realized with respect to the Loans during the immediately preceding six month period ending December 31 or June 30, as the case may be. For purposes of determining the amount of Loan Losses with respect to the Loans, all cash payments received by BankFIRST and all proceeds from the sale or other disposition of collateral shall be applied first, to any excess legal expenses defined above; second, to the principal amount of the Note; and third, to the unpaid interest (to the extent that the borrower’s obligation is still in the form of a loan and there is accrued and unpaid interest receivable as to such loan). If a borrower’s obligation has been converted to Other Real Estate Owned (“OREO”) (as that term is defined in the instructions to the Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only – FFIEC 041), the proceeds of the sale of any OREO property shall be applied first, to any excess legal expenses defined above; second, to the principal amount of the Note; and third, to gains and losses on the sale of OREO (net) as set forth in Exhibit 4.

(iv) BankFIRST may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any obligor or borrower on the Loans (and any affiliate of any obligor or borrower on the Loans) and accept fees and other consideration from any obligor or borrower on the Loans for services.

(v) Notwithstanding anything to the contrary contained herein, neither TBI nor BankFIRST, nor any agent of either, including without limitation, attorneys, accountants, consultants or independent contractors employed by them is a fiduciary with respect to any Holder.

(vi) From the Merger Effective Date to the Ending Date, TBI will pay interest quarterly in arrears on the last day of each calendar quarter (and prorated for a partial calendar quarter during which the Merger Effective Date and the Ending Date shall occur) at a rate equal to 3% per annum to the Holders on $3.825 million. Each Holder shall be entitled to receive such Holder’s proportionate share (based upon the number of shares of CBI Common Stock owned by such Holder relative to the aggregate shares of CBI Common Stock owned by Holders on the Merger Effective Date) of each quarterly interest payment by TBI. Such payment shall be made by TBI within 20 days following the end of each calendar quarter to the Holder at the address of such Holder as set forth in a list of Holders delivered by CBI to TBI on or prior to the Merger Effective Date (or at such other address as a Holder shall provide through lawful notice from such Holder to TBI in writing following the Merger Effective Date).

(vii) For purposes of this Agreement, “Lawsuit Losses” means all losses incurred as a result of the outstanding lawsuit against East Coast Bank and identified on Confidential Exhibit 1. The parties agree that the losses incurred as a result of such lawsuit will consist of (i) all expenses paid by East Coast Bank, CBI, BankFIRST and / or TBI after the Merger Effective Date related to such lawsuit (including settlement and legal expenses), and (ii) the amount of any judgment against East Coast Bank, CBI, BankFIRST and/or TBI as a result of such lawsuit.

ARTICLE III.

ACTIONS PENDING MERGER

3.1 Conduct of Business Prior to the Merger Effective Date. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Merger Effective Date, each of CBI and East Coast Bank, on the one hand, and TBI and BankFIRST, on the other hand, shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous customer and business relationships and retain the services of its key officers and employees, and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to consummate the transactions contemplated hereby.

3.2 Conduct of CBI prior Effective Time. From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, or as consented to in writing by TBI, CBI shall not:

(A) Capital Stock. Issue, sell, transfer, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other Rights of any kind to acquire or receive any shares of CBI Capital Stock, voting securities or other Equity Rights (including stock appreciation rights, phantom stock or similar instruments) except for the issuance of capital stock if required by any Regulatory Authority (and then only to the extent required by such Regulatory Authority and only after expiration of any extension received from the Regulatory Authority as to the time frame within which such capital must be increased).

(B) Dividends, Etc. Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of CBI Capital Stock, or directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of CBI Capital Stock.

(C) Compensation; Employment Agreements, Etc. Except as set forth on Schedule 3.2(C) of the CBI Disclosure Letter, enter into, adopt, establish, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify or terminate any employment, consulting, transition, termination, severance, change in control, retention or similar agreements or arrangements, benefit, program, policy, trust, fund or other arrangement with any current or former director, officer, employee or independent contractor or grant any salary or wage increase or increase any other compensation or employee benefit (including incentive or bonus payments), except (provided that the other party is given five Business Days advance written notice thereof): (i) for normal individual increases in base salary or wage rates to current employees, directors and officers in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3.0% of the aggregate base salary and wages payable in 2010 (except as otherwise provided in an employment agreement); or (ii) for other changes that are required by applicable Law or any Contract disclosed prior to the date hereof.

(D) Hiring and Promotion. Hire any person as an employee or promote any employee, except (provided that the other party is given five Business Days advance written notice thereof) persons hired to fill any vacancies and whose employment is terminable at will and whose base salary or wage rate, including any guaranteed bonus or any similar bonus, does not exceed $40,000 per annum.

(E) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefit Plans of CBI, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of stock options (except as expressly provided by this Agreement), restricted stock or other compensation or benefits payable thereunder or increase the participant pool of any Benefit Plan (except that it may renew its health insurance policies and programs in effect as of the date of this Agreement upon terms and conditions acceptable to the other party). Without limiting the generality of the foregoing, neither party shall take any action which has the effect of increasing its obligations or liabilities pursuant to any stock option plans or any other Benefit Plan.

(F) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 3.2(P)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to it.

(G) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control of property other than real estate in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other person except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to it, as the case may be (and, in the case of purchases of loans and loan participations, in accordance with Section 3.2(P)).

(H) Capital Expenditures. Make any capital expenditures other than (i) capital expenditures provided for in the capital budget furnished by it to the other party prior to the date of this Agreement, and (ii) other capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(I) Governing Documents. Amend or otherwise change its articles of incorporation or bylaws, except as otherwise contemplated by this Agreement.

(J) Accounting Methods. Implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by its independent public accountants.

(K) Contracts. Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 3.2(P), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $20,000 or more and which is not terminable at will or with 60 days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(L) Claims. Except as disclosed in Schedule 3.2 (L) of the CBI Disclosure Letter, enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, or commence, any litigation, claim, action, suit, hearing, investigation or other proceeding to which it is or becomes a party, which settlement, compromise, agreement or action involves payment by it, of an amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of any CBI Entity, or any of its Affiliates or create precedent for claims that are reasonably likely to be material to any CBI Entity, as the case may be.

(M) Adverse Actions. Take any action or omit to take any action that would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Merger Effective Date, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied on a timely basis; or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(N) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow any of its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

(O) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than in connection with payments, processing and similar matters in the ordinary course of business consistent with past practices).

(P) Loans. (i) Enter into, renew, increase or commit to make any loan (including letters of credit) to, or invest or agree to invest in any Person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan (collectively, “Lend to”) in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans of East Coast Bank to such Person, would be in excess of $500,000; (ii) Lend to any Person in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or commitments of such Bank to such Person, would be in excess of $500,000; (iii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of foregoing clauses (i) through (iii) East Coast Bank may make any such loan in the event (1) CBI or East Coast Bank has delivered to the President and the Chief Credit Policy Officer of BankFIRST a notice of its intention to make such loan or fund such commitment and, subject to applicable Law, such information as BankFIRST may reasonably require in respect thereof and (2) BankFIRST shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within three Business Days following the delivery to BankFIRST of the notice of intention and information as aforesaid; or (d) Lend to any Person with a loan which is on a “watch list” or similar internal report of East Coast Bank; provided, that nothing in this subsection (P) shall prohibit East Coast Bank from honoring any contractual obligation in existence on the date of this Agreement.

(Q) Investments. (i) Other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $150,000 individually and $250,000 in the aggregate or sales of overnight federal funds (limited to 25% of its shareholders’ equity) or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any person and (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, it may purchase investment securities if, within five Business Days after CBI requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that TBI consent to making of any such purchase, TBI has approved such request in writing or has not responded in writing to such request.

(R) Taxes. Commence, compromise or settle any litigation or proceeding with respect to any liability for Taxes, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, take any action which is reasonably likely to have an adverse effect on any Tax position of it or, after the Merger, the Continuing Entity or any of its Affiliates, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(S) Operations. Introduce any material new products or services; begin any material marketing campaigns; enter into any material new line of business; change its lending, underwriting, credit-grading or other material banking or operating policies in any material respects; or make or file any applications with any Regulatory Authority for the opening, relocation or closing of any, or open, relocate or close any, branch, servicing center or other office or facility.

(T) Commitments. Agree or commit to do any of the foregoing.

(U) Other Forbearances. Except as expressly contemplated by this Agreement or required by applicable Law, and without the prior written consent of the other party, take, or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Merger Effective Date, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, or (iii) a material violation of any provision of this Agreement.

3.3 Conduct of TBI prior to Effective Time. From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, or as consented to in writing by CBI, TBI shall not:

(A) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefit Plans of TBI, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of stock options (except as expressly provided by this Agreement), restricted stock or other compensation or benefits payable thereunder or increase the participant pool of any Benefit Plan (except that it may renew its health insurance policies and programs in effect as of the date of this Agreement upon terms and conditions acceptable to the other party). Without limiting the generality of the foregoing, neither party shall take any action which has the effect of increasing its obligations or liabilities pursuant to any stock option plans or any other Benefit Plan.

(B) Capital Expenditures. Make any capital expenditures other than (i) capital expenditures provided for in the capital budget furnished by it to the other party prior to the date of this Agreement, and (ii) other capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $500,000 individually or $5,000,000 in the aggregate.

(C) Governing Documents. Amend or otherwise change its articles of incorporation or bylaws, except as otherwise contemplated by this Agreement.

(D) Accounting Methods. Implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by its independent public accountants.

(E) Adverse Actions. Take any action or omit to take any action that would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Merger Effective Date, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied on a timely basis; or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(F) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow any of its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

(G) Commitments. Agree or commit to do any of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of CBI. CBI hereby represents and warrants to TBI as follows:

(A) Organization, Standing and Power. CBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. CBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The minute book and other organizational documents for each of CBI Entity have been made available to TBI for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders of such CBI Entity.

(B) Capital Stock.

(i) The authorized capital stock of CBI consists of 10,000,000 shares of CBI Common Stock, of which 1,357,722 shares are issued and outstanding as of the date of this Agreement and not more than 1,357,722 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of CBI are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of CBI has been issued in violation of any preemptive rights of the current or past shareholders of CBI.

(ii) Except for the options outstanding on the date of this Agreement as set forth in Schedule 3.2(A) of the CBI Disclosure Letter, there are no shares of capital stock or other equity securities of CBI outstanding and no outstanding Equity Rights relating to the capital stock of CBI. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of CBI.

(C) Subsidiaries. The sole subsidiary of CBI is East Coast Bank, a Florida banking corporation. All of the issued and outstanding shares of East Coast Bank are owned by CBI. Schedule 4.1(C) of the CBI Disclosure Letter sets forth (x) the jurisdiction of incorporation of East Coast Bank, (y) each jurisdiction in which it is qualified and/or licensed to transact business, and (z) the number and class of shares of East Coast Bank owned by CBI. No capital stock (or other equity interest) of East Coast Bank is or may become required to be issued (other than to CBI) by reason of any Equity Rights, and there are no Contracts by which East Coast Bank is bound to issue (other than to CBI) any additional shares of its capital stock (or other equity interests) or Equity Rights or by which East Coast Bank is or may be bound to transfer any shares of its capital stock (or other equity interests). There are no Contracts relating to the rights of CBI to vote or to dispose of any shares of the capital stock (or other equity interests) of East Coast Bank. All of the shares of capital stock (or other equity interests) of East Coast Bank held by CBI are fully paid and (except pursuant to applicable Florida Law, if any, nonassessable under the corporation Law of the State of Florida and are owned by CBI free and clear of any Lien. East Coast Bank is a bank and is duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. East Coast Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. East Coast Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund. The minute book and other organizational documents for East Coast Bank have been made available to TBI for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders of East Coast Bank.

(D) Authority; No Conflict.

(i) Subject to the adoption and approval of this Agreement and the Merger by the Shareholders, the receipt of the regulatory approvals referred to in Section 6.1 and any other conditions or limitations described in Schedule 4.1(D) of the CBI Disclosure Letter, CBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBI, subject to the approval and adoption of this Agreement by the Shareholders as contemplated by Section 5.2, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CBI. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CBI, enforceable against CBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement by CBI, nor the consummation by CBI of the transactions contemplated hereby, nor compliance by CBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CBI’s Articles of Incorporation or Bylaws or the certificate or Articles of Incorporation or Bylaws of East Coast Bank or any resolution adopted by the board of directors or the shareholders of CBI or East Coast Bank, or (ii) except as disclosed in Schedule 4.1(D) of the CBI Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of CBI or East Coast Bank under, any Contract or Permit of CBI or East Coast Bank or, (iii) subject to receipt of the requisite Consents referred to in Section 6.1(B), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to CBI or East Coast Bank or any of their respective material assets (including TBI, CBI or East Coast Bank becoming subject to or liable for the payment of any Tax or any of the assets owned by TBI, CBI or East Coast Bank being reassessed or revalued by any Regulatory Authority).

(iii) Except as set forth on Schedule 4.1(D) of the CBI Disclosure Letter, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CBI of the Merger and the other transactions contemplated in this Agreement.

(E) Financial Statements. Prior to the execution of this Agreement, CBI has delivered to TBI true and complete copies of the following financial statements (which are attached as Schedule 4.1(E) of the CBI Disclosure Letter: (x) the audited consolidated balance sheets of CBI as of December 31, 2009 and 2008 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by CBI’s independent accountants, and all letters from such accountants with respect to the results of such audit, and (y) unaudited consolidated balance sheet of CBI as of September 30, 2010 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the period then ended (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “CBI Financial Statements”). All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present in all material respects CBI’s financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

(F) No Undisclosed Liabilities. CBI has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, except Liabilities which are accrued or reserved against in the CBI Financial Statements. Neither CBI nor East Coast Bank has incurred or paid any Liability since December 31, 2009, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.1(F) of the CBI Disclosure Letter, neither CBI nor East Coast Bank is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $10,000.

(G) Litigation; Regulatory Action. There is no Litigation instituted or pending, or, to the Knowledge of CBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against either CBI or East Coast Bank, or against any director, officer or employee in their capacities as such or Benefit Plan of CBI or East Coast Bank, or against any asset, interest, or right of any of them, that is material to CBI, nor is there any Orders outstanding against CBI or East Coast Bank, that are material to CBI. Neither CBI nor East Coast Bank has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Schedule 4.1(G)(i) of the CBI Disclosure Letter contains a summary of all Litigation as of the date of this Agreement to which CBI or East Coast Bank is a party and which names CBI or East Coast Bank as a defendant or cross-defendant or for which CBI or East Coast Bank has any potential Liability. Schedule 4.1(G)(ii) of the CBI Disclosure Letter contains a summary of all Orders to which CBI or East Coast Bank is subject.

(H) Compliance with Laws.

(i) CBI is duly registered as a bank holding company under the BHC Act. Each of CBI and East Coast Bank has in effect all Permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. Except as disclosed in Schedule 4.1(H) of the CBI Disclosure Letter, neither CBI nor East Coast Bank:

(a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws;

(b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws relating to discriminatory business practices, the Currency and Foreign Transaction Reporting Act, as amended (“Bank Secrecy Act”), Title III of the USA Patriot Act and all other applicable secrecy Laws; or

(c) since December 31, 2007, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that such CBI Entity is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring such CBI Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends; or

(d) has effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such CBI Entity; and such CBI Entity has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 4.1(H) of the CBI Disclosure Letter, none of any CBI Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Merger Effective Date.

(ii) Schedule 4.1(H) of the CBI Disclosure Letter contains a list of all independent contractors of each CBI Entity (separately listed by CBI Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any CBI Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

(iii) No CBI Entity is aware of, has been advised of, and, to CBI’s Knowledge, has any reason to believe that any facts or circumstances exist that would cause it or any CBI Entity to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation, or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. CBI is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action. CBI and East Coast Bank have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(iv) Certain Payments. Neither CBI nor East Coast Bank, nor any directors, executive officers, nor to the Knowledge of CBI, employees or any of their Affiliates or any other person who to the Knowledge of CBI is associated with or acting on behalf of CBI or any of CBI Entities has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for CBI or any of CBI Entities, (ii) to pay for favorable treatment for business secured by CBI or any of CBI Entities, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of CBI or any of CBI Entities, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to CBI or any of CBI Entities that was required to have been and was not recorded in the books and records of CBI or any of CBI Entities.

(I) Brokers; Advisors. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by CBI and its agents directly with the other parties hereto and their agents and no action has been taken by CBI that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

(J) No Regulatory Impediment. CBI knows of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

(K) Takeover Laws; Dissenters’ Rights. Each CBI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover Laws (collectively, the “Takeover Laws”) of the State of Florida.

(L) Reorganization. CBI is aware of no reason why the Merger will fail to qualify as a tax free reorganization under Section 368 of the Code.

(M) Disclosure.

(i) All material facts to each CBI Entity’s business, financial condition or results of operations have been disclosed to TBI in connection with this Agreement. No representation or warranty of CBI contained in this Agreement, and no statement, certificate, list, instrument or other writing furnished or to be furnished by CBI pursuant to this Agreement (including any statement in the CBI Disclosure Letter) contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

(ii) All documents that any CBI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(N) Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Merger Effective Date, since June 30, 2010 there has not been any change, development or event which, individually or together with other such changes, developments or events, could reasonably be expected to have a Material Adverse Effect on any CBI Entity’s business, financial condition or results of operations. Without limiting the foregoing, except as disclosed in Schedule 4.1(N) of the CBI Disclosure Letter, there has not occurred between June 30, 2010 and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition by it of any such capital stock of or any Option with respect to it;

(ii) any authorization, issuance, sale or other disposition by it of any shares of capital stock of or Option or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option (except for the issuance of shares upon the exercise of Options);

(iii)(x) any increase in the salary, wages or other compensation of any officer, employee or consultant of it whose annual salary is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) any CBI Entity’s, goals, pools or similar provisions in respect of any fiscal year under any benefit Agreement, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit Agreement, employment contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any benefit Agreement except to the extent required by applicable Laws and, in the event compliance with legal requirements presented options, only to the extent the option which it reasonably believed to be the least costly was chosen;

(iv) any borrowing by it except in the ordinary course of business;

(v) with respect to any property securing any loan or other credit arrangement made by it, and to its knowledge, any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $250,000;

(vi) any material change in (w) any pricing, investment, accounting, financial reporting, credit, allowance or tax practice or policy, (x) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (y) its fiscal year of it or (z) any credit policy or standard, including, without limitation, criteria relating to placement of a debtor on any credit watch or other similar list maintained by it;

(vii) with respect to any loan or other credit arrangement made by it, any write off or write down of or any determination to write off or write down any such loan or other credit arrangement in an aggregate amount exceeding $50,000 over and above specific reserves allocated to such loan or credit arrangement;

(viii) except for the sale of foreclosed properties, or properties received in lieu of foreclosure in the ordinary course of business consistent with past practice, any acquisition or disposition of, or incurrence of a Lien or other encumbrance on, any of its assets and properties;

(ix) any (x) amendment of its articles of incorporation, articles of association, or bylaws (or other comparable corporate charter documents), (y) reorganization, liquidation or dissolution of it (z) merger, consolidation or business combination involving it and any other person;

(x) any capital expenditures or commitments for additions to property, agreement or equipment of it constituting capital assets in an aggregate amount exceeding $100,000;

(xi) any commencement or termination by it of any line of business;

(xii) any transaction by it with any officer, director, affiliate or associate of it or any affiliate or associate of any such officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on December 31, 2009 and disclosed in Schedule 4.1(N) of the CBI Disclosure Letter;

(xiii) any agreement to do or engage in any of the foregoing; or

(xiv) any other transaction involving, or development affecting it outside the ordinary course of business consistent with past practice.

(O) Material Contracts. Except as set forth in Schedule 4.1(O) of the CBI Disclosure Letter or otherwise reflected in the CBI Financial Statements, no CBI Entity, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by either CBI Entity or the guarantee by either CBI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts either CBI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between the CBI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by either CBI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract as of the date of this Agreement (the “CBI Contracts”). With respect to each CBI Contract and except as disclosed in Schedule 4.1(O) of the CBI Disclosure Letter: (i) the Contract is in full force and effect; (B) no CBI Entity is in Default thereunder; (C) no CBI Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of CBI, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of each CBI Entity for money borrowed is prepayable at any time by such CBI Entity without penalty or premium.

(P) Real Property. Except as set forth in Schedule 4.1(P) of the CBI Disclosure Letter, neither CBI nor East Coast Bank owns any real property. Schedule 4.1(P) of the CBI Disclosure Letter also contains a true and correct list of each parcel of real property leased by an CBI Entity (as lessor or lessee).

(i) Each CBI Entity has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

(ii) Except as disclosed in Schedule 4.1(P) of the CBI Disclosure Letter, the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

(Q) Tangible Personal Property. Each CBI Entity is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected in the CBI Financial Statements and tangible personal property acquired subsequent to June 30, 2010, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Schedule 4.1(Q) of the CBI Disclosure Letter, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

(R) Intellectual Property Rights. Each CBI Entity owns or has a license to use all of the Intellectual Property used by such CBI Entity in the course of its business, including sufficient rights in each copy possessed by each CBI Entity. Each CBI Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such CBI Entity in connection with such CBI Entity’s business operations, and such CBI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CBI Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CBI threatened, which challenge the rights of any CBI Entity with respect to Intellectual Property used, sold or licensed by such CBI Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CBI Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Schedule 4.1(R) of the CBI Disclosure Letter, no CBI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Schedule 4.1(R) of the CBI Disclosure Letter, every officer, director, or employee of any CBI Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a CBI Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CBI Entity, and no such officer, director or employee is party to any Contract with any Person other than a CBI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CBI Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CBI Entity. Except as disclosed in Schedule 4.1(R) of the CBI Disclosure Letter, no officer, director or employee of any CBI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CBI Entity.

(S) Employee Benefit Plans. Except as previously disclosed:

(i) Schedule 4.1(S) of the CBI Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, vacation, perquisite, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or independent contractor of each CBI Entity (the “CBI Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by it, or (ii) it has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as “Benefit Plans.”

(ii) With respect to each Benefit Plan, CBI has provided to TBI a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related adoption agreement, trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by each CBI Entity to its Employees concerning the extent of the benefits provided under a Benefit Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Benefit Plans at any time within the 12 months immediately following the date hereof; (v) for the three most recent years and as applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; and (vi) all filings made by it with any governmental authority including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(iii) (i) Each Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Benefit Plan which is intended to be qualified within the meaning of

Sections 401(a) or 4975(e)(7) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and each trust established in connection with any Benefit Plan which is intended to be exempt from federal taxation under Section 501(a) of the Code is so exempt, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exempt status; (iii) no event has occurred and no condition exists that would reasonably be expected to subject it, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Benefit Plan; (vi) all prior employer (including pre-tax employee) contributions and payments or benefits provided pursuant to such Benefit Plans and all other compensatory payments made to any current or former director, officer, employee or consultant of it have been deductible under the Code, including under Sections 162 and 404, as applicable; (vii) there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Benefit Plan at any time within the 12 months immediately following the date hereof; (viii) it has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for its current, former or retired employees or any of its subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law, and neither CBI Entity has any liability under Part 6 of Subtitle B of Title I of ERISA with respect to unsatisfied continuation coverage obligations under a healthcare plan maintained or formerly maintained by any member of their “Controlled Group”; and (ix) neither CBI, East Coast Bank nor to CBI’s knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(iv) No Benefit Plan is: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither CBI, nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan; (ii) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan for which it could incur liability under Sections 4063 or 4064 of ERISA; or (vi) a voluntary employee benefit association under 501(c)(9) of the Code.

(v) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to CBI’s knowledge, threatened; (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (Including, without limitation, any routine requests for information from the PBGC); and (v) all tax, annual reporting and other governmental filings required by ERISA, the Code or other applicable Law with respect to the Benefit Plans have been timely filed with the appropriate Regulatory Authority and all notices and disclosures have been timely provided to participants.

(vi) There has been no amendment to, announcement by either CBI Entity relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year.

(vii) Except as set forth on Schedule 4.1(S) of the CBI Disclosure Letter, neither the execution of this Agreement, shareholder approval of the Merger nor the consummation of the transactions (either alone or in combination with any subsequent event) contemplated hereby will (i) entitle any CBI Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of CBI or, after the consummation of the transactions contemplated hereby, TBI or the Continuing Entity to merge, amend or terminate any of the Benefit Plans or result in any liability on account of such merger, amendment or termination (other than liability for ordinary administrative expenses typically incurred under such Benefit Plan), (iv) cause CBI or, after the consummation of the transactions contemplated hereby, TBI or the Continuing Entity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Benefit Plans or otherwise which would not be deductible under section 280G of the Code.

(T) Labor Matters. Neither CBI Entity is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either CBI Entity the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the State Labor Relations Act) or seeking to compel such CBI Entity to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of CBI’s knowledge, threatened, nor is CBI aware of any activity involving any employees of CBI or East Coast Bank seeking to certify a collective bargaining unit or engaging in any other organization activity.

(U) Insurance. Schedule 4.1(U) of the CBI Disclosure Letter contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of or affect or relate to the ownership, use or operation of any CBI Entity’s assets and properties and that (i) have been issued to any CBI Entity or (ii) have been issued to any Person for their benefit. To the Knowledge of CBI, the insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Schedule 4.1(U) of the CBI Disclosure Letter is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither it nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Schedule 4.1(U) of the CBI Disclosure Letter, in light of its business, operations and assets and properties, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties. No CBI Entity has received notice that any insurer under any insurance policy (x) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (y) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidate. Schedule 4.1(U) of the CBI Disclosure Letter sets forth a complete and accurate list of all claims in excess of $25,000 made under the policies and binders described in clause (i) above since June 30, 2010. Neither CBI Entity has or maintains any self-insurance arrangement.

(V) Affiliate Transactions. Except as disclosed in Schedule 4.1(V) of the CBI Disclosure Letter or in the CBI Financial Statements, as of the date of this Agreement there are no intercompany liabilities between CBI and East Coast Bank and/or any of their respective directors or officers. No officer, director, Affiliate or associate of either CBI Entity, nor any associate of any such officer, director or Affiliate, provides or causes to be provided any assets, services of facilities to such CBI Entity; such CBI Entity does not provide or cause to be provided any assets, services or facilities to any such officer, director, affiliate or associate; and such CBI Entity does not beneficially own, directly or indirectly, any assets of any such officer, director, affiliate or associate. Except as disclosed in Schedule 4.1(V) of the CBI Disclosure Letter or in the CBI Financial Statements, each of the liabilities and transactions referred to in the previous sentence was incurred or engaged in, as the case may be, on an arm’s length basis. Except as disclosed in Schedule 4.1(V) of the CBI Disclosure Letter, since December 31, 2009, all such settlements between either CBI Entity and its respective officers, directors, affiliates and associates, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

(W) Asset Classification. Set forth on Schedule 4.1(W) of the CBI Disclosure Letter is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of September 30, 2010 by it (the “CBI Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by it as of September 30, 2010 by any regulatory examiner as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or words of similar import are excluded from the amounts disclosed in the CBI Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it prior to September 30, 2010. The allowances for loan losses disclosed in the CBI Financial Statements were, and the allowances for loan losses for periods ending after the date of this Agreement will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

(X) Environmental Matters. Except as set forth in Schedule 4.1(X) of the CBI Disclosure Letter, to the best of CBI’s knowledge:

(i) no CBI Entity, nor any properties owned or operated by such CBI Entity, has been or is in violation of or liable under any Environmental Law (as such term is defined in subsection (iii) below), except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other person, instituted, pending or threatened relating to the liability of any property owned or operated by either CBI Entity under any Environmental Law.

(ii) no CBI Entity has received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which such CBI Entity holds a security interest or other Lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material (as such term is defined in subsection (iii) below).

(iii) the following definitions apply for purposes of this Agreement: “Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, Agreement and animal life or any other natural resource), or to human health or safety, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Agreement and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

(Y) Tax Matters. Except as set forth in Schedule 4.1(Y) of the CBI Disclosure Letter, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on either CBI Entity, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against in its Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of either CBI Entity.

(Z) Material Statements and Omissions. Neither any representation or warranty made by any CBI Entity contained in this Agreement or in any certificate, document or other instrument furnished or to be furnished by any CBI Entity pursuant to the terms hereof nor the CBI Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.2 Representations and Warranties of TBI. TBI hereby represents and warrants to CBI as follows:

(A) Organization and Qualification.

(i) TBI is a corporation duly organized, validly existing, in good standing under the laws of the State of Delaware. TBI is duly qualified to do business and is in good standing in the State of Florida and in any other states of the United States and foreign jurisdictions where its ownership, use or leasing of property or the conduct or nature of its business requires it to be so qualified, licensed or admitted and except where the failure to be so qualified, licensed or admitted and in good standing would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on TBI. TBI has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(B) Capital Shares.

(i) The authorized capital stock of TBI consists of 30,000,000 shares of TBI Common Stock, of which 13,876,597 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of TBI Common Stock ( “TBI Capital Stock”) are, and all of the shares of TBI Common Stock to be issued in exchange for shares of CBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of TBI capital stock has been, and none of the shares of TBI Common Stock to be issued in exchange for shares of CBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of TBI.

(ii) Except as set forth in Section 4.2(B)(i), or as disclosed in Schedule 4.2(B) of the TBI Disclosure Letter, there are no shares of capital stock or other equity securities of TBI outstanding and no outstanding Equity Rights relating to the TBI capital stock.

(C) Subsidiaries. The subsidiaries of TBI are set forth on Schedule 4.2(C) of the TBI Disclosure Letter (the “TBI Subsidiaries”). Each TBI Subsidiary has the corporate power and authority to carry on its business as it is now being conducted and to own all of its material properties and assets, and has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power, authority, licenses and approvals would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on TBI.

(D) Authority. TBI has the corporate power and authority necessary to execute, deliver and perform this Agreement, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TBI. This Agreement represents a legal, valid, and binding obligation of TBI, enforceable against TBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(E) No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TBI will not constitute (i) a breach or violation of, or a default under, any Law, Order, governmental permit or license (collectively “Licenses”), or Contract, of TBI or to which it or any of its properties is subject or by which any of its properties are bound, which breach, violation or default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI; (ii) a breach or violation of, or a default under, TBI’s articles of incorporation, charter or bylaws (or other comparable corporate charter documents); or (iii) except as set forth in Schedule 4.1(E) of the TBI Disclosure Schedule, the consent or approval of any other party to any Orders, Licenses or Contracts other than the required approvals of applicable Regulatory Authorities referred to in Section 6.1(B).

(F) Financial Statements. Prior to the execution of this Agreement, TBI has delivered to CBI true and complete copies of the following financial statements (which are attached as Schedule 4.2(F) of the TBI Disclosure Letter: (x) the audited consolidated balance sheets of TBI as of December 31, 2009 and 2008 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended (the “TBI Audited Financial Statements”), together with a true and correct copy of the report on such audited information by TBI’s independent accountants, and all letters from such accountants with respect to the results of such audit, and (y) unaudited consolidated statement of condition of TBI as of September 30, 2010 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the period then ended (the “TBI Unaudited Financial Statements”) (the TBI Audited Financial Statements and the TBI Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “TBI Financial Statements”). All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present in all material respects TBI’s financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

(G) No Undisclosed Liabilities. Except as referred to or reserved against in the consolidated balance sheets of TBI as of December 31, 2009 and June 30, 2010, included in the TBI Financial Statements or reflected in the notes thereto, there are no Liabilities against, relating to or affecting TBI or any of its assets and properties, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to its business, financial condition or results of operations.

(H) Litigation; Regulatory Action. Except as set forth in Schedule 4.2(H) of the TBI Disclosure Letter or as reflected in the TBI Financial Statements, no litigation, proceeding, or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on TBI and, to the best of TBI’s Knowledge, no such litigation, proceedings or controversy has been threatened in writing; and except as set forth in Schedule 4.2(H) of the TBI Disclosure Letter, TBI is not a party to, or subject to any Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to any applicable Regulatory Authority; and it has not been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, commitment letter or similar submission.

(I) Compliance with Laws. TBI is in compliance, in all material respects, with all applicable Laws or Orders including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws relating to discriminatory business practices, the Currency and Foreign Transaction Reporting Act, as amended (“Bank Secrecy Act”), Title III of the USA Patriot Act and all other applicable secrecy Laws; and it has all Licenses and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business substantially as presently conducted except for such Licenses, filings, applications and registrations the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of TBI. Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TBI, all such Licenses are in full force and effect and, to the best of its Knowledge, no suspension or cancellation of any of them is threatened; and it has not received notification or communication from any Regulatory Authority (i) asserting that it is not in material compliance with any of the Laws which such Regulatory Authority enforces, or (ii) threatening to revoke any material License.

(J) Takeover Laws. Except as otherwise described in Schedule 4.2(J) of the TBI Disclosure Letter with respect to actions that will be taken prior to the Merger Effective Date, it has taken all necessary action to exempt the transactions contemplated by this Agreement from, or the transactions contemplated by this Agreement are otherwise exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover laws and regulations (collectively, the “Takeover Laws”) of the State of Florida.

(K) Absence of Changes. Except as disclosed in Schedule 4.2(K) of the TBI Financial Statements or reflected in the TBI Financial Statements, there has not occurred between June 30, 2010 and the date hereof any change, development or event which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TBI.

(L) Material Contracts. Except as disclosed in Schedule 4.2(L) of the TBI Disclosure Letter or otherwise reflected in the TBI Financial Statements, none of TBI or the TBI Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $300,000, or (ii) any Contract relating to the borrowing of money by any of TBI or TBI Subsidiary or the guarantee by any of TBI or the TBI Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business) (the “TBI Contracts”). With respect to each TBI Contract and except as disclosed in Schedule 4.2(L) of the TBI Disclosure Letter: (A) the Contract is in full force and effect; (B) TBI is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI; (C) TBI has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of TBI, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI, or has repudiated or waived any material provision thereunder.

(M) Real Property. Except as set forth in Schedule 4.2(M) of the TBI Disclosure Letter, neither TBI nor the TBI subsidiaries own any real property. Schedule 4.2(M) of the TBI Disclosure Letter also contains a true and correct list of each parcel of real property leased by TBI and the TBI Subsidiaries (and as lessor or lessee).

(i) TBI has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

(ii) Except as disclosed in Schedule 4.2(M) of the TBI Disclosure Letter, the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

(N) Tangible Personal Property. It is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the TBI Financial Statements and tangible personal property acquired subsequent to December 31, 2009, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Schedule 4.2(N) of the TBI Disclosure Letter, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

(O) Intellectual Property Rights. Except as set forth in Schedule 4.2(O) of the TBI Disclosure Letter, it has such ownership and use (free and clear of all Liens) of, or rights by license, lease or other agreement to use (free and clear of all Liens), such Intellectual Property as is necessary to permit it to conduct its business and operations as currently conducted, except where the failure to have any such right would not have a material adverse effect on its business, financial condition or results of operations. Except as disclosed in Schedule 4.2(O) of the TBI Disclosure Letter, (i) all registrations with and applications to Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions to maintain their validity or effectiveness, ( ii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein in respect of such Intellectual

Property, ( iii) it has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) it has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (v) it has no knowledge that such Intellectual Property is being infringed by any other person. It has not received notice that it is infringing any Intellectual Property of any other person, no claim is pending or, to its knowledge (after having made due inquiry), has been made to such effect that has not been resolved and, to its knowledge (after having made due inquiry), it is not infringing any Intellectual Property rights of any other person. For purposes of this Agreement “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, software license and sub-license agreements, end-user license agreements for software, software maintenance agreements, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

(P) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the State Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its Knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(Q) Tax Matters. Except as set forth in Schedule 4.2(Q) of the TBI Disclosure Letter: (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to TBI (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on TBI, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet contained in the TBI Financial Statements; (iii) the Tax Returns have never been examined by the Internal Revenue Service; (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) all Taxes due with respect to completed and settled examinations have been paid in full; (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on TBI, except as reserved against in TBI Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of TBI.

ARTICLE V.

COVENANTS

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

5.2 Shareholder Approval.

(A)(As soon as practicable following the effectiveness of the Registration Statement under the Securities Act, CBI, acting through its Board of Directors, shall take all action necessary to duly call and give notice of, a meeting of its shareholders (including any adjournment or postponement, the “Shareholders Meeting”), to be held on a date reasonably acceptable to TBI but in any event within 30 calendar days after the date the Registration Statement becomes effective, for the purpose of adopting this Agreement and considering and voting upon any other matters required to be approved by CBI’s shareholders for consummation of the Merger. CBI shall solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of its shareholders to adopt and approve this Agreement and the Merger. CBI also shall solicit from its shareholders proxies in favor of approving any other matters required for consummation of the Merger.

(B) Neither the Board of Directors of CBI nor any committee thereof shall (i) except as expressly permitted by this Section 5.2(B), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to TBI, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause CBI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the CBI shareholders, the Board of Directors of CBI determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of CBI would breach its fiduciary duties to CBI shareholders under applicable Law, the Board of Directors of CBI may (subject to this and the following sentences) inform CBI shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”), but only at a time that is after the fifth business day following TBI’s receipt of written notice advising TBI that the Board of Directors of CBI has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, CBI shall provide a reasonable opportunity to TBI to make such adjustments in the terms and conditions of this Agreement as would enable CBI to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the parties at the time. Notwithstanding any other provision of this Agreement, CBI shall submit this Agreement to its shareholders at its Shareholders Meeting even if the Board of Directors of CBI determines at any time after the date hereof that it is no longer advisable or recommends that CBI shareholders reject it.

5.3 Proxy Statement.

(A) As soon as reasonably practicable (but in no event later than 90 days following the date of this Agreement) after execution of this Agreement, at a date determined by TBI in it sole discretion, TBI shall prepare and file the Registration Statement (which shall contain the Proxy Statement) with the SEC in connection with the registration under the Securities Act of the aggregate shares of TBI Common Stock to be issued in the Merger pursuant to Section 2.1. TBI shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state securities laws in connection with the issuance of the shares of TBI Common Stock upon consummation of the

Merger. CBI and East Coast Bank shall each cooperate in the preparation and filing of the Registration Statement and shall, in the case of CBI and East Coast Bank, each furnish all information concerning it and the holders of its capital stock as TBI may request in connection with such action. TBI and CBI shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities laws.

(B) CBI shall as promptly as practicable following the effectiveness of a Registration Statement under the Securities Act and in conjunction with TBI prepare and mail to CBI’s shareholders at CBI’s own expense a notice of meeting, proxy statement and form of proxy in accordance with applicable Law for the approval by CBI shareholders of this Agreement and the Merger and for the approval by CBI shareholders of any other matters required to facilitate consummation of the Merger (the “Proxy Statement”). TBI shall provide an initial draft of the Proxy Statement for the parties to mutually work upon, review and finalize. CBI shall have the opportunity to review and comment on the Proxy Statement and CBI shall not mail the Proxy Statement prior to effectiveness of the Registration Statement under the Securities Act without TBI’s prior written consent (such consent not to be unreasonably withheld or delayed). The Proxy Statement shall include the recommendation of CBI’s Board of Directors in favor of adoption and approval of this Agreement and the transactions contemplated hereby.

(C) The Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If CBI shall become aware prior to the time of the Shareholders Meetings of any information furnished by CBI that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CBI shall promptly inform TBI thereof and to take the necessary steps to correct the Proxy Statement.

5.4 Press Release. Except as otherwise required by Law, the parties hereto shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties hereto shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

5.5 Access; Information.

(A) Subject to applicable Law, each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Merger Effective Date or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 to (i) all of such party’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request.

(B) Without limiting the generality of Section 5.5(A), prior to the Merger Effective Date, upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, each party’s representatives shall have the right to conduct a review to determine the accuracy of the representations and warranties of the other party and the satisfaction of the conditions to closing as provided hereunder.

(C) Each party agrees that any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) shall be subject to and governed by the Confidentiality Agreement, dated June 25, 2010, between CBI and TBI (the “Confidentiality Agreement”).

(D) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

5.6 No Solicitation.

(A) CBI shall not, nor shall it authorize or permit any of its officers, directors, employees, agents, representatives and Affiliates (collectively, “Representatives”) to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 5.6(C), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 5.6(A) shall not prohibit CBI from furnishing nonpublic information regarding CBI or any of its Affiliates to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (1) neither CBI nor any of its Representatives shall have violated any of the restrictions set forth in this Section 5.6, (2) the Board of Directors of CBI determines in its good faith judgment (based on, among other things, the advice of [its financial advisor of nationally recognized reputation] and its outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, (3) the Board of Directors of CBI concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 5.6, to the shareholders of CBI under applicable Law, (4) (i) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, CBI gives TBI written notice of the identity of such Person or Group and of CBI’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (ii) CBI receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to CBI than the terms of the Confidentiality Agreement and (5) contemporaneously with furnishing any such nonpublic information to such Person or Group, CBI furnishes such nonpublic information to TBI (to the extent such nonpublic information has not been previously furnished by CBI to TBI). In addition to the foregoing, CBI shall provide TBI with at least two business days prior written notice of a meeting of the Board of Directors of CBI at which meeting the Board of Directors of CBI is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that CBI hereby agrees promptly to provide to TBI any revised documentation and any Acquisition Agreement.

(B) In addition to the obligations of CBI set forth in Section 5.6(A), as promptly as practicable, and in any event within one business day after any of the executive officers of CBI become aware thereof, CBI shall advise TBI of any request received by CBI for nonpublic information which CBI reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. CBI shall keep TBI informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(C) CBI and its Representatives shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6, by any Affiliate or Representative of CBI shall be deemed to be a breach of this Section 5.6 by CBI.

5.7 Regulatory Applications.

(A) TBI shall use its reasonable best efforts to prepare and deliver for filing, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Regulatory Authorities in order to consummate the Merger and the other transactions contemplated hereby; and all initial filings forwarded to the

Regulatory Authorities shall be made by TBI within 60 days after the execution hereof, and CBI shall cooperate in such preparation and filing. Subject to applicable laws relating to the exchange of information, each of TBI and CBI shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (Including promptly furnishing the other with copies of applications filed with, and notices or other communications received by TBI or CBI, as the case may be, from any third party and/or Regulatory Authority with respect to the Merger and the other transactions contemplated by this Agreement).

(B) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Regulatory Authority.

5.8 Indemnification; Director’s and Officers’ Insurance.

(A) From and after the Merger Effective Date, TBI agrees that it will cause the Surviving Bank to indemnify and hold harmless each present and former director and officer of CBI or its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (Including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Merger Effective Date (Including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Merger Effective Date, to the extent that CBI would have been required under the Organizational Documents of CBI as in effect on the date hereof to indemnify such Person. TBI’s obligations under this Section 5.8(A) shall continue in full force and effect for a period of three years from the Merger Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TBI thereof, but the failure to so notify shall not relieve TBI of any liability it may have to such Indemnified Party if such failure does not materially prejudice TBI. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Merger Effective Date), (i) TBI shall have the right to assume, or cause the Continuing Entity to assume, the defense thereof and TBI shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) TBI shall not be liable for any settlement effected without its prior written consent; provided that TBI shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(C) TBI shall, or shall cause the Continuing Entity to, use its reasonable efforts (and CBI shall cooperate prior to the Merger Effective Date in these efforts) to maintain in effect for a period of three years after the Merger Effective Date CBI’s existing directors’ and officers’ liability insurance policy (provided that TBI or the Continuing Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of CBI given prior to the Merger Effective Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Merger Effective Date and covering persons who are currently covered by such insurance; provided, that prior to the Merger Effective Date CBI shall pay an amount equal to the premium payments for such three-year period and provided that no annual premium payment for such three-year period shall exceed 150% of the annual premium payments on CBI’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CBI and TBI shall agree upon the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. CBI shall pay one-half of the cost of the insurance contemplated by this Section 5.8 immediately prior to the Effective Time, and TBI shall pay the remaining one-half of such insurance cost.

(D) If TBI or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other person, then, and in each case, proper provision shall be made so that the successors and assigns of TBI shall assume the obligations set forth in this Section 5.8.

(E) Notwithstanding any provisions to the contrary, the indemnification obligations of this Section 5.8 are limited by federal banking law and those obligations that violate federal banking law will be invalid and unenforceable.

5.9 Benefit Plans. For the 12 month period immediately following the Merger Effective Date, TBI agrees to provide to the then current employees of CBI and East Coast Bank who continue employment with TBI during such period employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) that are comparable in the aggregate to employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) provided by BankFIRST to its employees. TBI will cause the employee benefit plans that such employees are or become eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such employees with CBI as if such service were with TBI or any of its Subsidiaries, as the case may be, to the same extent that such service was credited under any analogous Benefit Plan of East Coast Bank immediately prior to the Merger Effective Date. Following the Merger Effective Date, employees of CBI will retain credit for unused vacation and sick days which were accrued with CBI as of the Merger Effective Date. In addition, if the Merger Effective Date falls within an annual period of coverage under any group health plan of the TBI , each employee of CBI shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of East Coast Bank during the applicable coverage period through the Merger Effective Date toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the TBI and its Subsidiaries. Nothing herein shall limit the ability of TBI to amend or terminate any of the Benefit Plans in accordance with their terms at any time. If, within nine months of the Merger Effective Date, any employee of CBI is terminated by TBI solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, TBI shall pay severance to each such employee in an amount equal to two weeks’ pay for each year of such employee’s prior employment; provided, that in no event will the total amount of severance for any single employee be less than two weeks or greater than 12 weeks.

(A) TBI and CBI agree to cooperate in good faith to mitigate the effects of Section 280G of the Code on CBI and its employees.

(B) Prior to the Closing, (i) the employment agreements between East Coast Bank or CBI and the individuals set forth on Exhibit 5 shall be terminated and (ii) TBI shall enter into new employment or consulting agreements with the individuals set forth on Exhibit 6 upon such terms and conditions as TBI may deem acceptable.

(C) The provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person

(including for the avoidance of doubt any current or former employees, directors, officers, consultants or independent contractors of any of CBI or their beneficiaries, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.9) under or by reason of any provision of this Agreement.

5.10 Notification of Certain Matters. Each of CBI and TBI shall give prompt notice to the other (i) of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or otherwise prevent, materially delay or materially impair the ability of CBI or TBI, as the case may be, to consummate the transactions contemplated by this Agreement, or (ii) of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

5.11 Human Resources Issues. CBI and TBI will consult in good faith regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of East Coast Bank and BankFIRST and will include a representative of each of CBI and TBI in any such formal presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to both parties. The parties agree to work with each other in good faith to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of East Coast Bank and BankFIRST and their relationships with their respective employees and to facilitate the transition of such relationships to the Continuing Bank.

5.12 Third-Party Agreements, Etc.

(A) CBI shall use its commercially reasonable best efforts to obtain (i) within 60 calendar days after the date hereof, all consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby On such form and content as is approved in writing by TBI) and (ii) the cooperation of such third parties to effect the integration of the operations of East Coast Bank and BankFIRST as expeditiously as possible after the Merger Effective Date. CBI shall cooperate with TBI in minimizing the extent to which any Contracts will continue in effect following the Merger Effective Date, in addition to complying with the prohibitions in Section 3.2(K).

(B) TBI agrees that all actions taken pursuant to this Section 5.12 shall be taken in a manner intended to minimize disruption to the customary business activities of CBI.

5.13 Shareholders Agreements. CBI shall use its reasonable best efforts to cause each Shareholder who is a party to a Shareholders Agreement to comply with such Shareholders Agreement. CBI agrees to be bound by and comply with the provisions of the Shareholders Agreements with respect to transfers of record ownership of shares of CBI Common Stock, and agrees to notify the transfer agent for the CBI Common Stock of the Shareholder Agreements and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Shareholders Agreements.

5.14 Non-Competition and Non-Solicitation Agreements. CBI shall use its reasonable best efforts to cause each of the Non-Compete Persons to execute a Non-Competition Agreement prior to the Merger Effective Date and to cause each of the Non-Solicitation Persons to execute a Non-Solicitation Agreement prior to the Merger Effective Date.

5.15 Non-Competition Agreement Payments. Subject to the execution of a Non-Competition Agreement by Rafael Ramirez, CBI shall pay immediately after the Merger Effective Date, in consideration thereof, $139,172.24 to Mr. Ramirez in satisfaction of all change in control or other payments due to him as a result of his employment and other agreements with CBI and East Coast Bank.

5.16 Subsequent Interim and Financial Statements; Reports. As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, each of CBI and TBI shall furnish to the other (i) financial statements (including balance sheet, income statement and statement of changes in shareholders’ equity) as of and for such month then ended and (ii) copies of any internal management reports relating to the foregoing. All information furnished pursuant to this Section 5.16 shall be held in confidence by the receiving party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. Each party and its subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed.

5.17 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions , and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VI; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement.

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party.

The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties prior to the Merger Effective Date:

(A) Shareholder Vote. Approval of the Merger and the other transactions contemplated hereby by the required vote of the shareholders of CBI shall have been obtained, the approval of any other transactions required to facilitate consummation of the Merger by the shareholders of CBI shall have been obtained, and the number of dissenting shares of CBI Common Stock, shall not exceed 15% of the number of shares of CBI Common Stock issued and outstanding immediately prior to the Effective Time.

(B) Regulatory Approvals. All regulatory approvals from all Regulatory Authorities required to consummate the Merger and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated; provided, that no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to TBI, of the transactions contemplated by this Agreement that, had such condition or required been known, TBI board of directors would not, in its reasonable judgment, have entered into this Agreement.

(C) Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not materially and adversely impact business benefits to TBI of the transactions contemplated by this Agreement.

(D) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

(E) Tax Opinion. Prior to the Merger Effective Date, TBI and CBI shall have received an opinion from Hacker, Johnson & Smith, CPAs, to the effect that the Merger constitutes a reorganization under Section 368 of the Code and that no gain or loss will be recognized by the shareholders of CBI who receive shares of TBI Common Stock in the Merger, which such opinion has relied upon factual representations contained in certificates of officers of TBI, CBI and others. The foregoing tax opinion shall not have been withdrawn as of the Merger Effective Date.

(F) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under the state securities laws or the Securities Act relating to the issuance of the shares of TBI Common Stock issuable pursuant to the Merger shall have been received.

6.2 Conditions to Obligations of TBI.

The obligations of TBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by TBI prior to the Merger Effective Date:

(A) Representations and Warranties. For purposes of this Section 6.2(A), the accuracy of the representations and warranties of CBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.1(B) shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 4.1(B) and 4.1(N) shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CBI set forth in this Agreement (including the representations and warranties set forth in 4.1(B) and 4.1(N)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(B) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects.

(C) Certificates. CBI shall have delivered to TBI (i) a certificate, dated as of the Merger Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to CBI and in Sections 6.2(A) have been satisfied, and (ii) certified copies of resolutions duly adopted by CBI’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TBI and its counsel shall request.

(D) Shareholders’ Equity. The shareholders’ equity of CBI on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP and after taking into account the transaction cost adjustments as are required in accordance with Section 2.1(A)(ii)(c) shall not be less than the amount specified in Section 7.1(H).

(E) Allowance for Loan Losses. The allowance for loan losses of CBI on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP, expressed as a percentage of its total loans as of such date, shall not be less than 2.7% in the case of CBI.

(F) FIRPTA Certificate. CBI shall have delivered to TBI (a) a certification from CBI, dated no more than 30 days prior to the Merger Effective Date and signed by a responsible corporate officer of CBI, that CBI is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to TBI that CBI has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).

(G) Non-Competition Agreements. Each of the Non-Compete Persons shall have executed and delivered to TBI a Non-Competition Agreement with TBI and such Non-Competition Agreement shall be in full force and effect.

(H) Non-Solicitation Agreements. Each of the Non-Solicitation Persons shall have executed and delivered to TBI a Non-Solicitation Agreement with TBI and such Non-Solicitation Agreement shall be in full force and effect.

6.3 Conditions to Obligations of CBI.

The obligations of CBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by CBI prior to the Merger Effective Date:

(A) Representations and Warranties. For purposes of this Section 6.3(A), the accuracy of the representations and warranties of TBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of TBI set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(B) Performance of Agreements and Covenants. Each and all of the agreements and covenants of TBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with [in all material respects.

(C) Certificates. TBI shall have delivered to CBI (i) a certificate, dated as of the Merger Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to TBI and in Sections 6.3(A) have been satisfied, and (ii) certified copies of resolutions duly adopted by TBI’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CBI and its counsel shall request.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Date, notwithstanding adoption thereof by the shareholders of CBI:

(A) by the mutual written consent of CBI and TBI;

(B) by TBI or CBI if the Merger is not consummated by May 31, 2011 (unless extended by mutual agreement of the parties ),except to the extent that the failure of the Merger then to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 7.1(B);

(C) by TBI or CBI if (i) the approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Regulatory Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Regulatory Authority, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of CBI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders Meeting where such matters were presented to the CBI shareholders for approval and voted upon;

(D) by TBI in the event that (i) the Board of Directors of CBI shall have failed to reaffirm its approval upon TBI’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of CBI shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that CBI shareholders approve and adopt this Agreement or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to TBI, the recommendation of such Board of Directors to CBI shareholders that they approve and adopt this Agreement, or (iii) the Board of Directors of CBI shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of CBI capital stock, the Board of Directors of CBI shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of CBI negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;

(E) by CBI, (provided that CBI is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of CBI capital stock entitled to vote thereon at the Shareholders Meeting, the Board of Directors of CBI has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to TBI in order to approve and permit CBI to accept a Superior Proposal and (y) determined, based on the advice of outside legal counsel to CBI, that the failure to take such action as set forth in the preceding clause (x) would result in breach of the Board of Directors’ fiduciary duties under applicable Law; provided, that (i) at least five Business Days prior to any such termination, CBI shall, and shall cause its advisors to, negotiate with TBI to make such adjustments in the terms and conditions of this Agreement as would enable CBI to proceed with the transactions contemplated hereby on such adjusted terms, and (ii) CBI shall have tendered to TBI payment in full of the amount specified in Section 8.2(C) concurrently with delivery of notice of termination pursuant to this Section 7.1(E);

(F) by CBI if there shall have been a breach of any representation, warranty, covenant or agreement on the part of TBI contained in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by CBI to TBI;

(G) by TBI if there shall have been a breach of any representation, warranty, covenant or agreement on the part of CBI contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by TBI to CBI;

(H) by TBI if as of the calendar month-end prior to the Merger Effective Date, the shareholders’ equity of CBI, as computed in accordance with GAAP and after taking into account the transaction cost adjustments as are required in accordance with Section 2.1(A)(ii)(c), shall not be less than $7,900,000;

(I) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 7.1(B).

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of CBI, East Coast Bank, TBI, or BankFIRST, except that (i) the provisions of this Section 7.2 and Sections 5.5(C), 8.1, 8.2, and 8.3, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching party from Liability resulting from any breach by that party of this Agreement.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Merger Effective Date, whether before or after adoption of this Agreement by the shareholders of CBI; provided, however, that, after adoption of this Agreement by the shareholders of CBI, no amendment may be made which by Law requires the further approval of the shareholders of CBI without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

ARTICLE VIII.

MISCELLANEOUS

8.1 Survival. All of the representations and warranties of the parties in this Agreement, and in any certificates, documents or other agreements delivered in connection with this Agreement shall be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party. The respective representations, warranties, covenants and agreements of CBI and TBI set forth in this Agreement or any other document, schedule, exhibit or certificate delivered pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing) shall not survive the Closing and the consummation of the transactions contemplated by this Agreement.

8.2 Expenses.

(A) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

(B) Notwithstanding Section 8.2(A) hereof, in the event of any action, suit or proceeding arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys fees and expenses) incurred in connection therewith.

(C) Notwithstanding the foregoing, if:

(i) Either CBI or TBI terminates this Agreement pursuant to Section 7.1(C)(iii), 7.1(B), or 7.1(I) and (x) there has been publicly announced and not withdrawn another Acquisition Proposal or (y) CBI has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement or TBI terminates this Agreement pursuant to Section 7.1(G), and within 12 months of such termination CBI shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 5% and 95% amounts in the definition of Acquisition Transaction to 50%); or

(ii) TBI shall terminate this Agreement pursuant to 7.1(D); or

(iii) CBI shall terminate this Agreement pursuant to Section 7.1(E), then CBI shall pay to TBI an amount equal to $340,000 (the “Termination Fee”). CBI hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (C)(i) of this Section 8.2, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (C)(ii) of this Section 8.2, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (C)(iii) of this Section 8.2, the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.

(D) The parties acknowledge that the agreements contained in paragraph (C) of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if CBI fails to pay promptly any fee payable by it pursuant to this Section 8.2, then CBI shall pay to TBI, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Bank of America from the date such payment was due under this Agreement until the date of payment.

(E) If before, or within 12 months after, the date of the termination of this Agreement, CBI receives an Acquisition Proposal or desires to enter into an agreement for an Acquisition Transaction, then CBI shall promptly deliver written notice (the “Initial Notice”) to TBI of the terms of such proposed transaction, all documents and agreements evidencing such transaction, and certifying as to CBI’s desire to accept such Acquisition Proposal or enter into an agreement with respect to an Acquisition Transaction. In such event, TBI shall have the first right of refusal for a period of 30 days after receipt of the Initial Notice to enter into one or more agreements with CBI (or to amend this Agreement) with terms consistent with those set forth in the Acquisition Proposal or the agreement for the Acquisition Transaction and, if not exercised by TBI through the delivery of written notice to CBI within 30 days after CBI’s delivery of the Initial Notice to TBI, then CBI shall have the right to accept such Acquisition Proposals or enter into the agreement for the Acquisition Transaction, provided that the terms are consistent with those presented to TBI by CBI in the Initial Notice. Notwithstanding any other provision in this Agreement to the contrary, in no event will the Termination Fee be payable by CBI to TBI if TBI accepts the Acquisition Proposal or the agreement to enter into the Acquisition Transaction in accordance with the terms of this Section.

(F) If CBI or East Coast Community Bank receives a written order or directive from any Regulatory Authority following the date of this Agreement and requiring that either raise additional capital which would result in the receipt by CBI or East Coast Community Bank, as the case may be, of capital in an amount in excess of the shareholders’ equity of the issuing entity as of the date of the receipt of such order or directive, then CBI shall deliver written notice to TBI which shall have the first right of refusal for a period of 30 days after receipt of such written notice to elect to provide the necessary capital to comply with the regulatory order or directive on the same terms and conditions as CBI desires to offer to any other third party (and with CBI and TBI to agree upon the time period within which such additional capital must be contributed by TBI). Notwithstanding any other provision in this Agreement to the contrary, in no event will the Termination Fee be payable by CBI to TBI if TBI either accepts or rejects the election to provide the necessary capital in accordance with the terms of this Section.

(G) Nothing contained in this Section 8.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of a party.

8.3 Certain Definitions. For purposes of this Agreement, the term:

(A) “Acquisition Proposal” means any proposal (whether communicated to CBI or publicly announced to CBI’s shareholders) by any Person (other than TBI or any of its Affiliates) for an Acquisition Transaction

involving CBI or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent or more of the consolidated assets of CBI as reflected on CBI’s consolidated statement of condition prepared in accordance with GAAP.

(B) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from CBI by any Person or “Group” (other than TBI or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of CBI or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than TBI or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of CBI or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving CBI pursuant to which the shareholders of CBI immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of CBI; or (iii) any liquidation or dissolution of CBI.

(C) “Affiliate” means, as to any person, any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such person. For purposes of this definition, “control” of a person shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such person or (ii) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

(D) “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Florida are authorized or obligated by Law to close.

(E) “CBI Disclosure Letter” means a schedule delivered, on or prior to the date hereof, by CBI to TBI setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.1 with respect to the CBI Entities, or to one or more covenants contained in Section 3.1. “CBI Disclosure Letter” means a schedule delivered, on or prior to the date hereof, by CBI to TBI setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.1 with respect to the CBI Entities, or to one or more covenants contained in Section 3.1.Code” means the Internal Revenue Code of 1986, as amended.

(F) “CBI Entities” means CBI and East Coast Bank.

(G) “Code” Means the Internal Revenue Code of 1986, as amended.

(H) “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

(I) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

(J) “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or License, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or License, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any Contract, Law, Order, or License.

(K) “Employment Agreement” means such form of employment agreement as is mutually agreed to by TBI and CBI.

(L) “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

(M) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(N) “Financial Statements” means, collectively, the CBI Financial Statements and the TBI Financial Statements.

(O) “GAAP” means generally accepted accounting principles in the United States.

(P) “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

(Q) “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

(R) “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(S) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(T) “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(U) “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property

Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the assets subject to such Lien.

(V) “Material Adverse Effect” shall mean any near-term or long-term material adverse change in or material adverse effect (whether or not such change or effect arises from any fact, circumstance, result, change, event, violation or occurrence that was foreseeable or known as of the date of this Agreement) on the business, results of operations, financial condition or assets, taking the assets as a whole, of CBI or TBI, as the case may be; however, the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally; and (c) changes as a result of the Conforming Adjustments, if any.

(W) “Non-Compete Persons and Non-Solicitation Persons” means each of the individuals designated as such as set forth on Schedule 8.3(W) hereto.

(X) “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

(Y) “Organizational Documents” means, with respect to any person, such person’s charter, by-laws, articles or certificate of incorporation, limited liability Bank agreement, partnership agreement or other similar organizational or constituent documents.

(Z) “Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(AA) “Person” means an individual, corporation, partnership, limited liability Bank, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(BB) “Regulatory Authorities” means, collectively, the SEC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the State of Florida Office of Financial Regulation, and any other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and their respective subsidiaries.

(CC) “SEC” means the United States Securities and Exchange Commission.

(DD) “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

(EE) “Securities Act” means the Securities Act of 1933, as amended.

(FF) “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder

(GG) “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, CBI or any of its Subsidiaries and (ii) with respect to which the Board of Directors of CBI (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the

Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to CBI’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of CBI, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by TBI in response to such Acquisition Proposal).

(HH) “TBI Disclosure Schedule” means a schedule delivered, on or prior to the date hereof, by TBI to CBI setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.2 with respect to TBI.

(II) “TBI Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of TBI as of December 31, 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2010, and (ii) the consolidated statements of condition of TBI (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2010.

8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CBI:

The Commercial Bancorp, Inc.

1240 West Granada Boulevard

Ormond Beach, Florida 32174

Attention: Rafael A. Ramirez

President and Chief Executive Officer

Facsimile: 386-672-2094

With a copy to (such copy not to constitute notice):

Herbert D. Haughton, Esquire

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, FL 32308

Facsimile: 850-878-1230

If to TBI:

The BANKshares, Inc.

1031 West Morse Boulevard, Suite 323

Winter Park, FL 32789

Attention: Donald J. McGowan

President and Chief Executive Officer

Facsimile: 407-622-3183

With a copy to (such copy not to constitute notice):

John P. Greeley, Esquire

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Facsimile: 407-843-2448

8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic methods, including PDF, shall have the same effect as signatures delivered in person.

8.6 Governing Law; Venue; Waiver of Jury Trial.

(A) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof.

(B) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or a Florida state court.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

8.7 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the disclosure schedules, exhibits, and the documents, instruments and other agreements specifically referred to herein, attached hereto, and incorporated herein) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The terms defined in this Agreement include the plural as well as the singular. All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.11 Waivers. Prior to or at the Merger Effective Date, either party shall have the right to waive any default in the performance of any provision of this Agreement by the other, to waive or extend the time for compliance or fulfillment by the other of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of such party under this Agreement, except any condition which, if not satisfied, would result in a violation of law. No such waiver shall be effective unless it is in writing signed by the party granting such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

8.12 Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees, court costs and expenses, incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

8.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the other parties.

8.14 Effect. No provision of this Agreement shall be construed to require CBI or TBI or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE COMMERCIAL BANCORP, INC.		THE BANKSHARES, INC.

By:	/s/ Rafael A. Ramirez, Jr.	By:	/s/ Donald J. McGowan
Name:	Rafael A. Ramirez, Jr.		Donald J. McGowan
As Its:	President Chief Executive Officer		President and Chief Executive Officer

EAST COAST COMMUNITY BANK		BANKFIRST

By:	/s/ Rafael A. Ramirez, Jr.	By:	/s/ Donald J. McGowan
Name:	Rafael A. Ramirez, Jr.		Donald J. McGowan
As Its:	President Chief Executive Officer		President and Chief Executive Officer

AMENDMENT TO PLAN OF MERGER AND MERGER AGREEMENT

This Amendment (the “Amendment”) to the Plan of Merger and Merger Agreement is made as of March 24, 2011 by and between The Commercial Bancorp, Inc. (“CBI”), East Coast Community Bank (“East Coast Bank” or “ECCB”), The BANKshares, Inc. (“TBI”) and BankFIRST (“BankFIRST”).

BACKGROUND

WHEREAS, the parties entered into a Plan of Merger and Merger Agreement as of December 29, 2010 (the “agreement”), and desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment, unless otherwise defined in this Amendment, have the meanings ascribed to them in the Agreement.

2.	Amendment of Section 2.1 Section 2.1 of the Agreement is amended and restated in its entirety as follows:

2.1 Merger Consideration. Subject to the provisions of this Agreement, automatically, as a result of the Merger, and without any action on the part of any party or Shareholder:

(A) Outstanding Stock.

(i) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any shares of CBI Common Stock (a “Holder”) or TBI Common Stock:

(a) each share of TBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(b) each share of CBI Common Stock (excluding shares owned by CBI and shares as to which statutory dissenters’ rights have been perfected (“Dissenters’ Rights”) as provided in Section 2.6 (if any)) issued and outstanding immediately prior to the Effective Time (i) which is held by a Holder of less than 1,000 shares of CBI Common Stock shall become and be converted into the right to receive a cash payment equal to the product of (x) the CBI Book Value Per Share and (y) 1.08 (the “Cash Consideration Per Share”) and (ii) held by a Holder of 1,000 or more shares of CBI Common Stock shall become and be converted into the right to receive shares of TBI Common Stock equal to the CBI Exchange Ratio; and

(c) each share of CBI Common Stock (excluding shares owned by CBI and shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6 (if any) and shares held by a Holder of less than 1,000 shares of CBI Common Stock) issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Contingent Consideration computed in accordance with Section 2.8 of this Agreement.

(ii) For purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “CBI Book Value Per Share” shall be equal to (x) the CBI Shareholders’ Equity, divided by (y) the number of shares of CBI Common Stock outstanding, each computed as of the Valuation Date.

(b) “CBI Exchange Ratio” shall mean the product obtained by multiplying (i) .525 (52.5%), times (ii) the quotient obtained (rounded to three decimal points) by dividing (x) the CBI Book Value Per Share amount, by (y) the TBI Book Value Per Share amount, both computed as of the Valuation Date.

(c) “CBI Shareholders’ Equity” shall mean the shareholders’ equity of CBI as of the Valuation Date, calculated in accordance with generally accepted accounting principles (“GAAP”), but shall exclude the payment or accrual of all expenses (net of related tax effect at 37.63%) of CBI directly associated with or related to the transactions contemplated by this Agreement, including, without limitation (x) legal fees, accounting fees, investment banking or brokerage fees, consulting fees, and all fees associated with the termination of any employment agreements and change in control agreements and the payments required to be made under such agreements as a result of the transactions contemplated by this Agreement (provided that the payments for termination of employment agreements and change in control agreements and payments required to be made under such agreements shall not exceed $139,172.24 as to Rafael Ramirez) and (y) one-half of the insurance premium payment required of CBI pursuant to Section 5.8(C) of this Agreement. Routine expenses not directly arising from the transactions contemplated by this Agreement shall not be deemed expenses directly associated with or related to the transactions contemplated by this Agreement.

(d) The “TBI Book Value Per Share” shall be equal to (x) the TBI Shareholders’ Equity, divided by (y) the number of shares of TBI Common Stock outstanding, each computed as of the Valuation Date.

(e) The “TBI Shareholders’ Equity” shall mean the shareholders’ equity of TBI as of the Valuation Date, calculated in accordance with GAAP, but shall exclude (x) Goodwill and other Intangible Assets as those terms are defined in the current instructions to the Federal Reserve report on Form FRY9C Schedule HC-M Item 12(c), (y) the payment or accrual of all expenses (net of related tax effect at 37.63%) of TBI directly associated with or related to the transactions contemplated by this Agreement, including, without limitation legal fees, accounting fees, investment banking or brokerage fees and consulting fees and amounts paid to or on behalf of CBI, and (z) one-half of the insurance premium payment required of CBI pursuant to Section 5.8(C) of this Agreement (net of related tax effect at 37.63%); provided, however, that the Disallowed Intangible Assets other than Goodwill will be calculated net of the related deferred tax liability on the books of TBI and Subsidiaries, calculated at an effective income tax rate of 37.63%. Routine expenses not directly arising from the transactions contemplated by this Agreement shall not be deemed expenses directly associated with or related to the transactions contemplated by this Agreement.

(f) The “Valuation Date” shall mean the close of business as of the end of the calendar month immediately prior to the Merger Effective Date (or such other date as may be mutually agreed upon by CBI and TBI).

(g) The Gross Contingent Consideration shall mean the dollar amount obtained by multiplying (x) the TBI Book Value Per Share, by (y) the CBI Exchange Ratio, and by (z) the number of shares of CBI Common Stock (excluding shares owned by CBI and shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6(if any) and shares held by a Holder of less than 1,000 shares of CBI Common Stock) issued and outstanding immediately prior to the Effective Time.

(iii) Any shares of CBI Common Stock owned by CBI shall be cancelled and retired upon the Effective Time and no consideration shall be issued in exchange therefor. In the event that prior to the Effective Time the shares of CBI Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the Cash Consideration Per Share and the number of shares of TBI Common Stock into which such shares shall be converted.

(iv) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Subsidiary Merger without any further action on the part of the holder of any shares of East Coast Bank common stock or BankFIRST common stock,

(a) any share of BankFIRST common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(b) each share of East Coast Bank common stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

3.	Amendment of Section 2.8 Section 2.8 of the Agreement is hereby amended and restated in its entirety as follows:

2.8 Contingent Consideration. In addition to the consideration provided under Section 2.1 above, each Holder (excluding Holders whose shares were converted into the right to receive a cash payment pursuant to Section 2.1(A)(i)(b)(i) and excluding shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6 (if any)) shall be entitled to receive the consideration provided for in this Section 2.8 (the “Contingent Consideration”), and the reference to shares of CBI Common Stock owned by Holders in this Section 2.8 shall exclude shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6 and shares which were converted into the right to receive a cash payment pursuant to Section 2.1(A)(i)(b)(i). Not later than 30 days after the second anniversary of the Merger Effective Date (the “Ending Date”), TBI shall pay in cash to each such Holder such Holder’s proportionate share (based upon the number of shares of CBI Common Stock owned by such Holder relative to the aggregate shares of CBI Common Stock owned by such Holders on the Merger Effective Date) of an amount equal to the Gross Contingent Consideration, less the sum of (i) amounts paid to holders with respect to shares as to which Dissenters’ Rights have been perfected as provided in Section 2.6 and shares which were converted into the right to receive a cash payment pursuant to Section 2.1(A)(i)(b)(i), (ii) the amount (if any) by which the Loan Losses (as defined below) exceed the allowance for loan losses maintained by East Coast Bank as reflected on its financial statements as of the Merger Effective Date and (iii) Lawsuit Losses.

(i) For purposes of this Agreement “Loan Losses” shall mean (x) any loss that occurs between the Closing Date and the Ending Date when a loan is charged off or charged down at the direction or request of any regulatory examiner, at the direction or request of TBI’s independent certified public accounting firm, at the direction or request of any external loan reviewer, or at the direction or request of the Board of Directors of BankFIRST, (y) “excess legal expenses” (defined as legal expenses in excess of $15,000 per loan or loan relationship) incurred by BankFIRST in connection with efforts to maximize collections on the Loans, or (z) any loss incurred by TBI as a result of fraudulent activities; provided, however, that any transfer of any Loan by BankFIRST to a subsidiary of TBI at an amount net of the reserve for that Loan shall not constitute a “Loan Loss.” Rather, loan losses will be deemed to have occurred only when they have been realized on a “consolidated basis” of accounting, and the provisions of this Section 2.8(i) shall continue to apply to Loan Losses attributable to any Loan transferred by BankFIRST to a subsidiary of TBI following the transfer of such Loan and until the Ending Date. For purposes of this Agreement, “Loans” shall include all East Coast Bank’s loans as of the Closing Date. Exhibit 4 illustrates the accounting treatment to be utilized in recording such chargeoffs and recoveries including excess legal expenses.

(ii) Upon the closing of the Merger, BankFIRST will use commercially reasonable efforts to achieve the objective of maximizing collections on the Loans, in accordance with normal and prudent banking practices and procedures and in accordance with such specific limitations as may be imposed pursuant to this Section. BankFIRST may employ agents or independent contractors including, without limitation, any attorney, accountant, consultant or other professional, to perform, or may otherwise subcontract its duties and responsibilities hereunder. BankFIRST shall seek to collect all amounts due with respect to the Loans and will take such actions (including, without limitation, sales or leases, including a bulk sale, of Loans and enforcement of liabilities of borrowers) as are appropriate in order to attempt to maximize collections on the Loans. In performing its functions hereunder and deciding what actions to take hereunder, BankFIRST may consider the costs of collection (including, without limitation, administrative and legal expenses), potential liabilities, likelihood of recoveries, and other relevant factors. All decisions of BankFIRST with respect to servicing of the Loans shall be binding on the Holders.

(iii) On January 31 and July 31 of each year until the Ending Date, TBI will provide Holders with a report (the “Loan Report”) setting forth in reasonable detail the amount of the Loan Losses realized with respect to the Loans during the immediately preceding six month period ending December 31 or June 30, as the case may be. For purposes of determining the amount of Loan Losses with respect to the Loans, all cash payments received by BankFIRST and all proceeds from the sale or other disposition of collateral shall be applied first, to any excess legal expenses defined above; second, to the principal amount of the Note; and third, to the unpaid interest (to the extent that the borrower’s obligation is still in the form of a loan and there is accrued and unpaid interest receivable as to such loan). If a borrower’s obligation has been converted to Other Real Estate Owned (“OREO”) (as that term is defined in the instructions to the Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only – FFIEC 041), the proceeds of the sale of any OREO property shall be applied first, to any excess legal expenses defined above; second, to the principal amount of the Note; and third, to gains and losses on the sale of OREO (net) as set forth in Exhibit 4.

(iv) BankFIRST may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any obligor or borrower on the Loans (and any affiliate of any obligor or borrower on the Loans) and accept fees and other consideration from any obligor or borrower on the Loans for services.

(v) Notwithstanding anything to the contrary contained herein, neither TBI nor BankFIRST, nor any agent of either, including without limitation, attorneys, accountants, consultants or independent contractors employed by them is a fiduciary with respect to any Holder.

(vi) From the Merger Effective Date to the Ending Date, TBI will pay interest quarterly in arrears on the last day of each calendar quarter (and prorated for a partial calendar quarter during which the Merger Effective Date and the Ending Date shall occur) at a rate equal to 3% per annum to the Holders on the amount of the Gross Contingent Consideration. Each Holder shall be entitled to receive such Holder’s proportionate share (based upon the number of shares of CBI Common Stock owned by such Holder relative to the aggregate shares of CBI Common Stock owned by such Holders on the Merger Effective Date) of each quarterly interest payment by TBI. Such payment shall be made by TBI within 20 days following the end of each calendar quarter to the Holder at the address of such Holder as set forth in a list of Holders delivered by CBI to TBI on or prior to the Merger Effective Date (or at such other address as a Holder shall provide through lawful notice from such Holder to TBI in writing following the Merger Effective Date).

(vii) For purposes of this Agreement, “Lawsuit Losses” means all losses incurred as a result of the outstanding lawsuit against East Coast Bank and identified on Confidential Exhibit 1. The parties agree that the losses incurred as a result of such lawsuit will consist of (i) all expenses paid by East Coast Bank, CBI, BankFIRST and / or TBI after the Merger Effective Date related to such lawsuit (including settlement and legal expenses), and (ii) the amount of any judgment against East Coast Bank, CBI, BankFIRST and/or TBI as a result of such lawsuit.

4.	Amendment of Article II. Article II of the Agreement is hereby amended by adding the following new Section 2.9:

2.9 Resolution of Certain Agreement Issues. In the event of a dispute arising with regard to the classification of any assets in accordance with Section 7.1(J) or the computation of a party’s Shareholders’ Equity for purposes of Section 2.1 of this Agreement, or the application of GAAP with respect to any computation or aspect of this Agreement, the parties agree that any party may notify the other party of a disputed matter describing the matter in sufficient detail to afford an opportunity to review and respond, and in the event the parties cannot agree as to the resolution of the matter within 10 days, that matter and all pertinent documentation will be presented to Averett, Warmus, Durkee, Osburn, Henning for final determination, which determination shall be considered binding on the parties. (The expenses of Averett, Warmus, Durkee, Osburn, Henning shall be borne equally by the parties.)

5.	Amendment of Section 7.1 Section 7.1 of the Agreement is amended and restated in its entirety as follows:

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Date, notwithstanding adoption thereof by the shareholders of CBI:

(A) by the mutual written consent of CBI and TBI;

(B) by TBI or CBI if the Merger is not consummated by May 31, 2011 (unless extended by mutual agreement of the parties ),except to the extent that the failure of the Merger then to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 7.1(B);

(C) by TBI or CBI if (i) the approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Regulatory Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Regulatory Authority, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of CBI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders Meeting where such matters were presented to the CBI shareholders for approval and voted upon;

(D) by TBI in the event that (i) the Board of Directors of CBI shall have failed to reaffirm its approval upon TBI’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of CBI shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that CBI shareholders approve and adopt this Agreement or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to TBI, the recommendation of such Board of Directors to CBI shareholders that they approve and adopt this Agreement, or (iii) the Board of Directors of CBI shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of CBI capital stock, the Board of Directors of CBI shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of CBI negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;

(E) by CBI, (provided that CBI is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of CBI capital stock entitled to vote thereon at the Shareholders Meeting, the Board of Directors of CBI has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to TBI in order to approve and permit CBI to accept a Superior Proposal and (y) determined, based on the advice of outside legal counsel to CBI, that the failure to take such action as set forth in the preceding clause (x) would result in breach of the Board of Directors’ fiduciary duties under applicable Law; provided, that (i) at least five Business Days prior to any such termination, CBI shall, and shall cause its advisors to, negotiate with TBI to make such adjustments in the terms and conditions of this Agreement as would enable CBI to proceed with the transactions contemplated hereby on such adjusted terms, and (ii) CBI shall have tendered to TBI payment in full of the amount specified in Section 8.2(C) concurrently with delivery of notice of termination pursuant to this Section 7.1(E);

(F) by CBI if there shall have been a breach of any representation, warranty, covenant or agreement on the part of TBI contained in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by CBI to TBI;

(G) by TBI if there shall have been a breach of any representation, warranty, covenant or agreement on the part of CBI contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by TBI to CBI;

(H) by TBI if as of the calendar month-end prior to the Merger Effective Date, the shareholders’ equity of CBI, as computed in accordance with GAAP and after taking into account the transaction cost adjustments as are required in accordance with Section 2.1(A)(ii)(c), shall not be less than $6,000,000;

(I) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 7.1(B); and.

(J) by TBI if as of the calendar month-end prior to the Merger Effective Date, the Regulatory Classified Assets Ratio (defined as total classified assets (including Real Estate Owned) divided by the sum of Tier 1 Capital plus the Allowance for Loan Losses) as computed in accordance with GAAP and regulatory examination report standards shall not be greater than 150%.

6.	Amendment of Section 8.7. The last sentence of Section 8.7 of the Agreement is amended and restated in its entirety as follows:

Except for Sections 2.8 and 5.8, nothing in this Agreement express or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.	Effect of Amendment. Except as expressly modified by this Amendment, the terms, covenants and conditions of the Agreement shall remain in full force and effect.

8.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

The undersigned have signed this Amendment in counterparts by their duly authorized officers effective as of the date set forth above.

THE COMMERCIAL BANCORP, INC.		THE BANKSHARES, INC.

By:	/s/ Rafael A. Ramirez, Jr.	By:	Donald J. McGowan
	Rafael A. Ramirez, Jr. President Chief Executive Officer		Donald J. McGowan President and Chief Executive Officer

EAST COAST COMMUNITY BANK		BANKFIRST

By:	/s/ Rafael A. Ramirez, Jr.	By:	/s/ Donald J. McGowan
	Rafael A. Ramirez, Jr. President Chief Executive Officer		Donald J. McGowan President Chief Executive Officer

Annex B

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of June     , 2010, by and among THE BANKSHARES, INC., a Florida corporation (“Buyer”), THE COMMERCIAL BANCORP, INC., a Florida corporation (“Target”), and the undersigned shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of Target.

Preamble

Buyer, BANKFIRST, a Florida banking corporation, EAST COAST COMMUNITY BANK, a Florida banking corporation and Target propose to enter into a Plan of Merger and Merger Agreement (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Target with Buyer and East Coast Community Bank with BankFIRST in accordance with its terms.

Each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of Target as is indicated on the signature page of this Agreement.

In consideration of and as a condition to the execution of the Merger Agreement by Buyer, Buyer has required that the Shareholders agree to certain matters, and in order to induce Buyer to enter into the Merger Agreement, the Shareholders are willing to agree to such matters, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

“Shares” means, with respect to any Shareholder, (i) all shares of capital stock of Target owned, beneficially or of record, by each Shareholder as of the date hereof, and (ii) all additional shares of capital stock of Target acquired by Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 12 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, each Shareholder shall not, except in connection with the Merger or as the result of the death of such Shareholder, Transfer any of the Shares owned by such Shareholder, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto.

(b) Each Shareholder understands and agrees that if such Shareholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares owned by such Shareholder other than in compliance with this Agreement, Target shall not, and each Shareholder hereby unconditionally and irrevocably instructs Target not to, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares owned by such Shareholder or (iii) record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

(c) From and after the date hereof, except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Shareholder will not commit any act that would restrict his legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or otherwise prevent or disable such Shareholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, each Shareholder will not enter into any voting agreement with any person or entity with respect to any of the Shares owned by such Shareholder, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Shares, deposit any of such Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Shareholder’s legal power, authority or right to vote such Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of Target called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Target, each Shareholder (solely in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares owned by such Shareholder to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Merger, the Merger Agreement and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Target or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Target or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Target or any of its subsidiaries; or (D) any other action that is intended, or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b) If Shareholder is the beneficial owner, but not the record holder, of the Shares, such Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with this Section 3.

4. Grant of Irrevocable Proxy.

(a) Each Shareholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Buyer and each of its executive officers and any of them, in their capacities as officers of Buyer (the “Grantees”), each Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, to instruct nominees or record holders to vote such

Shares owned by such Shareholder, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of shareholders at which any of the matters described in Section 3 hereof is to be considered.

(b) Each Shareholder represents that any proxies heretofore given in respect of Shareholder’s shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722 of the Florida Business Corporation Act until termination of this Agreement.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Each Shareholder may vote the Shares on all other matters.

(e) Buyer may terminate this proxy with respect to any Shareholder at any time at its sole election by written notice provided to Shareholder.

5. No Solicitation. Prior to the termination of this Agreement, each Shareholder, solely in his capacity as a shareholder, shall not directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) except as Target may be permitted pursuant to the Merger Agreement, conduct or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or disclose any non-public information relating to Target or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

6. Action in Shareholder Capacity Only. Each Shareholder makes no agreement or understanding herein as a director, employee, officer or agent of Target. Each Shareholder signs solely in his capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in any other capacity, including without limitation, as an officer, director, employee, or agent of Target.

7. Representations and Warranties of Shareholder. Each Shareholder, severally but not jointly, hereby represents and warrants to Buyer as follows:

(a)(i) Such Shareholder is the beneficial or record owner of the shares of capital stock of Target indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) such Shareholder does not beneficially own any securities of Target other than the shares of capital stock and rights to purchase shares of capital stock of Target set forth on the signature page of this Agreement; (iii) such Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against him in accordance with its terms. Prior to the termination of this Agreement, such Shareholder agrees to promptly notify Buyer of any additional shares of capital stock of Target that such Shareholder becomes the beneficial owner of after the date hereof.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Shareholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, such Shareholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, such Shareholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by such Shareholder of his agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Shareholder is a party or by which such Shareholder (or any of his assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely in any material respect affect such Shareholder’s ability to perform his obligations under this Agreement or render materially inaccurate any of the representations made by him herein.

(d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer, BankFIRST, East Coast Community Bank, or Target in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

(e) Each Shareholder understands and acknowledges that Buyer, BankFIRST, East Coast Community Bank, and Target are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties contained herein.

8. Representations and Warranties of Buyer.

(a) Buyer hereby represents and warrants to Target as follows: (i) Buyer has full power and authority to make, enter into and carry out the terms of this Agreement and (ii) this Agreement has been duly and validly authorized by all necessary action on the part of Buyer and has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms.

(b) The execution and delivery of this Agreement and the performance by Buyer of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Buyer is a party or by which Buyer (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Buyer’s ability to perform its obligations under this Agreement or render materially inaccurate any of the representations made by it herein.

9. Exchange of Shares; Waiver of Rights of Appraisal. If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Each Shareholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Shareholder may have by virtue of his beneficial ownership of the Shares.

10. Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required Consents.

11. Confidentiality. Each Shareholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Buyer may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Shareholder, solely in his or its capacity as a shareholder, hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than his or its counsel and advisors, if any) without the prior written consent of Buyer and Target, except for disclosures such Shareholder’s counsel advises are necessary in order to comply with any Law, in which event Shareholder shall give notice of such disclosure to Buyer and Target as promptly as practicable so as to enable Buyer and Target to seek a protective order from a court of competent jurisdiction with respect thereto.

12. Termination. This Agreement shall automatically terminate and be of no further force or effect whatsoever on the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to the terms thereof, (iii) any material amendment or modification to the Merger Agreement, including but not limited to any amendment or modification to the Merger consideration, and (iv) as to any Shareholder, upon notice from Buyer in accordance with Section 4(e) hereof (the date of termination being the “Expiration Date”).

13. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Buyer, Target and each Shareholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Federal court located in Orange County in the State of Florida or any Florida state court located in Orange County in the State of Florida, in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court located in Orange County in the State of Florida or the Florida state court located in Orange County in the State of Florida.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(g) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, such Shareholder’s estate and heirs upon the death of such Shareholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Buyer. No assignment by Buyer under this Section 13(g) shall relieve Buyer of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(h) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i) Cooperation. Each Shareholder agrees to reasonably cooperate with Buyer and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Buyer to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Shareholder hereby agrees that Buyer and Target may publish and disclose in the Proxy Statement and the Registration Statement (including all documents and schedules filed with the SEC), such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Registration Statement or in any other filing made by Buyer or Target with the SEC relating to the Proposed Transaction.

(j) Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer and Target shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of such Shareholder set forth in this Agreement. Therefore, each Shareholder hereby agrees that, in addition to any other remedies that may be available to Buyer or Target, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means to which they are entitled at law or in equity, without requiring the posting of any bond or other undertaking.

(m) Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (a) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the parties at the following address or facsimile (or at such other address or facsimile for a party as shall be specified by like notice): (i) if to Buyer or Target, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to any Shareholder, to such Shareholder’s address or facsimile shown below such Shareholder’s signature on the signature page hereof.

(n) Counterparts. This Agreement may be executed in several counterparts, including by facsimile, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(o) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(q) Several Obligations. Notwithstanding anything in this Agreement to the contrary, the obligations of the Shareholders hereunder shall be several but not joint and no Shareholder shall be responsible for any act or inaction by any other Shareholder. Each Shareholder agrees that such Shareholder’s obligations under this Agreement is a several obligation of such Shareholder, and that the failure by any other Shareholder to perform such other Shareholder’s obligations under this Agreement or the breach by any other Shareholder of any representation or warranty hereunder shall not constitute a bar, limitation, prohibition or defense to the enforcement of this Agreement against any Shareholder.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

THE BANKSHARES, INC.

By:	Donald J. McGowan
Its:	President and Chief Executive Officer

THE COMMERCIAL BANCORP, INC.

By:
Its:

[SHAREHOLDER NAME]

Address:

Telephone:
Facsimile:

Shares Beneficially Owned by Shareholder:

Shares of Target Common Stock
Options to acquire Target Common Stock

Annex C

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

Annex D

NON-COMPETITION AGREEMENT

This Non-Competition Agreement related to the Sale of Goodwill (this “Agreement”) is entered into as of                     , 2010, by and among The Bankshares, Inc., a Florida corporation (“The Bankshares”), and                     , an individual residing in the State of Florida (“Seller”).

RECITALS

WHEREAS, in contemplation of the proposed acquisition of The Commercial Bancorp, Inc., a Florida corporation (the “Company”), as set forth in that certain Plan of Merger and Merger Agreement dated as of                     , 2010 (the “Merger Agreement”), Seller and The Bankshares desire to enter into this Agreement effective as of the “Merger Effective Date” (as defined in the Merger Agreement);

WHEREAS, Seller has served as an executive and/or a director of the Company, and in connection with such role, Seller has (i) had access to and developed confidential information of the Company; (ii) had access to and developed substantial relationships with customers, vendors, and suppliers of the Company; and (iii) has participated in establishing and furthering the Company’s goodwill;

WHEREAS, Seller recognizes that the goodwill of the Company is a material asset that The Bankshares is acquiring under the Merger Agreement, and that The Bankshares will be paying additional consideration under the Merger Agreement for such goodwill; and

WHEREAS, in consideration of the payments to be made to Seller pursuant to the Merger Agreement and to protect the value of the confidential information and client relationships of the Company, Seller has agreed to be bound by the restrictive covenants set forth in this Agreement

NOW, THEREFORE, in consideration of the promises and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Bankshares and the Seller agree as follows:

AGREEMENT

1. Seller Acknowledges the Sale of Goodwill and Protection of Company Information. Seller acknowledges that the promises and restrictive covenants that Seller is providing in this Agreement are reasonable and necessary for the protection of the Company to be acquired by The Bankshares pursuant to the Merger Agreement and The Bankshares’s legitimate interests in the transactions contemplated by the Merger Agreement. Seller acknowledges that, in connection with the consummation of the transactions contemplated by the Merger Agreement, all of Seller’s equity interests in the Company will be purchased or otherwise acquired by The Bankshares. Seller further acknowledges that Seller is selling all of Seller’s equity interests in the Company in connection with the transactions contemplated by the Merger Agreement and that the goodwill of the Company, and protection of the Company’s confidential information and customer relationships, were material considerations in The Bankshares’s decision to enter into the transactions contemplated by the Merger Agreement. Seller acknowledges that if Seller were to engage in a “Competitive Business” (as defined below) subsequent to the consummation of the transactions contemplated by the Merger Agreement, such competition would materially and adversely affect the value of the Company acquired by The Bankshares in the transactions contemplated by the Merger Agreement.

2. Restrictive Covenants Related to Non-Competition.

Seller agrees as follows:

(a) Non-Competition. Effective as of the Closing (as defined in the Merger Agreement) and during the two (2) year period immediately following the Closing (such period, the “Restricted Period”), Seller will not, directly or indirectly:

(i) accept an engagement with, enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established), or that is in the process of organizing a bank planning to do business, in Brevard, Flagler or Volusia Counties, Florida (a “Competitive Business”);

(ii) enter the employ of, or render any service to, any “person” (as defined in the Merger Agreement), or any division or controlled or controlling affiliate of any person, who or which is a Competitive Business; or

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

Notwithstanding the foregoing, nothing contained in this Section 2(a) shall prohibit Seller from (i) investing, as a passive investor, in any publicly held company provided that Seller’s beneficial ownership of any class of such publicly held company’s securities does not exceed two percent (2%) of the outstanding securities of such class; (ii) rendering professional legal advisory services to a Competitive Business as an attorney; and/or (iii) becoming, or continuing to be, a banking customer of any Competitive Business, to the same extent that members of the general public may become banking customers of such Competitive Business(es).

(b) Non-Solicitation of Customers. During the Restricted Period, Seller will not, whether on Seller’s own behalf or on behalf of or in conjunction with any person, directly or indirectly, solicit or assist in soliciting the business of or any investment from any client, prospective client, investor or customer of the Company or The Bankshares (collectively, the “Customers”), for, on behalf of, or in connection with a Competitive Business.

Notwithstanding the foregoing, Seller shall not be prohibited from providing professional advisory services, including but not limited to legal, tax or accounting representation, to any person who may be a Customer, if Seller’s relationship with such person arose or arises out of activities undertaken by Seller outside the scope of Seller’s employment or service with the Company or The Bankshares and Seller does not otherwise take any action to reduce or limit such person’s relationship with the Company or The Bankshares as a Customer of the Company or The Bankshares.

(c) Non-Interference with Business Relationships. During the Restricted Period, Seller will not take any action to reduce or limit the business relationships (whether formed before, on or after the date of this Agreement) between the Company or The Bankshares, on the one hand, and any Customers, suppliers or partners of the Company or The Bankshares, on the other hand.

(d) Non-Solicitation of Employees; Non-Solicitation of Consultants. During the Restricted Period, Seller will not, whether on Seller’s own behalf or on behalf of or in conjunction with any person, directly or indirectly:

(i) solicit or encourage any employee of the Company or The Bankshares to leave the employment of the Company or The Bankshares; or

(ii) hire any such employee who was employed by the Company as of the Closing Date or who left the employment of the Company coincident with, or within 90 days prior to or after, the Closing Date; or

(iii) solicit or encourage to cease to work with the Company or The Bankshares any consultant that Seller knows, or reasonably should have known, is then under contract with the Company or The Bankshares.

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3. Injunctive Relief. The remedy at law for any breach of Section 2 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Seller of any of the above provisions of this Agreement, The Bankshares and successors, without proving actual damages and without the need to post a bond, shall be entitled to an injunction restraining Seller from violating the provisions of Section 2 of this Agreement. Nothing herein contained shall be construed as prohibiting The Bankshares or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of monetary damages from Seller, including a refund of some or all of the consideration that Seller received pursuant to the Merger Agreement.

4. General Provisions.

(a) Successors and Assigns. This Agreement shall bind and shall inure to the benefit of The Bankshares and any and all of its successors and assigns, whether by merger, consolidation, transfer of substantially all assets or similar transaction.

(b) Reasonable Covenants. It is expressly understood and agreed that although Seller and The Bankshares consider the restrictions contained in Section 2 of this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Seller, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The term “The Bankshares” shall be deemed to refer to any successor entity thereto.

(d) Waiver of Breach. The waiver by The Bankshares of a breach of any provision of this Agreement by Seller shall not operate or be construed as a waiver of any subsequent breach by Seller.

(e) Amendment. Any amendment or modification of this Agreement will be effective only if it is in writing, signed by the party against whom enforcement is sought.

(f) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof

(g) Consent to Jurisdiction; Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Federal court located in Orange County, State of Florida or any Florida state court in Orange County, State of Florida in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Federal court located in Orange County in the State of Florida or a Florida state court located in Orange County, Florida.

(h) Prevailing Party. In the event of any Action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

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(i) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE BANKSHARES, INC.

By:
Donald J. McGowan President and Chief Executive Officer

SELLER

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Annex E

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this          day of                     , 2011, by and between BankFIRST, a Florida banking corporation (“Company” or “Bank”) and Rafael A. Ramirez, Jr. (the “Executive”).

BACKGROUND

The purpose of this Agreement is to set forth the Executive’s association with the Company. As the benefits provided by the Company to Executive in this Agreement represent an aspect of Executive’s compensation, Executive’s employment is deemed consideration for this Agreement. Accordingly, Company and the Executive, intending to be legally bound, hereby agree as follows:

1. This Agreement contains the entire understanding of the parties hereto and supersedes in all respects any prior agreements or understandings between the Company and the Executive relating to subject matter hereof. The Executive is hereby hired in the capacity of President/Volusia County.

2. Executive Salary. Effective                     , 2011, the Executive’s salary shall be $140,000.00 per annum, paid on the same schedule as all other Bank employees. In addition, Executive shall be eligible for the Executive Incentive Plan as of Plan Year 2011, subject to the terms and conditions thereof. Executive shall also be reimbursed for expenses related to his membership at the LPGA Country Club.

3. Stock Grant Rights. The Executive will be eligible to receive a stock grant in accordance with the Stock Grant Program, with the initial scheduled grant to be 5,000 shares which shall vest over three years.

4. Executive Benefits. Executive shall be provided with: a) four (4) weeks annual vacation in accordance with the Bank’s Time Off Policy; b) paid holidays pursuant to the holiday schedule observed by the sixth Federal Reserve district; c) options for health and dental insurance at minimal cost to Executive; d) life insurance coverage in the amount of one times the Executive’s annual salary; e) long-term disability coverage at the expense of the banks; f) the option to participate in the Bank’s 401(k) program, upon completion of ninety (90) days of service at the first open enrollment date, and subject to the terms thereof; and g) options to purchase additional insurance coverage and other benefits not enumerated herein but generally offered to the Bank’s full-time employees as established or modified from time to time by the Bank’s Board of Directors.

5. Noncompetition and Nonsolicitation. In consideration of the compensation and benefits set forth herein in paragraphs 2, 3, and 4, the Executive agrees that for the period of the time Executive is compensated pursuant to paragraph 6 below, but not less than one year following the termination of the Executive’s employment with the Bank for any reason whatsoever, the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, director, officer, consultant, agent or employee) of any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within Volusia, or adjoining contiguous counties in Florida. In addition, during such one-year period, the Executive agrees that the Executive will not (a) solicit for employment by the Executive or anyone else, or employ, any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee in the Bank to terminate such employee’s employment with the Bank; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, to compete with the Bank; or (d) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive, to do any of the foregoing.

The Executive’s employment shall be deemed to have been terminated for cause if as a result of the Executive’s (i) failure to comply with the policies of the Bank established from time to time; (ii) engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary or any other conduct which in any such case may adversely affect the business or reputation of the Bank; (iii) knowingly violating any banking law or regulation; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank, or being convicted of a crime involving moral turpitude; (v) filing, or having filed against the Executive, any petition under the Federal bankruptcy laws of any state insolvency laws, or (vi) the Employee’s gross negligence or the willful and continued failure to perform his material duties with respect to the Company or its affiliates, which continues beyond ten (10) business days after a written demand for substantial performance specifying such failure(s) is received by Executive from the Company.

6. Termination without Cause. If the Executive is terminated without cause during the initial term of this Agreement, then the Executive shall have the right to receive upon the termination of the Executive’s employment, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the remaining months on the contract for the two years set forth below, but in any event, not less than one times the Executive’s annual base salary, plus health and dental benefits as same existed on termination date subject to any modifications of the group policies by Employer, for such period for which Executive is compensated.

7. Term of Employment. The Executive shall be employed by the Company for the two (2) year period, commencing as of,                      2011, on the terms and subject to the conditions set forth in this Agreement (including the provisions of Paragraph 8), and provided the Executive’s employment under this Agreement has not been terminated prior to the second anniversary of the commencement date, the Executive’s employment under this Agreement shall be automatically extended thereafter for an additional one (1) year period, unless the Company or the Executive provides the other party hereto at least sixty (60) days’ prior written notice that the Employment Term shall not be so extended (such initial two (2) year term and any subsequent extension thereof, the “Employment Term”).

8. Miscellaneous.

(a) If litigation shall be brought to enforce or interpret any provision contained herein (including, but not limited to any court-ordered mediation, or appellate proceeding), the prevailing party in such proceeding shall be entitled to recover from the other party its or his costs and expenses incurred (including reasonable attorneys’ fees).

(b) This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s estate, but may not be assigned or pledged by the Executive. The Company’s obligations are assignable to any third party or to any person, or to a successor of the Company, upon a Change in Control.

(c) This Agreement may be modified only by an agreement in writing executed by both of the parties hereto.

(d) All notices and other communications hereunder shall be in writing hereunder and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	BankFIRST
1031 West Morse Boulevard
Winter Park, Florida 32789

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Attention: Donald J. McGowan, President&CEO

If to the Executive:

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective when actually received by the addressee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court situated in Orange County, Florida, and by the execution of this Agreement the parties hereby agree to the personal jurisdiction of such court.

(f) Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original, but all of which shall constitute one instrument.

(g) Effect on Employment Status. Nothing in this Agreement is intended to alter Executive’s at-will status with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANKFIRST

By:

Its:

EXECUTIVE

Rafael A. Ramirez, Jr.

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Annex F

April 5, 2011

Board of Directors

The Commercial Bancorp, Inc.

1240 West Granada Boulevard

Ormond Beach, FL 32174

Dear Members of the Board:

We understand that The Commercial Bancorp, Inc. a Florida corporation (the “Company”), and The BANKshares, Inc., a Delaware corporation (“Buyer”) entered into an Agreement and Plan of Merger, dated December 29, 2010 (the “Merger Agreement”), as amended by that certain Amendment to Plan of Merger and Merger Agreement dated February 22, 2011 (the “First Amendment”), and that certain Amendment to Plan of Merger and Merger Agreement dated March 24, 2011 (the “Second Amendment”, and together with the First Amendment and the Merger Agreement, the “Agreement”). Pursuant to the terms and conditions of the Agreement, and, except as otherwise set forth therein, at the Merger Effective Date, the Company will be merged with and into the Buyer (the “Merger”), and the Buyer shall continue as the corporation surviving the Merger (the “Continuing Entity”). Subsequent to the consummation of the Merger, on the Bank Merger Effective Date (as defined in the Agreement, East Coast Community Bank, a Delaware corporation, and subsidiary of the Company (“East Coast”) will be merged with and into BankFIRST, a Florida banking corporation and subsidiary of the Buyer (“BankFIRST”).

The aggregate amount to be paid to the Holders in connection with the Merger will be an amount equal to $8,321,807 (the “Aggregate Merger Consideration”), which such amount was calculated as follows: each share of CBI Common Stock (excluding shares owned by CBI and shares as to which statutory dissenters’ rights have been perfected (“Dissenters’ Rights”) as provided in Section 2.6 of the Agreement (if any)) issued and outstanding immediately prior to the Effective Time:

(i) which is held by a Holder of less than 1,000 shares of CBI Common Stock shall become and be converted into the right to receive a cash payment equal to the product of (x) the CBI Book Value Per Share and (y) 1.08 (the “Cash Consideration Per Share”)(which for purposes of this opinion was determined to be equal to$397,051), and

(ii) which is held by a Holder of 1,000 or more shares of CBI Common Stock shall become and be converted into the right to receive

(a) shares of TBI Common Stock equal to the CBI Exchange Ratio (which for purposes of this opinion was determined to be equal 1,085,944 shares, or an aggregate value of $4,039,712), and

(b) a proportionate share of Contingent Consideration computed in accordance with Section 2.8 of the Agreement (which for purposes of this opinion was determined to be $3,642,660, plus an amount equal to $242,383 as interest thereon in accordance with Section 2.8 of the Agreement, for an aggregate amount equal to $3,885,043).

The foregoing descriptions of the Merger, CBI Book Value Per Share, CBI Exchange Ratio and the Aggregate Merger Consideration are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement. You

www.hovde.com	106 E. 6th Street, Suite 725	1629 Colonial Pkwy.	8370 Wilshire Blvd., Suite 340	3908 S. Ocean Blvd, Suite M122
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Board of Directors

April 5, 2011

have requested our opinion as to whether the Aggregate Merger Consideration to be paid in connection with the Merger is fair to the shareholders of the Company from a financial point of view. This letter serves as an update to our letter, dated February 22, 2011, which is incorporated by reference herein and made a part hereof.

Our opinion assumes the full amount of the Contingent Consideration will be paid and that there will be no related downward adjustment of the Aggregate Merger Consideration. We further relied on the Company’s determination of Company Shareholders’ Equity and TBI Shareholders’ Equity based on financial statements for year ended December 31, 2010, which were provided by the Company and the Buyer and assumed that there will be changes in those amounts. Actual Company Shareholders’ Equity and TBI Shareholders’ Equity for purposes of the Merger and related amounts derived from those figures cannot be determined until the Valuation Date (as defined in the Agreement).

We also note that certain Holders of less than 1,000 shares of CBI Common Stock will not be entitled to receive the Contingent Consideration pursuant to Section 2.1 of the Agreement, and that certain Holders of CBI Common Stock will not be entitled to receive any Cash Consideration. This opinion addresses only the fairness of the Aggregate Merger Consideration to be received by Holders of CBI Common Stock, including the CBI Exchange Ratio, and we are not opining on the individual components of the Aggregate Merger Consideration or their fairness to any particular Holder or class of Holders. This opinion only addresses the fairness of the Aggregate Merger Consideration taken as a whole.

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. We were retained to render this opinion letter in connection with the Merger.

We will receive compensation from the Company in connection with our services, which will include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter. We were not engaged by the Company to act as its financial adviser in connection with the Merger and we will not receive compensation from the Company that is contingent upon the consummation of the Merger. Further, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and any party to the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning the Company and the Buyer for periods up to and including the twelve months ended December 31, 2010;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer;

(iv)	analyzed financial projections prepared by certain members of the Company’s and the Buyer’s senior management;

(v)	discussed with certain members of the Company’s and Buyer’s senior management, the business, financial condition, results of operations and future prospects of the Company and the Buyer;

(vi)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(vii)	assessed the general economic, market and financial conditions;

Board of Directors

April 5, 2011

(viii)	analyzed the pro forma impact of the merger on the combined company’s earnings, consolidated equity capitalization and financial ratios;

(ix)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the financial services industry; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

You have also informed us that the Company does not expect to have, on a standalone basis, access to capital arrangements necessary to address its long-term capital needs. The Company also does not expect to be able to raise equity or regulatory capital through the capital markets or from other investors in amounts sufficient to meet such capital needs, and, absent a definitive transaction such as the Merger, the Company expects that its capital position would become severely strained.

We have assumed, without independent verification, that the representations and financial, legal, regulatory, tax, accounting and other information provided to us by the parties to the Agreement, which has formed a substantial basis for this opinion, are true and complete. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and non-performing assets, loan loss reserves, and net charge-offs, have been reasonably prepared by the Company and the Buyer on a basis reflecting the best currently available information and the Company’s and the Buyer’s judgments and estimates. Further, we have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and its affiliates are in the aggregate adequate to cover such losses. We were not retained to, and did not conduct, a physical inspection of any of the properties or facilities of the Company or its affiliates. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its affiliates, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the parties to the Agreement. The Company has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have assumed that this is so for purposes of our opinion. Further, we have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties to the Agreement that would have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed upon in our engagement letter.

Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Further, our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of

Board of Directors

April 5, 2011

the compensation to be received by any of the Company’s officers, directors or employees, or class of such persons, relative to the Aggregate Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Aggregate Merger Consideration is necessarily the highest or best price that could be obtained in the Merger. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. This opinion was approved by Hovde’s fairness committee.

This letter is directed solely to the board of directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Company’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Aggregate Merger Consideration to be paid in connection with the Merger is fair to the shareholders of the Company from a financial point of view.

Sincerely,

HOVDE FINANCIAL, INC.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Delaware General Corporation Law (the “DGCL”) authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in, or not opposed to, the best interests of the company; and (iii) with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in, or not opposed to, the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

The DGCL provides that the indemnification and advancement of expenses is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advance of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred. A Delaware company also is authorized to purchase and maintain liability insurance for those who are or were directors, officers, employees and agents.

Under TBI’s Post Merger Bylaws, TBI shall indemnify any director or any officer who was or is a party to any proceeding (except an action by the company) by reason of the fact that such person is or was a director or officer, employee or agent of TBI, or is or was serving at TBI’s request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof. TBI is required to indemnify a person in connection with any action, suit or proceeding commenced by such person only if the commencement of the action, suit or proceeding was authorized by the board of directors of TBI. TBI may indemnify any person who was or is a party or has threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including an action by the company), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agaent of TBI or is or was serving at the request of TBI as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, including appeals.

Under TBI’s Post Merger bylaws, TBI must promptly pay expenses incurred by any person described in the foregoing in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation. TBI may purchase and maintain insurance on behalf of directors and officers against any liability asserted against such person, whether or not TBI would have the power to indemnify such person against such liability under the provisions of the TBI Post Merger Bylaws.

TBI’s indemnification provisions are applicable to all actions, claims, suits or proceedings made or commenced. The provisions of TBI’s Post Merger Bylaws are deemed to be a contract between TBI and each director or officer who serves in such capacity at any time and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification of such laws will not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. The rights of indemnification under the TBI Post Merger Bylaws are not exclusive of, nor deemed in limitation of, any rights to which any officer, director, employee or agent may otherwise be entitled or permitted by contract, TBI’s certificate of incorporation, vote of shareholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office. The indemnification and advancement of expenses provided under TBI’s Post Merger Bylaws, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to TBI’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, TBI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Financial Statements. Please see the following financial statements set forth below beginning on page F-1:

Page	Description

F-2	Report of Independent Registered Public Accounting Firm, with respect to TBI

F-3	The BANKshares, Inc. Consolidated Balance Sheets as of December 31, 2010 and 2009

F-4	The BANKshares, Inc. Consolidated Statements of Operations for the Years Ended December 31, 2010, and 2009

F-5	The BANKshares, Inc. Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2010 and 2009

F-6	The BANKshares, Inc. Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, and 2009

F-8	The BANKshares, Inc. Notes to Consolidated Financial Statements as of December 31, 2010 and 2009 and for the Years then Ended December 31, 2010

(b) Exhibits. The following exhibits are furnished as exhibits hereto:

Exhibit	Description

2.1	Plan of Merger and Merger Agreement, dated as of December 29, 2010, by and among TBI, BankFIRST, TCBI and East Coast Community Bank (included as Appendix A to the Proxy Statement/Prospectus).

2.2	Amendment to Plan of Merger and Merger Agreement dated as of March 24, 2011, by and among TBI, BankFIRST, TCBI and East Coast Community Bank (included as Appendix A to the Proxy Statement/Prospectus).

3.1	Second Amended and Restated Certificate of Incorporation of TBI.

3.2	Bylaws of TBI.

5.1	Opinion of Smith Mackinnon, PA regarding the legality of the securities.

Exhibit	Description

8.1	Opinion of Hacker, Johnson & Smith, PA as to the material United States Federal income tax consequences of the merger.

10.1	The BANKshares, Inc. 2007 Stock Incentive Plan.

10.2	Split Dollar Agreement dated January 10, 2002 between BankFIRST and James T. Barnes, Jr.

10.3	First Amendment to the January 10, 2002 BankFIRST Split Dollar Agreement dated March 18, 2002 between BankFIRST and James T. Barnes, Jr.

10.4	Second Amendment to the January 10, 2002 BankFIRST Split Dollar Agreement dated January 27, 2008 between BankFIRST and James T. Barnes, Jr.

10.5	Third Amendment to the January 10, 2002 BankFIRST Split Dollar Agreement dated January 31, 2010 between BankFIRST and James T. Barnes, Jr.

10.6	Split Dollar Agreement dated January 8, 2002 between BankFIRST and Anne Fray.

10.7	First Amendment to the January 8, 2002 BankFIRST Split Dollar Agreement dated March 20, 2002 between BankFIRST and Anne Fray.

10.8	Second Amendment to the January 8, 2002 BankFIRST Split Dollar Agreement dated September 27, 2007 between BankFIRST and Anne Fray.

10.9	Split Dollar Agreement dated January 8, 2002 between BankFIRST and Anne Fray.

10.10	First Amendment to the January 8, 2002 BankFIRST Split Dollar Agreement dated March 20, 2002 between BankFIRST and Anne Fray.

10.11	Second Amendment to the January 8, 2002 BankFIRST Split Dollar Agreement dated September 27, 2007 between BankFIRST and Anne Fray.

10.12	Second Amendment to the January 8 2002 BankFIRST Split Dollar Agreement dated March 31, 2008 between BankFIRST and Anne Fray.

10.13	Split Dollar Agreement dated January 4, 2010 between BankFIRST and Thomas P. Abelman

10.14	First Amendment to January 4, 2002 BankFIRST Split Dollar Agreement dated March 18, 2002 between BankFIRST and Thomas P. Abelmann.

10.15	Second Amendment to the January 4, 2002 BankFIRST Split Dollar Agreement dated September 27, 2007 between BankFIRST and Thomas P. Abelmann.

10.16	Split Dollar Agreement dated January 4, 2002 between BankFIRST and Thomas P. Abelmann.

10.17	First Amendment to the January 4, 2002 BankFIRST Split Dollar Agreement dated March 18, 2002 between BankFIRST and Thomas P. Abelmann.

10.18	Second Amendment to the January 4, 2002 BankFIRST Split Dollar Agreement dated September 27, 2007 between BankFIRST and Thomas P. Abelmann.

10.19	Third Amendment to the January 4, 2002 BankFIRST Split Dollar Agreement dated February 8, 2010 between BankFIRST and Thomas P. Abelmann.

10.20	Third Amendment to the January 4, 2002 BankFIRST Split Dollar Agreement dated February 8, 2010 between BankFIRST and Thomas P. Abelmann.

10.21	Employment Agreement dated February 1, 2011 between BankFIRST and Anne Fray.

10.22	Amended and Restated Employment Agreement dated December 31, 2008 between BankFIRST and Donald J. McGowan.

Exhibit	Description
10.23	Agreement dated October 14, 2008 between BankFIRST and Michael Welch

10.24	Agreement dated June 3, 2007 between BankFIRST and Julie Kleffel

10.25	First Amendment dated January 22, 2008 between BankFIRST and Julie Kleffel

10.26	Triple Net Lease dated September 4, 2002 between ROB LLC and BankFIRST.

10.27	Amendment and Restatement of Lease Agreement dated August 1, 2010 between Morse Boulevard Development Associates, LLC and BankFIRST.

10.28	Sub-Lease Agreement dated December 31, 2006 between BankFIRST and Commercial Business Finance Corp.

10.29	Amendment to Sub-Lease dated August 1, 2010 between BankFIRST and Commercial Business Finance Corp.

10.30	Indenture dated as of December 19, 2002 between State Street Bank and Trust Company of Connecticut, National Association as Trustee, and BankFIRST Bancorp, Inc.

10.31	Indenture dated as of March 17, 2004 between U.S. Bank National Association, as Trustee, and BankFIRST Bancorp, Inc.

10.32	Indenture dated as of December 15, 2005 between Wilmington Trust Company, as Trustee, and The BANKshares, Inc.

10.33	First Supplemental Indenture dated as of April 25, 2007 between U.S. Bank National Association, as successor in interest to State Street Bank and Trust Company of Connecticut, National Association, The BANKshares, Inc. and BankFIRST Bancorp, Inc.

10.34	First Supplemental Indenture dated as of April 25, 2007 between U.S. Bank National Association, The BANKshares, Inc. and BankFIRST Bancorp, Inc.

14.1	Code of Ethics of TBI.

21.1	Subsidiaries of TBI.

23.1	Consent of Hacker, Johnson & Smith, PA., independent registered public accounting firm, with respect to TBI.

23.2	Consent of Smith Mackinnon, PA (included in the opinion filed as Exhibits 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

99.1	Form of TCBI proxy card.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b) To supply by means of a post –effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Park, Florida, on April 12, 2011.

THE BANKSHARES, INC.

By:	/s/ Donald J. McGowan
Donald J. McGowan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald J. McGowan and Thomas P. Abelmann his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Donald J. McGowan Donald J. McGowan	President and Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2011

/s/ Thomas P. Abelmann Thomas P. Abelmann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2011

/s/ Robert B. Goldstein Robert B. Goldstein	Chairman of the Board of Directors	April 12, 2011

/s/ James T. Barnes, Jr. James T. Barnes, Jr.	Vice Chairman of the Board	April 12, 2011

/s/ Dale A. Dettmer Dale A. Dettmer	Director	April 12, 2011

/s/ Ralph V. Hadley, III Ralph V. Hadley, III	Director	April 12, 2011

/s/ Allan E. Keen Allan E. Keen	Director	April 12, 2011

/s/ Mark Merlo Mark Merlo	Director	April 12, 2011